 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1997

                                                REGISTRATION NO.: 333-37169
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                              GREATER BAY BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

          CALIFORNIA                              6711                         77-0387041
 (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)


                            2860 WEST BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 813-8200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              DAVID L. KALKBRENNER
                            CHIEF EXECUTIVE OFFICER
                            2860 WEST BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 813-8200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:

             T. HALE BOGGS, ESQ.                           THOMAS G. REDDY, ESQ.
       MANATT, PHELPS & PHILLIPS, LLP              MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
         11355 W. OLYMPIC BOULEVARD                     3 EMBARCADERO CENTER, #1800
        LOS ANGELES, CALIFORNIA 90064                 SAN FRANCISCO, CALIFORNIA 94111
               (310) 312-4269                                  (415) 393-2188

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [GREATER BAY BANCORP LETTERHEAD]

                                                           October 22, 1997

To Our Shareholders:

  We are pleased to enclose a Notice of Special Meeting (the "GBB Meeting") of Greater Bay Bancorp ("GBB") and a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relating to actions to be taken at the GBB Meeting. At the GBB Meeting, the shareholders will be asked to approve the principal terms of the Agreement and Plan of Reorganization dated as of September 5, 1997 (the "Reorganization Agreement"), by and among GBB, GBB Acquisition Corp., a California corporation and wholly-owned subsidiary of GBB ("Newco"), and Peninsula Bank of Commerce, a California state chartered bank ("PBC"), pursuant to which, among other things, Newco will be merged with and into PBC (the "Merger") with PBC surviving the Merger and thereafter operating as a banking subsidiary of GBB. Upon consummation of the Merger, each outstanding share of common stock, no par value, of PBC will be converted into the right to receive shares of common stock, no par value, of GBB ("GBB Stock"), as described in the Reorganization Agreement, in an exchange intended to be tax free except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. Shares of GBB Stock outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger. A copy of the Reorganization Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

  At the GBB Meeting, the shareholders of GBB will also be asked to approve a proposal to amend the articles of incorporation of GBB to increase the number of shares of GBB Stock authorized to be issued by GBB, and to approve a proposal to amend, upon consummation of the Merger, the Greater Bay Bancorp 1996 Stock Option Plan to increase the number of shares of GBB Stock which may be issued pursuant to the exercise of incentive or nonqualified stock options granted under such plan.

  The Board of Directors of GBB has carefully considered the terms and conditions of the above-described proposals and believes them to be in the best interests of and fair to the shareholders of GBB. The Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby. The Board has also approved the proposals regarding amendments to GBB's articles of incorporation and the Greater Bay Bancorp 1996 Stock Option Plan. Hovde Financial, Inc., an investment banking firm retained by GBB, has expressed its opinion that the consideration to be received in the Merger is fair to GBB's shareholders from a financial point of view. A copy of this opinion is attached to the Joint Proxy Statement/Prospectus as Appendix D.

  Whether or not you plan to attend the GBB Meeting, please sign and return the accompanying proxy card in the postage-paid envelope as soon as possible so that your shares will be represented at the GBB Meeting. The Board of Directors recommends that you vote "FOR" each proposal listed on the proxy card. If you attend the GBB Meeting and ask to vote in person, you may withdraw your proxy at that time. It is important that your shares of GBB Stock be represented at the GBB Meeting.


/s/ David L. Kalkbrenner   /s/ John M. Gatto        /s/ Duncan L. Matteson

 David L. Kalkbrenner          John M. Gatto            Duncan L. Matteson
     President and       Co-Chairman of the Board    Co-Chairman of the Board
    Chief Executive
        Officer

                              GREATER BAY BANCORP
                            2860 WEST BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 19, 1997

TO THE SHAREHOLDERS OF GREATER BAY BANCORP:

  NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of the Board of Directors, the Special Meeting of Shareholders (the "GBB Meeting") of Greater Bay Bancorp, a California corporation ("GBB"), will be held at the principal administrative offices of GBB, located at 2860 West Bayshore Road, Palo Alto, California 94303, on Wednesday, November 19, 1997 at 5:00 p.m., California time, for the following purposes, all as set forth in the attached Joint Proxy Statement/Prospectus:

  1. Approval of Reorganization Agreement. To approve the principal terms of the Agreement and Plan of Reorganization dated as of September 5, 1997 (the "Reorganization Agreement"), by and among GBB, GBB Acquisition Corp., a California corporation and a wholly-owned subsidiary of GBB ("Newco"), and Peninsula Bank of Commerce, a California state chartered bank ("PBC"), pursuant to which, among other things, Newco will merge with and into PBC (the "Merger"), with PBC surviving the Merger and thereafter operating as a banking subsidiary of GBB. Upon consummation of the Merger, each outstanding share of common stock, no par value, of PBC will be converted into the right to receive shares of common stock, no par value, of GBB ("GBB Stock"), as described in the Reorganization Agreement, in an exchange intended to be tax free except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. Shares of GBB Stock outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger. A copy of the Reorganization Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

  2. Amendment of Articles of Incorporation. To amend the articles of incorporation of GBB to increase to 12,000,000 the number of shares of GBB Stock authorized to be issued by GBB;

  3. Amendment of Greater Bay Bancorp 1996 Stock Option Plan. To amend, upon consummation of the Merger, the Greater Bay Bancorp 1996 Stock Option Plan to increase by 456,326 the number of shares of GBB Stock issuable thereunder, and to provide that all of the shares issuable under such plan may be issued pursuant to the exercise of incentive or nonqualified stock options granted under such plan, in order to accommodate the greater number of eligible employees after the Merger and to provide for future requirements; and

  4. Other Business. To consider and transact such other business as may properly be brought before the GBB meeting and any adjournment or adjournments thereof.

  Only those shareholders of record at the close of business on October 21, 1997 are entitled to notice of and to vote at the GBB Meeting.

  If the Merger is consummated, holders of GBB Stock who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from GBB a cash payment of the fair market value of their shares determined in accordance with Chapter 13. See "DISSENTING SHAREHOLDERS' RIGHTS--GBB" in the attached Joint Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, a copy of which is attached as Appendix C thereto and incorporated herein by this reference.

  More detailed information about the specified proposals and other matters regarding the GBB Meeting is included in the attached Joint Proxy
Statement/Prospectus.

                                          By order of the Board of Directors

                                          /s/ Warren R. Thoits

                                          Warren R. Thoits, Secretary

Palo Alto, California

October 22, 1997


-------------------------------------------------------------------------------
    IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO
  SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR
  NOT YOU PLAN TO ATTEND THE GBB MEETING IN PERSON. IF YOU DO ATTEND THE
  GBB MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE
  PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE, WHETHER OR NOT
  YOU ATTEND THE GBB MEETING.

    IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS,
  PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE
  GBB MEETING.
-------------------------------------------------------------------------------

                     [LOGO OF PENINSULA BANK OF COMMERCE]

                                                          October 22, 1997

To Our Shareholders:

  We are pleased to enclose a Notice of Special Meeting (the "PBC Meeting") of Peninsula Bank of Commerce ("PBC") and a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relating to actions to be taken at the PBC Meeting. At the PBC Meeting, the shareholders will be asked to approve the principal terms of the Agreement and Plan of Reorganization dated as of September 5, 1997 (the "Reorganization Agreement"), by and among Greater Bay Bancorp, a California corporation ("GBB"), GBB Acquisition Corp., a California corporation and a wholly-owned subsidiary of GBB ("Newco"), and PBC, pursuant to which, among other things, Newco will be merged with and into PBC (the "Merger") with PBC surviving the Merger and thereafter operating as a banking subsidiary of GBB. Upon consummation of the Merger, each outstanding share of common stock, no par value, of PBC ("PBC Stock") will be converted into the right to receive shares of common stock, no par value, of GBB ("GBB Stock"), as described in the Reorganization Agreement, in an exchange intended to be tax free except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. Shares of GBB Stock outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger. A copy of the Reorganization Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

  The Board of Directors of PBC has carefully considered the terms and conditions of the proposed Merger and believes them to be in the best interests of and fair to PBC's shareholders. The Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby. Hoefer & Arnett Incorporated, an investment banking firm retained by PBC, has expressed its opinion that the consideration to be received in the Merger is fair to PBC's shareholders from a financial point of view. A copy of this opinion is attached to the Joint Proxy Statement/Prospectus as Appendix E.

  Whether or not you plan to attend the PBC Meeting, please sign and return the accompanying proxy card in the postage-paid envelope as soon as possible so that your shares will be represented at the PBC Meeting. The Board of Directors recommends that you vote "FOR" the proposal listed on the proxy card. If you attend the PBC Meeting and ask to vote in person, you may withdraw your proxy at that time. It is important that your PBC Stock be represented at the PBC Meeting.

        /s/ George R. Corey                    /s/ Mark F. Doiron

            George R. Corey                        Mark F. Doiron
         Chairman of the Board                      President and
                                               Chief Executive Officer

                           PENINSULA BANK OF COMMERCE
                                 1001 BROADWAY
                           MILLBRAE, CALIFORNIA 94030

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 19, 1997

TO THE SHAREHOLDERS OF PENINSULA BANK OF COMMERCE:

  NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of the Board of Directors, the Special Meeting of Shareholders (the "PBC Meeting") of Peninsula Bank of Commerce, a California state chartered bank ("PBC"), will be held at the principal offices of PBC, located at 1001 Broadway, Millbrae, California 94030, on Wednesday, November 19, 1997 at 5:00 p.m., California time, for the following purposes, all as set forth in the attached Joint Proxy Statement/Prospectus:

  1. Approval of Reorganization Agreement. To approve the principal terms of the Agreement and Plan of Reorganization dated as of September 5, 1997 (the "Reorganization Agreement"), by and among Greater Bay Bancorp, a California corporation ("GBB"), GBB Acquisition Corp., a California corporation and a wholly-owned subsidiary of GBB ("Newco"), and PBC, pursuant to which Newco will merge with and into PBC (the "Merger"), with PBC surviving the Merger and thereafter operating as a banking subsidiary of GBB. Upon consummation of the Merger, each outstanding share of common stock, no par value, of PBC will be converted into the right to receive shares of common stock, no par value, of GBB ("GBB Stock"), as described in the Reorganization Agreement, in an exchange intended to be tax free except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. Shares of GBB Stock outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger. A copy of the Reorganization Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

  2. Other Business. To transact such other business as may properly come before the PBC Meeting and at any and all adjournments thereof.

  Only those shareholders of record at the close of business on October 21, 1997 shall be entitled to notice of and to vote at the PBC Meeting.

  If the Merger is consummated, holders of PBC Stock who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from PBC a cash payment of the fair market value of their shares determined in accordance with Chapter 13. See "DISSENTING SHAREHOLDERS' RIGHTS--PBC" in the attached Joint Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, a copy of which is attached as Appendix C thereto and incorporated herein by this reference.

  More detailed information about the specified proposal and other matters regarding the PBC Meeting is included in the attached Joint Proxy
Statement/Prospectus.

                               By order of the Board of Directors

                               /s/ Michael E. Vano

                               Michael E. Vano, Secretary
Millbrae, California

October 22, 1997

--------------------------------------------------------------------------------
    IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO
  SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR
  NOT YOU PLAN TO ATTEND THE PBC MEETING IN PERSON. IF YOU DO ATTEND THE
  PBC MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE
  PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE, WHETHER OR NOT
  YOU ATTEND THE PBC MEETING.

    IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS,
  PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE
  PBC MEETING.
-------------------------------------------------------------------------------

    GREATER BAY BANCORP                              PENINSULA BANK OF COMMERCE
  2860 WEST BAYSHORE ROAD                                   1001 BROADWAY
PALO ALTO, CALIFORNIA 94303                          MILLBRAE, CALIFORNIA 94030

                             JOINT PROXY STATEMENT
                     FOR SPECIAL MEETINGS OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 19, 1997
-------------------------------------------------------------------------------

                              GREATER BAY BANCORP
                                  PROSPECTUS

  This Joint Proxy Statement/Prospectus is furnished to the shareholders of Greater Bay Bancorp, a California corporation ("GBB"), and to the shareholders of Peninsula Bank of Commerce, a California state chartered bank ("PBC"), in connection with the solicitation by their respective Boards of Directors of proxies to be used at special meetings of their shareholders.

  At the special meetings of GBB (the "GBB Meeting") and PBC (the "PBC Meeting"), the shareholders of each company will be asked to consider and act upon, among other things, a proposal to approve the principal terms of the Agreement and Plan of Reorganization by and among GBB, GBB Acquisition Corp., a California corporation and a wholly-owned subsidiary of GBB ("Newco"), and PBC, dated as of September 5, 1997 (the "Reorganization Agreement"). A copy of the Reorganization Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A. The Reorganization Agreement provides for, among other things, the merger (the "Merger") of Newco with and into PBC, with PBC surviving the Merger and thereafter operating as a banking subsidiary of GBB. The Reorganization Agreement further provides for the conversion of each outstanding share of common stock, no par value, of PBC ("PBC Stock") into the right to receive shares of common stock, no par value, of GBB ("GBB Stock"), as described in the Reorganization Agreement, in an exchange intended to be tax free except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. At the GBB Meeting, the shareholders of GBB will also be asked to approve a proposal to amend the articles of incorporation of GBB to increase to 12,000,000 the number of shares of GBB Stock authorized to be issued by GBB, and to approve a proposal to amend, upon consummation of the Merger, the Greater Bay Bancorp 1996 Stock Option Plan (the "1996 Option Plan") to increase by 456,326 the number of shares of GBB Stock issuable thereunder, and to provide that all of the shares issuable under such plan may be issued pursuant to the exercise of incentive or nonqualified stock options granted under such plan.

  This Joint Proxy Statement/Prospectus is first being mailed to the shareholders of GBB and PBC on or about October 22, 1997.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of GBB under the Securities Act of 1933, as amended (the "Securities Act"), for the public offering of the shares of GBB Stock to be issued in the Merger. See "DESCRIPTION OF GBB STOCK AND PBC STOCK--GBB Stock." This Joint Proxy Statement/Prospectus does not cover any resales of such securities, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

                               ---------------

  FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH SHAREHOLDERS' VOTING AND INVESTMENT DECISIONS, SEE "RISK FACTORS" AT PAGE 17.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   JOINT  PROXY
     STATEMENT/PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
      CRIMINAL OFFENSE.

                               ---------------
 THE SHARES OF GBB STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
  OTHER OBLIGATIONS OF A BANK  OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
    THE FEDERAL  DEPOSIT INSURANCE  CORPORATION OR ANY  OTHER GOVERNMENTAL
     AGENCY.

                               ---------------

  THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS OCTOBER 22, 1997

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain matters discussed in this Joint Proxy Statement/Prospectus may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as such, may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of GBB and/or PBC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For further information regarding such risks and uncertainties, see "RISK FACTORS" at page 17.

                             AVAILABLE INFORMATION

  GBB is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by GBB (and its predecessors, Mid-Peninsula Bancorp and Cupertino National Bancorp) can be inspected and copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding GBB (and its predecessors, Mid-Peninsula Bancorp and Cupertino National Bancorp) may be accessed. In addition, such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  GBB has filed with the Commission a Registration Statement on Form S-4 (No. 333-37169) under the Securities Act relating to the shares of GBB Stock to be issued in connection with the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the Commission's rules and regulations. For further information with respect to GBB and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission, at the addresses set forth in the preceding paragraph. Statements made in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement. All information concerning GBB contained in the Joint Proxy Statement/Prospectus has been furnished by GBB, and all information concerning PBC has been furnished by PBC.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GBB OR PBC. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GBB OR PBC SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              COMBINED MARKET AREA

               GREATER BAY BANCORP AND PENINSULA BANK OF COMMERCE

BANKING LOCATIONS

          * GREATER BAY BANCORP ADMINISTRATIVE OFFICES
          . CUPERTINO NATIONAL BANK
(solid box) MID-PENINSULA BANK
(Triangle)  PENINSULA BANK OF COMMERCE

[Map of California and inset of map of Santa Clara, San Mateo and San Francisco
         Counties indicating the office locations of CNB, MPB & PBC.]



(shaded box) COMBINED MARKET AREA

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  The Parties.............................................................   1
  The Meetings............................................................   2
  The Merger..............................................................   2
  Dissenters' Rights......................................................   7
  Exchange of Stock Certificates..........................................   7
  Historical and Pro Forma Per Share Data for GBB and PBC.................   8
  Comparative Stock Price Information.....................................  10
  Selected Financial Data of GBB..........................................  11
  Selected Financial Data of PBC..........................................  12
  Selected Unaudited Pro Forma Combined Financial Information.............  14

RISK FACTORS..............................................................  17
  Risk Factors Relating to the Merger.....................................  17
  Risk Factors Relating to the Industry...................................  18

THE GBB MEETING...........................................................  19
  Date, Time and Place....................................................  19
  Purpose.................................................................  19
  Record Date.............................................................  19
  Proxies and Revocability of Proxies.....................................  19
  Costs of Solicitations of Proxies.......................................  19
  Outstanding Securities; Quorum..........................................  20
  Vote Required...........................................................  20

THE PBC MEETING...........................................................  20
  Date, Time and Place....................................................  20
  Purpose.................................................................  20
  Record Date.............................................................  20
  Proxies and Revocability of Proxies.....................................  20
  Costs of Solicitation of Proxies........................................  21
  Outstanding Securities; Quorum..........................................  21
  Vote Required...........................................................  21

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT--GBB........  22

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT--PBC........  24

THE MERGER................................................................  25
  Background and Reasons for the Merger and Management's Recommendations--
   GBB....................................................................  25
  Background and Reasons for the Merger and Management's Recommendations--
   PBC....................................................................  26
  Opinion of GBB Financial Advisor........................................  28
  Opinion of PBC Financial Advisor........................................  30
  Conversion of Shares and Conversion Ratio...............................  34
  Fractional Shares.......................................................  35
  Effective Time of Merger................................................  35
  Regulatory Approvals....................................................  36
  Agreements with Certain Shareholders....................................  36
  Interests of Certain Persons in the Merger..............................  37

                                                                            PAGE
                                                                            ----
  Certain Federal Income Tax Consequences..................................  38
  Exchange Procedures......................................................  38
  Post-Merger Operations...................................................  39
  Sales of GBB Stock.......................................................  39
  Nasdaq Listing...........................................................  39
  Accounting Treatment.....................................................  39

THE REORGANIZATION AGREEMENT...............................................  40
  Conditions to the Merger.................................................  40
  Nonsolicitation..........................................................  41
  Expenses.................................................................  41
  Treatment of Options.....................................................  41
  Termination..............................................................  41
  Covenants; Conduct of Business Prior to Effective Time...................  42
  Amendment and Waiver.....................................................  43

THE STOCK OPTION AGREEMENT.................................................  44
  General..................................................................  44
  Exercise of Stock Option.................................................  44
  Adjustment of Number of Shares Subject to Option.........................  44
  Repurchase of Options....................................................  45
  Restrictions on Transfer.................................................  45
  Registration Rights......................................................  45
  Effect of Stock Option Agreement.........................................  45

DISSENTING SHAREHOLDERS' RIGHTS............................................  46
  GBB......................................................................  46
  PBC......................................................................  47

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................  49

DESCRIPTION OF GBB STOCK AND PBC STOCK.....................................  54
  GBB Stock................................................................  54
  PBC Stock................................................................  55
  Differences Between Rights of Holders of GBB Stock and PBC Stock.........  55

BUSINESS--GBB..............................................................  57
  History..................................................................  57
  Super Community Banking Philosophy.......................................  57
  Corporate Growth Strategy................................................  58
  The Banks................................................................  58
    CNB....................................................................  58
    MPB....................................................................  58
    Banking Services.......................................................  58
  Market Area..............................................................  59
  Lending Activities.......................................................  59
    Underwriting and Credit Administration.................................  59
    Loan Portfolio.........................................................  60
  Deposits.................................................................  61
  Trust Services...........................................................  62

                                                                          PAGE
                                                                          ----
  Competition............................................................  62
  Employees..............................................................  62
  Properties.............................................................  62
  Legal Proceedings......................................................  62

SUPERVISION AND REGULATION...............................................  63
  GBB....................................................................  63
  The Banks and PBC......................................................  64
  Restrictions on Dividends..............................................  64
  Limitations on Affiliated Transactions.................................  65
  Common Liability.......................................................  65
  Effect of Governmental Policies and Legislation........................  65
  Rechartering Legislation...............................................  66
  Capital Standards......................................................  67
  Prompt Corrective Action and Other Enforcement Mechanisms..............  68
  Safety and Soundness Standards.........................................  70
  Premiums for Deposit Insurance.........................................  70
  Interstate Banking and Branching.......................................  71
  Community Reinvestment Act and Fair Lending Developments...............  72
  Potential Enforcement Actions..........................................  72

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS--GBB......................................................  73
  Results of Operations..................................................  73
    Six Months Ended June 30, 1997 and 1996..............................  73
      Net Interest Income................................................  74
      Provision for Loan Losses..........................................  76
      Other Income.......................................................  77
      Operating Expenses.................................................  77
      Provision for Income Taxes.........................................  78
    Years Ended December 31, 1996, 1995 and 1994.........................  78
      Net Interest Income................................................  78
      Provision for Loan Losses..........................................  81
      Other Income.......................................................  82
      Operating Expenses.................................................  83
      Income Taxes.......................................................  84
  Financial Condition....................................................  84
    Loans................................................................  84
    Nonperforming and Classified Assets..................................  85
    Allowance For Loan Losses............................................  87
    Investment Securities................................................  88
    Deposits.............................................................  90
    Interest Rate Risk Management........................................  91
    Liquidity and Cash Flow..............................................  92
    Capital Resources....................................................  93
  Recent Accounting Pronouncements.......................................  94
  Change in Accountant...................................................  96

GBB MANAGEMENT...........................................................  97
  Board of Directors and Executive Officers..............................  97
  The GBB Board and Committees...........................................  99

                                                                          PAGE
                                                                          ----
  Compensation of Executive Officers and Directors....................... 100
    Summary of Cash and Certain Other Compensation....................... 100
    Employment Contracts and Termination of Employment and Change in
     Control Arrangements................................................ 101
    1996 Option Plan..................................................... 102
    Retirement Benefits.................................................. 103
    Stock Options........................................................ 104
    Option Exercises and Holdings........................................ 105
    Compensation Committee Interlocks and Insider Participation.......... 105
    Director Compensation................................................ 105
  Certain Relationships and Related Transactions......................... 106
  Section 16(a) Beneficial Ownership Reporting Compliance................ 106

BUSINESS--PBC............................................................ 107
  General................................................................ 107
  Market Area............................................................ 107
  Products and Services.................................................. 107
  Lending Activities..................................................... 108
    Underwriting and Credit Administration............................... 108
    Loan Portfolio....................................................... 108
  Deposits............................................................... 109
  Competition............................................................ 109
  Employees.............................................................. 109
  Properties............................................................. 110
  Legal Proceedings...................................................... 110

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS--PBC...................................................... 111
  Results of Operations.................................................. 111
    Six Months Ended June 30, 1997 and 1996.............................. 111
      Net Interest Income................................................ 112
      Provision for Loan Losses.......................................... 113
      Operating Expenses................................................. 114
      Provision for Income Taxes......................................... 114
    Years Ended December 31, 1996, 1995 and 1994......................... 115
      Net Interest Income................................................ 115
      Provision for Loan Losses.......................................... 118
      Other Income....................................................... 118
      Operating Expenses................................................. 118
      Income Taxes....................................................... 119
  Financial Condition.................................................... 119
      Loans.............................................................. 119
      Nonperforming and Classified Assets................................ 120
      Allowance for Loan Losses.......................................... 121
      Investment Securities.............................................. 123
      Deposits........................................................... 125
      Interest Rate Risk Management...................................... 126
      Liquidity and Cash Flow............................................ 126
      Capital Resources.................................................. 127
  Recent Accounting Pronouncements....................................... 128
  Change in Accountant................................................... 129

                                                                              PAGE
                                                                              ----
PBC MANAGEMENT...............................................................  130
  Compensation of Executive Officers and Directors...........................  130
    Summary of Cash and Certain Other Compensation...........................  130
  Directors' Fees and 1996 Directors' Stock Option Plan......................  130
  1992 Stock Option Plan.....................................................  131
  Deferred Compensation Plan.................................................  131
  Salary Continuation Agreement..............................................  131
  Certain Transactions.......................................................  131
  Interests of Certain Persons in the Merger.................................  132

INFORMATION CONCERNING GBB MEETING ONLY......................................  132
  Amendment to GBB's Articles of Incorporation...............................  132
  Amendment to 1996 Option Plan..............................................  133
    Federal Income Tax Consequences..........................................  134
  Accountants................................................................  135
  Shareholder Proposals......................................................  135

INFORMATION CONCERNING PBC MEETING ONLY......................................  136
  Accountants................................................................  136

LEGAL MATTERS................................................................  136

EXPERTS......................................................................  136

OTHER MATTERS................................................................  136

INDEX TO FINANCIAL STATEMENTS................................................  137

REPORT OF INDEPENDENT ACCOUNTANTS............................................  F-1

GBB'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1996, 1995 AND 1994
  Consolidated Balance Sheets................................................  F-2
  Consolidated Statements of Operations......................................  F-3
  Consolidated Statements of Shareholders' Equity............................  F-4
  Consolidated Statements of Cash Flows......................................  F-5
  Notes to Consolidated Financial Statements.................................  F-6

GBB'S UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
 JUNE 30, 1997 AND 1996
  Consolidated Balance Sheets (Unaudited).................................... F-29
  Consolidated Statements of Operations (Unaudited).......................... F-30
  Consolidated Statements of Cash Flows (Unaudited).......................... F-31
  Notes to Consolidated Financial Statements (Unaudited)..................... F-32

REPORT OF INDEPENDENT ACCOUNTANTS--PBC....................................... F-34

PBC'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1996, 1995 AND 1994
  Consolidated Statements of Condition....................................... F-35
  Consolidated Statements of Operations...................................... F-36
  Consolidated Statements of Shareholders' Equity............................ F-37
  Consolidated Statements of Cash Flows...................................... F-38
  Notes to Consolidated Financial Statements................................. F-39

                                                                          PAGE
                                                                          ----
PBC'S UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS
 ENDED JUNE 30, 1997 AND 1996
  Consolidated Statements of Condition (Unaudited)....................... F-49
  Consolidated Statements of Operations (Unaudited)...................... F-50
  Consolidated Statements of Cash Flows (Unaudited)...................... F-51
  Notes to Consolidated Financial Statements (Unaudited)................. F-52

                                   APPENDICES

                                                                      APPENDIX
                                                                      --------
Agreement and Plan of Reorganization.................................     A
Stock Option Agreement...............................................     B
Certain Provisions of Chapter 13 of the California General
 Corporation Law.....................................................     C
Hovde Financial, Inc. Fairness Opinion...............................     D
Hoefer & Arnett Incorporated Fairness Opinion........................     E

                         INDEX TO CERTAIN DEFINED TERMS

                                                                           PAGE
                                                                           ----
1992 Plan.................................................................. 131
1996 Merger.................................................................. 1
1996 Option Plan........................ Joint Proxy Statement/Prospectus Cover
Acquisition Transaction..................................................... 44
Affiliate Agreements......................................................... 5
ALLL.................................................................... 26, 67
APB 25...................................................................... 95
Average Closing Price.................................................... 2, 34
Bank Holding Company Act..................................................... 1
Banks........................................................................ 1
BIF......................................................................... 70
Budget Act.................................................................. 63
California Law............................................................... 7
Chapter 13................................................................... 7
CNB.......................................................................... 1
Code........................................................................ 38
Commission............................................... Available Information
Commissioner................................................................ 55
Competing Transaction....................................................... 41
Comptroller................................................................. 64
Conversion Ratio............................................................. 2
Coopers...................................................................... 4
CRA......................................................................... 36
Cupertino................................................................ 1, 57
D&O Tail.................................................................... 37
Delinquency Date............................................................ 55
DFI.......................................................................... 5
Effective Time............................................................... 2
EPS.................................................................... 94, 129
Exchange Act................. Special Note Regarding Forward Looking Statements
Exchange Agent.............................................................. 38
FASB........................................................................ 94
FDIC......................................................................... 5
FDICIA...................................................................... 70
FICO........................................................................ 71
FRB.......................................................................... 5
GBB..................................... Joint Proxy Statement/Prospectus Cover
GBB Board.................................................................... 3
GBB Meeting............................. Joint Proxy Statement/Prospectus Cover
GBB Record Date.............................................................. 2
GBB Stock............................... Joint Proxy Statement/Prospectus Cover
Greater Bay Trust Company.................................................... 1
Hoefer....................................................................... 4
Hoefer Opinion.............................................................. 30
Hovde........................................................................ 4
Hovde Opinion............................................................... 28
Interstate Act.............................................................. 71
Merger.................................. Joint Proxy Statement/Prospectus Cover
Mid-Peninsula............................................................ 1, 57

                                                                           PAGE
                                                                           ----
MPB.......................................................................... 1
Nasdaq....................................................................... 2
New Certificates............................................................ 38
Newco................................... Joint Proxy Statement/Prospectus Cover
Newco Board.................................................................. 4
Noncompetition Agreements.................................................... 5
Non-Qualified Stock Options................................................ 135
NPAs........................................................................ 26
Old Certificates............................................................ 38
Option................................................................... 6, 44
OREO........................................................................ 73
Payable Date................................................................ 55
PBC..................................... Joint Proxy Statement/Prospectus Cover
PBC Board.................................................................... 3
PBC Directors................................................................ 5
PBC Meeting............................. Joint Proxy Statement/Prospectus Cover
PBC Record Date.............................................................. 2
PBC Stock............................... Joint Proxy Statement/Prospectus Cover
Peat Marwick................................................................ 96
Plan Amendment............................................................. 133
Purchase Event.............................................................. 44
Registration Statement................................... Available Information
Reorganization Agreement................ Joint Proxy Statement/Prospectus Cover
Restricted Securities....................................................... 37
SAIF........................................................................ 71
Sale Date................................................................... 55
San Mateo................................................................... 57
SBA.......................................................................... 1
Securities Act.......................... Joint Proxy Statement/Prospectus Cover
SFAS........................................................................ 94
Shareholder's Agreements..................................................... 5
Stock Option Agreement....................................................... 6
Special Deposit.............................................................. 8
Substitute Options......................................................... 133
Super Community Banking Philosophy....................................... 1, 57
Title III................................................................... 66
Top Up Option.............................................................2, 34
Trust Preferred Securities.................................................. 75
Venture Banking Group........................................................ 1
WestCal..................................................................... 57

                                    SUMMARY

  The following is a summary of certain information included elsewhere in this Joint Proxy Statement/Prospectus and is qualified in its entirety by reference to that information. Shareholders are urged to review carefully the entire Joint Proxy Statement/Prospectus, including the Appendices.

THE PARTIES

  GBB. GBB is a California corporation incorporated in 1984 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). GBB operates Cupertino National Bank, a national banking association ("CNB"), and Mid-Peninsula Bank, a California state chartered bank (separately, "MPB" and together with CNB, the "Banks") with seven regional offices in Cupertino, Palo Alto, San Mateo, San Carlos and San Jose, California. GBB is the result of the merger, effective November 27, 1996 (the "1996 Merger"), of Cupertino National Bancorp ("Cupertino") and Mid-Peninsula Bancorp ("Mid-Peninsula"). Because the 1996 Merger was treated as pooling of interests for accounting and financial reporting purposes, GBB's financial statements have been restated for the years prior to the 1996 Merger to include information from both Cupertino and Mid-Peninsula. As of June 30, 1997, GBB had total assets of $719.1 million.

  GBB, through the Banks, provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers and property managers, business executives, professionals and other individuals, primarily in the Santa Clara and San Mateo Counties of California. Additionally, GBB offers several specialized services including a Small Business Administration ("SBA") Department which makes SBA guaranteed loans to assist smaller businesses, a venture lending division (the "Venture Banking Group") that services companies in their start-up and development phase and a trust department (the "Greater Bay Trust Company") that offers a full range of fee-based trust services directly to its clients.

  In order to meet the demands of the increasingly competitive banking and financial services industries, GBB has adopted a business philosophy it refers to as the "Super Community Banking Philosophy." The Super Community Banking Philosophy is based on management's belief that banking customers value doing business with locally managed institutions that can provide a full service commercial banking relationship through an understanding of the customer's financial needs and the flexibility to customize products and services to meet those needs. Management further believes that banks are better able to build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and flexibility through the maintenance of independently chartered subsidiary banks.

  The principal executive office of GBB is located at 2860 West Bayshore Road, Palo Alto, California 94303, telephone number (650) 813-8200.

  PBC. PBC is a California state chartered bank incorporated in 1981. As of June 30, 1997, PBC had total assets of $207.2 million. PBC strives to provide the highest-quality service available from a financial institution. Through such service, PBC attempts to create long-lasting customer relationships. Because of competition from brokerage firms, insurance companies and other nonbanks, PBC attempts to offer a variety of products that customers are seeking from their financial services providers rather than only those products and services that have traditionally been provided by banks. Its customers include the area's small businesses and professionals, the owners and employees of those businesses and individuals residing in the community.

  The principal executive office of PBC is located at 1001 Broadway, Millbrae, California 94030, telephone number (650) 697-4333.

THE MEETINGS

  GBB. The GBB Meeting will be held at 5:00 p.m., California time, on Wednesday, November 19, 1997 at the principal administrative offices of GBB, located at 2860 West Bayshore Road, Palo Alto, California 94303. GBB's shareholders will consider and vote on (i) a proposal to approve the principal terms of the Reorganization Agreement; (ii) a proposal to amend the articles of incorporation of GBB to increase to 12,000,000 the number of shares of GBB Stock authorized to be issued by GBB; and (iii) a proposal to amend, upon consummation of the Merger, the 1996 Option Plan to increase by 456,326 the number of shares of GBB Stock issuable thereunder, and to provide that all of the shares issuable under such plan may be issued pursuant to the exercise of incentive or nonqualified stock options granted under such plan. The close of business on October 21, 1997 has been set as the record date (the "GBB Record Date") for determining which shareholders are entitled to receive notice of and to vote at the GBB Meeting. On the GBB Record Date, there were 3,338,083 shares of GBB Stock outstanding, held of record by approximately 846 shareholders. See "THE GBB MEETING."

  PBC. The PBC Meeting will be held at 5:00 p.m., California time, on Wednesday, November 19, 1997 at the principal offices of PBC, located at 1001 Broadway, Millbrae, California 94030. PBC's shareholders will consider and vote on a proposal to approve the principal terms of the Reorganization Agreement. The close of business on October 21, 1997 has been set as the record date (the "PBC Record Date") for determining which shareholders are entitled to receive notice of and to vote at the PBC Meeting. On the PBC Record Date, there were 673,862 shares of PBC Stock outstanding, held of record by approximately 375 shareholders. See "THE PBC MEETING."

THE MERGER

  General. Pursuant to the terms of the Reorganization Agreement, GBB will acquire PBC through the merger of Newco with and into PBC, with PBC as the surviving corporation. PBC will thereafter operate as a wholly-owned banking subsidiary of GBB.

  Conversion of Shares. Pursuant to the terms of the Reorganization Agreement, at the effective time of the Merger (the "Effective Time"), each share of GBB Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of GBB Stock. Each share of PBC Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which statutory dissenters' rights are perfected) will automatically, without any action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of GBB Stock (the "Conversion Ratio") determined as follows:

    (i) If the Average Closing Price (as defined below) is greater than $36.67, a number of shares of GBB Stock equal to the quotient obtained by dividing (A) $44.00 plus the product of .3333 times the difference between the Average Closing Price and $36.67, by (B) the Average Closing Price;

    (ii) If the Average Closing Price is between $33.33 and $36.67, 1.2 shares of GBB Stock;

    (iii) If the Average Closing Price is $32.01 or more and less than $33.33, a number of shares of GBB Stock equal to the quotient obtained by dividing $40.00 by the Average Closing Price; and

    (iv) If the Average Closing Price is less than $32.01, 1.25 shares of GBB Stock; provided, however, if the Average Closing Price is less than $30.00, GBB may exercise the Top Up Option (as defined below), in which case the Conversion Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $37.50 by the Average Closing Price. If GBB does not elect to exercise the Top Up Option, PBC may terminate the Reorganization Agreement or may proceed with the Merger, in which case the Conversion Ratio will be 1.25 shares of GBB Stock.

  "Average Closing Price" means the average of the daily closing price of a share of GBB Stock reported on the Nasdaq National Market ("Nasdaq") during the 15 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time. "Top Up Option" means, in the event that the Average Closing Price is less than $30.00, the right of GBB to elect to issue that number of shares of GBB Stock equal to the quotient obtained by dividing $37.50 by the Average Closing Price.

  As described above, the Conversion Ratio (and the resulting value of the GBB Stock to be received by shareholders of PBC upon such conversion) depends upon the Average Closing Price of GBB Stock. The following table shows the effective Conversion Ratio and the value of the GBB Stock into which one share of PBC Stock will be converted as a function of the Average Closing Price of GBB Stock.

                                    EACH PBC SHARE
                                   WILL BE CONVERTED  VALUE TO BE RECEIVED
            ASSUMING A GBB         INTO THIS NUMBER       PER PBC SHARE
       AVERAGE CLOSING PRICE OF:     OF GBB SHARES    (PAYABLE IN GBB STOCK)
       -------------------------   ------------------ ----------------------
                $50.00                   0.9689               $48.44
                 48.00                   0.9953                47.78
                 46.00                   1.0241                47.11
                 44.00                   1.0555                46.44
                 42.00                   1.0899                45.78
                 40.00                   1.1277                45.11
                 38.00                   1.1696                44.44
                 36.67                   1.2000                44.00
                 35.00                   1.2000                42.00
                 33.33                   1.2000                40.00
                 32.50                   1.2300                40.00
                 32.00                   1.2500                40.00
                 31.00                   1.2500                38.75
                 30.00                   1.2500                37.50
                 29.00                   1.2931                37.50 (Top Up Option)
                  or                     1.2500                36.25 (PBC's option)
                 28.00                   1.3393                37.50 (Top Up Option)
                  or                     1.2500                35.00 (PBC's option)

  For example, if the Average Closing Price is $42.25 (which was the closing price of GBB Stock on October 20, 1997, as reported by Nasdaq), each outstanding share of PBC Stock would receive consideration of $45.86 in the Merger, payable in GBB Stock. Similarly, if the Average Closing Price is $35.00, each outstanding share of PBC Stock would receive consideration in the Merger of $42.00 per share, payable in GBB Stock. Alternatively, if the Average Closing Price is $48.00, each outstanding share of PBC Stock would receive consideration in the Merger of $47.78 per share, payable in GBB Stock. No assurance can be given as to what the Average Closing Price will be. No assurance can be given that the market price of GBB Stock on or after consummation of the Merger will approximate the Average Closing Price.

  Fractional Shares. No fractional shares of GBB Stock shall be issued in the Merger. In lieu thereof, each holder of PBC Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

  Background and Reasons for the Merger and Management's Recommendations. The Boards of Directors of GBB and PBC began to consider the possibility of a business combination of their respective institutions during the first quarter of 1997. After various discussions and negotiations among certain of their directors and officers and PBC's financial advisor, PBC accepted a nonbinding expression of interest letter of GBB on July 29, 1997 to effect the Merger. Following the acceptance of the expression of interest letter, each party conducted a due diligence examination of the other. Upon completion of such due diligence examinations and after certain additional discussions and negotiations, each of the Board of Directors of GBB (the "GBB Board") and the Board of Directors of PBC (the "PBC Board") held a meeting to discuss and evaluate the proposed transaction. After each Board meeting, each Board received an opinion from its respective financial advisor to the effect that the consideration to be received in the Merger was fair to its shareholders, from a financial point of view. After further discussion and evaluation, each Board approved the Reorganization Agreement. Following the approval of the Reorganization Agreement and the transactions contemplated thereby by each of the GBB Board, the Board of Directors of Newco (the "Newco Board") and the PBC Board, GBB, Newco and PBC entered into the Reorganization Agreement on September 5, 1997.

  Each of the GBB Board and PBC Board believes the Merger to be in the best interests of their respective institutions, shareholders and banking customers. Each Board believes that the Merger will position GBB, on a consolidated basis, closer to its strategic objective of becoming the preeminent independent financial services provider in the San Francisco Peninsula market area and strengthen GBB, on a consolidated basis, in terms of management, growth opportunities and profitability. Furthermore, it is believed that GBB, as a larger independent financial institution, will be better able to compete with major banks in the communities now served by MPB, CNB and PBC and will benefit such communities by providing increased banking services. The parties also anticipate that the Merger will present significant revenue enhancement opportunities for the combined entity. These opportunities result from, among other factors: (i) an increased ability to cross-sell a wider variety of banking products and services; (ii) the ability to generate increased loan and fee income from PBC customers as a result of the higher lending limits available to the combined entity; (iii) the potential to increase overall market share in the communities presently served by GBB and PBC as a result of the wider range of products and services to be offered through the combined entity; and (iv) the ability to leverage marketing expense and thereby improve the return on the combined entity's marketing investment. The Merger will also provide PBC shareholders with the benefit of a more liquid market for their shares. ACCORDINGLY, THE BOARDS OF DIRECTORS OF GBB AND PBC HAVE APPROVED THE MERGER AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION THEREWITH AND RECOMMEND APPROVAL OF THE MERGER BY THE SHAREHOLDERS OF GBB AND PBC, RESPECTIVELY. See "THE MERGER--Background and Reasons for the Merger and Management's Recommendations--GBB" and "--PBC."

  GBB Fairness Opinion. GBB has received a written fairness opinion dated as of September 5, 1997 from the investment banking firm of Hovde Financial, Inc. ("Hovde") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of GBB. The Hovde fairness opinion is attached to this Joint Proxy Statement/Prospectus as Appendix D. See "THE MERGER--Opinion of GBB Financial Advisor."

  PBC Fairness Opinion. PBC has received a written fairness opinion dated as of September 19, 1997 from the investment banking firm of Hoefer & Arnett Incorporated ("Hoefer") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of PBC. The Hoefer fairness opinion is attached hereto as Appendix E. See "THE MERGER--Opinion of PBC Financial Advisor."

  Conditions to the Merger; Termination. The obligation of each of the parties to the Reorganization Agreement to consummate the Merger is subject to the satisfaction or waiver on or before the Effective Time of, among other things, the following conditions: (i) the approval by the shareholders of GBB and PBC of the principal terms of the Reorganization Agreement; (ii) the absence of any judgment, decree, injunction, order or proceeding which prohibits or restricts the effectuation of, or threatens to invalidate, the Merger; (iii) the receipt of all required governmental approvals and consents and satisfaction of all other statutory or regulatory requirements; (iv) the written confirmation from Coopers & Lybrand L.L.P. ("Coopers") that the Merger will qualify for pooling of interests accounting treatment; (v) the approval for listing on Nasdaq the shares of GBB Stock to be issued in the Merger; (vi) the requirement that neither the holders of five percent (5%) or more of the outstanding shares of PBC Stock, nor the holders of five percent (5%) or more of the outstanding shares of GBB Stock shall be perfected dissenting shares; (vii) the requirement that at the close of business on the last day of the month prior to the Effective Time, after giving effect to any dividends paid (but excluding certain Merger-related expenses), the PBC fully diluted book value per share shall not be less than $20.25; and (viii) the performance of covenants, the accuracy of representations and warranties and the receipt of various legal opinions, officers' certificates and other documents, as provided in the Reorganization Agreement. See "THE REORGANIZATION AGREEMENT."

  The Reorganization Agreement may be terminated at any time prior to the Effective Time by the mutual consent of GBB and PBC, or, among other things, by either party (i) if any approval of shareholders of GBB or PBC required for the Merger is not obtained at the applicable meeting; (ii) upon the expiration of 30 days after any regulatory authority or governmental authority denies or refuses to grant any approval required to be obtained in order to consummate the transactions contemplated by the Reorganization Agreement unless within 30 days of such denial, all parties agree to submit a new application to the regulatory or governmental authority which refused to grant such approval; or
(iii) if the Merger is not consummated by March 31, 1998.

  Regulatory Approvals. Applications for prior approval of the Merger were filed with the Federal Reserve Bank of San Francisco (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Department of Financial Institutions of the State of California (the "DFI") on or about October 1, 1997. There can be no assurances that the required approvals will be obtained, or as to conditions or timing of such approvals. See "THE MERGER--Regulatory Approvals."

  Agreements with Certain Shareholders. PBC has entered into shareholder's agreements (the "Shareholder's Agreements") with certain shareholders of PBC, each of whom is also a director of PBC (the "PBC Directors"), pursuant to which the PBC Directors have agreed (i) to vote all shares of PBC Stock which they own or hold in trust in favor of the approval of the Reorganization Agreement, thereby increasing the likelihood that the Reorganization Agreement will be approved by the shareholders of PBC; and (ii) not to sell or otherwise transfer any of their shares of PBC Stock prior to the Effective Time. See "THE MERGER-- Agreements with Certain Shareholders."

  GBB has entered into noncompetition agreements (the "Noncompetition Agreements") with each of the PBC Directors, pursuant to which the PBC Directors have agreed, among other things, not to participate or engage in any business which is competitive with GBB or PBC for a period of two years after the Effective Time. See "THE MERGER--Agreements with Certain Shareholders."

  Current directors and executive officers of PBC have entered into agreements (the "Affiliate Agreements") with GBB restricting such persons' ability to sell shares of GBB Stock which such persons may acquire in connection with the Merger except in accordance with such Affiliate Agreements. See "THE MERGER-- Agreements with Certain Shareholders."

  Interests of Certain Persons in the Merger. At the Effective Time, the GBB Board will be comprised of 11 directors consisting of the 10 current members of the GBB Board and George R. Corey, currently Chairman of the PBC Board. In addition, at the Effective Time, the PBC Board will be comprised of seven directors, consisting of the six current members of the PBC Board and David L. Kalkbrenner, President and Chief Executive Officer of GBB. It is anticipated that Joseph Welch will be appointed Chairman of the Board of PBC as of the Effective Time.

  Mark F. Doiron, President and Chief Executive Officer of PBC, will continue to serve in such capacities and will be appointed, as of the Effective Time, to serve on the GBB Executive Management Committee.

  The former officers and employees of PBC who become officers or employees of GBB will be entitled to participate in all employee benefits and benefit programs of GBB, as the case may be, in accordance with the terms of such plans or programs.

  PBC anticipates purchasing directors' and officers' insurance, which insurance shall cover persons serving as directors and officers of PBC prior to the Effective Time for a period of three years from the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

  As of the PBC Record Date, the directors and executive officers of PBC beneficially owned 223,697 shares of PBC Stock (not including shares such persons could acquire through the exercise of options), constituting approximately 33.2% of the outstanding shares of PBC Stock as of such date. The affirmative vote of an additional 16.9% of the outstanding shares of PBC Stock entitled to vote at the PBC Meeting will be required in order to approve the Reorganization Agreement. In addition, directors and executive officers of PBC held as of such date options to purchase 97,268 shares of PBC Stock, which, upon the consummation of the Merger, will be assumed by and deemed to be options granted by GBB, adjusted appropriately to reflect the Conversion Ratio. See "THE REORGANIZATION AGREEMENT--Treatment of Options." If exercised prior to the Merger, the shares of PBC Stock acquired will be converted into the right to receive GBB Stock at the Effective Time in the same manner as will the shares of PBC Stock held by all other PBC shareholders.

  As of the GBB Record Date, the directors and executive officers of GBB held 458,029 shares of GBB Stock (not including shares such persons could acquire through the exercise of options), constituting approximately 13.7% of the outstanding shares of GBB Stock as of such date. The affirmative vote of an additional 36.4% of the outstanding shares of GBB Stock entitled to vote at the GBB Meeting will be required in order to approve the Reorganization Agreement. In addition, directors and executive officers of GBB held as of such date options to purchase 232,946 shares of GBB Stock, of which 136,305 options are exercisable within 60 days of the GBB Record Date. See "THE MERGER--Interests of Certain Persons in the Merger."

  Stock Option Agreement. As a condition to entering into the Reorganization Agreement, GBB required PBC to enter into a Stock Option Agreement (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, PBC granted to GBB an option (the "Option") to purchase up to 134,099 shares of PBC Stock (representing approximately 19.9% of the outstanding shares of PBC Stock) at a price equal to $32.00 per share, exercisable upon the occurrence of certain events that create the potential for another party to acquire control of PBC. Exercise of the Option is subject to DFI approval. The Stock Option Agreement further provides that GBB may require PBC to purchase at fair market value from GBB the shares of PBC Stock acquired by GBB pursuant to GBB's exercise of the Option. However, in no event would PBC be required to pay more than $1.5 million over GBB's aggregate exercise price for the shares of PBC Stock. On October 20, 1997, the final bid price of PBC Stock was $42.00 per share, as reported by Hoefer, one of the principal market makers in PBC Stock. See "THE STOCK OPTION AGREEMENT."

  The Stock Option Agreement could have the effect of discouraging persons, who now or prior to the Effective Time might be interested in acquiring all or a significant interest in PBC, from considering or proposing such an acquisition, even if such persons were prepared to propose greater consideration per share for PBC Stock than the consideration per share represented by the Conversion Ratio. In addition, the Reorganization Agreement provides that PBC will not initiate or solicit any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any merger, consolidation, business combination, share exchange, sale or disposition of 10% or more of PBC's assets, or takeover proposal.

  Certain Federal Income Tax Consequences. GBB and PBC have received an opinion of counsel to the effect that the Merger will qualify for non-recognition of gain or loss so that none of GBB, PBC or Newco will recognize gain or loss for federal income tax purposes as a result of the Merger. Such opinion also concludes that the shareholders of PBC will not recognize gain or loss upon the exchange of their PBC Stock for GBB Stock in the Merger except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. See "THE MERGER--Certain Federal Income Tax Consequences."

  Accounting Treatment of the Merger. The parties anticipate that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Prior to the Effective Time and as a condition precedent to the closing, Coopers will confirm in writing the accounting and financial reporting treatment of the Merger as a pooling of interests.

DISSENTERS' RIGHTS

  A holder of GBB Stock who, not later than the date of the GBB Meeting, delivers to GBB a written demand for dissenters' rights, and who votes against the approval of the Reorganization Agreement and who complies with all other applicable requirements of Chapter 13 ("Chapter 13") of the California General Corporation Law (the "California Law"), will have the right to receive payment in cash of the "fair market value" of such holder's shares of GBB Stock; provided, however, that no holder of GBB Stock will be entitled to dissenters' rights unless holders of at least 5% of the outstanding shares of GBB Stock have perfected their dissenters' rights in accordance with Chapter 13 of the California Law. The GBB Board has determined that the "fair market value" of one share of GBB Stock for this purpose is $37.50, which was the closing sales price for GBB Stock on September 5, 1997, the day before the public announcement of the Merger. The procedure for perfecting dissenters' rights is summarized under the caption "DISSENTING SHAREHOLDERS' RIGHTS--GBB" and the pertinent provisions of Chapter 13 of the California Law are included as Appendix C to this Joint Proxy Statement/Prospectus.

  A holder of PBC Stock who, not later than 30 days after the date on which PBC delivers the notice of approval of the Merger by the PBC shareholders, delivers to PBC a written demand for dissenters' rights, who does not vote in favor of the approval of the Reorganization Agreement and who complies with all other applicable requirements of Chapter 13 of the California Law, will have the right to receive payment in cash of the "fair market value" of such holder's shares of PBC Stock. The PBC Board has determined that the "fair market value" of one share of PBC Stock for this purpose is $39.50, which was the final bid price for PBC Stock on September 5, 1997, the day before the public announcement of the Merger. The procedure for perfecting dissenters' rights is summarized under the caption "DISSENTING SHAREHOLDERS' RIGHTS--PBC" and the pertinent provisions of Chapter 13 of the California Law are included as Appendix C to this Joint Proxy Statement/Prospectus.

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, GBB will send to PBC shareholders of record at the Effective Time a letter of transmittal advising the shareholders of PBC of the procedure for surrendering certificates representing shares of PBC Stock in exchange for certificates representing shares of GBB Stock and cash in lieu of fractional shares of GBB Stock. SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL. All shares of GBB Stock issued in the Merger will be deemed issued as of the Effective Time.

  The holder of a certificate representing shares of PBC Stock will have no rights with respect to such shares other than to surrender such certificates, as provided in the letter of transmittal, in exchange for certificates representing shares of GBB Stock and cash in lieu of fractional shares of GBB Stock or, in the event such holder has dissented from the Merger, to surrender such certificates in connection with a request to receive the fair market value of the shares represented by such certificates. See "DISSENTING SHAREHOLDERS' RIGHTS." Upon surrender of any certificate representing shares of PBC Stock to be exchanged for GBB Stock, the holder thereof shall be entitled to receive (i) a certificate representing the shares of GBB Stock to which such holder is entitled and a check in the amount of any cash to be paid to such holder; and
(ii) funds on account of dividends and other distributions paid to holders of record of shares of GBB Stock as of a record date after the Effective Time but prior to surrender. See "THE MERGER--Exchange Procedures."

HISTORICAL AND PRO FORMA PER SHARE DATA FOR GBB AND PBC

  The following summary of comparative per share data sets forth certain historical information for GBB and PBC, certain pro forma information for GBB after giving effect to the Merger as a pooling of interests transaction for accounting purposes, assuming it had been in effect at the beginning of each period presented, and equivalent pro forma information for PBC based on the pro forma combined information. This data is based upon and should be read in conjunction with information set forth in the financial statements and related notes of GBB and PBC, which are included herein.

                                                 GBB & PBC   EQUIVALENT OF ONE
PER COMMON SHARE            GBB(1) PBC(2)        COMBINED(3)    PBC SHARE(4)
----------------            ------ ------       ------------ -----------------
NET INCOME:
Six months ended June 30,
 1997...................... $ 1.05 $ 2.41          $ 1.26         $ 1.34
Year ended December 31,
 1996......................   1.04   2.65            1.30           1.39
Year ended December 31,
 1995......................   0.96   2.70            1.25           1.34
Year ended December 31,
 1994......................   0.85   2.14            1.07           1.14

CASH DIVIDENDS DECLARED:
Six months ended June 30,
 1997...................... $ 0.30 $ 0.00(5)(6)        NA(6)          NA(6)
Year ended December 31,
 1996......................   0.44   1.35          $ 0.56         $ 0.60
Year ended December 31,
 1995......................   0.30   1.35            0.47           0.50
Year ended December 31,
 1994......................   0.18   1.00            0.30           0.32

BOOK VALUE:
June 30, 1997.............. $14.69 $21.54          $15.69         $16.79
December 31, 1996..........  13.80  19.78           14.65          15.67

--------
(1) The net income for GBB for the periods presented includes certain nonrecurring income and expense items that are discussed in the section "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--GBB."

(2) In the fourth quarter of 1996, PBC received an approximately $94.0 million deposit (the "Special Deposit") representing a proposed settlement of a class action lawsuit not involving PBC. The Special Deposit is currently in a short-term demand deposit and the funds are invested in short-term government securities. The amount of the Special Deposit was approximately $95.2 million and $94.0 million at June 30, 1997 and December 31, 1996, respectively. Net income per common share for PBC includes $535,500 (net of tax) and $117,300 (net of tax) of net income for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, related to the Special Deposit. The following table shows the net income per share amounts after excluding the effect of the nonrecurring income related to the Special Deposit.

                                                    GBB & PBC EQUIVALENT OF ONE
   NET INCOME PER SHARE                  GBB   PBC  COMBINED      PBC SHARE
   --------------------                 ----- ----- --------- -----------------
   Six months ended June 30, 1997...... $1.05 $1.64   $1.13         $1.21
   Year ended December 31, 1996........ $1.04 $2.48   $1.27         $1.36

(3) The pro forma combined per share data for net income has been calculated using GBB's weighted average number of shares of GBB Stock outstanding for the period presented, increased by PBC's weighted average number of shares of PBC Stock outstanding for the period presented multiplied by an assumed Conversion Ratio of 1.07 shares of GBB Stock for each share of PBC Stock, as if these shares were outstanding for each period presented. The pro forma combined per share data for dividends declared represents the sum of the historical dividends for GBB and the historical dividends for PBC divided by the sum of GBB shares and PBC shares (adjusted for the assumed Conversion Ratio of 1.07). The pro forma combined book value per share has been calculated using shares of outstanding GBB Stock increased by the shares of outstanding PBC Stock multiplied by an assumed Conversion Ratio of 1.07 for each share of PBC Stock as if these shares were outstanding as of the date presented. Such pro forma per share data assumes no dissenting GBB or PBC shareholders. Because the actual Conversion Ratio is based on the Average Closing Price, which cannot be determined until three days prior to the Effective Time, an assumed Conversion Ratio of 1.07 was used in calculating the pro forma information in the table. The assumed Conversion Ratio was selected based on the closing price per share of GBB Stock on September 30, 1997. However, no assurance can be given as to how the pro forma calculations using an assumed Conversion Ratio will compare to the actual Conversion Ratio.

(4) The equivalent pro forma PBC per share information has been calculated by multiplying the pro forma combined per share information by an assumed Conversion Ratio of 1.07.

(5) PBC has historically declared and paid dividends on an annual basis and intends to continue this practice for 1997. Under the terms of the Reorganization Agreement, PBC will pay to its shareholders a cash dividend for 1997 consistent with past practices, but in no event in an aggregate amount greater than 65% of net income. The 65% equates to a cash dividend comprised of 50% of net income from core operations (i.e. exclusive of net income related to the Special Deposit referred to in footnote 2 above) and 100% of net income related to the Special Deposit.

(6) Because PBC pays dividends on an annual basis, no dividends have been declared or paid through June 30, 1997. Therefore, combined and equivalent dividend information has not been presented for the six-month period ended June 30, 1997.

COMPARATIVE STOCK PRICE INFORMATION

  GBB Stock is traded on Nasdaq under the symbol "GBBK." Prior to September 9, 1996, GBB Stock was not listed on any exchange nor was it included for quotation on Nasdaq. It was, however, traded in the over-the-counter market and listed with the National Quotation Service. Hoefer and Van Kasper & Company acted as the primary market makers and facilitated trades in GBB Stock. GBB Stock was listed on Nasdaq on September 9, 1996. Based on information provided to GBB by Hoefer, the range of high and low bid quotations for GBB Stock for 1995 and the first three quarters of 1996 are set forth below. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Quotations subsequent to September 30, 1996 reflect the high and low sales prices for GBB Stock as reported by Nasdaq.

  PBC Stock is traded in the over-the-counter market, but is not included for quotation on the Nasdaq, nor is it listed on any exchange. Trading in PBC Stock has been infrequent, and such trades cannot be characterized as constituting an active trading market. PBC is aware of approximately two securities dealers who make a market in PBC Stock. The following table sets forth, for the periods indicated, the high and low bid prices of PBC Stock, as reported by Hoefer, one of the principal market makers for PBC Stock. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                           PRICE PER SHARE
                                                     ---------------------------
                                                       GBB STOCK     PBC STOCK
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
1995
  First Quarter..................................... $13.63 $13.00 $15.50 $13.25
  Second Quarter....................................  15.25  13.00  17.00  15.50
  Third Quarter.....................................  17.00  15.25  19.50  17.00
  Fourth Quarter....................................  16.88  15.75  20.25  19.00
1996
  First Quarter..................................... $18.75 $16.50 $23.25 $23.00
  Second Quarter....................................  22.13  17.75  23.75  22.75
  Third Quarter.....................................  21.00  18.00  25.50  23.63
  Fourth Quarter....................................  24.38  21.13  27.75  26.75
1997
  First Quarter..................................... $27.63 $23.75 $28.00 $27.00
  Second Quarter....................................  31.50  24.88  33.00  30.25
  Third Quarter.....................................  44.50  31.88  41.00  31.50
  Fourth Quarter (through October 20, 1997).........  44.50  42.00  42.50  42.00

  The following table sets forth the high and low sales prices of GBB Stock as reported on Nasdaq and the high and low bid prices of PBC Stock as reported by Hoefer on September 5, 1997, the last trading day before the first public announcement of the Merger, and the equivalent per share prices for PBC Stock based on the GBB Stock price as of that date, assuming a Conversion Ratio of
1.07 shares of GBB Stock for each share of PBC Stock.

                                         GBB STOCK            PBC STOCK
                                       ------------- ---------------------------
                                        HISTORICAL    HISTORICAL    EQUIVALENT
                                       ------------- ------------- -------------
                                        HIGH   LOW    HIGH   LOW    HIGH   LOW
                                       ------ ------ ------ ------ ------ ------
September 5, 1997..................... $37.63 $35.00 $39.50 $39.50 $42.27 $42.27

  PBC has historically declared an annual cash dividend of approximately 50% of net income. In early 1997, PBC expanded its dividend policy to include up to 100% of nonrecurring income in its annual cash dividend. GBB's has historically declared a quarterly cash dividend of approximately 25% to 33% of net income. Both the PBC Board and the GBB Board recognize that adequate capital is essential to maintain the safety and soundness of their respective institutions. Shareholders of both institutions are entitled to cash dividends when and as declared by their respective institution's Board of Directors, out of funds legally available therefor, subject to restrictions under applicable law. See "DESCRIPTION OF GBB STOCK AND PBC STOCK--Differences between Rights of Holders of GBB Stock and PBC Stock--Dividend Restrictions."

                         SELECTED FINANCIAL DATA OF GBB

  The following selected consolidated financial data with respect to GBB's consolidated financial position as of December 31, 1996 and 1995, and its results of operations for the years ended December 31, 1996, 1995 and 1994 have been derived from the audited consolidated financial statements of GBB appearing elsewhere in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The summary consolidated financial data with respect to GBB's consolidated financial position as of December 31, 1994, 1993 and 1992 and its results of operations for the years ended December 31, 1993 and 1992 have been derived from the audited consolidated financial statements of GBB, which are not presented herein. The summary consolidated financial data with respect to GBB's consolidated financial position at June 30, 1997 and 1996, and its results of operations for the six months ended June 30, 1997 and 1996 have been derived from GBB's unaudited consolidated financial statements appearing elsewhere herein and should be read in conjunction with such consolidated financial statements and the notes thereto.

                            SIX MONTHS
                          ENDED JUNE 30,               YEARS ENDED DECEMBER 31,
                         ------------------  ------------------------------------------------
                           1997      1996      1996      1995      1994      1993      1992
                         --------  --------  --------  --------  --------  --------  --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
 Interest income........ $ 28,468  $ 20,331  $ 45,037  $ 37,233  $ 27,801  $ 23,857  $ 22,736
 Interest expense.......   10,902     7,359    16,213    13,892     8,512     6,497     7,506
                         --------  --------  --------  --------  --------  --------  --------
 Net interest income....   17,566    12,972    28,824    23,341    19,289    17,360    15,230
 Provision for loan
  losses................    4,078       685     2,036       956     1,823     1,945     1,132
                         --------  --------  --------  --------  --------  --------  --------
 Net interest income
  after provision for
  loan losses...........   13,488    12,287    26,788    22,385    17,466    15,415    14,098
 Other income...........    3,190     1,715     3,530     2,306     3,295     3,578     2,127
 Operating expenses.....   10,706     9,763    21,097    17,551    15,623    15,077    11,255
                         --------  --------  --------  --------  --------  --------  --------
 Income before income
  tax expense, merger
  and nonrecurring
  costs.................    5,972     4,239     9,221     7,140     5,138     3,916     4,970
 Income tax expense.....    2,282     1,681     3,727     2,771     1,966     1,473     1,825
                         --------  --------  --------  --------  --------  --------  --------
 Net income before
  merger and
  nonrecurring costs....    3,690     2,558     5,494     4,369     3,172     2,443     3,145
 Merger and nonrecurring
  costs, net of tax
  (1)...................      --        --      1,991     1,335       608       --        --
                         --------  --------  --------  --------  --------  --------  --------
 Net income............. $  3,690  $  2,588  $  3,503  $  3,034  $  2,564  $  2,443  $  3,145
                         ========  ========  ========  ========  ========  ========  ========
 Net income per common
  and common equivalent
  share................. $   1.05  $   0.78  $   1.04  $   0.96  $   0.85  $   0.84  $   1.12
 Weighted average shares
  outstanding...........    3,526     3,267     3,360     3,146     3,001     2,925     2,802
BALANCE AT PERIOD END:
 Total assets........... $719,051  $525,808  $622,044  $477,834  $401,614  $358,576  $325,168
 Total loans, net.......  513,846   328,466   441,560   284,579   242,750   231,857   226,334
 Total deposits.........  639,737   477,273   559,283   431,789   345,294   323,300   292,110
 Other borrowings.......      --        --     12,000       --     17,256       --        --
 Subordinated debt......    3,000     3,000     3,000     3,000       --        --        --
 Trust Preferred
  Securities............   20,000       --        --        --        --        --        --
 Total shareholders'
  equity................   48,496    41,681    44,682    40,112    36,040    34,222    31,619
SELECTED STATISTICS:
 Return on average total
  assets................     1.12%     1.04%     0.65%     0.70%     0.68%     0.70%     1.08%
 Return on average
  common shareholders'
  equity................    15.51%    12.32%     8.12%     7.98%     7.31%     7.56%    10.50%
 Average equity to
  average total assets..     7.13%     8.45%     7.94%     8.75%     9.31%     9.46%     9.96%
REGULATORY CAPITAL
 RATIOS:
 Leverage ratio.........     9.74%     8.43%     7.27%     8.69%     9.34%     9.69%     9.43%
 Tier 1 risk based
  capital ratio.........    11.66%    10.20%     8.75%    11.38%    12.59%    13.05%    11.60%
 Total risk based
  capital ratio.........    13.42%    12.06%    10.54%    13.43%    13.82%    14.45%    12.80%

--------
(1) Please see discussion of merger and nonrecurring costs in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations--GBB."

                         SELECTED FINANCIAL DATA OF PBC

  The following selected consolidated financial data with respect to PBC's consolidated financial position as of December 31, 1996 and 1995, and its results of operations for the years ended December 31, 1996, 1995 and 1994 have been derived from the audited consolidated financial statements of PBC appearing elsewhere in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The summary consolidated financial data with respect to PBC's consolidated financial position as of December 31, 1994, 1993 and 1992 and its results of operations for the years ended December 31, 1993 and 1992 have been derived from the audited consolidated financial statements of PBC, which are not presented herein. The summary consolidated financial data with respect to PBC's consolidated financial position at June 30, 1997 and 1996, and its results of operations for the six months ended June 30, 1997 and 1996 have been derived from PBC's unaudited consolidated financial statements appearing elsewhere herein and should be read in conjunction with such consolidated financial statements and the notes thereto.

                            SIX MONTHS
                              ENDED
                             JUNE 30,               YEARS ENDED DECEMBER 31,
                         -----------------  --------------------------------------------
                           1997     1996      1996     1995     1994     1993     1992
                         --------  -------  --------  -------  -------  -------  -------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Interest income....... $  7,381  $ 4,076  $  9,061  $ 8,603  $ 7,212  $ 6,388  $ 6,758
  Interest expense......    2,866    1,281     2,912    2,447    1,685    1,786    2,703
                         --------  -------  --------  -------  -------  -------  -------
  Net interest income...    4,515    2,795     6,149    6,156    5,527    4,602    4,055
  Provision for loan
   losses...............       90       90       120      204      120      160      265
                         --------  -------  --------  -------  -------  -------  -------
  Net interest income
   after provision for
   loan losses..........    4,425    2,705     6,029    5,952    5,407    4,442    3,790
  Other income..........      195      202       420      476      460      456      561
  Operating expenses....    1,932    1,744     3,569    3,600    3,676    3,899    3,533
                         --------  -------  --------  -------  -------  -------  -------
  Income before income
   tax expense, merger
   and nonrecurring
   costs................    2,688    1,163     2,880    2,828    2,191      999      818
  Income tax expense....    1,020      425     1,045    1,046      825      367      283
                         --------  -------  --------  -------  -------  -------  -------
  Net income before
   merger and
   nonrecurring costs...    1,668      738     1,835    1,782    1,366      632      535
  Merger and
   nonrecurring costs,
   net of tax...........      --       --        --       --       --       --       --
                         --------  -------  --------  -------  -------  -------  -------
  Net income(1)......... $  1,668  $   738  $  1,835  $ 1,782  $ 1,366  $   632  $   535
                         ========  =======  ========  =======  =======  =======  =======
  Net income per common
   and common equivalent
   share................ $   2.41  $  1.11  $   2.65  $  2.70  $  2.14  $  1.00  $  0.85
  Weighted average
   shares outstanding...      692      663       692      660      640      629      629
BALANCE AT PERIOD END:
  Total assets..........  207,215   99,496   204,321   98,754   89,748   94,579   94,246
  Total loans, net......   74,012   59,767    64,185   58,805   60,479   58,263   58,164
  Total deposits........  190,519   85,612   188,535   84,065   77,173   82,857   82,916
  Other borrowings......      --       --        --       --       --       --       --
  Total shareholders'
   equity...............   14,974   12,933    13,273   12,271   10,790   10,316    9,999
SELECTED STATISTICS:
  Return on average
   total assets.........     1.63%    1.48%     1.62%    1.82%    1.47%    0.70%    0.59%
  Return on average
   common shareholders'
   equity...............    23.75%   11.64%    14.12%   14.94%   12.53%    6.14%    5.39%
  Average equity to
   average total
   assets...............     6.87%   12.72%    11.49%   12.20%   11.73%   11.45%   10.99%
REGULATORY CAPITAL
 RATIOS:
  Leverage ratio........     7.20%   13.06%     8.90%   12.22%   12.02%   11.26%   10.62%
  Tier 1 risk based
   capital ratio........    14.15%   13.77%    13.52%   17.11%   15.96%   15.21%   14.45%
  Total risk based
   capital ratio........    15.40%   14.90%    14.77%   18.36%   16.50%   16.47%   15.70%

--------

(1) Net income for the six months ended June 30, 1997 and the year ended December 31, 1996 includes approximately $535,500 (net of tax) and $117,300 (net of tax), respectively, of net income related to the Special Deposit of approximately $95.2 million and $94.0 million, respectively. Excluding the Special Deposit and the nonrecurring income related to such deposit, the net income, net income per common and common equivalent share, return on average total assets, and return on average common shareholders' equity for the six months ended June 30, 1997 and the year ended December 31, 1996 and total assets and total deposits as of such dates would have been as follows:

                                                EXCLUDING SPECIAL DEPOSIT
                                            ----------------------------------
                                                FOR THE           FOR THE
                                            SIX MONTHS ENDED    YEAR ENDED
                                             JUNE 30, 1997   DECEMBER 31, 1996
                                            ---------------- -----------------
      Net income...........................     $  1,132         $  1,718
      Net income per common and common
       equivalent share....................     $   1.64         $   2.48
      Return on average total assets.......         2.07%            1.63%
      Return on average common
       shareholders' equity................        16.90%           13.23%
      Total assets.........................     $112,015         $110,321
      Total deposits.......................     $ 95,319         $ 94,535

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 and 1996 and selected Unaudited Pro Forma Combined Statements of Operations for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 have been prepared to reflect the effects of the Merger on the historical results of GBB. The Unaudited Pro Forma Combined Balance Sheet has been prepared as if the Merger occurred on June 30, 1997. The Unaudited Pro Forma Combined Statements of Operations have been prepared as if the Merger occurred on January 1, 1994. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that will occur in the future.

UNAUDITED PRO FORMA COMBINED FINANCIAL SUMMARY

                             SIX MONTHS
                           ENDED JUNE 30,        YEARS ENDED DECEMBER 31,
                         --------------------  -------------------------------
                           1997       1996       1996       1995       1994
                         ---------  ---------  ---------  ---------  ---------
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Interest income....... $  35,849  $  24,407  $  54,098  $  45,836  $  35,013
  Interest expense......    13,768      8,640     19,125     16,339     10,197
                         ---------  ---------  ---------  ---------  ---------
  Net interest income...    22,081     15,767     34,973     29,497     24,816
  Provision for loan
   losses...............     4,168        775      2,156      1,160      1,943
                         ---------  ---------  ---------  ---------  ---------
  Net interest income
   after provision for
   loan losses..........    17,913     14,992     32,817     28,337     22,873
  Other income..........     3,385      1,917      3,950      2,782      3,755
  Operating expenses....    12,638     11,507     24,666     21,151     19,299
  Income before income
   tax expense, merger
   and nonrecurring
   costs................     8,660      5,402     12,101      9,968      7,329
  Income tax expense....     3,302      2,106      4,772      3,817      2,791
                         ---------  ---------  ---------  ---------  ---------
  Net income before
   merger and
   nonrecurring costs ..     5,358      3,296      7,329      6,151      4,538
  Merger and
   nonrecurring costs,
   net of tax(1)........       --         --       1,991      1,335        608
                         ---------  ---------  ---------  ---------  ---------
  Net income(2)......... $   5,358  $   3,296  $   5,338  $   4,816  $   3,930
                         =========  =========  =========  =========  =========
  Net income per common
   and common equivalent
   share(2)............. $    1.26  $    0.83  $    1.30  $    1.25  $    1.07
  Weighted average
   shares
   outstanding(3).......     4,266      3,976      4,100      3,852      3,685
BALANCE AT PERIOD END:
  Total assets(4).......   926,266    625,304    826,365    576,588    491,362
  Total loans, net......   587,858    388,233    505,745    343,384    303,229
  Total deposits(4).....   830,256    562,885    747,818    515,854    422,467
  Other borrowings......       --         --      12,000        --      17,256
  Subordinated debt.....     3,000      3,000      3,000      3,000        --
  Trust Preferred
   Securities...........    20,000        --         --         --         --
  Total shareholders'
   equity...............    62,320     54,614     57,955     52,383     46,830
SELECTED STATISTICS:(5)
  Return on average
   total assets.........      1.23%      1.12%       .82%       .90%       .84%
  Return on average
   common shareholders'
   equity...............     17.39%     12.16%      9.57%      9.64%      8.55%
  Average equity to
   average total
   assets...............      7.07%      9.17%      8.56%      9.39%      9.79%
REGULATORY CAPITAL
 RATIOS:
  Leverage ratio........      9.16%      9.43%     7.591%      9.32%      9.85%
  Tier 1 risk based
   capital ratio........     12.04%     11.48%      9.52%     12.34%     13.25%
  Total risk based
   capital ratio........     13.73%     13.32%     11.22%     14.27%     14.34%

--------

(1) For a discussion of merger and nonrecurring costs, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- GBB."

(2) Net income for PBC for the six months ended June 30, 1997 and the year ended December 31, 1996 included approximately $535,500 (net of tax) and $117,300 (net of tax), respectively, of net income related to the Special Deposit. The pro forma combined net income and net income per common and common equivalent share excluding these amounts for the six months ended June 30, 1997 would have been $4.8 million and $1.13 and for the year ended December 31, 1996 would have been $5.2 million and $1.27.

(3) Calculated as the historical GBB weighted average shares outstanding plus the historical PBC weighted average shares outstanding (adjusted for the assumed Conversion Ratio of 1.07).

(4) PBC's total assets and total deposits at June 30, 1997 and December 31, 1996 include approximately $95.2 million and $94.0 million related to the Special Deposit. The pro forma combined total assets and total deposits excluding the Special Deposit would have been as follows:

                                                           JUNE 30, DECEMBER 31,
                                                             1997       1996
                                                           -------- ------------
       Total assets....................................... $831,066   $732,365
       Total deposits..................................... $735,056   $653,818

(5) Excluding the net income related to the Special Deposit of approximately $535,500 for the six months ended June 30, 1997 and approximately $117,300 for the year ended December 31, 1996, the pro forma combined return on average total assets, return on average common shareholders' equity and average equity to average total assets for the six months ended June 30, 1997 (annualized) would have been: 1.24%, 15.82% and 7.85%, respectively, and for the year ended December 31, 1996 would have been: 0.81%, 9.38% and 8.64%, respectively.

RECENT DEVELOPMENTS

  GBB's net income for the three months ended September 30, 1997 increased by 77% to $2.41 million or $0.66 per share, compared to $1.36 million or $0.41 per share for the third quarter of 1996. The increase in net income for the third quarter of 1997 was primarily due to increased net interest income, which resulted from significant growth in average interest-earning assets during the period.

  GBB's total assets increased by 34% to $777.6 million at September 30, 1997 from $579.4 million at September 30, 1996. During the same period, loans increased by 43% to $553.0 million at September 30, 1997 compared to $386.3 million at September 30, 1996, while deposits increased by 32% to $698.1 million at September 30, 1997 from $529.0 million at September 30, 1996.

  For the third quarter of 1997, GBB reported an annualized return on average shareholders' equity of 19.56% and return on average assets of 1.25%, compared to 12.35% and 0.98%, for the corresponding period of 1996.

  GBB's allowance for loan losses was $11.8 million or 2.13% of total loans at September 30, 1997, compared to $5.6 million or 1.45% at September 30, 1996. GBB's nonperforming assets as a percentage of total assets declined to 0.44% of total assets at September 30, 1997, compared to 0.54% of total assets at September 30, 1996.

  The level of fiduciary assets under management of the Greater Bay Trust Company increased by 45% to a total of $539.8 million at September 30, 1997, compared to $371.2 million at September 30, 1996. Trust fee income increased by 47% from $375,000 for the third quarter of 1996 to $550,000 for the third quarter of 1997.

  PBC's net income for the three months ended September 30, 1997 increased by 109% to $905,000 or $1.34 per share, compared to $433,000 or $0.65 per share for the third quarter of 1996. The increase in net income for the third quarter of 1997 was primarily due to net income related to the Special Deposit, which had a balance of $87.7 million as of September 30, 1997, and to growth in average interest-earning assets, including loans. Excluding net income related to the Special Deposit, net income for the third quarter of 1997 was approximately $622,000 or $0.92 per share, an increase of 44% from the third quarter of 1996.

  PBC's total assets at September 30, 1997 were $205.5 million ($117.8 million excluding assets related to the Special Deposit) compared with $104.2 million at September 30, 1996. Total loans at September 30, 1997 were $80.2 million compared to $63.4 million at September 30, 1996, while deposits (excluding the Special Deposit) increased by 12% to $100.6 million at September 30, 1997 from $89.6 million at September 30, 1996.

  For the third quarter of 1997, PBC reported an annualized return on average shareholders' equity of 23.75% and annualized return on average assets of 1.66%, compared to 12.62% and 1.61%, respectively, for the corresponding period of 1996. Excluding the Special Deposit, the investment associated with it and net income related to it, the third quarter 1997 annualized return on average shareholders' equity was 16.23% and annualized return on average assets was 2.17%.

  PBC's allowance for loan losses was $1,456,000 or 1.8% of total loans at September 30, 1997, compared to $1,392,000 or 2.2% at September 30, 1996. PBC's nonperforming assets as a percentage of total assets decreased to 0.2% at September 30, 1997 from 1.5% at September 30, 1996.

                                 RISK FACTORS

  In deciding how to vote their shares at the special meetings, holders of shares of GBB Stock and holders of shares of PBC Stock should carefully consider the following factors, in addition to the information and other matters set forth in this Joint Proxy Statement/Prospectus.

  Certain statements contained in this Joint Proxy Statement/Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GBB or PBC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which GBB or PBC operate; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of GBB's business; and other factors referenced in this Joint Proxy Statement/Prospectus, including, without limitation, under the captions "SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--GBB," "BUSINESS--GBB," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--PBC" and "BUSINESS--PBC." Given these uncertainties, shareholders are cautioned not to place undue reliance on such forward-looking statements. GBB and PBC disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RISK FACTORS RELATING TO THE MERGER

  Prospects of GBB After the Merger and Ability to Integrate Operations. The earnings, financial condition and prospects of GBB after the Merger will depend in part on GBB's ability to successfully integrate the operations and management of PBC as a new wholly-owned subsidiary, and to continue to implement GBB's Super Community Banking Philosophy. There can be no assurance that GBB will be able to effectively and profitably integrate the operations and management of PBC, or that GBB will be able to continue to profitably implement its Super Community Banking Philosophy. See "BUSINESS--GBB--Super Community Banking Philosophy." In addition, there can be no assurance that GBB will be able to fully realize the potential revenue enhancement expected as a result of the Merger. Further, although the GBB Board and the PBC Board do not anticipate cost savings as a result of the Merger to be significant (as compared to potential revenue enhancement as a result of the Merger), there can be no assurance that GBB will be able to fully realize any of the potential cost savings expected as a result of the Banks and PBC being able to share administrative and other resources under a common parent company. Finally, there can be no assurance that any cost savings which are realized will not be offset by losses in revenues or other charges to earnings.

  Performance of Combined Loan Portfolios. GBB's performance and prospects after the Merger also will be dependent to a significant extent on the performance of the combined loan portfolios of the Banks and PBC and ultimately on the financial condition of the Banks' and PBC's borrowers and other customers. The existing loan portfolios of the Banks and PBC differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, GBB's overall loan portfolio will have a different risk profile than the loan portfolio of either PBC or the Banks before the Merger. The performance of the combined loan portfolio will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by the combined company or additional expenses are incurred in retaining them, there could be adverse effects on future results of operations of GBB following the Merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of PBC and GBB are maintained and enhanced.

RISK FACTORS RELATING TO THE INDUSTRY

  Interest Rate Risk. Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for GBB's and PBC's products and services. GBB and PBC are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given GBB's and PBC's current volume and mix of interest-bearing liabilities and interest-earning assets, GBB's and PBC's interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on GBB's and PBC's results of operations.

  Economic Conditions and Geographic Concentration. The operations of GBB and PBC are located in Northern California and concentrated primarily in Santa Clara, San Mateo and San Francisco Counties, which include the area known as the "Silicon Valley." As a result of this geographic concentration, GBB's and PBC's results depend largely upon economic conditions in these areas. A deterioration in economic conditions in these market areas could have a material adverse impact on the quality of GBB's and PBC's loan portfolio and the demand for their products and services and, accordingly, their respective results of operations. See "BUSINESS--GBB--Market Area" and "BUSINESS--PBC-- Market Area."

  Government Regulation and Monetary Policy. The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which GBB, the Banks and PBC conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of GBB's or PBC's securities. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of GBB or PBC. Significant new laws or changes in, or repeals of, existing laws may cause GBB's or PBC's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements any material change in these conditions would be likely to have a material impact on GBB's and PBC's respective results of operations. See "SUPERVISION AND REGULATION."

  Competition. The banking and financial services business in California generally, and in GBB's and PBC's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. The Banks and PBC compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Banks or PBC. There can be no assurance that the Banks or PBC will be able to compete effectively in their markets, and the results of operations of the Banks and PBC could be adversely affected if circumstances affecting the nature or level of competition change. See "BUSINESS--GBB--Competition" and "BUSINESS--PBC--Competition."

  Credit Quality. A significant source of risk for financial institutions such as the Banks and PBC arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. GBB and PBC have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the respective companies' results of operations.

                                THE GBB MEETING

DATE, TIME AND PLACE

  The GBB Meeting will be held on Wednesday, November 19, 1997 at the principal administrative offices of GBB, located at 2860 West Bayshore Road, Palo Alto, California 94303, at 5:00 p.m., California time, and any adjournment or adjournments thereof.

PURPOSE

  One purpose of the GBB Meeting is to consider and vote upon a proposal to approve the principal terms of the Reorganization Agreement. The shareholders of GBB will also consider and vote upon (i) a proposal to amend the articles of incorporation of GBB to increase to 12,000,000 the number of shares of GBB Stock authorized to be issued by GBB; (ii) a proposal to amend, upon consummation of the Merger, the 1996 Option Plan to increase by 456,326 the number of shares available for issuance thereunder, and to provide that all of the shares issuable under such plan may be issued pursuant to the exercise of incentive or nonqualified stock options granted under such plan; and (iii) such other matters as may be properly brought before the GBB Meeting.

RECORD DATE

  The GBB Board has fixed the close of business on October 21, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the GBB Meeting. Accordingly, only holders of record of shares of GBB Stock at the close of business on the GBB Record Date will be entitled to vote at the GBB Meeting and any adjournment thereof. As of GBB Record Date, there were 3,338,083 shares of GBB Stock outstanding, held by approximately 846 shareholders of record.

PROXIES AND REVOCABILITY OF PROXIES

  A proxy card for voting at the GBB Meeting is enclosed with the copy of this Joint Proxy Statement/Prospectus being mailed to GBB shareholders. (A separate proxy card for PBC shareholders voting at the PBC Meeting is being provided to PBC shareholders. See "THE PBC MEETING--Proxies and Revocability of Proxies."). When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the GBB Meeting and does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote "AGAINST" the matters to be voted on at the GBB Meeting. Shareholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted "FOR" all proposals. The proxy card also confers discretionary authority on the individuals appointed by the GBB Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the GBB Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the GBB Meeting by delivering an instrument of revocation to the Secretary of GBB, by duly executing and submitting a proxy card bearing a later date, or by appearing at the GBB Meeting and voting in person. The mere presence at the GBB Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of GBB Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners.

COSTS OF SOLICITATIONS OF PROXIES

  GBB will bear its own costs in connection with this solicitation. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of GBB may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication. GBB has engaged Shareholder Communications Corporation to solicit proxies from brokers, nominees, fiduciaries and other custodians. The cost of this service is approximately $4,500 plus out-of-pocket expenses in an anticipated maximum additional amount of $3,000. Although there is no formal agreement to do so, GBB may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals.

OUTSTANDING SECURITIES; QUORUM

  As of the GBB Record Date, there were issued and outstanding 3,338,083 shares of GBB Stock. GBB's articles of incorporation also authorize the issuance of 4,000,000 shares of preferred stock, none of which were issued and outstanding on the GBB Record Date.

  The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of GBB Stock is necessary to constitute a quorum at the GBB Meeting. Abstentions will be counted for purposes of establishing a quorum.

VOTE REQUIRED

  GBB shareholders are entitled to one vote at the GBB Meeting for each share of GBB Stock held of record by them on the GBB Record Date. The proposals concerning approval of the Reorganization Agreement and amendment of GBB's articles of incorporation require the affirmative vote of a majority of the outstanding shares entitled to vote. The proposal concerning amendment of the 1996 Option Plan requires the affirmative vote of a majority of the shares represented at the GBB Meeting either in person or by properly executed proxies.

  As of the GBB Record Date, directors and executive officers of GBB beneficially owned an aggregate of 458,029 shares of GBB Stock (not including shares issuable upon exercise of stock options), or approximately 13.7% of those outstanding as of the GBB Record Date. Abstentions and broker non-votes with respect to the proposals concerning approval of the Reorganization Agreement and the amendment of GBB's articles of incorporation will have the same effect as a vote "AGAINST" the proposal. Abstentions will have the same effect as a vote "AGAINST" the proposal concerning the amendment of the 1996 Option Plan, while broker non-votes will have no effect on the outcome of this proposal.

                                THE PBC MEETING

DATE, TIME AND PLACE

  The PBC Meeting will be held on Wednesday, November 19, 1997 at the principal offices of PBC, located at 1001 Broadway, Millbrae, California 94030, at 5:00 p.m., California time, and any adjournment or adjournments thereof.

PURPOSE

  The purpose of the PBC Meeting is to consider and vote upon (i) a proposal to approve the principal terms of the Reorganization Agreement; and (ii) such other business as may be properly brought before the PBC Meeting.

RECORD DATE

  The PBC Board has fixed the close of business on October 21, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the PBC Meeting. Accordingly, only holders of record of shares of PBC Stock at the close of business on the PBC Record Date will be entitled to vote at the PBC Meeting. As of the PBC Record Date, there were 673,862 shares of the PBC Stock outstanding, held by approximately 375 shareholders of record.

PROXIES AND REVOCABILITY OF PROXIES

  A proxy card for voting at the PBC Meeting is enclosed with the copy of this Joint Proxy Statement/Prospectus being mailed to PBC shareholders. (A separate proxy card for GBB shareholders voting at the GBB Meeting is being provided to GBB shareholders. See "THE GBB MEETING--Proxies and Revocability of Proxies.") When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the PBC Meeting and if a shareholder does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote against the approval of the Reorganization Agreement. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not indicate how the shares represented by the proxy card are to be voted, such shares will be voted "FOR" approval of the Reorganization Agreement. The proxy card also confers discretionary authority on the individuals appointed by the PBC Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the PBC Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the PBC Meeting by delivering an instrument of revocation to the Secretary of PBC, by duly executing and submitting a proxy card bearing a later date, or by appearing at the PBC Meeting and voting in person. The mere presence at the PBC Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of PBC Stock as nominees will not have discretionary authority to vote such shares in connection with the proposal to approve the principal terms of the Reorganization Agreement in the absence of instructions from the beneficial owners.

  Proxies will be solicited through the use of the mails. In addition, certain directors, officers and employees of PBC may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication.

COSTS OF SOLICITATION OF PROXIES

  PBC will bear its own costs in connection with this solicitation. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of PBC may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication. Although there is no formal agreement to do so, PBC may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, PBC may pay for and utilize the services of individuals and companies not regularly employed by PBC in connection with the solicitation of proxies if the PBC Board determines that this is advisable.

OUTSTANDING SECURITIES; QUORUM

  As of the PBC Record Date, there were issued and outstanding 673,862 shares of PBC Stock. PBC's articles of incorporation also authorize the issuance of 1,000,000 shares of Serial Preferred Stock, none of which were issued and outstanding on the PBC Record Date.

  The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of PBC Stock is necessary to constitute a quorum at the PBC Meeting. Abstentions will be counted for purposes of establishing a quorum.

VOTE REQUIRED

  PBC shareholders are entitled to one vote at the PBC Meeting for each share of PBC Stock held of record by them on the PBC Record Date. The proposal concerning the approval of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of PBC Stock.

  As of the PBC Record Date, directors and executive officers of PBC beneficially owned an aggregate of 223,697 shares of PBC Stock (not including shares issuable upon exercise of stock options), or approximately 33.2% of those outstanding as of the PBC Record Date. PBC has been advised that all of its directors and executive officers intend to vote all such shares in favor of the adoption of the Reorganization Agreement. See "THE MERGER--Agreements with Certain Shareholders."

  Abstentions and broker non-votes with respect to the proposal concerning approval of the Reorganization Agreement will have the effect of a vote "AGAINST" the proposal.

      BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT--GBB

  The following table sets forth information as of September 30, 1997 concerning the beneficial ownership of GBB Stock for the directors and the executive officers of GBB and as a group. Unless otherwise indicated, each director and executive officer listed below possesses sole voting power and sole investment power. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. As of September 30, 1997, no person known to GBB owned more than five percent (5%) of the outstanding shares. No director or executive officer of PBC holds shares of GBB Stock.

                                            SHARES BENEFICIALLY OWNED(2)
                                            ---------------------------------
                                             NUMBER OF        PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)        SHARES            CLASS(3)
---------------------------------------     ---------------  ----------------
C. Donald Allen (4)........................           55,937              1.67%
Murray B. Dey (5)..........................           21,656              0.65
John M. Gatto (6)..........................           26,489              0.79
David R. Hood (7)..........................           21,638              0.65
James E. Jackson (8).......................           49,299              1.47
David L. Kalkbrenner (9)...................           40,803              1.22
Rex D. Lindsay (10)........................           51,799              1.55
Duncan L. Matteson (11)....................           42,989              1.29
Glen McLaughlin (12).......................           33,503              1.00
Hall Palmer (13)...........................           21,156              0.63
Dick J. Randall (14).......................          107,194              3.21
Donald H. Seiler (15)......................           36,480              1.09
Steven C. Smith (16).......................           32,221              0.96
Warren R. Thoits (17)......................           24,768              0.74
Edwin E. van Bronkhorst (18)...............           26,569              0.80
All directors and executive officers as a
 group(15 persons) (19)....................          592,501             17.05

--------
 (1) The address for each of the beneficial owners is care of Greater Bay Bancorp, 2860 West Bayshore Road, Palo Alto, California 94303.
 (2) Includes shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
 (3) Shares of GBB Stock issuable upon exercise of stock options exercisable within 60 days of September 30, 1997 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.
 (4) Includes 414 shares held by Mr. Allen's spouse, 3,579 shares held in an IRA for Mr. Allen, 598 shares held in a 401(k) plan for Mr. Allen and 12,732 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
 (5) Includes 14,644 shares held jointly with Mr. Dey's spouse as trustees of the Murray B. Dey and Wendy H. Dey Trust dated April 23, 1982 and 4,889 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
 (6) Includes 9,797 shares issuable upon the exercise of options exercisable within 60 days of September 30, 1997.
 (7) Includes 5,526 shares held in an IRA for Mr. Hood, 683 shares in a 401(k) plan for Mr. Hood and 13,883 shares issuable upon the exercise of options exercisable within 60 days of September 30, 1997.
 (8) Includes 32,229 shares held jointly by James E. Jackson and his spouse, 1,491 shares held in an IRA for the benefit of Mr. Jackson's spouse, 7,063 shares held in an IRA for Mr. Jackson, 1,385 shares held in a 401(k) plan for Mr. Jackson, and 7,131 shares issuable upon the exercise of options exercisable within 60 days of September 30, 1997.
 (9) Includes 9,047 shares held in an IRA for Mr. Kalkbrenner, 1,413 shares held in a 401(k) plan for Mr. Kalkbrenner and 15,254 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.

(10) Includes 36,199 shares held by the Rex D. and Leanor L. Lindsay Family Trust dated February 8, 1977, 1,906 shares held by Mr. Lindsay as custodian for his minor grandchildren, 1,386 shares held by Mr. Lindsay for his sister-in-law, Ms. Lochler, and 12,123 shares issuable upon the exercise of options exercisable within 60 days of September 30, 1997.
(11) Includes 30,000 shares held jointly with Mr. Matteson's spouse as trustees of the Matteson Family Trust, 9,000 shares held by the Matteson Realty Services, Inc. Defined Benefit Employees' Retirement Trust and 3,989 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(12) Includes 16,417 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(13) Includes 11,129 shares held in the William Palmer Trust, 1,548 shares held in an IRA for Mr. Palmer, 1,396 shares held in a 401(k) plan for Mr. Palmer and 7,083 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(14) Includes 104,991 shares held in by the Dick J. and Carolyn L. Randall Trust and 2,018 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(15) Includes 33,491 shares held jointly with Mr. Seiler's spouse as trustees of the Seiler Family Trust and 2,989 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(16) Includes 2,506 shares held in a 401(k) Plan for Mr. Smith, 370 shares held in an IRA for the benefit of Mr. Smith's spouse, 9,323 shares held jointly by Mr. Smith and his spouse and 20,022 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(17) Includes 9,832 shares held by Mr. Thoits as trustee of the Warren R. Thoits Trust dated December 30, 1983, 10,947 shares for which Mr. Thoits is the record holding trustee and 3,989 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(18) Includes 22,580 shares held jointly with Mr. van Bronkhorst's spouse as trustees of the E. E. van Bronkhorst Trust dated July 12, 1997 and 3,989 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.
(19) Includes 136,305 shares issuable upon the exercise of stock options exercisable within 60 days of September 30, 1997.

      BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT--PBC

  The following table sets forth information as of September 30, 1997 concerning the beneficial ownership of PBC Stock for the directors and executive officers of PBC, and as a group. Unless otherwise indicated, each director and executive officer listed below possesses sole voting power and sole investment power. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. As of September 30, 1997, no person known to PBC owned more than five percent (5%) of the outstanding shares, except Mr. Azzopardi, Mr. Corey and Mr. Welch. No director or executive officer of GBB shares holds shares of PBC Stock.

                                            SHARES BENEFICIALLY OWNED (1)
                                            ---------------------------------
                                              NUMBER OF         PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(2)         SHARES          OF CLASS(3)
---------------------------------------     ---------------   ---------------
Francis G. Azzopardi (4)...................       35,801             5.31%
Michael W. Bondy (5).......................        2,432              *
George R. Corey (6)........................       34,594             5.13
Mark F. Doiron (7).........................       21,155             3.14
Robert A. Marshall (8).....................       23,385             3.47
Thomas T. Pangelinan (9)...................       19,089             2.83
William J. Schneider (10)..................       20,129             2.99
Michael E. Vano (11).......................       15,367             2.28
Joseph W. Welch (12).......................       86,214            12.79
All directors and executive officers as a
 group (9 persons) (13)....................      258,166            38.31

--------
*   Less than 1%.
 (1) Includes shares beneficially owned, directly and indirectly, together with associates and includes shares that may be acquired upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997. Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investing power with respect to such shares unless otherwise noted. As of September 30, 1997, there were 673,862 shares of PBC Stock outstanding.
 (2) The address for each of the beneficial owners is care of Peninsula Bank of Commerce, 1001 Broadway, Millbrae, California 94030.
 (3) Shares of PBC Stock issuable upon exercise of stock options exercisable within 60 days of September 30, 1997 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

 (4) Includes 2,128 shares held jointly by Francis G. Azzopardi and his spouse, 31,673 shares held by the Azzopardi Family Trust, and 2,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

 (5) Includes 1,852 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

 (6) Includes 2,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

 (7) Includes 16,728 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

 (8) Includes 2,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

 (9) Includes 15,200 shares held jointly by Thomas T. Pangelinan and his spouse and 3,889 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

(10) Includes 2,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

(11) Includes 13,367 shares held jointly by Michael E. Vano and his spouse, as trustees of the Michael Vano and Joanne Vano Trust and 2,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

(12) Includes 84,214 shares held by the Joseph W. Welch Revocable Trust II and 2,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

(13) Includes 34,469 shares the directors and executive officers have the right to acquire upon the exercise of stock options that are currently exercisable or exercisable within 60 days of September 30, 1997.

                                  THE MERGER

  The Reorganization Agreement provides for the acquisition of PBC by GBB through the Merger of Newco with and into PBC, with PBC as the surviving corporation and with PBC thereafter operating as a banking subsidiary of GBB. The obligation of the parties to consummate the Merger is subject to the satisfaction of certain conditions, including the approval of the Reorganization Agreement by the shareholders of GBB and PBC. See "THE REORGANIZATION AGREEMENT--Conditions to the Merger" and "THE MERGER-- Regulatory Approvals."

BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATIONS--GBB

  The GBB Board began to consider the possibility of a business combination with PBC during the first quarter of 1997. After various discussions and negotiations among certain of GBB's and PBC's directors and officers and PBC's financial advisor, Hoefer, PBC accepted a nonbinding expression of interest letter of GBB on July 29, 1997 to effect the Merger. Following the acceptance of the expression of interest letter, each party conducted a due diligence examination of the other. Upon completion of such due diligence examinations and after certain additional discussions and negotiations, each of the GBB Board and the PBC Board held a meeting to discuss and evaluate the proposed transaction.

  At such meeting on August 19, 1997, the GBB Board, among other things, (i) reviewed and discussed the proposed transaction; (ii) discussed the initial results of the due diligence examination of PBC; (iii) reviewed preliminary drafts of the Reorganization Agreement and exhibits thereto; and (iv) authorized certain representatives of GBB to continue to negotiate the terms and conditions of the proposed Merger.

  In connection with its analysis of the fairness of the transaction, the GBB Board retained Hovde to advise it as to the fairness to the GBB shareholders of the consideration to be received in the transaction from a financial point of view.

  On September 5, 1997, the GBB Board met to further consider the proposed transaction and to review the Reorganization Agreement and related documents. Representatives of GBB's outside legal counsel, Manatt, Phelps & Phillips, LLP, Coopers and Hovde attended this meeting and discussed the Merger with the GBB Board. Hovde reviewed the results of its analysis of the Merger and delivered to the GBB Board its opinion that the consideration to be received in the Merger was fair to the GBB shareholders from a financial point of view (see "--Opinion of GBB Financial Advisor").

  Thereafter, the GBB Board approved, and authorized the execution of, the Reorganization Agreement. In connection with the execution of the Reorganization Agreement, PBC granted to GBB an option to purchase up to 19.9% of the outstanding PBC Stock, exercisable only upon the occurrence of certain specified events. See "THE STOCK OPTION AGREEMENT."

  The GBB Board believes the Merger to be in the best interests of GBB, its shareholders and its banking customers. The GBB Board believes that the Merger will position GBB, on a consolidated basis, closer to its strategic objective of becoming the leading independent financial services provider in the San Francisco Peninsula market area and strengthen GBB, on a consolidated basis, in terms of management, growth opportunities and profitability.

  The GBB Board believes that the combination of GBB and PBC will have a positive impact on the operations of PBC and GBB on a consolidated basis. PBC, as a new subsidiary of GBB's multi-bank holding company structure, will have the advantage of consolidation and centralization of certain management and operations functions and certain resulting economies of scale and will benefit from an increased lending limit with respect to loan volume and growth. Furthermore, it is believed that GBB, as a larger independent financial institution, will be better able to compete with major banks in the communities now served by the Banks and PBC and will benefit such communities by providing increased banking services. The GBB Board also anticipates that the Merger will present significant revenue enhancement opportunities for the combined entity.

These opportunities result from, among other factors: (i) an increased ability to cross-sell a wider variety of banking products and services; (ii) the ability to generate increased loan and fee income from PBC customers as a result of the higher lending limits available to the combined entity; (iii) the potential to increase overall market share in the communities presently served by GBB and PBC as a result of the wider range of products and services to be offered through the combined entity; and (iv) the ability to leverage marketing expense and thereby improve the return on the combined entity's marketing investment. Accordingly, the GBB Board has approved the Merger and the transactions contemplated in connection therewith and recommends approval of the Merger by the shareholders of GBB.

  In reaching its conclusion, the GBB Board considered certain information, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of PBC; (ii) the structure of the transaction, including the fact that GBB shareholders would retain approximately 81% of the common equity of GBB on a fully diluted basis; (iii) the fact that the GBB Board would be comprised of the 10 current directors of the GBB Board and George R. Corey, current Chairman of the PBC Board, and that Mark P. Doiron, President and Chief Executive Officer of PBC, would continue to serve in such capacities and would be appointed to the Executive Management Committee of GBB as of the Effective Time; (iv) the terms of the Reorganization Agreement, the Stock Option Agreement and other documents executed in connection with the Merger and its review of such documents with its financial and legal advisors; (v) the presentation of Hovde; (vi) the opinion of Hovde that the consideration to be received in the Merger is fair to the shareholders of GBB from a financial point of view; (vii) the GBB Board's review with its legal and financial advisors of other merger targets;
(viii) the compatibility of PBC with GBB and the complementary lines of business; (ix) the geographic distribution of PBC offices vis-a-vis GBB's strategic plan; (x) the ability of a larger institution to compete in the banking environment and to leverage overhead costs; (xi) the effect of the Merger on existing shareholders, employees, officers and customers of GBB;
(xii) the current and prospective economic environment and regulatory and competitive burdens and constraints facing commercial banks; (xiii) the impact of the Merger on the communities served by the Banks and PBC, and the increased ability to serve the communities through the larger branch network;
(xiv) the results of the due diligence conducted as to the financial condition of PBC, and the prospects of economic viability of the combined institution; and (xv) the pro forma financial statements of the combined companies, and the capitalization of the combined companies in excess of "well capitalized" requirements of federal regulatory agencies.

  In addition, in analyzing the proposed transaction, the GBB Board considered that PBC possesses an excellent customer and deposit base which complements GBB's existing customer and deposit base and provides broader geographic coverage of strategic target markets already identified and initially penetrated by GBB through the Banks. The GBB Board also considered that the larger size of the combined company would increase shareholder liquidity, make future acquisitions more possible and leverage GBB's overall expense structure. In determining the Conversion Ratio, GBB and Hovde analyzed the relative contributions of each company relative to: assets (size and quality), loans, nonperforming assets ("NPAs"), allowance for loan and lease losses ("ALLL"), deposits, equity, tangible equity, loans/deposits, NPAs/assets, ALLL/NPAs, equity/assets, net interest income, noninterest income, noninterest expense, provision, taxes, net income, return on assets and return on equity.

  The GBB Board did not assign any specific or relative weights to the factors considered above.

BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATIONS--PBC

  The PBC Board first considered a business combination with GBB in the spring of 1997 when a representative of GBB approached PBC about such a possibility. The PBC Board authorized its representatives to conduct further discussions to determine whether a transaction might be structured that would serve the best interests of the shareholders of PBC. To assist it in its analysis, the PBC Board engaged Hoefer to provide it with financial advice with respect to any such transaction.

  In determining to consider a possible transaction, the PBC Board took into account several factors. Because PBC has had relatively strong earnings in recent years, the PBC Board believed that PBC could continue to operate successfully as an independent bank. A threshold requirement imposed by the PBC Board was that any proposal must be fair to the shareholders of PBC from a financial point of view. Beyond PBC's profitability, the PBC Board expressed concern about its size and moderate growth in an increasingly competitive and technologically advanced financial services environment. The PBC Board took into consideration whether a potential merger partner had experienced significant growth and had prospects for continued growth as well as profitability. The PBC Board also took into consideration whether a proposed business combination could be structured as a pooling transaction and as a tax-free reorganization, since these factors would provide a benefit to PBC shareholders if a transaction took the form of a stock-for-stock merger. Another significant factor that was considered was whether a proposed business combination would result in the continuation of PBC as an independent, community-oriented entity, since PBC's articles of incorporation authorize the PBC Board to take account of a transaction's effect on the community.

  During the course of its consideration of a transaction with GBB, PBC was approached by two other institutions about a possible business combination. PBC determined that the prospects of a combination with GBB had several advantages over other possible transactions. The PBC Board concluded that a proposed combination with GBB under the terms under discussion appeared to be superior to other tentative proposals in all respects. Factors that were noted in particular were GBB's growth, its past profitability and its prospective profitability, its apparent competitive strength in its market, the geographic proximity of GBB's market area to PBC's market area, the liquidity in GBB Stock provided by its listing for quotation on Nasdaq, the availability of pooling accounting, the tax-free nature of the proposed form of transaction and the proposed continued existence of PBC as a community bank under GBB as a multi-bank holding company.

  In connection with its analysis of the fairness of the transaction, the PBC Board retained Hoefer to advise it as to the fairness to the PBC shareholders of the consideration to be received in the transaction from a financial point of view.

  On September 4, 1997, the PBC Board met to consider the transaction and to review the Reorganization Agreement and related documents. At this meeting, Hoefer discussed with the PBC Board its analysis of the Merger and delivered to the PBC Board its verbal opinion, later confirmed with a written opinion, that the consideration to be received in the Merger was fair to the PBC shareholders from a financial point of view (see "--Opinion of PBC Financial Advisor").

  Thereafter, the PBC Board approved, and authorized the execution of, the Reorganization Agreement. In connection with the execution of this agreement, PBC issued to GBB an option to purchase up to 19.9% of the outstanding PBC Stock, exercisable only upon the occurrence of certain specified events. See "THE STOCK OPTION AGREEMENT."

  The PBC Board believes that the combination of GBB and PBC will have a positive impact on the operations of PBC and GBB on a consolidated basis. PBC, as a new subsidiary in GBB's multi-bank holding company structure, will have the advantage of consolidation and centralization of certain management and operations functions and certain resulting economies of scale and will benefit from an increased lending limit with respect to loan volume and growth. Furthermore, it is believed that PBC, as part of a larger independent financial services holding company, will be better able to compete with major banks in the communities now served by PBC and will benefit such communities by providing increased banking services. Accordingly, the PBC Board has approved the Merger and the transactions contemplated in connection therewith and recommends approval of the Merger by the shareholders of PBC.

  In reaching its conclusion, the PBC Board considered information, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of GBB; (ii) the structure of the transaction; (iii) the fact that George R. Corey, current Chairman of PBC, would be added to the GBB Board; (iv) the fact that the PBC Board would be comprised of the six current members of the PBC Board and David L. Kalkbrenner, President and Chief Executive Officer of GBB; (v) the fact that Mark F. Doiron, President and Chief Executive Officer of PBC would continue to serve in such capacities, and would be appointed to the Executive Management Committee of GBB, as of the Effective Time; (vi) the terms of the Reorganization Agreement, the Stock Option Agreement, and other documents executed in connection with the Merger; (vii) the opinion of Hoefer that the Merger is fair to the shareholders of PBC from a financial point of view; (viii) the results of its due diligence examination of GBB; (ix) the PBC Board's review with its legal and financial advisors of alternatives to the Merger; (x) the current and prospective economic environment and regulatory and competitive burdens and constraints facing community banks; (xi) the pro forma financial statements of the combined companies, and the capitalization of the combined companies in excess of "well capitalized" requirements of federal regulatory agencies; and (xii) the more liquid market for GBB Stock.

  The PBC Board did not assign any specific or relative weight to the factors considered above.

OPINION OF GBB FINANCIAL ADVISOR

  GBB retained Hovde to render an opinion as to the fairness of the Merger, from a financial point of view, to the shareholders of GBB. Hovde was selected to act as GBB's financial advisor based upon its qualifications, expertise and reputation, as well as its familiarity with GBB's business and market area.

  Representatives of Hovde attended a meeting of the GBB Board on September 5, 1997 at which the GBB Board approved the Reorganization Agreement. At such meeting, Hovde made a presentation to the GBB Board and rendered a written opinion in the form attached hereto (the "Hovde Opinion") to the GBB Board that, as of such date, the consideration to PBC pursuant to the Reorganization Agreement was fair, from a financial point of view, to the holders of GBB Stock. The Hovde Opinion was reaffirmed as of the date of this Joint Proxy Statement/Prospectus. Hovde relied upon analyses such as those described below in connection with rendering the Hovde Opinion and providing its written opinion as of the date hereof. No limitations were imposed by the GBB Board upon Hovde with respect to the investigations made or procedures followed by it in rendering the Hovde Opinion or the written confirmation thereof.

  THE FULL TEXT OF THE WRITTEN CONFIRMATION OF THE HOVDE OPINION IS ATTACHED HERETO AS APPENDIX D. SHAREHOLDERS OF GBB ARE URGED TO READ THE WRITTEN CONFIRMATION OF THE HOVDE OPINION IN ITS ENTIRETY. THE HOVDE OPINION WAS DIRECTED TO THE GBB BOARD, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION PURSUANT TO THE REORGANIZATION AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF GBB AS TO HOW SUCH SHAREHOLDER SHOULD VOTE. THE HOVDE OPINION WAS RENDERED TO THE GBB BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE REORGANIZATION AGREEMENT. THE FOLLOWING SUMMARY OF THE HOVDE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN CONFIRMATION OF THE HOVDE OPINION.

  In arriving at the Hovde Opinion, Hovde reviewed certain publicly available financial information and other information concerning GBB and PBC and certain internal financial analyses and other information furnished to it by GBB and PBC. Hovde also held discussions with members of the senior management of GBB and PBC regarding the business and prospects of their respective financial institutions and the joint prospects of the combined company. In addition, Hovde (i) reviewed the reported price and trading activity of GBB and PBC Stock; (ii) compared certain financial and stock market information of GBB and PBC; (iii) reviewed the Reorganization Agreement; (iv) reviewed the financial terms of certain recent business combinations which Hovde deemed comparable to the Merger, in the whole or in part; (v) reviewed the potential pro forma impact of the Merger on GBB's financial condition, operating results and per share figures; and (vi) performed such other studies and analyses and considered such other factors as Hovde deemed appropriate.

  In conducting its review and arriving at the Hovde Opinion, Hovde assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information reviewed by and discussed with them for purposes of rendering the Hovde Opinion. With respect to the financial forecasts and other information reviewed by Hovde in rendering the Hovde Opinion (including, without limitation, projected cost savings and revenue enhancements from the Merger), Hovde assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of GBB and PBC as to the likely future financial performance of GBB and PBC. Hovde did not make or obtain any independent evaluations or appraisals of the assets or liabilities of either GBB or PBC or their respective subsidiaries, nor did it review any individual loan files of GBB or PBC. Hovde is not an expert in the evaluation of allowances for loan losses, has not made an independent evaluation of the adequacy of the allowance for loan losses, and has assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice. Hovde assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling of interests) described in the Reorganization Agreement. Moreover, Hovde also assumed that the Merger in all respects is, and will be consummated, in compliance with all laws and regulations applicable to GBB and PBC.

  In connection with rendering the Hovde Opinion, Hovde performed a variety of financial analyses, which are summarized below. While the following summary describes all analyses and factors that Hovde deemed material in its presentation to the GBB Board, it is not a comprehensive description of all analyses and factors considered by Hovde. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by them, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Hovde Opinion. No one of the analyses performed by Hovde was assigned a greater significance than any other. The analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the values of business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The Hovde Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the Hovde Opinion.

  Sensitivity Analysis. Hovde analyzed the Conversion Ratio formulas of the Reorganization Agreement and conducted a sensitivity analysis assuming a GBB Stock closing price from a low of $30.00 per share and a high of $52.00 per share and concluded that consideration paid to PBC, at any given GBB Stock closing price, was fair from a financial point of view to the shareholders of GBB at all points within those range of values.

  Pro Forma Acquisition Analysis. Hovde analyzed the pro forma effects of the Merger on GBB shareholders by comparing, among other things, the projected fully diluted earnings per share for 1998, and the book value per share as of June 30, 1997, for GBB with the pro forma estimates of fully diluted earnings per share for 1998 and book value per share as of June 30, 1997 for PBC. The analysis did not include non-recurring transaction expenses and assumed, unless otherwise stated, that Merger-related cost savings would be fully realized in 1998, and that revenue enhancements would be realized beginning in 1998 as a result of incremental earning assets and additional trust fee income. Based on certain assumptions, including those with respect to cost savings and revenue enhancements from the Merger, and the stand-alone earnings projections of GBB (based on estimates provided by GBB management) and PBC (based on estimates provided by PBC management), the analysis showed that the Merger would be accretive to GBB's estimated earnings per share in 1998.

  Additional Considerations. In arriving at its opinion, Hovde also considered a number of qualitative factors that might result from the Merger, including enhanced lending capabilities, added market share and deposit gathering capabilities, improved liquidity for shareholders, and increased acquisition opportunities for GBB.

  Compensation of Financial Advisor. Pursuant to the terms of an engagement letter dated July 30, 1997, GBB will pay Hovde an aggregate fee of $50,000 for acting as a financial advisor to GBB in connection with the Merger, including the rendering of the Hovde Opinion, to be paid upon completion of the transaction. Whether or not the Merger is consummated, GBB also has agreed to reimburse Hovde for its reasonable out-of-pocket expenses incurred in connection with the transaction. GBB has also agreed to indemnify Hovde and certain related persons against certain liabilities relating to or arising out of its engagement.

OPINION OF PBC FINANCIAL ADVISOR

  PBC retained Hoefer to render financial advisory and investment banking services in connection with the proposed Merger of PBC with GBB. Hoefer rendered a written opinion (the "Hoefer Opinion") to the PBC Board to the effect that the financial terms of the Merger as defined in section 2.3(a) of the Reorganization Agreement, which terms include certain possible adjustments, are fair to the holders of PBC Stock from a financial point of view. No limitations were imposed by the PBC Board upon Hoefer with respect to the investigations made or procedures followed in rendering the Hoefer Opinion.

  THE TEXT OF THE HOEFER OPINION, DATED AS OF SEPTEMBER 19, 1997 WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY HOEFER, IS ATTACHED HERETO AS APPENDIX E. PBC SHAREHOLDERS ARE URGED TO READ THE HOEFER OPINION IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, HOEFER DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. THE SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED AND ASSUMPTIONS USED BY HOEFER SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE HOEFER OPINION. THE HOEFER OPINION IS DIRECTED TO THE PBC BOARD AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY PBC'S SHAREHOLDERS IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PBC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE PBC MEETING.

  In arriving at its opinion, Hoefer has reviewed and analyzed, among other things, the following: (i) the Reorganization Agreement; (ii) certain publicly available financial and other data with respect to GBB and PBC, including consolidated financial statements for recent years and interim periods to June 30, 1997; (iii) certain other publicly available financial and other information concerning PBC and GBB and the trading markets for the publicly traded securities of PBC and GBB; (iv) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer believes relevant to its inquiry; and (v) evaluations and analyses prepared and presented to the PBC Board or a committee thereof in connection with the Merger. Hoefer has held discussions with senior management of PBC and of GBB concerning their past and current operations, financial condition and prospects.

  Hoefer reviewed with the senior management of PBC earnings projections for 1997 for PBC as a stand-alone entity, assuming the Merger does not occur. Hoefer reviewed GBB's five year projection through the year 2001 for GBB as a stand-alone entity, assuming the Merger does not occur. Hoefer also reviewed with the senior management of GBB the projected operating cost savings expected by GBB to be achieved in each such year resulting from the Merger with PBC. Certain financial projections for the combined companies and for PBC and GBB as stand-alone entities were derived by Hoefer based partially upon the projections described above, as well as Hoefer's own assessment of general economic, market and financial conditions.

  Hoefer took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer considered such financial and other factors as it deemed appropriate under the circumstances. The Hoefer Opinion was necessarily based upon conditions as they existed and could only be evaluated on the date thereof and the information made available to Hoefer through the date thereof.

  In conducting its review and in arriving at the Hoefer Opinion, Hoefer relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Hoefer relied upon the managements of PBC and GBB as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings. Hoefer also assumed, without independent verification, that the aggregate allowances for loan losses for PBC and GBB were adequate to cover such losses. Hoefer did not make or obtain any evaluations or appraisals of the property of PBC or GBB, nor did Hoefer examine any individual loan credit files. The Hoefer Opinion is limited to the fairness, from a financial point of view, to the shareholders of PBC of the consideration to be received by PBC's shareholders in the Merger which was determined by arm's length negotiations and does not address PBC's underlying decision to proceed with the Merger.

  In connection with rendering its opinion to the PBC Board, Hoefer performed certain financial analyses, which are summarized below. The summary set forth below does not purport to be a complete description of the presentation by Hoefer to the PBC Board or of the analyses performed by Hoefer. Hoefer believes that its analysis must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the Hoefer Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, Hoefer made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of PBC and GBB. Any estimates contained in Hoefer's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer was assigned a greater significance by Hoefer than any other.

  Neither PBC nor GBB publicly discloses internal management financial forecasts and projections of the type provided to Hoefer in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections and projected operating cost savings prepared by Hoefer were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

  Set forth below is a brief summary of the analysis performed by Hoefer in reaching the Hoefer Opinion. Hoefer assumed for purposes of its opinion that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. The analysis focused on core financial and operating projections and statistics which are not specifically adjusted for nonrecurring charges, unless otherwise stated. Unless otherwise noted in the analysis, Hoefer used a Conversion Ratio of 1.20 shares of GBB Stock at the time of closing, the level at which PBC Stock would be exchanged if the Closing Date (as defined in the Reorganization Agreement) were the same as the day prior to the signing of the Reorganization Agreement. The Conversion Ratio formula was developed pursuant to extensive negotiations between PBC and GBB. Hoefer analyzed certain effects of the Merger assuming Conversion Ratios, among others, of 1.055 and 1.25. The 1.055 value for the Conversion Ratio does not necessarily reflect the lowest possible Conversion Ratio under the terms of the Reorganization Agreement, and there can be no assurance that the Conversion Ratio as finally determined in accordance with the Reorganization Agreement will not be lower than 1.055. Hoefer concluded pursuant to the analysis of the range of possible values of the Conversion Ratio that the financial terms of the Merger remained fair to the holders of shares of PBC Stock from a financial point of view, taking into account the possible adjustments to the Conversion Ratio as described in Section 2.3 of the Reorganization Agreement.

  Pro Forma Merger and Contribution Analysis. Hoefer analyzed the changes in the amount of earnings, book value and indicated dividends attributable to one share of PBC Stock before the Merger to those attributable to one share of PBC Stock as a result of the proposed Merger. The following assumptions regarding earnings and dividends underlie the pro forma results. The analysis further assumes, unless otherwise stated, Merger-related operating cost savings to be fully realized during 1998 and assumes the Merger is completed during the fourth quarter of 1997. The level of projected operating cost savings is within a range of the level of operating cost savings in previous transactions reviewed by Hoefer. Hoefer performed pro forma merger analyses assuming the stated earnings projections and the Merger-related projected operating cost savings by PBC. In addition, Hoefer analyzed certain pro forma merger scenarios in order to assess the impact on PBC of some levels of volatility in GBB's and PBC's projected earnings as well as volatility of the levels of Merger-related projects operating cost savings. The impact on PBC of volatility in GBB's earnings was shown by calculating pro forma results assuming GBB's earnings as projected, as well as earnings growth equal to 75% and 125%, respectively, of GBB's projected earnings growth. In order to measure the impact on PBC of volatility of PBC's earnings to the pro forma results, Hoefer also examined the earnings impact on PBC resulting at those levels of GBB earnings if PBC achieved earnings growth equal to 75% and 125%, respectively, of its projected earnings growth. The impact on PBC of volatility in the level of Merger-related projected operating cost savings was shown by calculating pro forma results assuming cost savings as projected, as well as cost savings equal to 125% and 75% of projected cost savings, respectively. Hoefer analyzed the changes in earnings and book value for the years 1998, 1999 and 2000 resulting from various combinations of the stand-alone and pro forma projected earnings and cost savings volatility assumptions described above. The analyses showed that for the year 1998 the change in earnings per share ranged from -8.05% to 19.10% and the change in book value per share ranged from 10.00% to 26.13%. For the year 1999 the increase in earnings per share ranged from -4.55% to 33.15% and the change in book value per share ranged from 12.84% to 32.06%. For the year 2000 the change in earnings per share ranged from -0.93% to 48.86% and the change in book value per share ranged from 14.90% to 36.38%.

  Analysis of Other Merger Transactions. Hoefer analyzed other California bank merger and acquisition transactions where the purchase price was over $7.5 million and less than $100 million for the periods January 1, 1996 to September 4, 1997. The transactions analyzed were: Bank of Los Angeles and Culver National Bank, Santa Barbara Bancorp and Citizens State Bank, City National Corporation and Harbor Bancorp, BanPonce and Combancorp, Glendale Federal Bank and One Central Bank, ValliCorp Holdings and Auburn Bancorp, FirstBanks, Inc. and Sunrise Bancorp, Dartmouth Capital and Commerce Security Bancorp, Santa Barbara Bancorp and First Valley Bank, Pacific Capital Bancorp and South Valley Bancorp, Mid-Peninsula Bancorp and Cupertino National Bancorp, City National Corporation and Riverside National Bank, Home Interstate Bancorp and CU Bancorp, City National Corporation and Ventura County National Bank, Monarch Bancorp and California Commercial Bancorp, Monarch Bancorp and Western Bank, Glendale Federal Bank and Transworld Bancorp, Dartmouth Capital and Eldorado Bancorp. This analysis showed that the purchase price represented a multiple of: (i) 1.92x PBC's tangible book value compared to a high multiple of 2.35x, a median multiple of 1.78x and a low multiple of 1.03x for the comparable transactions; and (ii) 14.5x PBC's latest twelve months' earnings per share, compared to a high multiple of 56.16x, a median multiple of 16.85x, and a low multiple of 11.30x for the comparable transactions. Hoefer noted that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

  Discounted Cash Flow Analysis. Hoefer examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, that would be attained if PBC remained independent through 2001 or was acquired in 2001 by a larger financial institution, with the present value of the combined institutions at the Conversion Ratio as described in the Reorganization Agreement. The results produced in the analysis did not purport to be indicative of actual values or expected values of PBC or the shares of PBC Stock. All cases were analyzed assuming realization of the operating cost savings, in the amounts and time periods previously indicated, unless otherwise stated (see "--Pro Forma Merger and Contribution Analysis").

  In calculating the present values through the discounted cash flow analysis, Hoefer analyzed the effect of possible earnings volatility and potential Merger-related operating cost savings volatility, among other items, by assuming varying levels of projected earnings for PBC and GBB. The three cases examined were: PBC earnings as projected and GBB earnings as projected; PBC earnings growth equal to 75% of projected earnings growth and GBB earnings growth equal to 125% of projected earnings growth; and PBC earnings growth equal to 125% of projected earnings growth and GBB earnings growth equal to 75% of projected earnings growth. Pro forma combined cash flows were calculated assuming the combinations of the cash flows in each of these cases, and were compared to the cash flows of PBC on a stand-alone basis as well as to the cash flows of PBC acquired in 2001 by a larger financial institution. All cases were analyzed assuming realization of the operating cost savings, in the amounts and time periods previously indicated, unless otherwise stated (see "--Pro Forma Merger and Contribution Analysis").

  The discount rates used ranged from 8.00% to 12.00%. For the PBC stand-alone analyses, the terminal price multiples applied to 2001 estimated earnings per share ranged from 14.00x to 22.00x. The lower levels of the price-to-earnings per share multiples range reflected an estimated future trading range of PBC, while the higher levels of the price-to-earnings per share multiples were more indicative of a future sale of PBC Stock to a larger financial institution. For the pro forma combined analyses, the terminal price-to-earnings per share multiples also ranged from 14.00x to 22.00x.

  For the PBC stand-alone analyses, the cash flows were comprised of the projected stand-alone dividends per share in years 1998 through 2001 plus the terminal value of PBC Stock at year-end 2001 (calculated by applying each one of the assumed terminal price-to-earnings per share multiples as stated above to 2001 projected PBC earnings per share). For the pro forma combined analyses, the cash flows were comprised of the projected pro forma combined dividends per share in years 1998 through 2001 plus the terminal value of the pro forma combined entity's stock at year-end 2001 (calculated by applying each one of the assumed terminal price-to-earnings per share multiples as stated above to 2001 projected pro forma combined earnings per share). Hoefer also calculated the present values that would be attained in each case if 75% or 125% of projected operating cost savings were realized.

  These analyses showed a range of stand-alone present values per share for PBC from $46.41 to $50.86, as compared to a range of pro forma combined present values per share of $49.85 to $72.90. These analyses do not purport to be indicative of actual values or expected values of the shares of PBC Stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected GBB earnings raised (lowered) the resulting present value for a given level of PBC earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

  Comparable Company Analysis. Hoefer examined recent historical data on PBC and GBB based upon information from PBC's and GBB's 1996 Annual Report to Shareholders and subsequent quarterly information. Hoefer analyzed certain credit and operating statistics for PBC and GBB, comparing these statistics to data for a peer group of California banks using the publicly available Hoefer & Arnett Banking Universe, 1997 Second Quarter Statistics (the "Universe"). The Universe includes 63 independent California banking institutions. GBB is included in the Universe. The comparisons made are as of or for the three-month period ending June 30, 1997, unless otherwise noted. In this analysis, for comparison purposes, Hoefer used the closing stock price of GBB and the final bid price of PBC for September 12, 1997, prices which coincide with stock prices and comparative pricing data which appear in the Universe. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies.

                                                 GBB       PBC     INDEX MEDIAN
                                               --------  --------  ------------
Total assets (000's).......................... $719,051  $207,215    $211,869
Market capitalization (000's)(1).............. $129,810  $ 25,460    $ 35,497
Price to tangible equity per share(1).........    2.68x     1.86x       1.88x
Price to latest twelve months earnings........   22.16x     14.3x      14.18x
Tangible common equity to tangible assets.....     6.74%     7.22%       8.73%
Nonperforming assets to total assets(2).......     0.49%     0.75%       0.85%
Loan loss reserve to nonperforming loans......   343.37%    88.21%     142.47%
Return on assets..............................     1.11%     1.61%       1.28%
Return on equity..............................    16.26%    23.85%      13.99%
Efficiency ratio(3)...........................    60.18%    41.02%      66.33%

--------
(1) Statistics calculated based on bid prices at September 12, 1997, the latest available prices prior to publishing the Universe.
(2) Nonperforming assets include loans which are 90 days past due and still accruing in addition to nonaccrual and restructured loans and other real estate owned.
(3) Efficiency ratio represents noninterest expense as a percent of the sum of net interest income and non-interest income.

  Hoefer is an investment banking firm continually engaged in the valuation of businesses and securities, including financial institutions and their securities, in connection with mergers and acquisitions, negotiated underwritings, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Hoefer is a market maker in the common shares of both PBC and GBB. Hoefer has not previously provided investment banking services to PBC or GBB.

  Financial Advisory Fees. In consideration for the rendering of financial advice and for the preparation and rendering of the Hoefer Opinion, PBC has agreed to pay Hoefer the following fees: (i) $25,000 upon the engagement of Hoefer; (ii) $25,000 on announcement of the Reorganization Agreement; and
(iii) 1.50% of the aggregate consideration paid to the stockholders of PBC, less the $50,000 previously paid to Hoefer, on the date of closing of the Merger. PBC will also reimburse Hoefer for all reasonable out of pocket expenses which may be incurred in connection with the rendering of its opinion, not to exceed $20,000. No portion of the fee is contingent upon the conclusions reached in the Hoefer Opinion.

CONVERSION OF SHARES AND CONVERSION RATIO

  Pursuant to the terms of the Reorganization Agreement, at the Effective Time, each share of GBB Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of GBB Stock. Each share of PBC Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which statutory dissenters' rights are perfected) will automatically, without any action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of GBB Stock determined by the Conversion Ratio as follows:

    (i) If the Average Closing Price (as defined below) is greater than $36.67, a number of shares of GBB Stock equal to the quotient obtained by dividing (A) $44.00 plus the product of .3333 times the difference between the Average Closing Price and $36.67, by (B) the Average Closing Price;

    (ii) If the Average Closing Price is between $33.33 and $36.67, 1.2 shares of GBB Stock;

    (iii) If the Average Closing Price is $32.01 or more and less than $33.33, a number of shares of GBB Stock equal to the quotient obtained by dividing $40.00 by the Average Closing Price; and

    (iv) If the Average Closing Price is less than $32.01, 1.25 shares of GBB Stock; provided, however, if the Average Closing Price is less than $30.00, GBB may exercise the Top Up Option (as defined below), in which case the Conversion Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $37.50 by the Average Closing Price. If GBB does not elect to exercise the Top Up Option, PBC may terminate the Reorganization Agreement or may proceed with the Merger, in which case the Conversion Ratio will be 1.25 shares of GBB Stock.

  "Average Closing Price" means the average of the daily closing price of a share of GBB Stock reported on Nasdaq during the 15 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time. "Top Up Option" means, in the event that the Average Closing Price is less than $30.00, the right of GBB to elect to issue that number of shares of GBB Stock equal to the quotient obtained by dividing $37.50 by the Average Closing Price.

  As described above, the Conversion Ratio (and the resulting value of the GBB Stock to be received by shareholders of PBC upon such conversion) depends upon the Average Closing Price of GBB Stock. The following table shows the effective Conversion Ratio and the value of the GBB Stock into which one share of PBC Stock will be converted as a function of the Average Closing Price of GBB Stock.

                                    EACH PBC SHARE
                                   WILL BE CONVERTED  VALUE TO BE RECEIVED
            ASSUMING A GBB         INTO THIS NUMBER       PER PBC SHARE
       AVERAGE CLOSING PRICE OF:     OF GBB SHARES    (PAYABLE IN GBB STOCK)
       -------------------------   ------------------ ----------------------
                $50.00                   0.9689               $48.44
                 48.00                   0.9953                47.78
                 46.00                   1.0241                47.11
                 44.00                   1.0555                46.44
                 42.00                   1.0899                45.78
                 40.00                   1.1277                45.11
                 38.00                   1.1696                44.44
                 36.67                   1.2000                44.00
                 35.00                   1.2000                42.00
                 33.33                   1.2000                40.00
                 32.50                   1.2300                40.00
                 32.00                   1.2500                40.00
                 31.00                   1.2500                38.75
                 30.00                   1.2500                37.50
                 29.00                   1.2931                37.50 (Top Up Option)
                  or                     1.2500                36.25 (PBC's option)
                 28.00                   1.3393                37.50 (Top Up Option)
                  or                     1.2500                35.00 (PBC's option)

  For example, if the Average Closing Price is $42.25 (which was the closing price of GBB Stock on October 20, 1997, as reported by Nasdaq), each outstanding share of PBC Stock would receive consideration of $45.86 in the Merger, payable in GBB Stock. Similarly, if the Average Closing Price is $35.00, each outstanding share of PBC Stock would receive consideration in the Merger of $42.00 per share, payable in GBB Stock. Alternatively, if the Average Closing Price is $48.00, each outstanding share of PBC Stock would receive consideration in the Merger of $47.78 per share, payable in GBB Stock. No assurance can be given as to what the Average Closing Price will be. No assurance can be given that the market price of GBB Stock on or after consummation of the Merger will approximate the Average Closing Price.

FRACTIONAL SHARES

  No fractional shares of GBB Stock shall be issued in the Merger. In lieu thereof, each holder of PBC Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

EFFECTIVE TIME OF MERGER

  The Merger will be effective on a date to be designated by the parties and upon the filing of the Reorganization Agreement with the Secretary of State of the State of California, which the parties expect to occur during the fourth quarter of 1997 or the first quarter of 1998.

REGULATORY APPROVALS

  The consummation of the Merger is subject to the approval of the FRB, the FDIC and the DFI. Receipt of all requisite regulatory approvals and consents is a condition precedent to the consummation of the Merger. See "THE REORGANIZATION AGREEMENT--Conditions to the Merger."

  Applications for the prior approval of the Merger were filed with the FRB, the DFI and the FDIC on or about October 1, 1997. Although neither PBC nor GBB is aware of any reason why the requisite approvals of the Merger would not be granted, there can be no assurance such approvals will be obtained, or as to the timing of such approvals, or that, if obtained, such approvals will not include conditions which would be of a type that would relieve GBB, Newco or PBC from their obligation to consummate the Merger. See "THE REORGANIZATION AGREEMENT--Conditions to the Merger" and "--Termination."

  In determining whether to approve the Merger, the FRB will consider factors such as (i) whether GBB is well managed and well capitalized; (ii) compliance with convenience and needs criteria, including satisfactory Community Reinvestment Act ("CRA") records; and (iii) whether there are any anti-competitive effects of the transaction.

  In determining whether to approve the Merger, the DFI will consider factors such as (i) the effects of the Merger on competition; (ii) the effects of the Merger on the convenience and needs of the communities to be served; (iii) the financial condition of GBB; (iv) whether the Merger is fair and reasonable to the depositors, creditors and shareholders of PBC and GBB; (v) the competence, experience and integrity of GBB's management; and (vi) whether the Merger is fair, just and equitable to PBC and GBB.

  In determining whether to approve the Merger, the FDIC will consider factors such as (i) the financial condition, competence, experience and integrity of GBB's management; and (ii) the effect of the Merger on competition.

AGREEMENTS WITH CERTAIN SHAREHOLDERS

  Each of the PBC Directors has entered into a Shareholder's Agreement pursuant to which each director has agreed (i) to vote the number of shares of PBC Stock owned by such director to approve the principal terms of the Reorganization Agreement, the Merger and the transactions contemplated thereby; (ii) to recommend approval of the Reorganization Agreement to the shareholders of PBC; (iii) not to sell or otherwise transfer any such shares or the right to vote or direct the vote of such shares; and (iv) not to sell any GBB Stock acquired in the Merger, for a minimum period of 30 days following the date of publication of combined financial statements for GBB and PBC. The Shareholder's Agreements will terminate immediately upon the earlier of the Effective Time or termination of the Reorganization Agreement.

  Under the Shareholder's Agreements, the PBC Directors have agreed to vote shares of PBC Stock (approximately 30.2% of the outstanding shares of PBC Stock entitled to vote at the PBC Meeting) to approve the principal terms of the Reorganization Agreement, increasing the likelihood that the Merger will be approved. The affirmative vote of the holders of an additional 19.9% of the outstanding shares of PBC Stock entitled to vote at the PBC Meeting will be required in order to approve the Reorganization Agreement.

  Each of the PBC Directors has also entered into a Noncompetition Agreement with GBB pursuant to which each director has agreed, among other things, without the prior written consent of GBB, not to participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, agent, representative, consultant or otherwise with any business or enterprise engaged in any business which is competitive with or similar to any of the businesses conducted by GBB or PBC, for a period of two years after the Effective Time. The Noncompetition Agreements also prohibit the PBC Directors from (i) soliciting customers or prospective customers for financial services on behalf of any financial institution; or
(ii) inducing or attempting to induce any person who is a supplier, distributor, officer or employee of PBC immediately prior to the Effective Time, to terminate such person's relationship with, or take any action that would be disadvantageous to GBB. Finally, the Noncompetition Agreements prohibit the PBC Directors from making use of or disclosing or delivering any trade secrets of PBC, other than for the benefit of PBC, and after the Effective Time, other than for the benefit of GBB.

  In addition, the directors and executive officers of PBC have entered into Affiliate Agreements with GBB, pursuant to which they agreed, among other things, not to (i) purchase, sell, transfer or otherwise dispose of, or reduce their risk of ownership or investment in, PBC Stock prior to the Merger; or
(ii) sell, transfer or dispose of any shares of GBB Stock which such directors or officers may acquire in connection with the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities herein sometimes collectively referred to as "Restricted Securities"), or any option, rights or other interest with respect to any Restricted Securities, unless such sale, transfer or disposition is effected (A) pursuant to an exemption from the registration requirements of the Securities Act as provided in the Affiliate Agreement, or (B) pursuant to an effective registration statement under, and in compliance with, the Securities Act (provided that such directors may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the GBB Stock except as provided in the Affiliate Agreement.)

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of the PBC Record Date, the directors and executive officers of PBC beneficially owned 223,697 shares of PBC Stock, not including shares such persons may acquire through the exercise of vested stock options. On such date, directors and executive officers of PBC held options to acquire 97,268 shares of PBC Stock. Options not exercised prior to the Effective Time will be converted into options to acquire GBB Stock on substantially the same terms and conditions as the options to purchase PBC Stock held by such persons prior to the Merger. See "THE REORGANIZATION AGREEMENT--Treatment of Options." Immediately after the Effective Time, the current directors and executive officers of PBC as a group will own less than 5.9% of the outstanding shares of GBB, assuming a 1.07 Conversion Ratio.

  As of the GBB Record Date, the directors and executive officers of GBB beneficially owned 458,029 shares of GBB Stock not including shares such persons may acquire through the exercise of vested stock options. On such date, directors and executive officers of GBB held options to acquire 232,946 shares of GBB Stock, of which 136,305 options are exercisable within 60 days of the GBB Record Date.

  At the Effective Time, the GBB Board will be comprised of 11 directors consisting of the 10 current members of the GBB Board and George R. Corey, currently Chairman of the PBC Board. In addition, at the Effective Time, the PBC Board will be comprised of seven directors, consisting of the six current members of the PBC Board and David L. Kalkbrenner, President and Chief Executive Officer of GBB. It is anticipated that Joseph Welch will be appointed Chairman of the Board of PBC as of the Effective Time.

  Mark F. Doiron, President and Chief Executive Officer of PBC, will continue to serve in such capacities and will be appointed, as of the Effective Time, to serve on the GBB Executive Management Committee.

  The former officers and employees of PBC who become officers or employees of GBB or any of its subsidiaries, including PBC, will be entitled to participate in all employee benefits and benefit programs of GBB in accordance with the terms of such plans or programs.

  PBC anticipates purchasing directors' and officers' tail insurance (the "D&O Tail"), under which the persons serving as officers and directors of PBC immediately prior to the Effective Time shall be covered for a period of three years from the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were taken by such officers and directors in their capacities as such. The D&O Tail will provide substantially the same coverage as the directors' and officers' insurance policy currently maintained by PBC.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  GBB and PBC have obtained an opinion of counsel from Manatt, Phelps & Phillips, LLP, to the effect that, for federal income tax purposes: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) the Merger will not be disqualified by reason of the fact that the GBB Stock is used in the Merger, pursuant to Section 368(a)(2)(E) of the Code;
(iii) GBB, PBC and Newco will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code; (iv) no gain or loss will be recognized by Newco on the transfer of its assets to PBC solely in exchange for PBC Stock and the assumption of Newco's liabilities, pursuant to Sections 361(a) and 357(a) of the Code; (v) no gain or loss will be recognized by PBC upon the receipt of the assets of Newco in exchange for PBC Stock, pursuant to Section 1032(a) of the Code; (vi) the basis of Newco's assets in the hands of PBC will be the same as the basis of such assets in the hands of Newco immediately prior to the Merger, pursuant to Section 362(b) of the Code; (vii) no gain or loss will be recognized by GBB upon the receipt of PBC Stock solely in exchange for the stock of Newco pursuant to Section 354(a)(1) of the Code;
(viii) no gain or loss will be recognized by the shareholders of PBC upon the transfer of their PBC Stock solely in exchange for GBB Stock, pursuant to
Section 354(a) of the Code; (ix) the basis of GBB Stock to be received by the shareholders of PBC in the transaction will be the same as the basis of PBC Stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code; (x) the holding period of GBB Stock to be received by the PBC shareholders will include the holding period of PBC Stock surrendered in exchange therefor, provided that PBC Stock is held as a capital asset on the date of the exchange, pursuant to Section 1223(l) of the Code; (xi) the holding period of the assets of Newco in the hands of PBC will include the period during which such assets were held by Newco, pursuant to Section 1223(2) of the Code; (xii) provided that any nonqualified stock options to purchase PBC Stock and any nonqualified stock options to purchase GBB Stock into which they will be converted do not have readily ascertainable fair market values (within the meaning of Section 1.83-7 of the Treasury Regulations), such conversion of PBC options into GBB options will not result in income, gain or loss to the holders of such stock options, pursuant to
Section 83(e)(3) of the Code; (xiii) no gain or loss will be recognized by PBC or GBB upon the issuance of GBB Stock to an optionee pursuant to the optionee's exercise of a stock option issued by PBC and converted into an option to acquire GBB Stock, pursuant to Section 1032 of the Code and Section 1.83-6(d) of the Treasury Regulations; (xiv) provided that any incentive options issued by PBC qualify as incentive stock options under Section 422 of the Code, the Merger will qualify as a transaction to which Section 424(a) applies; (xv) the assumption of the PBC Stock Option Plan by GBB will satisfy the requirements of Section 424(a) of the Code and will not be a modification under Section 424(h) of the Code; and (xvi) no income, gain or loss will be recognized by PBC, GBB, or the holders of outstanding options of PBC upon the substitution, amendment or assumption by GBB of the PBC Stock Option Plan and options thereunder.

  The foregoing discussion is based upon current law and is intended for general information only. In addition, the foregoing discussion does not contain any information with respect to tax consequences to GBB or PBC shareholders who perfect their dissenters' rights in accordance with Chapter 13 of the California Law. Each shareholder is urged to consult his or her own tax advisor concerning the specific tax consequences of the Merger to the shareholder, including the applicability and effect of foreign, state, local or other tax laws and of any proposed changes in the Code.

EXCHANGE PROCEDURES

  As soon as practicable after the Effective Time, U.S. Stock Transfer Corporation (the "Exchange Agent") will mail to each holder of record of outstanding shares of PBC Stock a letter of transmittal which is to be used by each PBC shareholder to return to the Exchange Agent the stock certificates representing the PBC Stock owned by him (the "Old Certificates"), which certificates should be duly endorsed in blank by such PBC shareholder. As soon as practicable after receiving such Old Certificates from a PBC shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such PBC shareholder new certificates ("New Certificates") representing the appropriate number of shares of GBB Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on GBB Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of GBB Stock. No interest will be paid to the PBC shareholders on the cash or the value of the GBB Stock into which their shares of PBC Stock will be converted.

  If the GBB Stock and/or the cash, or any part thereof, are to be delivered to a person other than the record holder of the Old Certificates of PBC Stock surrendered in exchange therefor, (i) the certificate so surrendered must be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form of transfer; (ii) the transfer must otherwise be proper; and
(iii) the person requesting the transfer must pay to the Exchange Agent any transfer or other taxes payable by reason of the transfer or must establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

POST-MERGER OPERATIONS

  Upon consummation of the Merger, PBC will operate as a banking subsidiary of GBB. GBB will continue to operate as a bank holding company.

  At the Effective Time, the GBB Board will be comprised of 11 directors, consisting of the 10 current members of the GBB Board and George R. Corey, currently Chairman of the PBC Board. In addition, the GBB Board will be comprised of seven directors, consisting of the six current members of the PBC Board and David L. Kalkbrenner, President and Chief Executive Officer of GBB. It is anticipated that Joseph Welch will be appointed Chairman of the Board of PBC as of the Effective Time.

  Mark F. Doiron, President and Chief Executive Officer of PBC, will continue to serve in such capacities and will be appointed, as of the Effective Time, to serve on the GBB Executive Management Committee.

  The former officers and employees of PBC who become officers or employees of GBB or any of its subsidiaries, including PBC, will be entitled to participate in all employee benefits and benefit programs of GBB in accordance with the terms of such plans or programs. See "--Interests of Certain Persons in the Merger."

SALES OF GBB STOCK

  The shares of GBB Stock to be issued to shareholders of PBC in the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of PBC within the meaning of Rule 145 under the Securities Act.

NASDAQ LISTING

  GBB has made an application to list the shares of GBB Stock to be issued in the Merger on Nasdaq. A condition to the consummation of the Merger is that such GBB Stock be authorized for listing, upon notice of issuance, on Nasdaq.

ACCOUNTING TREATMENT

  The parties anticipate that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Prior to the Effective Time and as a condition precedent to the closing, GBB and PBC will receive from Coopers a letter to the effect that Coopers concurs with the conclusions of GBB's and PBC's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests.

                         THE REORGANIZATION AGREEMENT

  Certain provisions of the Reorganization Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Reorganization Agreement, which is reprinted as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of GBB and PBC are urged to read the Reorganization Agreement in its entirety.

CONDITIONS TO THE MERGER

  The obligation of each of the parties to consummate the Merger is subject to the satisfaction or waiver on or before the Effective Time of, among other things, the following conditions: (i) the Reorganization Agreement and the transactions contemplated thereby will have received all requisite approvals of the shareholders and Boards of Directors of GBB, Newco and PBC; (ii) no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the Merger substantially in the form contemplated by the Reorganization Agreement; (iii) all approvals or consents of any applicable governmental agency will have been obtained or granted for the Merger and the transactions contemplated for the Reorganization Agreement and the applicable waiting period under all laws will have expired; (iv) the Registration Statement shall have been declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking or threatening a stop order; (v) GBB shall have received all state securities permits and other authorizations necessary to issue the GBB Stock to consummate the Merger; (vi) the GBB Stock issuable in the Merger shall have been included for listing on Nasdaq; (vii) GBB and PBC will have received an opinion reasonably satisfactory to GBB and PBC from Manatt, Phelps & Phillips, LLP to the effect that the Merger will not result in the recognition of gain or loss for federal income tax purposes, nor will the issuance of GBB Stock result in the recognition of gain or loss to holders of PBC Stock who receive GBB Stock in the Merger; and (viii) Coopers will have confirmed in writing to GBB that the Merger will qualify for pooling of interests accounting treatment.

  The obligations of GBB and Newco to consummate the Merger are also subject to fulfillment of certain other conditions, including the following: (i) there will not have occurred, between September 5, 1997 and the Effective Time, any materially adverse change in the business, financial condition, results of operations or prospects of PBC; (ii) GBB will have received satisfactory evidence that all of PBC's employee benefit plans, programs and arrangements have been terminated or merged into GBB plans; (iii) holders of 5% or more of the outstanding shares of PBC Stock or 5% or more of the outstanding shares of GBB Stock, will not be dissenting shares; (iv) all remediation of environmental contamination or conditions on any PBC property will have been completed to the satisfaction of GBB; (v) at the close of business on the last day of the month prior to the Effective Time, after giving effect to any dividends paid (excluding certain Merger-related expenses) the PBC fully diluted book value per share will not be less than $20.25; (vi) receipt of the Hoefer Opinion; and (vii) all PBC stock option plans will be terminated.

  The obligations of PBC to consummate the Merger are also subject to the fulfillment of certain other conditions, including the following: (i) there will not have occurred, between September 5, 1997 and the Effective Time, any material adverse change in the business, financial condition, results of operations or prospects of GBB on a consolidated basis; (ii) receipt of the Hoefer Opinion; and (iii) all necessary action will have been taken to have George R. Corey elected or appointed to serve, from and after the Effective Time, as a director of GBB.

  Additionally, the consummation of the Merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

  If these and other conditions are not satisfied or waived, the Reorganization Agreement may be terminated. The Reorganization Agreement may also be terminated upon the occurrence of certain other events. See "-- Termination."

NONSOLICITATION

  Under the terms of the Reorganization Agreement, PBC has agreed not to solicit, initiate or encourage any Competing Transaction (as hereinafter defined). In addition, PBC has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any Competing Transaction with or involving any person other than the other parties to the Reorganization Agreement, unless such party receives a bona fide offer from a person other than the parties to the Reorganization Agreement and subject to the fiduciary obligations of the PBC Board. PBC has agreed to promptly notify GBB of the terms of any proposal which it may receive in respect of any Competing Transaction. The term "Competing Transaction" means any of the following involving PBC: a merger, consolidation, share exchange or other business combination; a sale; lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 10% or more of PBC's assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of PBC; a tender offer or exchange offer for at least 10% of the outstanding shares of PBC; a solicitation of proxies in opposition to approval of the Merger by PBC's shareholders; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

  The Reorganization Agreement does not prohibit GBB from entering into a business combination with another party. However, in the event the Reorganization Agreement is terminated as a result of GBB entering into an agreement to acquire, merge or consolidate with another entity, which agreement by its terms requires that the Merger shall not be completed until after March 31, 1998, or which transaction would result in the disapproval or delay of the Merger until after March 31, 1998 by regulatory authorities, if such transaction is consummated prior to termination of the Reorganization Agreement or during the 12-month period following termination of the Reorganization Agreement, GBB will pay (or cause the third party to such transaction to pay) to PBC $750,000 promptly upon the consummation of such transaction. Any payment made by GBB to PBC to cover expenses incurred in connection with the Merger will be credited to such $750,000 amount.

EXPENSES

  If the Reorganization Agreement is terminated by PBC because GBB's shareholders fail to approve the Merger, or because GBB fails to satisfy certain of its obligations under the Reorganization Agreement, GBB will be obligated to pay all of PBC's expenses incurred in connection with the Merger transaction, not to exceed $150,000.

  If the Reorganization Agreement is terminated by GBB because PBC's shareholders fail to approve the Merger, or because PBC fails to satisfy certain of its obligations under the Reorganization, PBC will be obligated to pay all of GBB's expenses incurred in connection with the Merger transaction, not to exceed $200,000.

TREATMENT OF OPTIONS

  Each and every option to purchase shares of PBC Stock issued and outstanding immediately prior to the Effective Time and all obligations of PBC under the PBC stock option plans will, on and after the Effective Time, be assumed by and be deemed to be options granted by GBB to purchase that number of shares of GBB Stock equal to the Conversion Ratio times the number of shares of PBC Stock subject to the option rounded down to the nearest whole number of GBB Stock. The per share exercise price for the shares of GBB Stock issuable upon exercise of such PBC option will be determined by dividing the exercise price immediately prior to the Effective Time by the Conversion Ratio.

  Each option to purchase shares of GBB Stock issued and outstanding immediately prior to the Effective Time will not be affected by the Merger.

TERMINATION

  The Reorganization Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of GBB, Newco and PBC in writing; (ii) by PBC or GBB immediately upon the failure of the shareholders of PBC or GBB to approve the Reorganization Agreement; (iii) by GBB or PBC if any material breach or default by the other party is not cured within 20 days after notice thereof; (iv) by GBB or PBC if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the Reorganization Agreement unless, within 30 days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested; (v) by PBC or GBB if any conditions set forth in
Article IX of the Reorganization Agreement shall not have been met by March 31, 1998; (vi) by PBC if any of the conditions of Article X of the Reorganization Agreement shall not have been met, or by GBB if any of the conditions of Article XI of the Reorganization Agreement shall not have been met, by March 31, 1998, or such earlier time as it becomes apparent that such conditions shall not be met; (vii) by GBB if PBC shall have failed to act or refrain from doing any Competing Transaction; (viii) by GBB if it is determined that the estimated cost of any remediation is in excess of $100,000 or is not reasonably determinable; or (ix) by PBC if the Average Closing Price is less than $30.00 and GBB has not elected to exercise the Top Up Option.

  The Reorganization Agreement will be terminated if the Closing Date shall not have occurred by March 31, 1998 unless extended in writing by the parties.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

  The Reorganization Agreement provides that, during the period from the date of the Reorganization Agreement to the Effective Time, PBC will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of GBB, which will not be unreasonably withheld, take any of the following actions, among others: (i) issue any security except pursuant to the exercise of options outstanding as of the date of the Reorganization Agreement; (ii) declare, set aside or pay any dividend (other than its regular cash dividend, which under the terms of the Reorganization Agreement, will in no event be in an aggregate amount greater than 65% of net income, which equates to dividends of 50% of net income from core operations and 100% of net income attributable to the Special Deposit) or make any other distribution upon, or purchase or redeem any shares of its stock; (iii) except as may be required to effect the transactions contemplated by the Reorganization Agreement, amend its articles of incorporation or its bylaws; (iv) grant any general or uniform increase in the rate of pay of employees or employee benefits; (v) grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any person except salary increases of not more than 5% in the ordinary course of business consistent with past practices; (vi) make any capital expenditure in excess of $25,000, except for ordinary repairs, renewals and replacements; (vii) compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election; (viii) grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder, or to any corporation, partnership, trust or other entity controlled by any such person, except consistent with practices and policies in existence as of the date of the Reorganization Agreement; (ix) close or open any offices at which business is conducted; (x) adopt or amend any employee benefit or other benefit plan or arrangement of any such type except such amendments as are required by law; (xi) change any policies and practices with respect to liquidity management and cash flow planning, lending, personnel practices, accounting or any other material aspect of business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by generally accepted accounting principles or by applicable governmental authorities; (xii) grant any person a power of attorney or similar authority; (xiii) make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for investments made in the ordinary course of business consistent with past practice; (xiv) amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract; (xv) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in any property or right of the respective party; (xvi) sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice; or (xvii) except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling of interests.

  The Reorganization Agreement also provides that each party will (i) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Reorganization Agreement as promptly as practical; (ii) obtain the consent of the other before it issues any press release or makes any public statement with respect to the Reorganization Agreement or the transactions contemplated hereby; (iii) take all necessary action to appoint George R. Corey to the Board of Directors of GBB and David L. Kalkbrenner to the Board of Directors of PBC; and (iv) cause to be prepared one or more environmental investigations with respect to real property owned or leased by PBC.

  The Reorganization Agreement also provides that PBC will (i) use its best efforts to keep in full force and effect all material licenses and permits;
(ii) use its best efforts to maintain insurance coverage substantially the same as in effect as of the date of the Reorganization Agreement; (iii) perform its material contractual obligations; (iv) duly and timely file all required governmental reports; (v) periodically furnish to the other certain information, loan reports and updates of information previously provided; (vi) promptly notify the other of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or prospects on a consolidated basis; (vii) provide access to the other of certain information; and (viii) use its reasonable efforts between the date of the Reorganization Agreement and the Effective Time to take all actions necessary or desirable, including the filing of any regulatory applications.

AMENDMENT AND WAIVER

  Subject to applicable law: (i) the Reorganization Agreement may be amended at any time by the action of the Boards of Directors of GBB, Newco or PBC without action by their shareholders pursuant to a writing signed by all parties to the Reorganization Agreement; and (ii) the parties, by action of their respective Boards of Directors, may, at any time prior to the Effective Time, extend the performance of any obligation or action required by the Reorganization Agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the Reorganization Agreement.

                          THE STOCK OPTION AGREEMENT

GENERAL

  Concurrently with the execution and delivery of the Reorganization Agreement, and as a condition and inducement thereto, PBC and GBB entered into the Stock Option Agreement, pursuant to which PBC granted GBB an option (the "Option") to purchase up to 134,099 shares of PBC Stock (representing approximately 19.9% of the outstanding shares of PBC Stock) at a price equal to $32.00 per share, exercisable only upon the occurrence of certain events that create the potential by another party to acquire control of PBC. Exercise of the Option is also subject to DFI approval.

  The following is a summary of the material provisions of the Stock Option Agreement, which is attached as Appendix B to this Joint Proxy
Statement/Prospectus and incorporated herein by reference. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

EXERCISE OF STOCK OPTION

  The Option may be exercised in whole or in part only after the occurrence of one of the following events (each a "Purchase Event"):

    (i) PBC, without GBB's prior written consent, enters into an agreement with any person (other than GBB or any affiliate of GBB) to (A) effect a merger, consolidation or similar transaction involving PBC or (B) acquire all or substantially all of the assets of PBC, or 10% or more of PBC's voting power (any of the foregoing is defined as an "Acquisition Transaction");

    (ii) any person or group of persons acting in concert acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of 24.99% or more of the outstanding PBC Stock;

    (iii) the PBC shareholders have not approved the Reorganization Agreement, the PBC Meeting has not been held or has been canceled or the PBC Board has withdrawn or modified in a manner adverse to GBB its recommendation with respect to the Reorganization Agreement, in each case after any person (other than GBB) has (A) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction, (B) commenced a tender offer, or (C) filed an application (or given a notice) with a bank regulatory authority to engage in an Acquisition Transaction;

    (iv) any person (other than GBB or other than in connection with a transaction which GBB has given prior written consent), shall have filed an application (or given a notice) with a bank regulatory authority to engage in an Acquisition Transaction;

    (v) PBC has willfully breached the Reorganization Agreement in anticipation of engaging in a Purchase Event, and GBB is entitled to terminate the Reorganization Agreement; or

    (vi) a public announcement by PBC of an Acquisition Transaction, exchange offer or tender offer or a public announcement of an intended Acquisition Transaction, exchange offer or tender offer.

ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTION

  The number and type of securities subject to the Option and the purchase price of shares will be adjusted for any change in PBC Stock by reason of stock split, combination, dividend, exchange of shares or similar transaction, such that GBB will receive (upon exercise of the Option) the same number and type of securities as if the Option had been exercised immediately prior to the change in PBC Stock. The number of shares of PBC Stock subject to the Option will also be adjusted in the event PBC issues additional shares of PBC Stock, such that the number of shares of PBC Stock subject to the Option represents 19.9% of issued and outstanding PBC Stock. In the event of a capital reorganization, merger or consolidation of PBC with or into another corporation, or the sale of all or substantially all of PBC's assets to any other person, then, as a part of any such transaction, provision shall be made so that GBB shall be entitled to receive an option of the succeeding corporation, any person that controls the succeeding corporation or PBC, at the election of GBB.

REPURCHASE OF OPTIONS

  During the 12-month period after the occurrence of a Purchase Event, GBB has the right to require that PBC repurchase the shares of PBC Stock purchased by GBB pursuant to the Option by GBB. The shares will be repurchased at a price equal to the highest of (i) 100% of the exercise price; (ii) the highest price paid or agreed to be paid for shares of PBC Stock by an acquiror in any tender offer, exchange offer or other transaction or series of related transactions involving the acquisition of 10% or more of the outstanding shares of PBC Stock; and (iii) in the event of a sale of all or substantially all of PBC's assets, (x) the sum of the price paid in such sale and the current market value of the remaining assets of PBC as determined by a recognized investment banking firm, divided by (y) the number of shares of PBC Stock then outstanding; provided, however, that in no event will PBC be required to repurchase the shares of PBC Stock at a repurchase price that exceeds GBB's aggregate exercise price for such shares by $1.5 million or more.

RESTRICTIONS ON TRANSFER

  Prior to the occurrence of a Purchase Event, GBB shall be prohibited from selling, assigning or otherwise transferring the Option.

REGISTRATION RIGHTS

  GBB has certain rights to require registration of any shares of PBC Stock purchased pursuant to the Stock Option Agreement under the securities laws if necessary to enable GBB to sell such shares.

EFFECT OF STOCK OPTION AGREEMENT

  The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Reorganization Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in PBC from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for PBC Stock than the consideration set forth in the Reorganization Agreement. The Option granted to GBB pursuant to the Stock Option Agreement generally terminates upon the earlier of the Effective Time of the Merger or 12 months following the date of any Purchase Event.

                        DISSENTING SHAREHOLDERS' RIGHTS

GBB

  Because GBB Stock is traded on Nasdaq, dissenters' rights will be available to the shareholders of GBB only if the holders of five percent (5%) or more of GBB Stock make a written demand upon GBB for the purchase of dissenting shares in accordance with Chapter 13 of the California Law. If this condition is satisfied and the Merger is consummated, shareholders of GBB who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive an amount equal to the fair market value of their shares as of September 5, 1997, the day before the public announcement of the Merger. The closing sales price for GBB Stock on September 5, 1997 was $37.50. A copy of Chapter 13 of the California Law is attached hereto as Appendix C and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to GBB shareholders and is qualified in its entirety by reference to Appendix C.

  In order to be entitled to exercise dissenters' rights, a shareholder of GBB must vote "AGAINST" the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "AGAINST" the proposal to approve the principal terms of the Reorganization Agreement. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the proposal to approve the principal terms of the Reorganization Agreement, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose any dissenters' rights. In addition, if the shareholder abstains from voting his or her shares, the shareholder will lose his or her dissenters' rights.

  Furthermore, in order to preserve his or her dissenters' rights, a shareholder must make a written demand upon GBB for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of September 5, 1997. Such demand must be addressed to Greater Bay Bancorp, 2860 West Bayshore Road, Palo Alto, California 94303; Attention: Steven C. Smith, and must be received by GBB not later than the date of the GBB Meeting. A vote "AGAINST" the Merger does not constitute such written demand.

  If the holders of five percent (5%) or more of the outstanding shares of GBB Stock have submitted a written demand for GBB to purchase their shares, these demands are received by GBB on or before the date of the GBB Meeting and the Merger is approved by the shareholders, GBB will have 10 days after such approval to send to those shareholders who have voted against the approval of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Law, a statement of the price determined by GBB to represent the fair market value of the dissenting shares as of September 5, 1997, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must surrender to GBB, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of GBB Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  If GBB and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  If GBB denies that the shares surrendered are dissenting shares, or GBB and the dissenting shareholder fail to agree upon a fair market value of such shares of GBB Stock, then the dissenting shareholder of GBB must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

  A dissenting shareholder may not withdraw his or her dissent or demand for payment unless GBB consents to such withdrawal.

PBC

  Each holder of shares of PBC Stock that were outstanding as of the PBC Record Date and remain outstanding at the Effective Time who does not vote such shares in favor of the proposal to approve the Merger by complying with the procedures set forth in Chapter 13 of the California Law will be entitled to receive an amount equal to the fair market value of his or her shares as of September 5, 1997, the day before the public announcement of the Merger. The final bid price for PBC Stock on September 5, 1997 was $39.50. A copy of Chapter 13 of the California Law is attached hereto as Appendix C and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to PBC shareholders and is qualified in its entirety by reference to Appendix C.

  In order to be entitled to exercise dissenters' rights, a shareholder of PBC must not vote "FOR" the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be either voted "AGAINST" or "ABSTAIN" on the proposal to approve the principal terms of the Reorganization Agreement. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the proposal to approve the principal terms of the Reorganization Agreement, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose his or her dissenters' rights.

  If the Merger is approved by the shareholders, PBC will have 10 days after such approval to send to those shareholders who did not vote in favor of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Law, a statement of the price determined by PBC to represent the fair market value of the dissenting shares as of September 5, 1997 and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must make written demand upon PBC for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of September 5, 1997, and must surrender to PBC, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of PBC Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  If PBC and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Subject to the restrictions imposed under California law on the ability of PBC to purchase its outstanding shares, payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  If PBC denies that the shares surrendered are dissenting shares or PBC and the dissenting shareholder fail to agree upon a fair market value of such shares of PBC Stock, then the dissenting shareholder of PBC must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

  A dissenting shareholder may not withdraw his or her dissent or demand for payment unless PBC consents to such withdrawal.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements are based on the historical consolidated balance sheet and statements of operations of GBB and PBC, adjusted to give effect to the Merger, using the pooling method of accounting for business combinations.

  The unaudited pro forma combined balance sheet as of June 30, 1997 assumes that the Merger occurred as of that date and reflects the combination of the historical financial position of GBB with the historical financial position of PBC as of June 30, 1997 after giving effect to the pooling accounting and other Merger-related adjustments described in the respective Notes herein. The unaudited pro forma combined statements of operations for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994 combine the historical results of operations of GBB for those periods with the historical results of operations of PBC for the same periods and assume that the Merger occurred at the beginning of the periods presented.

  The following unaudited pro forma combined financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of GBB and PBC, which are included in this Joint Proxy Statement/Prospectus. These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the Merger been consummated on the dates indicated in the preceding paragraphs, nor are they indicative of the future operating results or financial position of the combined companies. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Commission.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1997

                                                                      GBB & PBC
                                    GBB      PBC       ADJUSTMENTS(1) COMBINED
                                  -------- --------    -------------- ---------
                                                (IN THOUSANDS)
ASSETS
  Cash and due from banks........ $ 33,428 $  6,282                   $ 39,710
  Federal funds sold.............   42,200    4,600                     46,800
  Cash equivalent securities.....      --    96,119(2)                  96,119
  Securities held-to-maturity....   47,111    6,850                     53,961
  Securities available-for-sale..   54,169   14,966                     69,135
  FRB and FHLB stock.............    2,115      --                       2,115
  Total loans, net...............  513,846   74,012                    587,858
  Premises and equipment.........    4,799    1,959                      6,758
  Other real estate owned........      325      --                         325
  Interest receivable and other
   assets........................   21,058    2,427                     23,485
                                  -------- --------                   --------
    TOTAL ASSETS................. $719,051 $207,215                   $926,266
                                  ======== ========                   ========
LIABILITIES
  Total deposits................. $639,737 $190,519(2)                $830,256
  Subordinated debt..............    3,000      --                       3,000
  Other liabilities..............    7,818    1,722       $ 1,150       10,690
  Trust Preferred Securities.....   20,000      --            --        20,000
                                  -------- --------       -------     --------
TOTAL LIABILITIES................  670,555  192,241         1,150      863,946
                                  -------- --------       -------     --------
SHAREHOLDERS' EQUITY.............   48,496   14,974        (1,150)      62,320
                                  -------- --------       -------     --------
    TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY........ $719,051 $207,215       $   --      $926,266
                                  ======== ========       =======     ========

--------
(1) The following table reflects all nonrecurring GBB and PBC estimated Merger-related costs as of June 30, 1997. These costs are not included on the unaudited pro forma combined income statement but are included on the unaudited pro forma combined balance sheet as a reduction to equity capital. These costs will be charged to expense immediately following the consummation of the Merger. Such estimated Merger-related costs are summarized below (in thousands):

                                                                 MERGER COSTS
                                                              ------------------
                                                              GBB  PBC  COMBINED
                                                              ---- ---- --------
       Financial advisory.................................... $ 50 $475  $  525
       Professional fees.....................................  125  125     250
       Printing and other....................................  125  250     375
                                                              ---- ----  ------
                                                              $300 $850  $1,150
                                                              ==== ====  ======

(2) Includes approximately $95.2 million related to the Special Deposit. Total assets and total liabilities excluding the Special Deposit would have been $112.0 million and $97.0 million, respectively.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  GBB & PBC
                                         GBB   PBC(1) ADJUSTMENTS COMBINED(1)
                                       ------- ------ ----------- -----------
Interest on loans..................... $24,304 $4,012               $28,316
Interest on investment securities.....   3,099  3,182                 6,281
Other interest income.................   1,065    187                 1,252
                                       ------- ------               -------
    TOTAL INTEREST INCOME.............  28,468  7,381                35,849
Interest on deposits..................   9,846  2,866                12,712
Other interest expense................   1,056    --                  1,056
                                       ------- ------               -------
Net interest income...................  17,566  4,515                22,081
Provision for loan losses.............   4,078     90                 4,168
                                       ------- ------               -------
Net interest income after provision
 for loan losses......................  13,488  4,425                17,913
Other income..........................   3,190    195                 3,385
Operating expenses....................  10,706  1,932                12,638
                                       ------- ------               -------
Income before income tax expense,
 merger and nonrecurring costs .......   5,972  2,688                 8,660
Income tax expense....................   2,282  1,020                 3,302
                                       ------- ------               -------
Net income before merger and
 nonrecurring costs...................   3,690  1,668                 5,358
Merger and nonrecurring costs, net of
 tax(3)...............................     --     --                    --
                                       ------- ------               -------
    NET INCOME........................ $ 3,690 $1,668               $ 5,358
                                       ======= ======               =======
Net income per common and common
 equivalent share..................... $  1.05 $ 2.41               $  1.26
Weighted average shares outstanding...   3,526    692                 4,266(2)

--------

(1) Net income for PBC includes approximately $535,500 (net of tax) of net income related to the Special Deposit. Net income and net income per common and common equivalent share excluding income related to the Special Deposit would have been $1.1 million and $1.64, respectively. The resulting GBB and PBC Combined net income and net income per share would have been $4.8 million and $1.13, respectively.

(2) Calculated as the historical GBB weighted average shares plus the historical PBC weighted average shares adjusted for the assumed Conversion Ratio of 1.07.

(3) For a discussion of merger and nonrecurring costs, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- GBB."

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  GBB & PBC
                                         GBB   PBC(2) ADJUSTMENTS COMBINED(3)
                                       ------- ------ ----------- -----------
Interest on loans..................... $36,278 $6,670               $42,948
Interest on investment securities.....   7,123  1,806                 8,929
Other interest income.................   1,636    585                 2,221
                                       ------- ------               -------
    TOTAL INTEREST INCOME.............  45,037  9,061                54,098
Interest on deposits..................  15,732  2,912                18,644
Other interest expense................     481    --                    481
                                       ------- ------               -------
Net interest income...................  28,824  6,149                34,973
Provision for loan losses.............   2,036    120                 2,156
                                       ------- ------               -------
Net interest income after provision
 for loan losses......................  26,788  6,029                32,817
Other income..........................   3,530    420                 3,950
Operating expenses....................  21,097  3,569                24,666
                                       ------- ------               -------
Income before income tax expense,
 merger and nonrecurring costs .......   9,221  2,880                12,101
Income tax expense....................   3,727  1,045                 4,772
                                       ------- ------               -------
Net income before merger and
 nonrecurring costs...................   5,494  1,835                 7,329
Merger and nonrecurring costs, net of
 tax(1)...............................   1,991    --                  1,991
                                       ------- ------               -------
    NET INCOME........................ $ 3,503 $1,835               $ 5,338
                                       ======= ======               =======
Net income per common and common
 equivalent share..................... $  1.04 $ 2.65               $  1.30
Weighted average shares outstanding...   3,360    692                 4,100(4)

--------

(1) For a discussion of merger and nonrecurring costs, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- GBB."

(2) PBC's net income includes approximately $117,300 of net income (net of tax) related to the Special Deposit. Net income and net income per share excluding this would have been $1.7 million and $2.48, respectively.

(3) Net income and net income per share for GBB and PBC combined after excluding the net income related to the Special Deposit noted in footnote
    (2) above would have been $5.2 million and $1.27, respectively.

(4) Calculated as the historical GBB weighted average shares plus the historical PBC weighted average shares adjusted for the assumed Conversion Ratio of 1.07.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   GBB & PBC
                                         GBB    PBC   ADJUSTMENTS COMBINED(1)
                                       ------- ------ ----------- -----------
Interest on loans..................... $28,397 $7,119               $35,516
Interest on investment securities.....   6,701  1,065                 7,766
Other interest income.................   2,135    419                 2,554
                                       ------- ------               -------
    TOTAL INTEREST INCOME.............  37,233  8,603                45,836
Interest on deposits..................  13,048  2,447                15,495
Other interest expense................     844    --                    844
                                       ------- ------               -------
Net interest income...................  23,341  6,156                29,497
Provision for loan loss...............     956    204                 1,160
                                       ------- ------               -------
Net interest income after provision
 for loan loss........................  22,385  5,952                28,337
Other income..........................   2,306    476                 2,782
Operating expenses....................  17,551  3,600                21,151
                                       ------- ------               -------
Income before income tax expense,
 merger and nonrecurring costs........   7,140  2,828                 9,968
Income tax expense....................   2,771  1,046                 3,817
                                       ------- ------               -------
Net income before merger and
 nonrecurring costs...................   4,369  1,782                 6,151
Merger and nonrecurring costs, net of
 tax(1)...............................   1,335    --                  1,335
                                       ------- ------               -------
    NET INCOME........................ $ 3,034 $1,782               $ 4,816
                                       ======= ======               =======
Net income per common and common
 equivalent share..................... $  0.96 $ 2.70               $  1.25
Weighted average shares outstanding...   3,146    660                 3,852(2)

--------

(1) For a discussion of merger and nonrecurring costs, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- GBB."
(2) Calculated as the historical GBB weighted average shares plus the historical PBC weighted average shares adjusted for the assumed Conversion Ratio of 1.07.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   GBB & PBC
                                         GBB    PBC   ADJUSTMENTS COMBINED(1)
                                       ------- ------ ----------- -----------
Interest on loans..................... $22,112 $5,982               $28,094
Interest on investment securities.....   4,659    889                 5,548
Other interest income.................   1,030    341                 1,371
                                       ------- ------               -------
    TOTAL INTEREST INCOME.............  27,801  7,212                35,013
Interest on deposits..................   8,130  1,685                 9,815
Other interest expense................     382    --                    382
                                       ------- ------               -------
Net interest income...................  19,289  5,527                24,816
Provision for loan loss...............   1,823    120                 1,943
                                       ------- ------               -------
Net interest income after provision
 for loan loss........................  17,466  5,407                22,873
Other income..........................   3,295    460                 3,755
Operating expenses....................  15,623  3,676                19,299
                                       ------- ------               -------
Income before income tax expense,
 merger and nonrecurring costs........   5,138  2,191                 7,329
Income tax expense....................   1,966    825                 2,791
                                       ------- ------               -------
Net income before merger and
 nonrecurring costs...................   3,172  1,366                 4,538
Merger and nonrecurring costs, net of
 tax(1)...............................     608    --                    608
                                       ------- ------               -------
    NET INCOME........................ $ 2,564 $1,366               $ 3,930
                                       ======= ======               =======
Net income per common and common
 equivalent share..................... $  0.85 $ 2.14               $  1.07
Weighted average shares outstanding...   3,001    640                 3,685(2)

--------

(1) For a discussion of merger and nonrecurring costs, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- GBB."
(2) Calculated as the historical GBB weighted average shares plus the historical PBC weighted average shares adjusted for the assumed Conversion Ratio of 1.07.

                    DESCRIPTION OF GBB STOCK AND PBC STOCK

  In the Merger, PBC shareholders will be exchanging their shares of PBC Stock for GBB Stock. Set forth below is a summary of (i) the material features of the GBB Stock and the PBC Stock; and (ii) the material differences between the rights of the holders of these securities. These summaries are qualified in their entirety by reference to the charter documents and other instruments of GBB and PBC that create the rights of the security holders.

GBB STOCK

  GBB is authorized by its articles of incorporation, as amended, to issue 6,000,000 shares of GBB Stock and 4,000,000 shares of preferred stock, without par value. At the GBB Meeting, shareholders are being asked to approve a proposal to increase the authorized shares of GBB stock to 12,000,000. See "INFORMATION CONCERNING GBB MEETING ONLY." On the GBB Record Date, 3,338,083 shares of GBB Stock were issued and outstanding and no shares of preferred stock were outstanding. Holders of GBB Stock are entitled to one vote, in person or by proxy, for each share of GBB Stock held of record in the shareholder's name on the books of GBB as of the record date on any matter submitted to the vote of the shareholders. No holder of any class of GBB Stock is entitled to cumulate votes at any election of directors. Each share of GBB Stock has the same rights, privileges and preferences as every other share and will share equally in GBB's net assets upon liquidation or dissolution. GBB Stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all the shares offered hereby will, when issued, be fully paid and nonassessable. See "--Differences Between Rights of Holders of GBB Stock and PBC Stock--Assessability."

  The GBB Board, without shareholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of GBB Stock. Although it is not possible to state the actual effect any issuance of serial preferred stock might have upon the rights of holders of GBB Stock, the issuance of serial preferred stock might (i) restrict dividends on GBB Stock if preferred stock dividends have not been paid; (ii) dilute the voting power and equity interest of holders of GBB Stock to the extent that any preferred stock series has voting rights or is convertible into GBB Stock; or (iii) prevent current holders of GBB Stock from participating in GBB's assets upon liquidation until any liquidation preferences granted to the holders of the serial preferred stock are satisfied. In addition, the issuance of serial preferred stock may, under certain circumstances, have the effect of discouraging an attempt to change control of GBB by, for example, creating voting impediments to the approval of the Merger or other similar transactions involving GBB. The GBB Board does not presently intend to issue any serial preferred stock.

  GBB's articles of incorporation provide that the liability of the directors of GBB for monetary damages shall be eliminated to the fullest extent permissible under California law and that GBB is authorized to provide for the indemnification of agents (as defined in Section 317 of the California Law) of GBB, to the extent not prohibited by applicable sections of California law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders.

  There is no action or proceeding pending or, to the knowledge of GBB, threatened which may result in a claim for indemnification by any director, officer, employee or agent of GBB or its subsidiaries.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of GBB pursuant to the provisions described above or otherwise, GBB has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Shareholders are entitled to dividends when, as and if declared by the GBB Board out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the California Law. See "--Differences Between Rights of Holders of GBB Stock and PBC Stock-- Dividend Restrictions."

  The Transfer Agent and Registrar for GBB Stock is U.S. Stock Transfer Corporation.

PBC STOCK

  PBC is authorized by its articles of incorporation, as amended, to issue 2,000,000 shares of common stock and 1,000,000 shares of serial preferred stock, without par value. At the PBC Record Date, 673,862 shares of PBC Stock were issued and outstanding and no shares of preferred stock were outstanding. Holders of PBC Stock are entitled to one vote, in person or by proxy, for each share of PBC Stock held of record in the shareholder's name on the books of PBC as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Each share of PBC Stock has the same rights, privileges and preferences as every other share and will share equally in PBC's net assets upon liquidation or dissolution. The stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of PBC Stock are fully paid. Shares of PBC Stock are subject to assessment by PBC upon order of the Commissioner of the DFI (the "Commissioner") for the purpose of correcting an impairment of contributed capital in the manner and to the extent provided in Division 1 of the California Financial Code. See "--Differences Between Rights of Holders of GBB Stock and PBC Stock--Assessability."

  Shareholders are entitled to dividends when, as and if declared by the PBC Board out of funds legally available therefore (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any), subject to certain restrictions on payment of dividends imposed by the California Financial Code. See "--Differences Between Rights of Holders of GBB Stock and PBC Stock--Dividend Restrictions."

  PBC acts as its own Transfer Agent and Registrar.

DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF GBB STOCK AND PBC STOCK

  Assessability. As a California state chartered bank, PBC Stock is subject to assessment pursuant to the provisions of Division 1 of the California Financial Code. Section 662 of Division 1 of the California Financial Code provides that when a bank's contributed capital is "impaired" (when the retained earnings deficit is in excess of 40% of contributed capital), the Commissioner shall order the bank to restore its capital impairment within 60 days of the issuance of such an order. If the contributed capital is not restored by other means, the bank's board is required to levy and collect an assessment on its outstanding common shares pursuant to Section 423 of the California Corporations Code. The date that the bank levies the assessment must be within 60 days after the Commissioner's order, and the resolutions levying the assessment of the common stock must fix a date not more than 60 days after the date of the adoption of the assessment resolution on which the assessment is payable (the "Payable Date"); fix a date not less than 30 nor more than 60 days from the Payable Date on which such assessment becomes delinquent if not paid (the "Delinquency Date"); fix a date not less than 15 nor more than 60 days from the Delinquency Date for the sale of the delinquent shares (the "Sale Date"); and fix the hour and place of sale.

  If an assessment is levied, the shareholders of PBC are required to pay the assessment on a pro rata basis determined by the number of shares held by each shareholder. If a shareholder has not paid the amount of the assessment by the Delinquency Date, the shareholder may, prior to the Sale Date, redeem his or her shares by paying the amount of the assessment together with a penalty of 5% of the amount of the assessment on such shares. If a particular shareholder fails or refuses to pay such shareholder's pro rata portion of the assessment, the assessed shares may be sold by the bank in satisfaction of the assessment and penalties thereon. The shareholders are not subject to personal liability for payment of such an assessment. The bank's only remedy for the collection of any such assessment is the sale of the shares as described above or, in the event no such sale can be consummated, forfeiture of such shares.

  GBB Stock is not assessable.

  Dividend Restrictions. Since PBC is a state chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California

Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to shareholders of the bank in an amount which exceeds the lesser of (i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank or a majority-owned subsidiary of a bank may, with the prior approval of the Commissioner, make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (i) its retained earnings; (ii) its net income for its last fiscal year; or (iii) its net income for its current fiscal year. In the event that the Commissioner determines that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

  Under the California Law, which governs GBB's ability to make distributions, a distribution may be made if the amount of the retained earnings of the corporation immediately prior thereto equals or exceeds the amount of the proposed distribution. Alternatively, the distribution may be made if, immediately after giving effect thereto, the sum of the assets of the corporation would be at least equal to 1 1/4 times its liabilities and the current assets of the corporation would be at least equal to its current liabilities, or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense for the corporation for those fiscal years, at least equal to 1 1/4 times it current liabilities.

  No distribution may be made by a corporation or its subsidiaries if such distribution would result or could result in a corporation or its subsidiary being unable to meet its liabilities, except for those liabilities whose payment is otherwise adequately provided for, as they mature.

  Dissenters' Rights. Shareholders of GBB Stock and PBC Stock are generally entitled to dissenters' rights in connection with mergers and other reorganizations, subject to different restrictions. The California Financial Code provides that shareholders of a bank that is the surviving bank in a merger between two banks have no dissenters' rights; shareholders of GBB may be entitled to dissenters' rights in a merger in which GBB is the surviving company. Because GBB Stock is quoted on Nasdaq, shareholders of GBB Stock have no dissenters' rights unless at least holders of 5% or more of GBB's outstanding shares exercise dissenters' rights; holders of PBC Stock are not subject to this limitation. For a discussion of dissenters' rights available to shareholders of GBB and PBC in the Merger, see "DISSENTING SHAREHOLDERS' RIGHTS--GBB" and "DISSENTING SHAREHOLDERS' RIGHTS--PBC."

  Cumulative Voting. Shareholders of PBC are entitled to cumulate their votes for the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

  A California corporation that is a "listed corporation" may, by amending its articles or bylaws, eliminate cumulative voting for directors. Because GBB Stock is quoted on Nasdaq, it qualifies as a listed corporation. In the second quarter of 1997, the GBB Board and GBB's shareholders approved a proposal to eliminate cumulative voting in the election of directors by amendment to GBB's articles of incorporation.

  Classified Board of Directors. At present, the PBC bylaws provide that directors will be elected for a one-year term at each annual meeting of shareholders. A California corporation that is a "listed corporation" may, by amending its articles or bylaws, provide for a staggered or classified Board of Directors. Because GBB Stock is quoted on Nasdaq, it qualifies as a listed corporation. In the second quarter of 1997, the GBB Board and GBB's shareholders approved an amendment to GBB's bylaws to provide for a classified Board of Directors. GBB's bylaws now provide for the election of directors by class for a term of three years and until his or her successor is elected and qualified.

                                 BUSINESS--GBB

  In addition to the historical information contained herein, certain statements under this caption constitute "forward-looking statements" under
Section 27A of the Securities Act and Section 21E of the Exchange Act which involve risks and uncertainties. GBB's actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--GBB" as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus.

  GBB is a bank holding company operating CNB and MPB with seven regional offices in Cupertino, Palo Alto, San Mateo, San Carlos and San Jose, California. At June 30, 1997, GBB had total assets of $719.1 million, total net loans of $513.8 million and total deposits of $639.7 million.

HISTORY

  GBB is the result of the merger of Cupertino National Bancorp ("Cupertino") and Mid-Peninsula Bancorp ("Mid-Peninsula"). Cupertino was formed in 1984 as the holding company for CNB, a national banking association which began operating in 1985. Mid-Peninsula was formed in 1984 under the name San Mateo County Bancorp ("San Mateo") as the bank holding company of San Mateo County National Bank, which subsequently changed its name to WestCal National Bank ("WestCal") in 1991. In 1994, WestCal was merged into Mid-Peninsula Bank, a California state chartered bank organized in 1987, and San Mateo concurrently changed its name to Mid-Peninsula Bancorp.

  Cupertino and Mid-Peninsula undertook the merger with the intention of achieving five primary goals. These goals included (i) developing a greater banking presence throughout Santa Clara and San Mateo Counties by increasing the number of banking offices to seven; (ii) reaching a critical mass in GBB's market areas in order to better meet competitive challenges inherent in the banking and financial services industries; (iii) enabling the resulting company to maximize the utilization of capital by increasing the float and marketability of its common stock and, by virtue of its larger size, obtaining access to lower-cost capital; (iv) providing an opportunity to realize operating efficiencies made available by the combination of Cupertino and Mid-Peninsula; and (v) enabling CNB and MPB to cross-sell services.

SUPER COMMUNITY BANKING PHILOSOPHY

  In order to meet the demands of the increasingly competitive banking and financial services industries, management has adopted a business philosophy it refers to as the "Super Community Banking Philosophy." The Super Community Banking Philosophy is based on management's belief that banking customers value doing business with locally managed institutions that can provide a full service commercial banking relationship through an understanding of the customer's financial needs and the flexibility to customize products and services to meet those needs. Management further believes that banks are better able to build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and flexibility.

  To implement this philosophy, GBB operates CNB and MPB as separate subsidiaries by retaining their independent names along with their individual Boards of Directors. Both MPB and CNB have established strong reputations and customer followings in their respective market areas through attention to client service and an understanding of client needs. In an effort to capitalize on the identities and reputations of the Banks, GBB will continue to market its services under the CNB and MPB names, primarily through each Bank's relationship managers. The primary focus for the Banks' relationship managers is to cultivate and nurture their client relationships. Relationship managers are assigned to each borrowing client to provide continuity in the relationship. This emphasis on personalized relationships requires that all of the relationship managers maintain close ties to the communities in which they serve, so they are able to capitalize on their efforts through expanded business opportunities for the Banks.

  While client service decisions and day-to-day operations are maintained at the Banks, GBB offers the advantages of affiliation with a multi-bank holding company by providing improved access to the capital markets and expanded client support services, such as business cash management, international trade services and accounting services. In addition, GBB provides centralized administrative functions, including support in credit policy formulation and review, investment management, data processing, accounting and other specialized support functions thereby allowing the Banks to focus on client service.

CORPORATE GROWTH STRATEGY

  GBB's business strategy is to focus on increasing its market share within the communities it serves through continued internal growth and through the pursuit of strategic acquisition opportunities that management believes complement GBB's businesses. GBB believes that the proposed Merger, in which PBC will be acquired by GBB and thereafter operate as a wholly-owned subsidiary, will complement GBB's business and allow GBB to expand its presence in its current market areas of Santa Clara and San Mateo Counties, and with the acquisition of PBC, penetrate into the San Francisco County market. GBB will also pursue opportunities to expand its market through acquisitions in other parts of the South, East and North Bay Areas of San Francisco.

THE BANKS

 CNB

  CNB presently has four banking offices. CNB's main office is in Cupertino, and it has one regional office in San Jose and two regional offices in Palo Alto. At June 30, 1997, CNB had total assets of $384.3 million, total net loans of $299.1 million and total deposits of $346.4 million.

 MPB

  MPB presently has three banking offices. MPB's main office is in Palo Alto. MPB also has regional offices in San Mateo and in San Carlos. On June 30, 1997, MPB had total assets of $325.3 million, total net loans of $214.8 million and total deposits of $294.4 million.

 Banking Services

  Through their networks of regional offices, the Banks provide a wide range of commercial banking services to small and medium-sized businesses, real estate developers and property managers, business executives, professionals and other individuals. In addition, the Greater Bay Trust Company provides trust services to support the trust needs of the Banks' clients.

  The Banks offer a wide range of deposit products. These include the normal range of personal and business checking and savings accounts, time deposits and individual retirement accounts. The Banks also offer a wide range of specialized services designed to attract and service the needs of customers and include cash management and international trade services for business clients, traveler's checks, safe deposit and MasterCard and Visa merchant deposits services.

  The Banks also engage in the full complement of lending activities, including commercial, real estate and consumer loans. The Banks provide commercial loans for working capital and business expansion to small and medium-sized businesses with annual revenues generally in the range of $1.0 million to $50.0 million. The Banks' commercial customers are drawn from a wide variety of manufacturing, wholesale and service businesses. The Banks provide interim real estate loans primarily for construction in the Banks' primary service areas of single-family residences, which typically range between approximately $500,000 and $1.0 million, and multi-unit projects, which typically range between approximately $1.5 million and $4.0 million. The Banks provide medium-term commercial real estate loans or credits for the financing of commercial or industrial buildings where the properties are either used by the owner for business purposes or have income derived from tenants, which typically range between approximately $750,000 and $3.0 million. Loans to professionals and other individual clients cover a full range of consumer services, such as automobile, aircraft, home improvement and home equity loans, and other secured and unsecured lines of credit, including credit cards.

  Through the SBA Department, loans are made to smaller businesses and are generally 65% to 80% guaranteed by the SBA. In 1994, CNB was named a Preferred Lender by the SBA. Preferred Lender status is awarded by the SBA to lenders who have demonstrated superior ability to generate, underwrite and service loans guaranteed by the SBA, and results in more rapid turnaround of loan applications submitted to the SBA for approval.

  In May 1994, GBB organized the Venture Banking Group to serve the needs of companies in their start-up and development phase. This unit was developed to meet the needs of such clients in GBB's service area by allowing them to access a banking relationship early in their development. The loans to this target group of clients are generally secured by the accounts receivable, inventory and equipment of the companies. The financial strength of these companies also tends to be bolstered by the presence of venture capital investors among their shareholders.

MARKET AREA

  The Banks concentrate on marketing their services to small and medium-sized businesses, professionals and individuals in Santa Clara and San Mateo Counties. CNB's primary base of operations is in Cupertino, California, which is in the center of the geographical area referred to as "Silicon Valley," and CNB's operations extend throughout Santa Clara County. Santa Clara County has a population of approximately 1,650,000 and its median annual household income exceeds $77,000. MPB's primary base of operations is centered in Palo Alto, California and extends north through San Mateo County. San Mateo County has a population of approximately 700,000, and its median annual household income is nearly $78,000.

  The commercial base of Santa Clara and San Mateo Counties is diverse and includes computer and semiconductor manufacturing, professional services, printing and publishing, aerospace, defense, and real estate construction, as well as wholesale and retail trade. As a result of its geographic concentration, GBB's results depend largely upon economic conditions in these areas. While the economy in GBB's market areas have exhibited positive economic and employment trends, there is no assurance that such trends will continue. A deterioration in economic conditions could have material adverse impact on the quality of GBB's loan portfolio and the demand for its product and services, and accordingly its results of operations. See "RISK FACTORS-- Risk Factors Relating to the Industry--Economic Conditions and Geographic Concentration."

LENDING ACTIVITIES

 Underwriting and Credit Administration

  The lending activities of each of the Banks are guided by the basic lending policies established by its Board of Directors. GBB has recently implemented a new loan policy which governs the lending activities of both Banks. The credit policy will be managed through periodic reviews and approved each year by the Boards of Directors of GBB and each of the Banks.

  Each loan must meet minimum underwriting criteria established in each Bank's lending policy. Lending authority is granted to officers of each Bank on a limited basis. Loan requests exceeding individual officer approval limits are approved by the Officers' Loan Committees of the respective Banks. Loan requests exceeding these limits are submitted to the GBB Officers' Loan Committee, which consists of the President and Chief Executive Officer of GBB, the Executive Vice President and Chief Lending Officer of GBB, the Executive Vice President and Chief Credit Officer of MPB and the Senior Vice President and Chief Credit Officer of GBB. Loan requests which exceed the limits of the GBB Officers' Loan Committee are submitted to the Directors' Loan Committee for final approval. The Directors' Loan Committee consists of four outside directors and one inside director. Each of these committees meets on a regular basis in order to provide timely responses to the Banks' clients.

  GBB's credit administration function includes an internal review and the regular use of an outside loan review firm. In addition, the GBB Officers' Loan Committee and Chief Financial Officer meet at least once a month and review delinquencies, nonperforming assets, classified assets and other pertinent information to evaluate credit risk within each Bank's loan portfolio and to recommend general reserve percentages and specific reserve allocations. The information reviewed by this committee is submitted to the Boards of Directors of GBB on a monthly basis.

 Loan Portfolio

  At June 30, 1997, approximately 53.5% of GBB's gross loan portfolio was in commercial loans and real estate construction and land loans represented approximately 19.1% of total loans, primarily for residential projects. In addition, approximately 18.9% of GBB's loans were real estate term loans, which are primarily secured by commercial properties. The balance of the portfolio consists of consumer loans.

  The interest rates charged for the loans made by the Banks vary with the degree of risk, size and maturity of the loans. Rates are generally affected by competition, associated factors stemming from the client's deposit relationship with the Banks and the Banks' cost of funds.

  Commercial Loans. In their commercial loan portfolio, the Banks provide personalized financial services to the diverse commercial and professional businesses in their market areas. Commercial loans, including those made by the Venture Banking Group, consist primarily of short-term loans (normally with a maturity of under one year) for working capital and business expansion. Commercial loans typically include revolving lines of credit collateralized by inventory, accounts receivable and equipment. Emphasis is placed on the borrower's earnings history, capitalization, secondary sources of repayment, and in some instances, third-party guarantees or highly liquid collateral (such as time deposits and investment securities). Commercial loan pricing is generally at a rate tied to the prime rate (as quoted in the Wall Street Journal) or the Banks' reference rates.

  The Venture Banking Group serves the needs of companies in their start-up and development phase. Typical clients include technology companies, ranging from multimedia, software and telecommunications providers to bio-technology and medical device firms. The Venture Banking Group provides innovative lending products and other financial services, tailored to the needs of start-up and growth-stage companies. Borrowings are generally secured by minimum cash balances, accounts receivable, intellectual property rights, inventory and equipment of the companies. Many of these companies are in the start-up or development phase and will not generate any revenues for several years. GBB will often receive warrants from these companies as part of the compensation for its services. Venture Banking Group loans represented approximately 6.5% of GBB's gross loan portfolio at June 30, 1997.

  GBB participates in many SBA programs and, through CNB, is a "preferred lender." Preferred lender status is granted to a lender which has made a certain number of SBA loans and which, in the opinion of the SBA has staff who are qualified and experienced in this area. As a preferred lender, GBB has the authority to authorize, on behalf of the SBA, the SBA guaranty on loans under the 7A program. This can represent a substantial savings in serving a customer's needs. GBB utilizes both the 504 program, which is focused toward longer-term financing of buildings and other long-term assets, and the 7A program, which is primarily used for financing of the equipment, inventory and working capital needs of eligible businesses, generally over a three- to seven-year term. GBB's collateral position in the SBA loans is enhanced by the SBA guaranty in the case of 7A loans, and by lower loan-to-value ratios under the 504 program. GBB generally sells the guaranteed portion of its SBA loans in the secondary market.

  Real Estate Construction and Land Loans. The Banks' real estate construction loan activity has focused on providing short-term (less than one-year maturity) loans to individuals and developers with whom the Banks have established relationships for the construction primarily of single family residences in the Banks' market areas. During 1992 and 1993, the Banks concentrated their construction loan activity on owner-occupied custom residences. During 1994, as real estate values began to stabilize, the Banks also entered the construction loan

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

market for multi-unit, single-family residential projects. During 1995 and 1996 and through the first two quarters of 1997, the Banks continued to expand their real estate construction portfolio with the help of the improving real estate market in Northern California.

  Residential real estate construction loans are typically secured by first deeds of trust and require guarantees of the borrower. The economic viability of the project and the borrower's credit-worthiness are primary considerations in the loan underwriting decision. Generally, these loans provide an attractive yield, but may carry a higher than normal risk of loss or delinquency, particularly if general real estate values decline. The Banks utilize approved independent local appraisers and loan-to-value ratios which generally do not exceed 65% to 75% of the appraised value of the property. The Banks monitor projects during the construction phase through regular construction inspections and a disbursement program tied to the percentage of completion of each project.

  The Banks also occasionally make land loans to individuals who intend to construct a single-family residence on the lot, generally within 12 months. In addition, the Banks have occasionally in the past, and may to a greater extent in the future, make commercial real estate construction loans to high-net-worth clients with adequate liquidity for construction of office and warehouse properties. Such loans are typically secured by first deeds of trust and require guarantees of the borrower.

  Commercial Real Estate Term Loans. The Banks provide medium-term commercial real estate loans secured by commercial or industrial buildings where the properties are either used by the owner for business purposes ("owner-user properties") or have income derived from tenants ("investment properties"). GBB's loan policies require the principal balance of the loan, generally between $750,000 and $3.0 million, to be no more than 70% of the stabilized appraised value of the underlying real estate collateral. The loans, which are typically secured by first deeds of trust only, generally have terms of no more than ten years and are amortized over 20 years. Most of these loans have rates tied to the prime rate, with many adjusting whenever the prime rate changes; the remaining loans adjust every two or three years depending on the term of the loan.

  Consumer and Other Loans. The Banks' consumer and other loan portfolio is divided between installment loans secured by automobiles and aircraft, and home improvement loans and equity lines of credit which are often secured by residential real estate. Installment loans tend to be fixed rate and longer-term (one- to five-year maturity), while the equity lines of credit and home improvement loans are generally floating rate and are reviewed for renewal on an annual basis. The Banks also have a minimal portfolio of credit card loans, issued as an additional service to its clients.

DEPOSITS

  The Banks' deposits are obtained primarily from small and medium-sized businesses, business executives, professionals and other individuals. Each of the Banks offers the usual and customary range of depository products provided by commercial banks. The Banks do not have deposit relationships with any single depositor or group of affiliated depositors, the loss of which would have a material adverse effect on the business of GBB or either of the Banks. Rates paid on deposits vary among the categories of deposits due to different terms, the size of the individual deposit, and rates paid by competitors on similar deposits.

  CNB has two business units that provide significant support to its deposit base. The Greater Bay Trust Company has approximately 10% of its trust assets under management in liquid funds that are retained in CNB money market demand accounts. At June 30, 1997, these funds totaled approximately $44.4 million. The Venture Banking Group, which finances companies in their start-up and development stage, is another source of deposits as most of the start-up phase companies have significant liquidity that is deposited in the Bank as part of the banking relationship. At June 30, 1997, customers of the Venture Banking Group had approximately $46.8 million in deposits at CNB.

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

TRUST SERVICES

  The Greater Bay Trust Company, which is a division of CNB, commenced operations in July 1988. The Greater Bay Trust Company offers a full range of fee-based trust services directly to its clients and administers several types of retirement plans, including corporate pension plans, 401(k) plans and individual retirement plans, with an emphasis on the investment management, custodianship and trusteeship of such plans. In addition, the Greater Bay Trust Company acts as executor, administrator, guardian and/or trustee in the administration of the estates of individuals. Investment and custodial services are provided for corporations, individuals and nonprofit organizations. Total assets under management by the Greater Bay Trust Company were approximately $486.7 million at June 30, 1997, compared to $418.0 million at December 31, 1996 and $270.0 million at December 31, 1995.

COMPETITION

  The banking and financial services business in California generally, and in the Banks' market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Banks compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Banks. In order to compete with the other financial services providers, the Banks principally rely upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs. In those instances where the Banks are unable to accommodate a customer's needs, the Banks may arrange for those services to be provided by its correspondents. The Banks have seven offices located in the Santa Clara and San Mateo Counties. Neither the deposits nor loans of the offices of the respective Banks exceed 1% of those of all financial services companies located in such counties.

EMPLOYEES

  At June 30, 1997, GBB had 182 full-time employees. None of the employees is covered by a collective bargaining agreement. GBB considers its employee relations to be satisfactory.

PROPERTIES

  GBB occupies its administrative office under a lease which expires in 2002. MPB occupies its offices under leases expiring at various dates (including options to renew) through 2009. CNB occupies its offices under leases expiring at various dates (including options to renew) through 2018.

  GBB believes its present facilities are adequate for its present needs and anticipated future growth. GBB believes that, if necessary, it could secure suitable alternative facilities on terms which would not materially adversely affect operations. However, due to the high occupancy rate of commercial office space in GBB's service area, no assurance can be given that the terms of a lease for alternative facilities would not be significantly more costly than GBB's current leases.

LEGAL PROCEEDINGS

  There are no material legal proceedings pending other than ordinary routine litigation incidental to the business of GBB to which GBB or either of the Banks is a party or of which any of their property is a subject.

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

                          SUPERVISION AND REGULATION

  Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of GBB, the Banks and PBC. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

GBB

  GBB, as a registered bank holding company, is subject to regulation under the Bank Holding Company Act. GBB is required to file with the FRB quarterly and annual reports and such additional information as the FRB may require pursuant to the Bank Holding Company Act. The FRB may conduct examinations of GBB and its subsidiaries.

  The FRB may require that GBB terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the FRB believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The FRB also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, GBB must file written notice and obtain approval from the FRB prior to purchasing or redeeming its equity securities. Further, GBB is required by the FRB to maintain certain levels of capital. See "--Capital Standards."

  GBB is required to obtain the prior approval of the FRB for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the FRB is also required for the merger or consolidation of GBB and another bank holding company.

  GBB is prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, GBB, subject to the prior approval of the FRB, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the FRB is required to consider whether the performance of such activities by GBB or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The FRB is also empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. In 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Budget Act") eliminated the requirement that bank holding companies seek FRB approval before engaging de novo in permissible nonbanking activities listed in Regulation Y, which governs bank holding companies, if the holding company and its lead depository institution are well-managed and well-capitalized and certain other criteria specified in the statute are met. For purposes of determining the capital levels at which a bank holding company shall be considered "well-capitalized" under this section of the Budget Act and Regulation Y, the FRB adopted, as a rule, risk-based capital ratios (on a consolidated basis) that are the same as the levels set for determining that a state member bank is well-capitalized under the provisions established under the prompt corrective action provisions of federal law. See "--Prompt Corrective Action and Other Enforcement Mechanisms."

  Under FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during

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

periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB's regulations or both.

  GBB is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, GBB and its subsidiaries are subject to examination by, and may be required to file reports with, the DFI.

  Finally, GBB is subject to the periodic reporting requirements of the Exchange Act, including, but not limited to, filing annual, quarterly and other current reports with the Commission.

THE BANKS AND PBC

  CNB, as a national banking association, is subject to primary supervision, examination and regulation by the Office of the Comptroller of the Currency (the "Comptroller"). MPB, as a California state chartered bank and member of the Federal Reserve System, is subject to primary supervision, periodic examination and regulation by the Commissioner and the FRB. PBC, as a California state chartered bank that is not a member of the Federal Reserve System, is subject to primary supervision, periodic examination and regulation by the Commissioner and the FDIC. If, as a result of an examination of a bank, the bank regulatory agencies should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the bank's operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the bank regulatory agencies. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate a bank's deposit insurance, which would result in a revocation of the bank's charter. Neither CNB, MPB nor PBC has been the subject of any such actions by their respective regulatory agencies.

  The deposits of the Banks and PBC are insured by the FDIC in the manner and to the extent provided by law. For this protection, the Banks and PBC pay a semiannual statutory assessment. See "--Premiums for Deposit Insurance" herein.

  Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Banks and PBC. State and federal statutes and regulations relate to many aspects of the Banks' and PBC's operations, including levels of capital, reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements.

RESTRICTIONS ON DIVIDENDS

  GBB, a California corporation, is a legal entity separate and distinct from the Banks. GBB's ability to pay cash dividends is limited by the California Law. Since PBC is a California state chartered bank, its ability to pay dividends or make distributions to shareholders is subject to restrictions set forth in the California Financial Code. See "DESCRIPTION OF GBB STOCK AND PBC STOCK--Differences Between Rights of Holders of GBB Stock and PBC Stock-- Dividend Restrictions."

  There are statutory and regulatory limitations on the amount of dividends which may be paid to GBB by the Banks. California law restricts the amount available for cash dividends by state chartered banks, such as MPB and PBC, to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions made to shareholders by the bank or by any majority-owned subsidiary of the bank during such period). Notwithstanding this restriction, a bank may, with the prior approval of the Commissioner, make a

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

distribution to its shareholders in an amount not exceeding the greater of the retained earnings of the bank, net income for such bank's last fiscal year or the net income of the bank for its current year. The prior approval of the Comptroller is required if the total of all dividends declared by a national bank, such as CNB, in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

  The bank regulatory agencies also have authority to prohibit banks from engaging in activities that, in their respective opinions, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the bank regulatory agencies could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the bank regulatory agencies have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Banks, PBC or GBB may pay. See "--Prompt Corrective Action and Other Enforcement Mechanisms" and "--Capital Standards" for a discussion of these additional restrictions on capital distributions.

  Substantially all of GBB's revenues, including funds available for the payment of dividends and other operating expenses, are, and will continue to be, dividends paid by the Banks. At June 30, 1997, the Banks had $5.2 million in the aggregate available for the payment of cash dividends. At June 30, 1997, PBC had $2.6 million in the aggregate available for the payment of cash dividends.

LIMITATIONS ON AFFILIATED TRANSACTIONS

  Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, their holding companies or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of their holding companies or other affiliates. Such restrictions prevent affiliates from borrowing from banks unless the loans are secured by marketable obligations or other acceptable collateral of designated amounts. Further, such secured loans and investments by banks to or in any affiliate is limited to 10% of the respective bank's capital stock and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the respective banks' capital stock and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving controlling persons of banks. Additional restrictions on transactions with affiliates may be imposed on banks under the prompt corrective action provisions of federal law. See "-- Prompt Corrective Action and Other Enforcement Mechanisms."

COMMON LIABILITY

  Under federal law, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default. These provisions can have the effect of making one subsidiary bank of GBB responsible for FDIC-insured losses at another subsidiary bank.

EFFECT OF GOVERNMENTAL POLICIES AND LEGISLATION

  Banking is a business that depends to a significant degree on rate differentials. In general, the difference between the interest rate paid by banks on their deposits and their other borrowings and the interest rate received by banks on loans extended to their customers and securities held in banks' portfolios comprises the major portion of banks' earnings. These rates are highly sensitive to many factors that are beyond the control of banks. Accordingly, the earnings and growth of banks are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

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

  The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

  From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial services provider are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. The likelihood of any major legislative changes and the impact such changes might have on GBB, the Banks or PBC are impossible to predict.

RECHARTERING LEGISLATION

  Legislation enacted in 1996 provides that the BIF and SAIF will merge on January 1, 1999, if there are no savings associations, as defined, in existence on that date. Pursuant to that legislation, the Department of Treasury in May 1997 recommended in a report to Congress that the separate charters for thrifts and banks be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter, conform holding company regulation and abolish the OTS have been introduced in Congress. The House Committee on Banking and Financial Services has considered and reported H.R. 10, the Financial Services Competition Act of 1997, including Title III, the "Thrift Charter Transition Act of 1997" ("Title III"). Title III will require federal savings associations to convert to national banks or some type of state charter within two years of enactment or they would automatically become national banks. On the earlier of January 1, 2000, or two years after the date of enactment, the BIF and SAIF will merge. Two years after enactment, the HOLA will be repealed and the OTS will be abolished. Within nine months of enactment, the Secretary of the Treasury shall adopt a plan for the combination of the OTS and the Office of the Comptroller of the Currency into a single agency. Converted federal thrifts generally will be permitted to continue to engage in any activity, including the holding of any asset, lawfully conducted on the date prior to enactment. A federal savings association converted to a national bank may retain all branches established or proposed in a pending application as of enactment and establish new branches in any state in which it has a branch. Otherwise it may establish new branches only under national bank rules. In addition, beginning two years after enactment, national banks will be authorized to exercise all powers formerly authorized for federal savings associations.

  Under H.R. 10, holding companies for converted savings associations generally will become subject to the same regulation as holding companies that control commercial banks, with a grandfather provision for former unitary savings and loan holding companies. Such grandfathered companies will be permitted to maintain and establish affiliations with any type of company and to acquire additional depository institutions, as long as any acquired depository institution is merged into its converted savings association and such institution continues to comply with both the qualified thrift lender test and certain asset and investment limitations to which it was subject as a federal savings association. Such a converted holding company would be subject to the same capital requirements (if any) applicable under OTS regulation if it were a savings and loan holding company on June 19, 1997, and for three years would be subject to substantially similar regulation, reporting and examination as implemented by the OTS as of January 1, 1997.

  Title III provides for the continuation of adjustable rate mortgage indices used by converted savings associations, including cost-of-funds indices, if calculation of the index could not be made by the terms of the governing instrument as a result of changes made by H.R. 10. H.R. 10 also makes significant changes in the operation of the FHLB System, including the types of stock that may be issued by FHLBs to members and

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

borrowers and FHLB capitalization, management, investments and lending. Effective January 1, 1999, the FHLB Act will be amended to permit federal savings associations to be voluntary members and stockholders of an FHLB.

  There can be no assurance as to whether H.R. 10 or any other such legislation will be enacted, what the provisions of any such final legislation may be, or the extent to which the legislation would restrict, disrupt or otherwise have a material effect on operations.

CAPITAL STANDARDS

  The FRB, the Comptroller and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with high credit risk, such as commercial loans.

  A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off-balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of, among other things, (i) common shareholders' equity capital (includes common stock and related surplus, and undivided profits); (ii) noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies), including any related surplus; and (iii) minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of: (i) a limited amount of the allowance for loan and lease losses ("ALLL");
(ii) cumulative perpetual preferred stock; (iii) perpetual preferred stock (and any related surplus); and (iv) term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

  In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

  In June 1996, the federal banking agencies adopted a joint agency policy statement to provide guidance on managing interest rate risk. " These agencies indicated that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the agencies' evaluation of the bank's capital adequacy. A bank with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed by the agencies to take corrective action. Such actions will include recommendations or directions to raise additional capital, strengthen management expertise, improve management information and measurement systems, reduce levels of exposure, or some combination thereof depending upon the individual institution's circumstances.

  The federal banking agencies have issued an interagency policy statement on the ALLL which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months. This amount is neither a "floor" nor a "safe harbor" level for an institution's ALLL.

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  Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies issued final rules governing banks and bank holding companies, which became effective April 1, 1995 and limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date, based on projected taxable income for that year; or (ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

  Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Banks to grow and could restrict the amount of profits, if any, available for the payment of dividends. For information concerning the capital ratios of GBB and the Banks, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- GBB--Financial Condition--Capital Resources." For information concerning the capital ratios of PBC, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--PBC--Financial Condition--Capital Resources."

PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

  Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. In accordance with federal law, each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An insured depository institution will be classified in the following categories based, in part, on the capital measures indicated below:


  "Well capitalized"                            "Adequately capitalized"
  Total risk-based capital of at least 10%;     Total risk-based capital of at least 8%;
  Tier 1 risk-based capital of 6%; and          Tier 1 risk-based capital of 4%; and
  Leverage ratio of 5%.                         Leverage ratio of 4%.

  "Undercapitalized"                            "Significantly undercapitalized"
  Total risk-based capital less than 8%;        Total risk-based capital less than 6%;
  Tier 1 risk-based capital less than 4%; or    Tier 1 risk-based capital less than 3%; or
  Leverage ratio less than 4%.                  Leverage ratio less than 3%.

  "Critically undercapitalized"
  Tangible equity to total assets less than 2%.


  An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

  The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after receiving notice, or is deemed to have notice, that the institution is undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan: (i) specifies: (a) steps the institution will take to become adequately capitalized; (b) the levels of capital to be attained during each year in which the plan will be in effect; (c) how the institution will comply with the applicable restrictions or requirements then in effect of the Federal Deposit Insurance Act; and (d) the types and levels of activities in which the institution will engage; (ii) is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital; and (iii) would not appreciably increase the risk (including credit risk, interest-rate risk, and other types of risk) to which the institution is exposed. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on average during each of four consecutive calendar quarters and must otherwise provide appropriate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

  An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits;
(iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to: (i) force a sale of shares or obligations of the bank, or require the bank to be acquired by or combine with another institution; (ii) impose restrictions on affiliate transactions and (iii) impose restrictions on rates paid on deposits, unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

  Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

  In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. See "--Potential Enforcement Actions."

SAFETY AND SOUNDNESS STANDARDS

  Effective July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance funds. The standards relate to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fee and benefits. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. In the event the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency. Effective October 1, 1996, the federal banking agencies promulgated safety and soundness regulations and accompanying interagency compliance guidelines on asset quality and earnings standards. These new guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. The institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in those assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

PREMIUMS FOR DEPOSIT INSURANCE

  The FDIC has adopted final regulations implementing a risk-based premium system required by federal law, which establishes an assessment rate schedule ranging from 0 cents per $100 of deposits to 27 cents per $100 of deposits applicable to members of the Bank Insurance Fund ("BIF"). To determine the risk-based assessment for each institution, the FDIC will categorize an institution as well capitalized, adequately capitalized or undercapitalized based on its capital ratios using the same standards used by the FDIC for its prompt corrective action regulations. A well-capitalized institution is generally one that has at least a 10% total risk-based capital ratio, a 6% Tier 1 risk-based capital ratio and a 5% Tier 1 leverage capital ratio. An adequately capitalized institution will generally have at least an 8% total risk-based capital ratio, a 4% Tier 1 risk-based capital ratio and a 4% Tier 1 leverage capital ratio. An undercapitalized institution will generally be one that does not meet either of the above definitions. The FDIC will also assign each institution to one of three subgroups based upon reviews by the institution's primary federal or state regulator, statistical analyses of financial statements and other information relevant to evaluating the risk posed by the institution. The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C).

  The BIF assessment rates are set forth below for institutions based on their risk-based assessment categorization.

                  ASSESSMENT RATES EFFECTIVE JANUARY 1, 1996*

                                                        GROUP A GROUP B GROUP C
                                                        ------- ------- -------
   Well Capitalized....................................     0       3      17
   Adequately Capitalized..............................     3      10      24
   Undercapitalized....................................    10      24      27

--------
* Assessment figures are expressed in terms of cents per $100 per deposits.

  On September 30, 1996, Congress passed the Budget Act which capitalized the Savings Association Insurance Fund ("SAIF") through a special assessment on SAIF-insured deposits and required banks to share in part of the interest payments on the Financing Corporation ("FICO") bonds which were issued to help fund the federal government costs associated with the savings and loan crisis of the late 1980s. The special thrift SAIF assessment has been set at 65.7 cents per $100 of deposits insured by SAIF as of March 31, 1995. Effective January 1, 1997, for the FICO payments, SAIF-insured institutions pay 3.2 cents per $100 in domestic deposits, and BIF-insured institutions, like the Banks, pay 0.64 cents per $100 in domestic deposits. Full pro rata sharing of the FICO interest payments takes effect on January 1, 2000.

  The federal banking regulators are also authorized to prohibit depository institutions and their holding companies from facilitating or encouraging the shifting of deposits from SAIF to BIF for the purpose of evading thrift assessment rates. The Budget Act also prohibits the FDIC from setting premiums under the risk-based schedule above the amount needed to meet the designated reserve ratio (currently 1.25%).

INTERSTATE BANKING AND BRANCHING

  On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the Bank Holding Company Act to acquire an existing bank located in another state without regard to state law. A bank holding company is not permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks or bank holding companies. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law, except that a state may not impose more than a five-year age requirement.

  The Interstate Act also permits, as of June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state was authorized to permit such combinations earlier than June 1, 1997, and, prior to June 1, 1997, could adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

  Under the Interstate Act, the extent of a commercial bank's ability to branch into a new state will depend on the law of the state. In October 1995, California adopted an early "opt in" statute under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute may increase competition from out-of-state banks in the markets in which GBB operates, although it is difficult to assess the impact that such increased competition may have on GBB's operations.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

  The Banks and PBC are subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and CRA activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

  In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.

  In March 1994, the federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

  In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on an examination conducted during the first quarter of 1996, MPB was rated outstanding. Based on an examination conducted during the first quarter of 1997, CNB was rated satisfactory. PBC was examined during the fourth quarter of 1995 and was rated satisfactory.

POTENTIAL ENFORCEMENT ACTIONS

  Commercial banking organizations, such as the Banks and PBC, and their institution-affiliated parties, which in the case of banks includes GBB, may be subject to potential enforcement actions by the FRB, the FDIC, the Commissioner and/or the Comptroller for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of the Banks and PBC), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of FDICIA. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company. Neither GBB, the Banks nor PBC has been subject to any such enforcement actions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS--GBB

  The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of GBB. The following discussion should be read in conjunction with the information under "Selected Consolidated Financial Data" and GBB's consolidated financial statements and notes thereto and other financial data included elsewhere in this Joint Proxy Statement/Prospectus. Certain statements under this caption constitute "forward-looking statements" under Section 27A of the Securities Act and
Section 21E of the Exchange Act which involve risks and uncertainties. GBB's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which GBB conducts its operations, fluctuations in interest rates, credit quality and government regulation. For additional information concerning these and other factors, see "RISK FACTORS" and "BUSINESS--GBB."

  GBB was formed as a result of the 1996 Merger between Cupertino, the holding company for CNB, and Mid-Peninsula, the holding company for MPB. The 1996 Merger, which has been accounted for as a pooling of interests, was consummated in late November 1996. All of the financial information for GBB for the periods prior to the merger has been restated to reflect the pooling of interests as if it occurred at the beginning of the earliest reporting period presented.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  For the six months ended June 30, 1997, GBB reported net income of $3.7 million, or $1.05 per common and common equivalent share, compared to net income of $2.6 million, or $0.78 per common and common equivalent share for the comparable period in 1996. The annualized return on average assets and return on average equity for the first six months of 1997 were 1.12% and 15.64%, respectively, compared to 1.04% and 12.32% for the same period in 1996.

  The earnings for the first six months of 1997 include $1.1 million in warrant income resulting from the exercise of warrants and sale of the underlying shares of common stock in two clients of the Banks. GBB occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of GBB, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

  Net income for the six months ended June 30, 1997 also includes approximately $1.7 million ($1.0 million net of tax) for a recovery through insurance of a litigation settlement charge incurred in 1995.

  Nonperforming assets (including nonaccrual loans, loans 90 days past due and still accruing and other real estate owned ("OREO")) totaled $3.5 million at June 30, 1997, an increase of $233,000 from December 31, 1996, and a decrease of $290,000 from June 30, 1996. The ratio of nonperforming assets to loans plus foreclosed properties was 0.67% at June 30, 1997, down from 0.73% at December 31, 1996 and down from 1.14% at June 30, 1996.

  The allowance for loan losses was $10.9 million at June 30, 1997, compared with $7.3 million at December 31, 1996 and $5.0 million at June 30, 1996. The provision for loan losses was $4.1 million for the first six months of 1997, compared to $685,000 recorded for the same period in 1996. Net charge-offs were $495,000 for the first six months of 1997 and $165,000 for the same period in 1996. The ratio of the allowance for loan losses to nonperforming assets was 312% at June 30, 1997, compared with 224% at December 31, 1996 and 131% at June 30, 1996. The ratio of the allowance for loan losses to total loans was 2.08% at June 30, 1997 compared with 1.63% at December 31, 1996 and 1.49% at June 30, 1996.

  Shareholders' equity increased $3.8 million to $48.5 million, or 6.74% of assets, at June 30, 1997, from $44.7 million or 7.18% of assets at December 31, 1996. The increase was primarily due to net earnings and stock purchased by directors and employees through stock option and stock purchase plans and was partially offset by the first quarter cash dividend payment of $0.15 per common share that was declared on March 17,

1997 to shareholders of record as of April 7, 1997, totaling $495,000, and the second quarter cash dividend of $0.15 per common share that was declared on June 18, 1997 to shareholders of record as of June 30, 1997, totaling $499,000.

  GBB's Tier 1 and total risk-based capital ratios were 11.69% and 13.46% at June 30, 1997, respectively, compared with 8.75% and 10.54% at December 31, 1996, respectively. The leverage ratio increased to 9.74% at June 30, 1997, from 7.27% at December 31, 1996. At June 30, 1997, GBB's risk-based capital and leverage ratios, as well as those of the Banks, exceeded the ratios for a well-capitalized financial institution as defined in FDICIA under the prompt corrective action regulations. GBB will seek to maintain its well capitalized position to ensure flexibility in its operations.

  GBB Stock closed at $30.75 per share on June 30, 1997, representing approximately 211% of the $14.57 book value per share, compared with $24.38 per share and 177% of the $13.80 book value per share at December 31, 1996.

 Net Interest Income

  The following tables present GBB's average balance sheet, net interest income and interest rates for the six-month periods presented, as well as the analysis of variances due to rate and volume:

                                 SIX MONTHS ENDED               SIX MONTHS ENDED
                                  JUNE 30, 1997                  JUNE 30, 1996
                          ------------------------------ ------------------------------
                           AVERAGE             AVERAGE    AVERAGE             AVERAGE
                          BALANCE(1) INTEREST YIELD/RATE BALANCE(1) INTEREST YIELD/RATE
                          ---------- -------- ---------- ---------- -------- ----------
                                             (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Loans(2)(3)............   $484,615  $24,304    10.11%    $311,774  $16,253    10.48%
 Investment securities,
  short-term investments
  and cash
  equivalents(3)........    138,283    4,293     6.21%     140,805    4,229     6.01%
                           --------  -------    -----     --------  -------    -----
  Total interest-earning
   assets...............    622,898   28,597     9.26%     452,579   20,482     9.10%
 Noninterest-earning
  assets................     44,109                         38,913
                           --------                       --------
  Total assets..........   $667,007                       $491,492
                           ========                       ========
INTEREST-BEARING
 LIABILITIES:
 Deposits:
 NOW and MMDA...........   $318,909    6,010     3.80%    $241,022    4,437     3.70%
 Savings deposits.......     27,467      536     3.94%      16,093      280     3.50%
 Time deposits..........    124,480    3,300     5.35%      93,656    2,451     5.26%
                           --------  -------    -----     --------  -------    -----
  Total Deposits........    470,856    9,846     4.22%     350,771    7,168     4.11%
 Borrowings.............     25,685    1,056     8.29%       3,309      191    11.61%
                           --------  -------    -----     --------  -------    -----
  Total interest-bearing
   liabilities..........    496,541   10,902     4.43%     354,080    7,359     4.18%
                           --------                       --------
 Noninterest-bearing
  deposits..............    118,656                         92,890
 Other noninterest-
  bearing liabilities...      4,240                          3,009
                           --------                       --------
  Total noninterest-
   bearing liabilities..    122,896                         95,899
 Shareholders' equity...     47,570                         41,513
                           --------                       --------
  Total liabilities and
   shareholders'
   equity...............   $667,007                       $491,492
                           ========                       ========
Net interest income;
 interest rate spread...             $17,695     4.83%              $13,123     4.92%
                                     =======    =====               =======    =====
Net interest-earning
 assets; net yield(5)...   $126,357              5.73%    $ 98,499              5.83%
                           ========             =====     ========             =====

--------
(1) Average balances are computed using an average of the daily balances during the period.
(2) Nonaccrual loans are included in the average balance column; however, only collected interest is included in the interest column.
(3) Loan fees totaling $1,191,000 and $1,085,000 are included in loan interest income for the periods ended June 30, 1997 and June 30, 1996, respectively.
(4) Tax exempt interest income includes $130,000 and $151,000 for the six-month periods ending June 30, 1997 and June 30, 1996, respectively, to adjust to a fully taxable equivalent basis using the federal statutory rate of 34%.
(5) The net yield on interest-earning assets during the period equals net interest income divided by average interest-earning assets for the period.

  The following table presents the dollar amount of certain changes in interest income and interest expense for each major component of interest-earning assets and interest-bearing liabilities and the difference attributable to changes in average rates and volumes for the six-month periods indicated:

                                             SIX MONTHS ENDED JUNE 30, 1997
                                               COMPARED WITH JUNE 30, 1996
                                                   INCREASE (DECREASE)
                                             ---------------------------------
                                               VOLUME      RATE        NET
                                             ----------- ---------  ----------
                                                     (IN THOUSANDS)
   INTEREST-EARNING ASSETS:
   Loans.................................... $    8,654  $    (603) $    8,051
   Investment securities, short-term
    investments and cash equivalents........        (88)       152          64
                                             ----------  ---------  ----------
     Total interest income..................      8,566       (451)      8,115
   INTEREST-BEARING LIABILITIES:
   Deposits:
     NOW and MMDA...........................      1,454        119       1,573
     Savings deposits.......................        218         38         256
     Time deposits..........................        810         39         849
                                             ----------  ---------  ----------
   Total deposits...........................      2,482        196       2,678
   Borrowings...............................        935        (70)        865
                                             ----------  ---------  ----------
     Total interest expense.................      3,417        126       3,543
                                             ----------  ---------  ----------
   Increase (decrease) in net interest
    income.................................. $    5,149  $    (577) $    4,572
                                             ==========  =========  ==========

  For the six-month period ended June 30, 1997, GBB experienced an increase in net interest income of $4.6 million when compared to the first half of 1996. This increase was mainly due to the increased volume in the loan portfolio, partially offset by reduced yields on loans, and the increased volume of interest-bearing deposits. For the first half of 1997, average other borrowings primarily consisted of $3.0 million of subordinated debt which was issued at 11.5% in the fall of 1996 and $20.0 million of 9.75% cumulative preferred securities issued in the first quarter of 1997 by GBB Capital I, a Delaware statutory business trust and wholly-owned subsidiary of GBB, formed for the purpose of issuing such securities (the "Trust Preferred Securities"). The Trust Preferred Securities qualify for Tier I capital, and the subordinated debt qualifies for Tier II capital. For the six months ended June 30, 1997, GBB's net interest spread of 4.83% reflected a decrease from 4.92% for the same period in 1996.

  GBB provides client services to several of its noninterest-bearing demand deposit customers. The amount of credit available to clients is based on a calculation of their average noninterest-bearing deposit balance, adjusted for float and reserves, multiplied by an earnings credit rate, generally the average of the month's 90-day T-Bill rate. The credit can be utilized to pay for services including messenger service, account reconciliation and other similar services. If the cost of the services provided exceeds the available credit, the customer is charged for the difference.

  The impact of this expense on GBB's net interest spread and net yield on interest-earning assets was as follows:

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                      -------------------------
                                                         1997          1996
                                                      -----------   -----------
                                                      (DOLLARS IN THOUSANDS)
   Average noninterest-bearing demand deposits....... $   118,656   $   92,890
   Client service expense............................         154          215
   Client service cost annualized....................        0.26%        0.47%
   Impact on net yield:
     Net yield on interest-earning assets............        5.73%        5.83%
     Impact of client services.......................       (0.05)%      (0.10)%
                                                      -----------   ----------
     Adjusted net yield(1)...........................        5.68%        5.73%
                                                      ===========   ==========

--------
(1) Noninterest-bearing liabilities are included in the cost of funds calculation to determine adjusted spread.

  The negative impact on the net yield on interest earning assets is caused by off-setting net interest income by the cost of client service expenses, which reduces the yield on interest-earning assets. The cost for client service expense has decreased in 1997 due to decreased volume of activity in services to noninterest-bearing demand deposit clients.

 Provision for Loan Losses

  The provision for loan losses creates an allowance for future loan losses. The loan loss provision for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in GBB's market area. GBB performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, GBB makes provisions for potential loan losses. Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined, while the balance of the provisions for loan losses are based on historical data, delinquency trends, economic conditions in GBB's market area and industry averages. Annual fluctuation in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses, and ultimate loan losses may vary from current estimates.

  The provision for loan losses was $4.1 million for the six-month period ended June 30, 1997, as compared to $685,000 for the same period in 1996. During the first six months of 1997, GBB has increased the provision and allowance for loan losses to reflect the emergence of certain risk factors within its loan portfolio. The principal risk factor is the lack of seasoning within GBB's loan portfolio due to the dramatic growth in the size of the loan portfolio. Total gross loans have increased from $290.2 million to $527.0 million, or 81.6% in the 18-month period ended June 30, 1997.

  Notwithstanding the substantial increase in loans outstanding, nonperforming loans, comprised of nonaccrual loans and accruing loans past due 90 days or more, declined to $3.2 million or 0.60% of loans outstanding at June 30, 1997 from $3.6 million or 1.05% of loans outstanding at June 30, 1996.

  For further information on nonperforming and classified loans and the allowance for loan losses, see "--Financial Condition--Nonperforming and Classified Assets."

 Other Income

  The following table provides details of other income for the periods presented:

                                                               SIX MONTHS ENDED
                                                               -----------------
                                                               JUNE 30, JUNE 30,
                                                                 1997     1996
                                                               -------- --------
                                                                (IN THOUSANDS)
   Trust fees.................................................  $  935   $  653
   Gain on sale of SBA loans..................................     339      253
   Depositor service fees.....................................     443      506
   Loan fees..................................................      22       49
   Investment gains (losses)..................................     (49)     (97)
   Other......................................................     385      351
                                                                ------   ------
   Sub-total other income.....................................   2,075    1,715
   Warrant income.............................................   1,115      --
                                                                ------   ------
   Total other income.........................................  $3,190   $1,715
                                                                ======   ======

  Other income was $3.2 million for the six-month period ended June 30, 1997, an increase of $1.4 million from the same period in 1996. The increase was primarily due to warrant income and an increase in trust fee income.

 Operating Expenses

  The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. GBB's efficiency ratio for the six months ended June 30, 1997 and 1996 was 59.53% and 66.47%, respectively.

  The following table provides details of operating expenses for the periods presented:

                                                            SIX MONTHS ENDED
                                                            ------------------
                                                              1997     1996
                                                            --------  --------
                                                             (IN THOUSANDS)
   Compensation and benefits............................... $  7,329  $ 5,630
   Occupancy and equipment.................................    2,102    1,534
   Professional services and legal costs...................      712      606
   FDIC insurance and regulatory assessments...............      101       54
   Other real estate, net..................................        5       30
   Other...................................................    1,953    1,694
                                                            --------  -------
   Total operating expenses before client services
    expenses...............................................   12,202    9,548
   Client services expenses................................      154      215
                                                            --------  -------
     Total operating expenses.............................. $ 12,356  $ 9,763
                                                            ========  =======
   Nonrecurring costs(1)...................................   (1,700)     --
                                                            --------  -------
     Total operating expenses excluding nonrecurring
      costs(1)............................................. $ 10,656  $ 9,763
                                                            ========  =======
   Efficiency ratio before client services.................    58.79%   65.01%
   Efficiency ratio........................................    59.53%   66.47%
   Efficiency ratio, excluding nonrecurring costs..........    51.34%   66.47%
     Total operating expenses to average assets............     1.85%    1.99%
     Total operating expenses to average assets, excluding
      nonrecurring costs...................................     1.60%    1.99%

--------
(1)Nonrecurring costs include a legal settlement recovery, charged in 1995.

  Operating expenses, exclusive of the legal settlement recovery, were $12.4 million and $9.8 million for the six-month periods ended June 30, 1997 and 1996, respectively.

  The increase in operating expenses is mainly attributable to the significant growth that has occurred between periods and the corresponding increase in employees and related increase in occupancy expense.

  The legal settlement recovery is attributed to the $1.7 million recovery from GBB's insurance coverage related to the $1.7 million legal settlement charge that occurred in the second quarter of 1995.

 Provision for Income Taxes

  The provision for income taxes for the six-month period ended June 30, 1997 was $2.3 million, as compared to $1.7 million for the six-month period ended June 30, 1996. These provisions reflect effective tax rates of 38% and 40%, respectively.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  GBB reported net income of $3.5 million in 1996, a 15.5% increase over 1995 net income of $3.0 million. The net income in 1995 was an 18.3% increase over 1994 net income of $2.6 million. Net income per share was $1.04 in 1996, compared with $0.96 in 1995 and $0.85 in 1994. The return on average assets and return on average shareholders' equity were 0.65% and 8.12% in 1996, compared with 0.70% and 7.98% in 1995 and 0.68% and 7.31% in 1994, respectively.

  The increase in 1996 net income was the result of significant loan and deposit growth, which resulted in increased net interest income, and increases in trust fees, depositors' service fees and other fee income. Operating expense increases required to service and support GBB's growth partially offset the increase in revenues. The 1996 operating results included $2.8 million ($2.0 million net of tax) in merger and other related charges. Excluding these charges, GBB's net income, net income per share, return on average assets and return on average shareholders' equity would have been $5.5 million, $1.63, 1.02% and 12.86%, respectively.

  The increase in net income in 1995 over 1994 was due primarily to increased growth in interest-earning assets, which was partially offset by the growth in operating expenses. The operating results in 1995 included $2.1 million ($1.3 million net of taxes) in charges related to the settlement of litigation, the closing of CNB's mortgage banking business unit and terminated merger discussions. Excluding these charges, GBB's net income, net income per share, return on average assets and return on average shareholders' equity would have been $4.3 million, $1.37, 1.00% and 11.39%, respectively.

 Net Interest Income

  Net interest income increased 23.8% to $29.2 million in 1996 from $23.6 million in 1995 primarily due to the $95.5 million, or 23.4%, increase in average interest-earning assets coupled with an 8 basis point increase in GBB's interest rate spread. Net interest income increased 21.2% in 1995 from $19.5 million in 1994 primarily due to the combined effects of the $58.0 million, or 16.8%, increase in average interest-earning assets and the 2 basis point increase in GBB's interest rate spread.

  The following table presents, for the years indicated, condensed average balance sheet information for GBB, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are averaged daily balances.

                                                         YEARS ENDED DECEMBER 31,
                          --------------------------------------------------------------------------------------
                                      1996                         1995                         1994
                          ---------------------------- ---------------------------- ----------------------------
                                               AVERAGE                      AVERAGE                      AVERAGE
                            AVERAGE            YIELD/    AVERAGE            YIELD/    AVERAGE            YIELD/
                          BALANCE (1) INTEREST  RATE   BALANCE (1) INTEREST  RATE   BALANCE (1) INTEREST  RATE
                          ----------- -------- ------- ----------- -------- ------- ----------- -------- -------
                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans(2)...............   $350,679   $36,278   10.35%  $260,635   $28,397   10.90%  $230,126   $22,112   9.61%
 Investment securities,
  short-term investment
  and cash
  equivalents(3)........    148,118     9,115    6.15%   143,665     9,070    6.31%   116,143     5,852   5.04%
                           --------                     --------                     --------
  Total interest-earning
   assets(3)............    498,797    45,393    9.10%   404,300    37,467    9.27%   346,269    27,964   8.08%
Noninterest-earning
 assets.................     40,013                       30,448                       30,532
                           --------   -------           --------   -------           --------   -------
  Total assets..........   $538,810    45,393           $434,748    37,467           $376,801    27,964
                           --------   -------           --------   -------           --------   -------
Interest-bearing
 liabilities:
 Deposits:
 NOW and MMDA...........   $246,183     8,656    3.52%  $204,521     7,868    3.85%  $173,619     4,945   2.85%
 Savings deposits.......     38,429     1,714    4.46%     9,541       539    5.65%     9,599       466   4.85%
 Time deposits..........     99,635     5,362    5.38%    89,539     4,641    5.18%    73,793     2,719   3.68%
                           --------   -------           --------   -------           --------   -------
  Total deposits........    384,247    15,732    4.09%   303,601    13,048    4.30%   257,011     8,130   3.16%
 Borrowings.............      8,191       481    5.87%    13,334       844    6.33%     7,788       382   4.90%
                           --------   -------           --------   -------           --------   -------
  Total interest-bearing
   liabilities..........    392,438    16,213    4.13%   316,935    13,892    4.38%   264,799     8,512   3.21%
                           --------   -------           --------   -------           --------   -------
Noninterest-bearing
 deposits...............    102,689                       77,727                       75,244
Other noninterest-
 bearing liabilities....        883                        2,038                        1,684
Shareholders' equity....     42,800                       38,048                       35,074
                           --------                     --------                     --------
  Total liabilities and
   shareholders'
   equity...............   $538,810    16,213           $434,748    13,892           $376,801     8,512
                           ========   -------           ========   -------           ========   -------
Net interest income.....              $29,180                      $23,575                      $19,452
                                      =======                      =======                      =======
Interest rate spread....                         4.97%                        4.89%                       4.87%
Contribution of interest
 free funds.............                         0.88%                        0.94%                       0.75%
Net yield on interest-
 earnings assets(4).....                         5.85%                        5.83%                       5.62%

--------
(1) Nonaccrual loans are included in the average balance; however, only collected interest is included in the interest column.
(2) Loan fees totaling $2.4 million, $1.5 million and $1.4 million are included in loan interest income for the years 1996, 1995 and 1994, respectively.
(3) Interest income includes $356,000, $234,000 and $163,000 in 1996, 1995 and
    1994, respectively, to adjust to a fully taxable equivalent basis using the federal statutory rate of 34%.
(4) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

  The most significant impact on GBB's net interest income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in average asset and liability balances (volume) and changes in average interest rates (rate). The changes in interest attributable to simultaneous volume and rate changes have been reflected as volume variances. Nonaccrual loans are included in average loans.

                           YEAR ENDED DECEMBER 31, 1996     YEAR ENDED DECEMBER 31, 1995
                            COMPARED WITH DECEMBER 31,       COMPARED WITH DECEMBER 31,
                            1995  INCREASE (DECREASE)         1994 INCREASE (DECREASE)
                          --------------------------------  -------------------------------
                           VOLUME       RATE        NET      VOLUME      RATE        NET
                          ---------------------  ---------  --------------------  ---------
                                                 (IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Loans..................  $   9,811  $   (1,930) $   7,881  $   2,932  $   3,353  $   6,285
 Investment securities,
  short-term investments
  and cash
  equivalents(1)........        281        (236)        45      1,387      1,831      3,218
                          ---------  ----------  ---------  ---------  ---------  ---------
  Total interest
   income...............     10,092      (2,166)     7,926      4,319      5,184      9,503
                          ---------  ----------  ---------  ---------  ---------  ---------
INTEREST-BEARING
 LIABILITIES:
 Deposits:
 NOW and MMDA...........     (1,603)        815       (788)      (880)    (2,043)    (2,923)
 Savings deposits.......     (1,632)        457     (1,175)         3        (76)       (73)
 Time deposits..........       (523)       (198)      (721)      (580)    (1,342)    (1,922)
                          ---------  ----------  ---------  ---------  ---------  ---------
 Total deposits.........     (3,758)      1,074     (2,684)    (1,457)    (3,461)    (4,918)
 Borrowings.............        326          37        363       (272)      (190)      (462)
                          ---------  ----------  ---------  ---------  ---------  ---------
  Total interest
   expense..............     (3,432)      1,111     (2,321)    (1,729)    (3,651)    (5,380)
                          ---------  ----------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net interest income....  $   6,660  $   (1,055) $   5,605  $   2,590  $   1,533  $   4,123
                          =========  ==========  =========  =========  =========  =========

--------
(1) Interest income includes $356,000, $234,000 and $163,000 for 1996, 1995 and 1994, respectively, to adjust to a fully taxable equivalent basis using the federal statutory rate of 34%.

  Interest income in 1996 increased 21.2% to $45.4 million from $37.5 million in 1995. This was primarily due to the significant increase in loans, GBB's highest yielding asset. Loan volume increases were the result of an improving economy in GBB's market areas, as well as the addition of experienced relationship managers and greater business development efforts by GBB's relationship managers. This increase was partially offset by a decline in the yield earned on average interest-earning assets. While average interest-earning assets increased $94.5 million, or 23.4%, to $498.8 million in 1996, compared to $404.3 million in 1995, average loans increased $90.0 million, or 34.5%, to $350.7 million, or 70.3% of average interest-earning assets, in 1996 from $260.6 million, or 64.4% of average interest-earning assets, in 1995. Conversely, other interest-earning assets, consisting of investment securities, federal funds sold and other short-term investments, increased only 3.1% to $148.1 million, or 29.7% of average interest-earning assets, in 1996 from $143.7 million, or 35.6% of average interest-earning assets, in 1995.

  The average yield on interest-earning assets declined 17 basis points to 9.10% in 1996 from 9.27% in 1995 primarily due to the decline in yields on loans. Average yields on loans declined 55 basis points to 10.35% in 1996 from 10.90% in 1995 primarily due to competition. The average yield on other interest-earning assets declined 16 basis points to 6.15% in 1996, compared to 6.31% in 1995.

  Interest expense in 1996 increased 16.7% to $16.2 million from $13.9 million in 1995. This increase was due to greater volumes of interest-bearing liabilities which was partially offset by lower interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 23.8% to $392.4 million in 1996 from $316.9 million in 1995 due to the efforts of the Banks' relationship managers and deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group. During 1996, the average rate paid on interest-bearing liabilities declined 25 basis points to 4.13% from 4.38% in 1995 due to the repricing of deposit accounts.

  During 1996, average noninterest-bearing deposits increased to $102.7 million from $77.7 million in 1995. As a result of such increase, noninterest bearing deposits comprised 25.2% of total deposits at year end 1996, compared to 22.2% at year end 1995.

  As a result of the foregoing, GBB's interest rate spread increased to 4.97% in 1996 from 4.89% in 1995 and the net yield on interest-earning assets increased slightly in 1996 to 5.85% from 5.83% in 1995.

  Interest income increased 34.0% to $37.7 million in 1995 from $28.0 million in 1994, as a result of the combined effects of increases in average interest-earning assets and the yields earned on such assets. Average interest-earning assets increased 16.8% to $404.3 million in 1995 from $346.3 million in 1994 as a result of almost equivalent increases in both loans and other interest-earning assets. The average yield on the higher volume of average interest-earning assets increased 119 basis points to 9.27% in 1995 from 8.08% in 1994, primarily as a result of increases in market rates of interest.

  Interest expense in 1995 increased 63.2% to $13.9 million from $8.5 million in 1994, primarily as a result of the combined effect of increases in rates paid on interest-bearing liabilities and the volume of interest-bearing liabilities. As a result of increases in market rates of interest, the average rate paid on average interest-bearing liabilities increased 117 basis points to 4.38% in 1995 from 3.21% in 1994. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities increased 19.7% to $316.9 million in 1995 from $264.8 million in 1994.

  As a result of the foregoing, GBB's interest rate spread increased to 4.89% in 1995 from 4.87% in 1994 and the net yield on interest-earning assets increased to 5.83% in 1995 from 5.62% in 1994.

  GBB has noninterest-bearing liabilities on which it pays for certain client service expenses. These expenses include messenger services, check supplies and other related items and are included in operating expenses. If these costs had been included in interest expense, the impact of these expenses on GBB's net yield on interest-earning assets would have been as follows for each of the years presented.

                                                YEARS ENDED DECEMBER 31,
                                                ----------------------------
                                                  1996      1995      1994
                                                --------   -------   -------
                                                 (DOLLARS IN THOUSANDS)
   Average noninterest-bearing demand
    deposits................................... $102,689   $77,727   $75,244
   Client services expenses....................      411       337       376
   Client services expenses as a percentage of
    average noninterest-bearing demand
    deposits...................................     0.40%     0.43%     0.50%
   Impact on net yield on interest-earning
    assets:
   Net yield on interest-earning assets........     5.85%     5.83%     5.62%
   Impact of client services expenses..........    (0.08)%   (0.08)%   (0.11)%
                                                --------   -------   -------
   Adjusted net yield on interest-earning
    assets.....................................     5.77%     5.75%     5.51%
                                                ========   =======   =======

--------
(1) Noninterest-bearing liabilities are included in cost of funds calculations to determine adjusted net yield on interest-earning assets.

  The impact on the net yield on interest-earning assets is caused by off-setting net interest income by the cost of client services expenses, which reduces the yield on interest-earning assets. The cost for client services expense is trending down and reflects GBB's efforts to manage its client services expenses.

 Provision for Loan Losses

  The provision for loan losses creates an allowance for future loan losses. The loan loss provision for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in GBB's market area. GBB performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, GBB makes provisions for potential loan losses. Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined, while the balance of the provisions for loan losses are based on historical data, delinquency trends, economic conditions in GBB's market area and industry averages. Annual fluctuation in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses, and ultimate loan losses may vary from current estimates.

  The provision for loan losses in 1996 was $2.0 million, compared to $0.9 million in 1995 and $1.8 million in 1994. In addition, in connection with the 1996 Merger, GBB made an $800,000 additional provision for loan losses to conform the Banks' reserve allocation methodologies, which is included in operating expenses. The increased provision for loan losses during 1996 reflects the $160.5 million increase in gross loans outstanding at December 31, 1996 from year-end 1995. Notwithstanding the substantial increase in loans outstanding, nonperforming loans, comprised of nonaccrual loans and accruing loans past due 90 days or more, declined to $3.1 million or 0.69% of loans outstanding at December 31, 1996 from $3.3 million or 1.15% of loans outstanding at December 31, 1995. The $1.8 million provision for loan losses during 1994 reflected the higher level of nonperforming loans experienced by GBB during 1994. At December 31, 1994, nonperforming loans were $5.0 million, or 2.07% of loans outstanding at such date.

  For further information on nonperforming and classified loans and the allowance for loan losses, see "--Financial Condition--Nonperforming and Classified Assets."

 Other Income

  Total other income increased to $3.5 million in 1996, compared to $2.3 million in 1995 and $3.3 million in 1994. The following table sets forth information by category of other income in the years indicated.

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   Trust fees..................................... $  1,426  $    710  $    593
   Depositors' service fees.......................    1,045       671       699
   Gain on sale of SBA loans......................      519       366       685
   Gain on sale of mortgage loans.................      --        137       993
   Loan documentation fees, net...................      (42)      103       276
   Investment gains (losses)......................     (263)     (113)     (266)
   Other..........................................      845       432       315
                                                   --------  --------  --------
     Total........................................ $  3,530  $  2,306  $  3,295
                                                   ========  ========  ========

  The increase in other income in 1996 is primarily the result of a $716,000 increase in trust fees and a $374,000 increase in depositors' service fees. The trust fee increase is due to significant growth in assets under management in Greater Bay Trust Company. Trust assets increased to $418.0 million at year-end 1996, compared to $270.0 million at December 31, 1995 and $157.0 million at December 31, 1994. Depositors' service fees increased due to growth in deposits.

  The decrease in other income in 1995 from 1994 is due primarily to the decline in the activities of the mortgage banking business unit. This unit generated $137,000 in gains on the sale of mortgage loans in 1995, compared to $993,000 in 1994. In early 1995, GBB closed the mortgage banking business unit due to the sharp rise in interest rates during 1994 and the impact the rising rates had on originations.

  The fluctuation in gain on sale of SBA loans is due primarily to the mix of SBA loans originated for sale combined with the effect of market pricing on loans sold. SBA loans with longer maturities command a higher premium than loans with shorter maturity periods. In 1996 compared to 1995, GBB originated and sold fewer long-term real estate loans and the pricing on loans sold declined slightly. During 1995 compared to 1994, GBB generated more long-term commercial real estate loans that were sold in the secondary market, thus causing the increase in gain on sale of SBA loans. In addition, lower market interest rates in 1994 provided higher premiums on SBA loan sales.

 Operating Expenses

  Operating expenses totaled $23.9 million for 1996, compared to $19.7 million for 1995 and $16.2 million for 1994. The ratio of operating expenses to average assets was 4.43% in 1996, 4.53% in 1995, and 4.31% in 1994. Operating expenses in 1996 and 1994 included $2.8 million and $608,000, respectively, in merger and other related costs, while 1995 operating expenses included $2.2 million related to the settlement of litigation, the closing of CNB's mortgage banking business unit and terminated merger discussions. Excluding these costs, operating expenses to average assets would have been 3.92% in 1996, 4.04% in 1995 and 4.15% in 1994.

  The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. GBB's efficiency ratio for 1996 was 73.83%, compared to 76.76% in 1995 and 71.87% in 1994. Excluding nonrecurring costs, GBB's efficiency ratios were 65.21%, 68.43% and 69.18% in 1996, 1995 and 1994, respectively. The decline in GBB's efficiency ratio was due to the investment in infrastructure in 1994 and early 1995 which allowed GBB to grow its revenue base in 1995 and 1996 without significant increases in operating expenses.

  The following table represents the major components of operating expenses for the years indicated.

                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------
                                                       (IN THOUSANDS)
Compensation and benefits....................... $ 11,773  $ 10,146  $  8,505
Occupancy and equipment.........................    3,401     2,679     2,226
Prior mergers and related nonrecurring
 costs(1).......................................    2,791       --        608
Professional services and legal costs...........    1,270     2,968     1,176
FDIC insurance and regulatory assessments.......      102       551       858
Other real estate, net..........................       35        62       112
Other...........................................    4,105     2,943     2,370
                                                 --------  --------  --------
Total operating expenses before client services
 expenses.......................................   23,477    19,349    15,855
Client services expenses........................      411       337       376
                                                 --------  --------  --------
  Total operating expenses...................... $ 23,888  $ 19,686  $ 16,231
                                                 ========  ========  ========
Nonrecurring costs(1)...........................    2,791     2,135       608
                                                 --------  --------  --------
  Total operating expenses excluding
   nonrecurring costs(1)........................ $ 21,097  $ 17,551  $ 15,623
                                                 ========  ========  ========
Efficiency ratio before client services.........    72.56%    75.44%    70.20%
Efficiency ratio................................    73.83%    76.76%    71.87%
Efficiency ratio, excluding nonrecurring
 costs(1).......................................    65.21%    68.43%    69.18%
Total operating expenses to average assets......     4.43%     4.53%     4.31%
Total operating expenses to average assets,
 excluding nonrecurring costs(1)................     3.92%     4.04%     4.15%

--------
(1) Nonrecurring costs include merger and related costs for 1996 and 1994 and costs related to the settlement of litigation, the closing of CNB's mortgage banking business unit and terminated merger discussions in 1995.

  Compensation and benefits expenses increased in 1996 to $11.8 million, compared to $10.1 million in 1995 and $8.5 million in 1994, primarily due to the addition of personnel at Greater Bay Trust Company and an increase in the number of relationship managers at the Banks.

  The increase in occupancy and equipment expense in 1996 was primarily due to the opening of CNB's new Emerson office and the Greater Bay Trust Company office in downtown Palo Alto, California. The increase in occupancy and equipment expense in 1995 was due to the installation of a larger data processing system, which included a local and wide area network to connect all of the CNB office locations.

  Expenses for professional services and legal costs, including consulting and audit services, decreased to $1.3 million in 1996, compared to $3.0 million in 1995 and $1.2 million in 1994. The decrease in 1996 is primarily attributable to a one-time charge of $1.8 million in 1995 for a legal settlement related to trust department activities.

  Client services expenses increased to $411,000 in 1996, compared to $337,000 in 1995 and $376,000 in 1994 as a result of an increase in the volume of noninterest-bearing demand deposits from commercial customers for which GBB provides services. These expenses include messenger services, check supplies and other related items. For information concerning the impact of these expenses on net yield on interest-earning assets, see "--Net Interest Income."

  FDIC deposit insurance and Comptroller regulatory assessments decreased to $102,000 in 1996, compared to $551,000 in 1995, and $858,000 in 1994. The decline in FDIC insurance expense is a result of the lowering of deposit insurance premiums by the FDIC when the BIF was fully funded as of March 1995.

  The increase in other operating expense in 1996 was related to the rapid growth in GBB's loan and deposit portfolios and trust assets. The principal expense increases were $570,000 in marketing expenses, $80,000 in trust data processing charges and $236,000 in supplies and postage expenses. The increase in 1995 over 1994 was also primarily in marketing, trust and supplies and postage expenses.

 Income Taxes

  GBB's income tax rate for 1996 was 45.5%, compared to 39.4% in 1995 and 36.4% in 1994. The effective rate in 1996 was higher than the statutory rate due to the impact of nondeductible merger expenses.

FINANCIAL CONDITION

  Total assets increased 15.6% to $719.0 million at June 30, 1997, compared to $622.0 million at December 31, 1996. Total assets increased 30.2% to $622.0 million at December 31, 1996, compared to $477.8 million at December 31, 1995. Total assets increased 19.0% in 1995 from $401.6 million at December 31, 1994. The increases in each of the periods were primarily due to increases in GBB's loan portfolio funded by growth in deposits.

 Loans

  Total gross loans increased 16.9% to $527.0 million at June 30, 1997 compared to $450.8 million at December 31, 1996. Total gross loans increased 55.3% to $450.8 million at December 31, 1996, compared to $290.3 million at December 31, 1995. Total gross loans increased 19.5% in 1995 from $243.0 million at year-end 1994. The increases in loan volumes in each of the periods were due to an improving economy in GBB's market areas coupled with the business development efforts by GBB's relationship managers.

  GBB's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, GBB's lending operations are located in GBB's market areas that are dependent on the technology and real estate industries and their supporting companies. Thus, GBB's borrowers could be adversely impacted by a downturn in these sectors of the economy which could reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans.

  The following table presents the composition of GBB's loan portfolio at the dates indicated.

                                                                       DECEMBER 31,
                          JUNE 30,      -----------------------------------------------------------------------------------
                            1997             1996             1995             1994             1993             1992
                       ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
                        AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %
                       --------  -----  --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
                                                        (DOLLARS IN THOUSANDS)
Commercial...........  $282,159   54.9% $257,042   58.2% $181,617   63.8% $158,223   65.2% $145,673   62.8% $130,561   57.7%
Real estate
 construction and
 land................   100,422   19.5    78,278   17.7    32,672   11.5    22,725    9.4    23,742   10.2    33,315   14.7
Commercial real
 estate term.........    99,509   19.4    72,802   16.5    47,322   16.6    31,666   13.0    12,075    5.2    11,225    5.0
Consumer and other...    44,908    8.7    42,702    9.7    28,666   10.1    30,361   12.5    47,768   20.6    50,510   22.3
                       --------  -----  --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
 Total loans, gross..   526,998  102.5%  450,824  102.1%  290,277  102.0%  242,975  100.1%  229,258   98.9%  225,611   99.7%
Deferred fees and
 discounts...........    (2,257)  (0.4)   (1,952)  (0.4)   (1,299)  (0.5)   (1,264)  (0.5)   (1,369)  (0.6)   (1,019)  (0.5)
                       --------  -----  --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
 Total loans, net of
  deferred fees......  $524,841  102.1% $448,872  101.7% $288,978  101.5% $241,711   99.6  $227,889   98.3  $224,592   99.2%
                       ========  =====  ========  =====  ========  =====  ========  =====  ========  =====  ========  =====
Allowance for loan
 losses..............   (10,895)  (2.1)   (7,312)  (1.7)   (4,399)  (1.5)   (4,344)  (1.8)   (3,657)  (1.6)   (3,099)  (1.4)
                       --------  -----  --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
 Net loans...........  $513,846  100.0% $441,560  100.0% $284,579  100.0% $237,367   97.8% $224,232   96.7% $221,493   97.9%
                       ========  =====  ========  =====  ========  =====  ========  =====  ========  =====  ========  =====
Loans held for sale..       --     --        --     --        --     --      5,383    2.2     7,625    3.3     4,841    2.1
                       --------  -----  --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
 Total loans.........  $513,846  100.0% $441,560  100.0% $284,579  100.0% $242,750  100.0% $231,857  100.0% $226,334  100.0%
                       ========  =====  ========  =====  ========  =====  ========  =====  ========  =====  ========  =====

  The following table presents the maturity distribution of GBB's commercial, real estate construction and land and commercial real estate term portfolios and the sensitivity of such loans to changes and interest rates at June 30, 1997.

                                                        REAL ESTATE  COMMERCIAL
                                                        CONSTRUCTION REAL ESTATE
                                             COMMERCIAL   AND LAND      TERM
                                             ---------- ------------ -----------
                                                       (IN THOUSANDS)
   Loans due in:
   One year or less:
     Floating rate..........................  $170,315    $ 80,388     $ 9,050
     Fixed rate.............................     6,612         176       5,267
   One to five years:
     Floating rate..........................    95,430       9,928      28,054
     Fixed rate.............................     4,521         --        9,653
   After five years:
     Floating rate..........................       --          --          --
     Fixed rate.............................     5,281       9,930      47,485
                                              --------    --------     -------
       Total................................  $282,159    $100,422     $99,509
                                              ========    ========     =======

  For additional information concerning GBB's loan portfolio and its underwriting and credit administration policies and procedures, see "BUSINESS--GBB--Lending Activities."

 Nonperforming and Classified Assets

  Management generally places loans on nonaccrual when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

  The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                    DECEMBER 31,
                                JUNE 30, --------------------------------------
                                  1997    1996    1995    1994    1993    1992
                                -------- ------  ------  ------  ------  ------
                                          (DOLLARS IN THOUSANDS)
Nonperforming loans
 Nonaccrual loans.............   $3,170  $1,875  $2,513  $3,668  $1,179  $  913
 Accruing loans past due 90
  days or more................        3   1,237     830   1,371   1,903     --
 Restructured loans...........      --      --      --      --      --      --
                                 ------  ------  ------  ------  ------  ------
 Total nonperforming loans....    3,173   3,112   3,343   5,039   3,082     913
Other real estate owned.......      325     152     --      375     618   3,717
                                 ------  ------  ------  ------  ------  ------
 Total nonperforming assets...   $3,498  $3,264  $3,343  $5,414  $3,700  $4,630
                                 ======  ======  ======  ======  ======  ======
Nonperforming assets to total
 loans and other real estate
 owned........................     0.66%   0.72%   1.15%   2.22%   1.61%   2.02%

  Total nonperforming assets, which includes nonperforming loans (see below) and OREO, were $3.5 million at June 30, 1997, compared with $3.3 million at December 31, 1996, and $3.8 million at June 30, 1996. Nonperforming loans, which include nonaccrual loans, restructured loans, and accrual loans which are past due 90 days or more, were $3.2 million at June 30, 1997, compared with $3.1 million at December 31, 1996, and $3.6 million at June 30, 1996. Interest income foregone on nonperforming loans outstanding at June 30, 1997, December 31, 1996, December 31, 1995 and December 31, 1994 totaled $207,000, $215,000, $245,000 and $275,000, respectively.

  Accruing loans past due 90 days or more, which are well secured and in the process of collection, were $3,000 at June 30, 1997, compared with $1.2 million at December 31, 1996, and $1.4 million at June 30, 1996. It is GBB's policy to discontinue the accrual of interest when the ability of a borrower to repay principal or interest is in doubt, or when a loan is past due 90 days or more, except when, in management's judgment, the loan is well secured and in the process of collection.

  GBB records other real estate at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings with a provision for losses on foreclosed property in the period in which they are identified. As of June 30, 1997, GBB had four foreclosed properties recorded at $325,000 compared with $152,000 at December 31, 1996, and $217,000 at June 30, 1996.

  The policy of GBB is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans:
"substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified loss is considered uncollectible and its continuance as an asset is not warranted.

  Total classified assets increased to $13.8 million at June 30, 1997, from $9.4 million at December 31, 1996. The $4.4 million increase is primarily due to an increase in classified technology loans. GBB has focused strategically on technology loans through the Venture Banking Group, and the volume of this type of loan has increased significantly.

  With the exception of these classified loans, management is not aware of any loans as of June 30, 1997 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in the nonperforming asset table above at some future date. Management cannot, however, predict the extent to which economic conditions in GBB's market areas may worsen or the full impact such an environment may have on GBB's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual or become restructured loans, in substance foreclosures or other real estate owned in the future.

 Allowance For Loan Losses

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in its loan portfolio and economic conditions in GBB's market areas. See "--Provision for Loan Losses." The allowance is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

  The following table sets forth information concerning GBB's allowance for loan losses at the dates and for the periods indicated.

                         AT AND FOR
                          THE SIX
                           MONTHS
                           ENDED      AT AND FOR THE YEARS ENDED DECEMBER 31,
                          JUNE 30,  ------------------------------------------------
                            1997      1996      1995      1994      1993      1992
                         ---------- --------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Average loans
 outstanding:...........  $484,615  $350,679  $260,635  $230,126  $226,384  $207,978
                          ========  ========  ========  ========  ========  ========
Allowance for loan
 losses:
Balance at beginning of
 period.................  $  7,312  $  4,399  $  4,344  $  3,657  $  3,099  $  2,605
Charge-offs:
 Commercial.............      (315)     (119)     (973)     (798)   (1,264)     (539)
 Real estate
  construction and
  land..................      (142)      (60)       (7)     (308)      --        (62)
 Commercial real estate
  term..................        (2)      --        --        --        (50)      --
 Consumer and other.....       (54)     (120)     (101)     (141)     (159)     (145)
                          --------  --------  --------  --------  --------  --------
 Total charge-offs......      (513)     (299)   (1,081)   (1,247)   (1,473)     (746)
                          --------  --------  --------  --------  --------  --------
Recoveries:
 Commercial.............        18       343       178        57        28         9
 Real estate
  construction and
  land..................       --         15       --        --        --         95
 Commercial real estate
  term..................       --        --        --         48        10       --
 Consumer and other.....       --         18         2         6        48         4
                          --------  --------  --------  --------  --------  --------
 Total recoveries.......        18       376       180       111        86       108
   Net (charge-offs)
    recoveries..........      (495)       77      (901)   (1,136)   (1,387)     (638)
Provision charged to
 income.................     4,078     2,836       956     1,823     1,945     1,132
                          --------  --------  --------  --------  --------  --------
Balance at end of
 period.................  $ 10,895  $  7,312  $  4,399  $  4,344  $  3,657  $  3,099
                          ========  ========  ========  ========  ========  ========
Net (charge-offs)
 recoveries to average
 loans outstanding
 during the period......    (0.10)%     0.02%   (0.35)%   (0.49)%   (0.61)%   (0.31)%
Allowance to average
 loans outstanding......      2.25%     2.08%     1.69%     1.89%     1.62%     1.49%
Allowance to end-of-
 period loans...........      2.08%     1.63%     1.52%     1.80%     1.60%     1.38%
Allowance to
 nonperforming loans....    343.37%   234.96%   131.59%    86.21%   118.66%   339.43%

  Management considers changes in the size and character of the loan portfolio, changes in nonperforming and past due loans, historical loan loss experience and the existing and prospective economic conditions when determining the adequacy of the allowance for loan losses. Although management believes that the allowance for loan losses is adequate to provide for both potential losses and estimated inherent losses in the portfolio, future provisions will be subject to continuing evaluations of the inherent risk in the portfolio and if the economy declines or asset quality deteriorates, additional provisions could be required.

  The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocations presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amount available for future losses that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                                                      DECEMBER 31,
                                     -------------------------------------------------------------------------------
                     JUNE 30, 1997        1996            1995            1994            1993            1992
                    ---------------- --------------- --------------- --------------- --------------- ---------------
                              % OF            % OF            % OF            % OF            % OF            % OF
                            LOANS IN        LOANS IN        LOANS IN        LOANS IN        LOANS IN        LOANS IN
                              EACH            EACH            EACH            EACH            EACH            EACH
                            CATEGORY        CATEGORY        CATEGORY        CATEGORY        CATEGORY        CATEGORY
                            TO TOTAL        TO TOTAL        TO TOTAL        TO TOTAL        TO TOTAL        TO TOTAL
                             LOANS,          LOANS,          LOANS,          LOANS,          LOANS,          LOANS,
                    AMOUNT   GROSS   AMOUNT  GROSS   AMOUNT  GROSS   AMOUNT  GROSS   AMOUNT  GROSS   AMOUNT  GROSS
                    ------- -------- ------ -------- ------ -------- ------ -------- ------ -------- ------ --------
                                                         (DOLLARS IN THOUSANDS)
Commercial......... $ 3,719   53.54% $3,134   57.02% $1,797   62.57% $2,835   63.71% $2,093   61.50% $1,668   56.65%
Real estate
 construction and
 land..............     715   19.06    1045   17.36     223   11.26     224    9.15     349   10.02     344   14.46
Commercial real
 estate term.......     606   18.88     532   16.15     696    16.3     132   12.75     391    5.10      56    4.87
Consumer and
 other.............     848    8.52     383    9.47     466    9.87     543   12.22     270   20.17     459   21.92
Loans held for
 sale..............     --              --              --               14    2.17      27    3.21      23    2.10
                    -------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Total allocated....   5,888            5094            3182            3748            3130            2550
Unallocated........   5,008            2218            1217             596             527             549
                    -------          ------          ------          ------          ------          ------
 Total............. $10,896  100.00% $7,312  100.00% $4,399  100.00% $4,344  100.00% $3,657  100.00% $3,099  100.00%
                    =======  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======

 Investment Securities

  GBB's investment portfolio is managed to meet GBB's liquidity needs through proceeds from scheduled maturities and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, mortgage-backed securities, obligations of states and political subdivisions and a modest amount of equity securities including FRB stock and Federal Home Loan Bank stock. Federal funds sold are additional investments which are not classified as investment securities. Investment securities classified as available-for-sale are recorded at fair market value, while investment securities classified as held-to-maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity for available-for-sale securities.

  The amortized cost and estimated market value of investment securities at June 30, 1997 and December 31, 1996 is summarized below:

                                                    JUNE 30, 1997
                                       ----------------------------------------
                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
                                         COST      GAINS      LOSSES    VALUE
                                       --------- ---------- ---------- --------
                                                    (IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury obligations............  $  6,850    $   29      $ --    $  6,879
U.S. agency obligations:
 Mortgage-backed obligations.........     3,590       --        (34)      3,556
 Fixed and variable rate notes.......    27,014        33       --       27,047
Tax-exempt securities................     7,743       124       --        7,867
Corporate securities.................     8,780        40       --        8,820
                                       --------    ------      ----    --------
 Total securities available-for-
  sale...............................    53,977       226       (34)     54,169
HELD-TO-MATURITY SECURITIES:
U.S. Treasury obligations............     1,002       --        --        1,002
U.S. agency obligations:
 Mortgage-backed obligations.........    11,746       --        --       11,746
 Fixed and variable rate notes.......    26,893       970       --       27,863
Tax-exempt securities................     7,470       --         (9)      7,461
FRB stock............................     1,592       --        --        1,592
Federal Home Loan Bank stock.........       523       --        --          523
                                       --------    ------      ----    --------
 Total securities held-to-maturity...    49,226       970        (9)     50,187
                                       --------    ------      ----    --------
 Total investment securities.........  $103,203    $1,196      $(43)   $104,356
                                       ========    ======      ====    ========

                                                  DECEMBER 31, 1996
                                       ----------------------------------------
                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
                                         COST      GAINS      LOSSES    VALUE
                                       --------- ---------- ---------- --------
                                                    (IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury obligations............  $ 19,841     $ 52      $  (6)   $ 19,887
U.S. agency obligations:
 Mortgage-backed obligations.........     3,604        5        (53)      3,556
 Fixed and variable rate notes.......    10,568       34        (13)     10,589
Mutual funds.........................     2,000      --         (52)      1,948
Tax-exempt securities................     7,758      154        (11)      7,901
Corporate securities.................     3,216        7        --        3,223
                                       --------     ----      -----    --------
 Total securities available-for-
  sale...............................    46,987      252       (135)     47,104
                                       --------     ----      -----    --------
HELD-TO-MATURITY SECURITIES:
U.S. Treasury obligations............     1,005        3        --        1,008
U.S. agency obligations:
 Mortgage-backed obligations.........     7,086       87         (9)      7,164
 Fixed and variable rate notes.......    38,390       78       (100)     38,368
Other mortgage-backed obligations....     3,959       54        --        4,013
Tax exempt securities................     6,525      219         (3)      6,741
FRB stock............................       673      --         --          673
Federal Home Loan Bank stock.........       778      --         --          778
                                       --------     ----      -----    --------
 Total securities held-to-maturity...    58,416      441       (112)     58,745
                                       --------     ----      -----    --------
 Total investment securities.........  $105,403     $693      $(247)   $105,849
                                       ========     ====      =====    ========

  The tax effected net unrealized gain on available-for-sale securities was $71,000 for the year ended December 31, 1996.

  The following table shows amortized cost and estimated market value at June 30, 1997 of GBB's investment securities by year of maturity.

                                           1998     2002       2007
                                          THROUGH  THROUGH     AND
                                  1997     2001     2007    THEREAFTER  TOTAL
                                 -------  -------  -------  ---------- --------
                                           (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury obligations......  $ 3,597  $ 3,253  $   --    $   --    $  6,580
U.S. agency obligations:
 Mortgage-backed
  obligations(1)...............      586    3,004      --        --       3,590
 Fixed and variable rate
  notes(2).....................    9,500   17,513      --        --      27,013
Tax-exempt securities..........      811    1,508    5,044       380      7,743
Corporate securities...........    3,700    5,081      --        --       8,781
                                 -------  -------  -------   -------   --------
 Total securities available-
  for-sale.....................   18,194   30,359    5,044       380     53,977
 Market value..................   18,512   30,165    5,105       380     54,169
HELD-TO-MATURITY SECURITIES:
U.S. Treasury obligations......      500      502      --        --       1,002
U.S. agency obligations:
 Mortgage-backed
  obligations(1)...............      --        65    5,217     6,464     11,746
 Fixed and variable rate
  notes(2).....................    3,000   13,996    8,895     1,000     26,891
Tax-exempt securities..........      --     1,193    1,533     4,744      7,470
FRB stock......................      --       --       --      1,592      1,592
Federal Home Loan Bank stock...      --       --       --        523        523
                                 -------  -------  -------   -------   --------
 Total securities held-to-
  maturity.....................    3,500   15,728   15,645    14,327     49,226
 Market value..................    3,500   16,284   16,090    14,312     50,187
COMBINED INVESTMENT SECURITIES
 PORTFOLIO:
Total investment securities....   21,694   46,118   20,690    14,702    103,203
                                 -------  -------  -------   -------   --------
Total market value.............  $22,012  $46,449  $21,195   $14,700   $104,356
                                 =======  =======  =======   =======   ========
Weighted average yield-total
 portfolio(3)..................     5.35%    6.12%    7.02%     6.69%      6.22%

--------
(1) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.
(2) Certain U.S. agency fixed and variable rate note obligations may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(3) Yields on tax-exempt securities have been computed on a fully tax-equivalent basis.

 Deposits

  GBB emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached $639.7 million at June 30, 1997, an increase of 14.3% compared to deposits of $559.3 million at December 31, 1996. Deposits reached $559.3 million at December 31, 1996, an increase of 29.5% compared to deposits of $431.8 million at December 31, 1995.

  Total average interest-bearing deposits increased 34.2% to $470.9 million for the six-month period ended June 30, 1997, compared to an average of $350.8 million for the same period in 1996. Total average interest-bearing deposits increased 21.0% to $384.2 million for 1996, compared to an average of $303.6 million for 1995. In 1995, average interest-bearing deposits increased 18.1% over average deposits of $257.0 million in 1994. The increase in deposits was due to the continued marketing efforts directed at commercial business clients in GBB's market areas, coupled with an increase in deposits related to the activities of the Greater Bay Trust Company and the Venture Banking Group.

  Noninterest-bearing deposits were $135.8 million at June 30, 1997, compared to $139.9 million at December 31, 1996. Noninterest-bearing deposits were $139.9 million at December 31, 1996, compared to $96.1 million at December 31, 1995. Average noninterest-bearing deposits in 1996 were $102.7 million, compared to $77.7 million in 1995. As its regional offices expand, GBB anticipates this funding source to increase.

  Money market and other interest-bearing demand accounts reached $503.9 million at June 30, 1997, an increase of 20.2% from December 31, 1996. Money market and other interest-bearing demand accounts reached $419.3 million at year-end 1996, an increase of 24.9% from the prior year. Money market and other interest-bearing demand deposits of $335.7 million at December 31, 1995 were up 26.5% from $265.3 million at December 31, 1994.

  Time certificates of more than $100,000 totaled $102.1 million, or 16.0% of total deposits, at June 30, 1997, compared with $68.2 million, or 12.2% of total deposits at December 31, 1996. Time certificates of deposit of more than $100,000, savings and other time deposits totaled $68.2 million, or 12.2% of total deposits, at December 31, 1996, compared to $63.8 million, or 14.8% of total deposits, at December 31, 1995 and $54.5 million, or 15.7%, of total deposits at December 31, 1994.

  The following table sets forth the maturing distribution of time certificates of deposit of $100,000 or more at June 30, 1997 and December 31, 1996:

                                                 JUNE 30, 1997 DECEMBER 31, 1996
                                                 ------------- -----------------
                                                         (IN THOUSANDS)
   Three months or less.........................   $ 81,512         $54,233
   Three to six months..........................     10,708           9,198
   Six to twelve months.........................      9,620           4,252
   Over twelve months...........................        294             487
                                                   --------         -------
     Total......................................   $102,134         $68,170
                                                   ========         =======

  As of June 30, 1997, GBB had $17.1 million in brokered deposits outstanding, as compared to $20.6 million at December 31, 1996.

 Interest Rate Risk Management

  Interest rate risk sensitivity is a function of the repricing characteristics of GBB's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in GBB's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, six to twelve months, one to three years, three to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

  The following table shows interest sensitivity gaps for different intervals as of June 30, 1997:

                                                                                                      TOTAL
                          IMMEDIATE  2 DAYS TO  >6 MONTHS  >1 YEAR   >3 YRS              TOTAL RATE  NON-RATE
                           ONE DAY    6 MONTHS  TO 1 YEAR  TO 3 YRS  TO 5 YRS   >5 YRS    SENSITIVE  SENSITIVE   TOTAL
                          ---------- ---------- ---------- --------  --------  --------  ----------- ---------  --------
                                                            (DOLLARS IN THOUSANDS)
ASSETS:
Cash and due from
 banks..................   $    --    $    --    $   --    $   --    $   --    $    --    $    --    $  33,428  $ 33,428
Short-term investments..     42,200        --        --        --        --         --      42,200         --     42,200
Investment securities...        --      14,574     8,296     8,558    36,334     33,515    101,277       2,118   103,395
Loans...................    421,667      9,397     7,414    12,843    12,291     57,909    521,521       5,477   526,998
Loan losses and unearned
 fees...................        --         --        --        --        --         --         --      (13,152)  (13,152)
Other assets............        --         --        --        --        --         --         --       26,182    26,182
                           --------   --------   -------   -------   -------   --------   --------   ---------  --------
Total assets............   $463,867   $ 23,971   $15,710   $21,401   $48,625   $ 91,424   $664,998   $  54,053  $719,051
                           ========   ========   =======   =======   =======   ========   ========   =========  ========
LIABILITIES AND EQUITY:
Deposits
 Demand.................   $    --    $    --    $   --    $   --    $   --    $    --    $    --    $ 135,795  $135,795
 NOW, MMDA and savings..    365,696        --        --        --        --         --     365,696         --    365,696
 Time deposits..........        --     123,043    13,885       971       165        182    138,246         --    138,246
Subordinated debt(1)....        --         --        --        --        --         --         --        3,000     3,000
Trust Preferred
 Securities(2)..........        --         --        --        --        --         --         --       20,000    20,000
Other liabilities.......      2,969        --        --        --        --         --       2,969       4,849     7,818
Shareholders' equity....        --         --        --        --        --         --         --       48,496    48,496
                           --------   --------   -------   -------   -------   --------   --------   ---------  --------
Total liabilities and
 equity.................   $368,665   $123,043   $13,885   $   971   $   165   $    182   $506,911   $ 212,140  $719,051
                           ========   ========   =======   =======   =======   ========   ========   =========  ========
Gap.....................   $ 95,202   $(99,072)  $ 1,825   $20,430   $48,460   $ 91,242   $158,087   $(158,087) $    --
Cumulative gap..........   $ 95,202   $ (3,870)  $(2,045)  $18,385   $66,845   $158,087   $158,087   $     --   $    --
Cumulative gap/total
 assets.................      13.24%    (0.54)%   (0.28)%     2.56%     9.30%     21.99%     21.99%        --        --

--------
(1) On or after October 1, 1998, GBB, at its option, may redeem any or all of the subordinated debt in whole or in part.
(2) On or after April 1, 2002, GBB, at its option, may redeem any or all of the Trust Preferred Securities, in whole or in part.

  The foregoing table demonstrates that GBB had a negative cumulative one year gap of $2.0 million of total assets or .28%, at June 30, 1997. In theory, this would indicate that at June 30, 1997, $2.0 million more in liabilities than assets would reprice if there was a change in interest rates over the next 360 days. If interest rates were to increase, the negative gap would tend to result in a lower net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

  Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on GBB's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of GBB's exposure to changes in interest rates.

 Liquidity and Cash Flow

  The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. GBB must manage its liquidity position to allow the Banks to meet the needs of their clients, while maintaining an appropriate balance between assets and liabilities to meet the return on investment requirements of its shareholders. GBB monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sell securities under agreements to repurchase and borrow overnight federal funds. GBB maintains $50 million in inter-bank federal fund purchase lines, as well as $233 million in institutional deposit or brokered deposit lines, and $40 million in reverse repurchase lines. As of June 30, 1997, GBB had $17.1 million in institutional deposits outstanding and no outstanding federal funds purchased.

  GBB is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of GBB's revenues are obtained from interest received and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to GBB. See "SUPERVISION AND REGULATION--Restrictions on Dividends." Management believes that such restrictions will not have an impact on the ability of GBB to meet its ongoing cash obligations. As of June 30, 1997, GBB did not have any material commitments for capital expenditures.

  Net cash provided by operating activities, primarily representing net interest income, totaled $8.4 million for the six months ended June 30, 1997, as compared to $2.0 million for the same period in 1996. Cash used for investing activities totaled $75.0 million for the six months ended June 30, 1997, as compared to $30.6 million for the same period in 1996. The funds used for investing activities primarily represent increases in loans and investment for each year reported.

  For the period ended June 30, 1997 net cash provided by financing activities was $88.5 million. Historically, the primary financing activity of GBB has been deposits and short-term borrowings. Deposits increased $80.4 million for the period ended June 30, 1997 and short-term borrowings decreased $12.0 million for the same period. Net proceeds from the Trust Preferred Securities issued in 1997 provided an additional $20.0 million in cash. For the period ended June 30, 1996, net cash provided by financing activities was $46.3 million. Deposits increased $45.6 million, while short-term borrowings were unchanged.

 Capital Resources

  Shareholders' equity at June 30, 1997 increased to $48.5 million from $44.7 million at December 31, 1996, from $40.1 million at December 31, 1995 and from $36.0 million at December 31, 1994. During 1996, GBB paid aggregate cash dividends of $0.44 per share and during the first six months of 1997 paid aggregate cash dividends of $0.30 per share.

  A banking organization's total qualifying capital includes two components, core capital (Tier I capital) and supplementary capital (Tier II capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, certain other capital instruments, and term subordinated debt. GBB's major capital components are shareholders' equity in core capital, and the allowance for loan losses and subordinated debt in supplementary capital.

  At June 30, 1997, the minimum risk-based capital requirements to be considered adequately capitalized are 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier I capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although banking organizations are expected to exceed that amount by 1.0%, 2.0% or more, depending on their circumstances.

  GBB has provided the majority of its capital requirements through the retention of earnings. In the third quarter of 1995, GBB increased its capital base by raising $3.0 million of subordinated notes which qualify as Tier II capital. The private offering was subscribed by GBB's directors, officers and other accredited investors. On October 21, 1996, the FRB announced that certain qualifying amounts of cumulative preferred securities having certain characteristics could be included as Tier I and leverage capital. In the first quarter of 1997, GBB completed a transaction in which it formed a Delaware statutory business trust for the purpose of having the trust issue $20.0 million of such qualifying cumulative preferred securities (the "Trust Preferred Securities"). Accordingly, GBB's Tier I and total risk-based capital ratios include the $20.0 million of Trust Preferred Securities.

  GBB's and the Banks' total risk-based capital and leverage ratios were as follows at the dates indicated:

                                             JUNE 30, 1997
                         ------------------------------------------------------------
                         TIER 1 CAPITAL TO     TIER 1 CAPITAL TO   TOTAL CAPITAL TO
                         AVERAGE QUARTERLY       RISK-WEIGHTED       RISK-WEIGHTED
                              ASSETS                ASSETS              ASSETS
                         -------------------   ------------------  ------------------
                         BALANCE    PERCENT    BALANCE   PERCENT   BALANCE   PERCENT
                         ---------- --------   --------- --------  --------- --------
                                        (DOLLARS IN THOUSANDS)
GBB..................... $   68,384     9.74%    $68,384    11.66%   $78,740    13.42%
Well capitalized
requirements............     35,119     5.00%     35,202     6.00%    58,670    10.00%
                         ----------  -------   ---------  -------  ---------  -------
Excess capital.......... $   33,265     4.74%  $  33,182     5.66% $  20,070     3.42%
                         ==========  =======   =========  =======  =========  =======
MPB.....................     29,140     8.98%     29,140    11.59%    32,285    12.84%
Well capitalized
requirements............     16,228     5.00%     15,089     6.00%    25,149    10.00%
                         ----------  -------   ---------  -------  ---------  -------
Excess capital.......... $   12,912     3.98%  $  14,051     5.59% $   7,136     2.84%
                         ==========  =======   =========  =======  =========  =======
CNB.....................     29,660     7.93%     29,660     8.90%    36,872    11.06%
Well capitalized
requirements............     18,709     5.00%     20,010     6.00%    33,350    10.00%
                         ----------  -------   ---------  -------  ---------  -------
Excess capital.......... $   10,951     2.93%  $   9,650     2.90% $   3,522     1.06%
                         ==========  =======   =========  =======  =========  =======
                                           DECEMBER 31, 1996
                         ------------------------------------------------------------
                         TIER 1 CAPITAL TO     TIER 1 CAPITAL TO   TOTAL CAPITAL TO
                         AVERAGE QUARTERLY       RISK-WEIGHTED       RISK-WEIGHTED
                              ASSETS                ASSETS              ASSETS
                         -------------------   ------------------  ------------------
                         BALANCE    PERCENT    BALANCE   PERCENT   BALANCE   PERCENT
                         ---------- --------   --------- --------  --------- --------
                                        (DOLLARS IN THOUSANDS)
GBB.....................    $44,530     7.27%    $44,530     8.75%   $53,638    10.54%
Well capitalized
requirements............     30,620     5.00%     30,540     6.00%    50,901    10.00%
                         ----------  -------   ---------  -------  ---------  -------
Excess capital.......... $   13,910     2.27%  $  13,990     2.75% $   2,738     0.54%
                         ==========  =======   =========  =======  =========  =======
MPB.....................     22,810     8.23%     22,810     9.94%    25,415    11.07%
Well capitalized
requirements............     13,853     5.00%     13,769     6.00%    22,949    10.00%
                         ----------  -------   ---------  -------  ---------  -------
Excess capital.......... $    8,957     3.23%  $   9,041     3.94% $   2,466     1.07%
                         ==========  =======   =========  =======  =========  =======
CNB.....................     21,515     6.42%     21,515     7.70%    28,022    10.03%
Well capitalized
requirements............     16,765     5.00%     16,759     6.00%    27,932    10.00%
                         ----------  -------   ---------  -------  ---------  -------
Excess capital.......... $    4,750     1.42%  $   4,756     1.70% $      90     0.03%
                         ==========  =======   =========  =======  =========  =======

  GBB and the Banks seek to maintain capital ratios at levels that will maintain their status as well-capitalized financial institutions.

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" which specified the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. The objective of SFAS No. 128 is to simplify the computation of EPS and to make the U.S. standard for computing EPS more compatible with the standards of other countries. SFAS No. 128 eliminated both the "primary" and "fully diluted" EPS and required the computation and disclosures of "basic" EPS and "diluted" EPS. SFAS No. 128 should be effective for financial statements for both interim and annual periods ending after December 15, 1997, and earlier application is not permitted. GBB's analysis of SFAS No.128 concluded that it would have an immaterial impact on the EPS disclosures contained herein.

  In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure. This statement establishes standards for disclosing information about an entity's capital structure. GBB intends to comply with the disclosure requirements of this statement which is effective for periods ending after December 15, 1997.

  On June 30, 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The impact of adopting SFAS No. 130 has not yet been determined.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. Companies may continue to apply the accounting provisions of APB 25 in determining net income; however, they must apply the disclosure requirements of SFAS 123. The recognition provisions and disclosure requirements of SFAS No. 123 were effective January 1, 1996. GBB has not adopted the recognition provisions of SFAS No. 123 but has adopted the disclosure requirements. For further information on SFAS No. 123, see Note 11 of the Notes to Consolidated Financial Statements.

  In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This statement also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair value at the date of the transfer. Furthermore, this statement requires that debtors reclassify financial assets pledged as collateral, and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Accordingly, a liability is not considered extinguished by an in-substance defeasance. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not believe that the application of this statement will have a material impact on GBB's financial statements.

  In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS 122 amends certain provisions of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair value, if it is practicable to estimate those fair values. If it is not practicable to estimate those fair values, the entire cost of the acquisition should be allocated to the mortgage loans only. SFAS 122 is effective for years occurring after December 31, 1995. Adoption of this pronouncement did not have a material impact on GBB's financial statements.

  In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. After an impairment is recognized, the reduced carrying amount of the asset shall be accounted for as its new cost. SFAS No. 121 is effective for years occurring after December 31, 1995. Adoption of this pronouncement did not have a material impact on GBB's financial statements.

CHANGE IN ACCOUNTANT

  Prior to the 1996 Merger, Cupertino's independent accountants were Coopers and Mid-Peninsula's independent accountants were KPMG Peat Marwick LLP ("Peat Marwick"). On consummation of the 1996 Merger, Mid-Peninsula changed its name to GBB, and on December 17, 1996, GBB changed its independent accountant by terminating its engagement of Peat Marwick and selecting Coopers as its independent accountant to audit its financial statements for the year ended December 31, 1996. The decision to terminate GBB's engagement of Peat Marwick and select Coopers was unanimously recommended by GBB's Audit Committee and approved by the GBB Board. During the two most recent fiscal years of GBB and any subsequent interim period preceding the aforesaid change, there were no disagreements between GBB and Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of Peat Marwick would have caused them to make reference to the subject matter of the disagreement in their report. All descriptions contained herein of communications between GBB and third parties and reports of third parties are qualified in their entirety by the text of the communications and reports referred to herein.

  Peat Marwick's report on the financial statements for 1994 and 1995 contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except their report dated January 22, 1996, relating to the consolidated balance sheets of Mid-Peninsula Bancorp and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, referenced other auditors. On October 7, 1994, GBB acquired San Mateo County Bancorp on a pooling of interests basis. Peat Marwick did not audit the consolidated financial statements of San Mateo County Bancorp as of and for the year ended December 31, 1993. These statements, which were included in the 1993 restated consolidated financial statements, were audited by other auditors, whose report contained an explanatory paragraph regarding the adoption SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 115, "Accounting for Certain Investments, Debt and Equity Securities." Peat Marwick's report, insofar as it relates to the amounts included for San Mateo County Bancorp, is based solely on the report of other auditors.

                                GBB MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information, as of the GBB Record Date, with respect to the members of the GBB Board and all executive officers.

          NAME                              POSITION(S)                     AGE
          ----                              -----------                     ---
 DIRECTORS
 John M. Gatto           Co-Chairman of GBB                                  60
 Duncan L. Matteson      Co-Chairman of GBB; Chairman of MPB                 63
 Rex D. Lindsay          Vice-Chairman of GBB                                72
 Edwin E. van Bronkhorst Vice-Chairman of GBB                                73
 David L. Kalkbrenner    Director; Chief Executive Officer and President     58
                         of GBB and MPB
 James E. Jackson        Director                                            62
 Glen McLaughlin         Director                                            62
 Dick J. Randall         Director                                            66
 Donald H. Seiler        Director                                            68
 Warren R. Thoits        Director                                            75
 EXECUTIVE OFFICERS
 C. Donald Allen         Chairman and Chief Executive Officer of CNB         62
 Murray B. Dey           Executive Vice President and Chief Credit           55
                         Officer of MPB
 David R. Hood           Executive Vice President and Chief Lending          52
                         Officer of GBB and CNB
 Hall Palmer             Executive Vice President and Senior Trust           57
                         Officer of the Greater Bay Trust Company and CNB
 Steven C. Smith         Executive Vice President, Chief Operating           46
                         Officer and Chief Financial Officer of GBB;
                         Executive Vice President and Chief Operating
                         Officer of CNB

  JOHN M. GATTO, Co-Chairman of GBB since November 1996. He was a director of Cupertino from 1984 to the date of the 1996 Merger and has served as a director of CNB since 1984. Mr. Gatto has been the sole proprietor of Maria Enterprises, a development consultant company, since December 1993. From 1984 to 1993, Mr. Gatto was an architect for Cypress Properties, a real estate development company.

  DUNCAN L. MATTESON, Co-Chairman of GBB since November 1996. He served as Chairman of GBB (formerly Mid-Peninsula) from 1994 until the 1996 Merger and has served as Chairman of MPB since 1987. He is Chairman of Matteson Realty Services, Inc., a diversified group of real estate investment and property management corporations located in Menlo Park. He has been actively involved in the real estate investment and securities industries in the Palo Alto/Menlo Park Area since 1959. He is a member of the Executive Committee of the Stanford Heart Council, and serves as a trustee of the Palo Alto Medical Foundation. As an appointee of the Governor, Mr. Matteson is Vice President of the board of directors of the Cow Palace. He is the Immediate Past-Chairman of the National Multi-Housing Council, a group of the leading apartment owners and managers throughout the United States.

  REX D. LINDSAY, Vice-Chairman of GBB since November 1996. He served as a director of Cupertino from 1984 to the date of the 1996 Merger and has served as a director of CNB since 1984. For approximately the past five years, Mr. Lindsay has been a rancher and a private investor.

  EDWIN E. VAN BRONKHORST, Vice-Chairman of GBB (formerly Mid-Peninsula) since 1994 and a director of MPB since 1987. Mr. van Bronkhorst retired from the Hewlett-Packard Company in 1984 and was, prior to his retirement, Senior Vice President, Chief Financial Officer and Treasurer of that company and served on its board of directors from 1962 to 1984. He currently serves as a member of the board of directors of the California Water

Service Company and Nellcor Puritan Bennett, a manufacturer of medical equipment, and is a Trustee and Treasurer of the David & Lucile Packard Foundation.

  DAVID L. KALKBRENNER, President, Chief Executive Officer and a director of GBB and MPB. He has held such positions with GBB (formerly Mid-Peninsula) since 1994 and with MPB since 1987. He was employed by Crocker National Bank from 1963 to 1986. From 1981 to 1986, he served as First Vice President and Regional Manager of the Mid-Peninsula region, with administrative offices located in Palo Alto. He was responsible for the administration of 14 full-service branches from San Carlos to Sunnyvale, a business banking center in Palo Alto and the private banking office, also located in Palo Alto. From 1977 to 1981, he was Vice President and Manager of the main office of Crocker National Bank in Palo Alto. He is a member of the board of directors of the College of Notre Dame and is a former director of the Palo Alto Chamber of Commerce and the Community Association for the Retarded.

  JAMES E. JACKSON, director of GBB since November 1996. He served as a director of Cupertino from 1984 to the date of the 1996 Merger and has served as a director of CNB since 1984. Mr. Jackson has been an attorney-at-law at the law firm Jackson & Abdalah, a Professional Corporation, since 1976.

  GLEN MCLAUGHLIN, director of GBB since November 1996. He served as a director of Cupertino from 1984 to the date of the 1996 Merger and has served as a director of CNB since 1984. Mr. McLaughlin has also served as the Chairman of Venture Leasing Associates, an equipment leasing company, since December 1986.

  DICK J. RANDALL, director of GBB since November 1996. He served as a director of Cupertino from 1984 to the date of the 1996 Merger and has served as a director of CNB since 1984. Mr. Randall has been a private investor and rancher since 1993. From 1962 until his retirement in 1993, Mr. Randall served as the president of The William Lyon Co., a real estate development and construction company.

  DONALD H. SEILER, director of GBB (formerly Mid-Peninsula) since 1994 and of MPB since 1987. He is the founder and managing partner of Seiler & Company, Certified Public Accountants, in Redwood City and San Francisco. He has been a certified public accountant in San Francisco and the Peninsula area since 1952. He is presently a director of Ross Stores, Inc., serves on the audit committee of Stanford Health Services, is a past-president of the Jewish Community Federation of San Francisco, the Peninsula and Marin and Sonoma Counties. He is on the board of directors of the Peninsula Community Foundation.

  WARREN R. THOITS, director of GBB (formerly Mid-Peninsula) since 1994 and of MPB since 1987. He is a partner with the Palo Alto law firm of Thoits, Love, Hershberger & McLean. He is a native of Palo Alto and a graduate of Stanford University and its School of Law. Mr. Thoits has been very active in community and charitable organizations, having served as President of the Palo Alto Chamber of Commerce, the Palo Alto Rotary Club and as Chairman of the Palo Alto Area Chapter of the American Red Cross. He was formerly a member of the board of directors of Northern California Savings and Loan Association (now Great Western Bank).

  C. DONALD ALLEN, Chairman of CNB and Chief Executive Officer of CNB since 1990. He served as President and Chief Executive Officer and a director of Cupertino from 1984 to the date of the 1996 Merger. Mr. Allen was a founding director and President of CNB.

  MURRAY B. DEY, Executive Vice President and Chief Credit Officer of MPB since 1987. From 1964 to 1986 he worked for Crocker National Bank. From 1975 to 1982, he was the Vice President and Assistant Manager of the main office of Crocker National Bank in Palo Alto. He became the Manager of that office in 1982 and held that position until 1984. From 1984 to 1986 he was the Area Market Manager in the Palo Alto/Menlo Park area. He currently serves as President and Treasurer of the Home Equity Loan Program for Seniors, Inc., and is a member of the Community Cabinet of the Lucile Packard Children's Hospital at Stanford.

  DAVID R. HOOD, Executive Vice President and Chief Lending Officer of GBB since November 1996. Since April 1995, he has served as Executive Vice President and Chief Lending Officer of CNB. From April 1985 to

March 1995, he held positions of Vice President, Senior Vice President and Senior Loan Officer, Executive Vice President and Senior Lending Officer, and President of University Bank & Trust. From 1967 to 1985 Mr. Hood held various positions, the most recent of which was Vice President and Manager of the San Mateo Business Loan Center for Wells Fargo Bank, N.A.

  HALL PALMER, Executive Vice President and Senior Trust Officer of the Greater Bay Trust Company since November 1996. Mr. Palmer joined CNB in May 1995 as Executive Vice President and Senior Trust Officer. Prior to that time, from May 1987 to May 1995, Mr. Palmer served as Executive Vice President and Senior Trust Officer for University Bank & Trust. From 1984 to 1987, Mr. Palmer was Senior Vice President and Executive Trust Officer for Key Bank of Oregon. From 1968 to 1984, Mr. Palmer was Manager and Trust Officer for Wells Fargo Bank, N.A.

  STEVEN C. SMITH, Executive Vice President, Chief Operating Officer and Chief Financial Officer of GBB since November 1996 and Executive Vice President and Chief Operating Officer of CNB since 1995. He is a certified public accountant who joined Cupertino and CNB in December 1993 as Senior Vice President and Chief Financial Officer, and in 1995 was named Executive Vice President and Chief Operating Officer of Cupertino and CNB. From July 1993 to December 1993, Mr. Smith served as Executive Vice President and Chief Financial Officer of Commercial Pacific Bank. From 1992 to July 1993, Mr. Smith served as Executive Vice President and Chief Financial Officer of First Charter Bank. From 1984 to 1991, Mr. Smith served as Senior Vice President of Finance and Treasurer of Fidelity Federal Bank, a federal savings bank.

THE GBB BOARD AND COMMITTEES

  GBB has five standing committees including an Audit Committee, an Executive Committee, a Loan Committee, a Trust Oversight Committee and an
Investment/ALCO Committee.

  The Audit Committee of GBB, which held three meetings in 1996, is chaired by Mr. Seiler, and Messrs. McLaughlin, Randall and Thoits are members. The purpose of the Audit Committee, among other things, is to direct the activities of the external auditors of GBB in order to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders and employees of GBB. It is also the responsibility of this committee to recommend to the Board of Directors the appointment of independent accountants and to make certain that the external auditors have the necessary freedom and independence to freely examine all GBB records.

  The Executive Committee of GBB, which also acts as the Executive Compensation Committee and the Nominating Committee, held nine meetings during 1996 and is chaired by Mr. Matteson, and Messrs. Gatto, Kalkbrenner, Lindsay and van Bronkhorst are members. The purpose of the Executive Compensation Committee is to determine the salary and bonus structure for GBB's executive officers and supervise the compensation scheme for GBB's other officers. In addition, the Executive Compensation Committee determines appropriate awards under the 1996 Option Plan and administers GBB's retirement plan. In performing its duties as the Nominating Committee, the Executive Committee selects management's nominees for election as directors and considers recommendations for nominees submitted by shareholders, if such recommendations are made in writing and in accordance with the procedures for shareholder nominations described in GBB's Bylaws and in the Notice of Annual Meeting of Shareholders.

  During the year ended December 31, 1996, the GBB Board held a total of eight meetings. All of the persons who were directors of GBB during 1996 attended at least 75% of the aggregate of (i) the total number of such GBB Board meetings; and (ii) the total number of meetings held by all committees of the GBB Board on which he served during such year.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

 Summary of Cash and Certain Other Compensation

  The following table sets forth certain summary information concerning compensation paid or accrued by GBB to or on behalf of GBB's Chief Executive Officer and each of the five most highly compensated executive officers of GBB (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1996. In all cases, payment was for services in all capacities to GBB (and its predecessors, Mid-Peninsula and Cupertino), and its subsidiaries, MPB and CNB during the years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                       ANNUAL COMPENSATION           COMPENSATION
                             --------------------------------------- ------------
                                                                      SECURITIES
                                                      OTHER ANNUAL    UNDERLYING     ALL OTHER
                                  SALARY(1) BONUS(2) COMPENSATION(3) OPTIONS/SARS COMPENSATION(5)
NAME AND PRINCIPAL POSITION  YEAR    ($)      ($)          ($)          (4)(#)          ($)
---------------------------  ---- --------- -------- --------------- ------------ ---------------
David L. Kalkbrenner....     1996  182,083  124,000       8,400         20,000        71,054
 President and CEO of        1995  150,000   97,000       8,400         15,000        45,033
 GBB and
 MPB                         1994  142,110   74,000       8,400          1,062        13,142
C. Donald Allen.........     1996  185,858    7,500         --           3,816        69,123
 Chairman and CEO of CNB     1995  161,177    7,500         --             --         14,580
                             1994  150,000      --          --             --         11,153
Steven C. Smith.........     1996  139,020   70,860       6,000          9,131        28,501
 Executive Vice              1995  127,250   48,000       6,000          8,968         7,033
 President, COO
 and CFO of GBB; EVP and     1994  103,416   30,000       6,000          8,968           830
 COO of CNB
David R. Hood...........     1996  124,120   62,490       6,000          7,131        31,354
 Executive Vice              1995   85,462   48,000       4,250         13,453         2,153
 President and
 Chief Lending Officer       1994      --       --          --             --            --
 of GBB and CNB
Murray B. Dey...........     1996  124,425   80,000       6,000          6,000        37,054
 Executive Vice              1995  120,000   67,000       6,000            --         23,891
 President and
 Chief Credit Officer of     1994      --       --          --             --            --
 MPB
Hall Palmer.............     1996  122,600   62,490       6,000          4,631        33,343
 Executive Vice              1995   80,000   48,000       4,000         13,453         2,580
 President and
 Senior Trust Officer of     1994      --       --          --             --            --
 Greater Bay Trust
 Company and CNB

--------
(1) Annual salary includes cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under GBB's 401(k) Plan.
(2) Amounts indicated as bonus payments were earned for performance during 1996, 1995, and 1994 but paid in the first quarters of 1997, 1996, and 1995, respectively.
(3) No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus during 1996, 1995, or 1994. Amounts shown are for automobile allowances.
(4) Under the 1996 Option Plan, options may be granted to directors and key, full-time salaried officers and employees of GBB, MPB and CNB. Options granted under the 1996 Option Plan are either incentive options or non-statutory options. Options granted under the 1996 Option Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options granted under the 1996 Option Plan are adjusted to protect against dilution in the event of certain changes in GBB's capitalization, including stock splits and stock dividends.

    All options granted to the named executive officers were incentive stock options and have an exercise price equal to the fair market value of the GBB Stock on the date of grant. For David L. Kalkbrenner and Murray B. Dey, the amounts shown have been adjusted to give effect to a five percent stock dividend in December 1993, and the conversion ratio pertaining to the merger transaction whereby WestCal National Bank merged with and into MPB and MPB became a wholly owned subsidiary of GBB, which transaction was consummated on October 7, 1994. For C. Donald Allen, Steven C. Smith, David
    R. Hood and Hall Palmer, the amounts shown give effect to the conversion ratio pertaining to the merger between GBB and Cupertino which became effective on November 27, 1996.
(5) Amounts shown for David L. Kalkbrenner include $2,600 in directors' fees, $3,612 in term life insurance premiums and $6,930 in 401(k) plan matching contributions in 1994; $2,400 in directors' fees, $3,903 in term life insurance premiums, $31,800 accrued under his Executive Salary
    Continuation Agreement and $6,930 in 401(k) plan matching contributions in 1995; and $2,400 in directors' fees, $11,000 in term life insurance premiums, $50,529 accrued under his Executive Salary Continuation
    Agreement and $7,125 in 401(k) plan matching contributions in 1996.
    Amounts shown for C. Donald Allen include $8,400 in directors' fees and $2,753 in 401(k) plan matching contributions in 1994; $8,150 in directors' fees, $4,500 in 401(k) plan matching contributions and $1,930 to fund retirement benefits in 1995; and $9,734 in directors' fees, $4,750 in 401(k) plan matching contributions and $54,639 to fund retirement benefits in 1996. Amounts shown for Steven C. Smith include $830 in 401(k) plan matching contributions in 1994; $4,500 in 401(k) plan matching contributions and $2,513 to fund retirement benefits in 1995; and $4,750 in 401(k) plan matching contributions and $23,751 to fund retirement benefits in 1996. Amounts shown for David R. Hood, who joined GBB in April 1995, include $2,153 in payments to fund his retirement benefits in 1995; $4,750 in 401(k) plan matching contributions and $26,604 to fund his retirement benefits in 1996. Amounts shown for Murray B. Dey include
    $3,159 in term life insurance premiums and $6,930 in 401(k) plan matching contributions in 1994; $2,060 in term life insurance premiums, $14,901 accrued under his Salary Continuation Agreement and $6,930 in 401(k) plan matching contributions in 1995; and $6,250 in term life insurance premiums, $23,679 accrued under his Salary Continuation Agreement and $7,125 in 401(k) plan matching contributions in 1996. Amounts shown for Hall Palmer, who joined GBB in May 1995, include $2,580 to fund his retirement benefits in 1995; $4,750 in 401(k) plan matching contributions and $28,593 to fund his retirement benefits in 1996.

 Employment Contracts and Termination of Employment and Change in Control Arrangements

  Effective March 3, 1992, GBB entered into a two-year employment agreement with David L. Kalkbrenner which provides for automatic one-year extensions until the agreement is terminated as described below. The agreement, as amended, provides for, among other things: (a) a base salary of $135,000 per year, as adjusted at the discretion of the GBB Board; (b) a discretionary annual bonus based upon the pre-tax net profits of GBB, (c) payment to Mr. Kalkbrenner of his base salary (reduced by the amount received by him from state disability insurance or workers' compensation or other similar insurance through policies provided by GBB) for a period of six-months if he becomes disabled so that he is unable to perform his duties; (d) four weeks annual vacation leave; (e) a $500,000 life insurance policy; (f) an automobile allowance; and (g) reimbursement for ordinary and necessary expenses incurred by Mr. Kalkbrenner in connection with his employment. The agreement may be terminated with or without cause, but if the agreement is terminated due to the occurrence of circumstances that make it impossible or impractical for GBB to conduct or continue its business, the loss by GBB of its legal capacity to contract, GBB's breach of the terms of the agreement, or in GBB's discretion by giving not less than 30 days' prior written notice of termination, Mr. Kalkbrenner will be entitled to receive severance compensation equal to 24 months of Mr. Kalkbrenner's then existing base salary. The agreement further provides that in the event of a "change in control" as defined therein and within a period of two years following consummation of such change in control:
(a) Mr. Kalkbrenner's employment is terminated; (b) any adverse change occurs in the nature and scope of Mr. Kalkbrenner's position, responsibilities, duties, salary, benefits or location of employment; or (c) any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination of Mr. Kalkbrenner's employment, Mr. Kalkbrenner will be entitled to receive severance compensation in an amount equal to two and one-half times his average annual compensation for the five years immediately preceding the change in control (or for such shorter time as Mr. Kalkbrenner was employed by GBB).

  GBB has entered into an Executive Salary Continuation Agreement with C. Donald Allen effective as of August 1, 1993. The agreement provides for an annual benefit of up to $100,000 to be paid to Mr. Allen or his designated beneficiary over a period of one hundred eighty (180) months. The benefit is effective upon: (i) Mr. Allen's attainment of sixty-five (65) years of age or his death or disability prior to such time if he were actively employed by GBB at the time; (ii) termination of his employment by GBB without "cause" (as defined in the agreement); (iii) termination or constructive termination of his employment by GBB, after the occurrence of a "change of control" in GBB or CNB as defined in the agreement. Although this agreement is intended to provide Mr. Allen with an additional incentive to remain in the employ of GBB, the agreement states it shall not be deemed to constitute a contract of employment between Mr. Allen and CNB nor shall any provision of this agreement restrict the right of Mr. Allen to terminate his employment. The agreement shall have no impact or effect upon any separate written employment agreement which Mr. Allen may have with GBB.

  MPB has entered into Executive Salary Continuation Agreements with David L. Kalkbrenner and Murray B. Dey effective as of April 26, 1995. The agreements provide for an annual benefit of up to $85,000 to be paid to Mr. Kalkbrenner and up to $60,000 to be paid to Mr.Dey or his designated beneficiary over a period of one hundred and eighty (180) months. The benefit is effective upon:
(i) Mr. Kalkbrenner's or Mr. Dey's attainment of sixty-five (65) years of age or his death or disability prior to such time if he were actively employed by MPB at the time; (ii) termination of his employment by MPB without "cause" (as defined in the agreements); (iii) termination or constructive termination of his employment by MPB, after the occurrence of a "change of control" in MPB or GBB as defined in the agreements. In the event Mr. Kalkbrenner or Mr. Dey elects early retirement (as defined in the agreements) or otherwise voluntarily terminates his employment with MPB prior to retirement, the agreements provide for payment of an annuity in an amount to be determined according to a schedule set forth in the agreements. Although the agreements are intended to provide Mr. Kalkbrenner and Mr. Dey with an additional incentive to remain in the employ of MPB, the agreements state that they shall not be deemed to constitute a contract of employment between Mr. Kalkbrenner or Mr. Dey and MPB nor shall any provision of the agreements restrict or expand the right of Mr. Kalkbrenner or Mr. Dey to terminate his employment. The agreements have no impact or effect upon any separate written employment agreement which Mr. Kalkbrenner or Mr. Dey may have with MPB.

  GBB has entered into Employment, Severance and Retirement Benefits Agreements with Steven C. Smith effective as of September 1, 1994, David R. Hood, effective as of April 14, 1994 and Hall Palmer effective as of May 1, 1995. Each employment agreement sets the officer's beginning annual salary, subject to annual cost of living adjustments, with the initial salary payable to Mr. Smith being set at $135,000 and the initial salary payable to Mr. Hood and Mr. Palmer being set at $120,000. Each of these employment agreements entitles the officer to severance benefits equal to 12 months' salary in the event that such officer's employment is terminated for any reason other than death, disability, retirement or certain acts of misconduct, or in the event that such officer resigns within one year after a change in control of GBB upon a reduction in responsibilities or compensation or certain other events deemed to be unfavorable to the officer. In addition, the agreements entitle each officer to certain retirement benefits. See "--Retirement Benefits."

 1996 Option Plan

  The GBB Board has adopted the 1996 Option Plan for the purpose of offering selected employees, directors and consultants an opportunity to acquire a proprietary interest in the success of GBB, or to increase such interest, by purchasing shares of GBB Stock. The 1996 Option Plan provides both for the grant of nonstatutory options as well as incentive stock options intended to qualify under Section 422 of the Code.

  Options granted under the 1996 Option Plan contain provisions pursuant to which, in the event of a Change in Control (as defined below) of GBB, all unexercised options will become exercisable in full prior to such event. The 1996 Option Plan provides that a "Change of Control" will occur in the event of (i) a change in the composition of the Board of Directors, as a result of which fewer than half of the incumbent directors are directors who either (a) had been directors of GBB (including prior service as a director of either CNB or MPB) 24 months prior to such change or (b) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of GBB at the effective time of the Merger or 24 months prior to such change (whichever is later) and who were still in office at the time of the election or nomination or (ii) any "person" (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is or became the beneficial owner, directly or indirectly, of securities of GBB representing 50% or more of the combined voting power of GBB's then outstanding securities.

 Retirement Benefits

  Pursuant to agreements between GBB and Messrs. Smith, Hood and Palmer, each such officer or his spouse (should she survive him) is entitled to retirement benefits based upon the proceeds of a split-dollar life insurance policy maintained by GBB for each officer's benefit. Each officer may begin receiving benefits upon reaching "retirement age" (as defined in each agreement) or upon termination of employment, whichever occurs later. Benefits are payable in the form of draws against the annual increase in the cash surrender value of the officer's insurance policy from the time benefits commence, up to a maximum annual draw of $55,000 for Mr. Hood, $44,000 for Mr. Palmer and $60,000 for Mr. Smith (or such lesser amount as shall have vested, as described below) with the increase in value in excess of such amount becoming the property of GBB. The right to make such draws continues during the lifetime of the officer and his surviving spouse, but in no case longer than 40 years. The right to this retirement benefit vests at 1/84 of such amount monthly following the effective date of such employment agreement, provided that vesting is subject to acceleration upon the occurrence of certain events following a Change in Control, as such term is defined in each employment agreement. See "-- Employment Contracts and Termination of Employment and Change in Control Arrangements."

 Stock Options

  The following table provides the specified information concerning grants of options to purchase GBB Stock made during the year ended December 31, 1996 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                           ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION FOR
                    INDIVIDUAL GRANTS IN FISCAL 1996                          OPTION TERM(1)
------------------------------------------------------------------------- -----------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE OR
                          OPTIONS   EMPLOYEES IN BASE PRICE(3) EXPIRATION
          NAME           GRANTED(2) FISCAL YEAR     ($/SH)        DATE      5% ($)      10% ($)
          ----           ---------- ------------ ------------- ---------- ----------- -----------
David L. Kalkbrenner....   10,000                    16.75      01/17/06      105,340     266,952
                           10,000                    21.75      12/17/06      136,785     346,639
                           ------
                           20,000      16.12
C. Donald Allen.........      816                    15.94      05/16/02        4,424      10,036
                            3,000                    21.75      12/17/06       41,035     103,992
                           ------
                            3,816       3.08
Steven C. Smith.........    1,631                    15.94      05/16/02        8,842      20,059
                            7,500                    21.75      12/17/06      102,588     259,979
                           ------
                            9,131       7.36
David R. Hood...........    1,631                    15.94      05/16/02        8,842      20,059
                            5,500                    21.75      12/17/06       75,232     190,651
                           ------
                            7,131       5.75
Murray B. Dey...........    3,000                    16.75      01/17/06       31,602      80,086
                            3,000                    21.75      12/17/06       41,035     103,992
                           ------
                            6,000       4.84
Hall Palmer.............    1,631                    15.94      05/16/02        8,842      20,059
                            3,000                    21.75      12/17/06       41,036     103,992
                           ------
                            4,631       3.74

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the GBB Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased in 1996 at $15.94 would yield profits of $10.02 per share at 5% appreciation over ten years, or $25.40 per share at 10% appreciation over the same period. One share of stock purchased in 1996 at $21.75 would yield profits of $13.68 per share at 5% appreciation over ten years, or $34.66 per share at 10% appreciation over the same period. One share of stock purchased in 1996 at $16.75 would yield profits of $10.53 per share at 5% appreciation over ten years, or $26.70 per share at 10% appreciation over the same period.
(2) Generally, options granted under the 1996 Option Plan vest at the rate of 25% of the options granted for each full year of the optionee's continuous employment with GBB and are exercisable to the extent vested. See also "-- Employment Contracts and Termination of Employment and Change in Control Arrangements."
(3) All options listed were granted at the estimated fair market value on the date of grant.

 Option Exercises and Holdings

  The following table provides the specified information concerning exercises of options to purchase GBB Stock in the fiscal year ended December 31, 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                            SHARES     VALUE    OPTIONS AT 12/31/96 (#)       12/31/96 ($)(1)
                         ACQUIRED ON  REALIZED ------------------------- -------------------------
     NAME                EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                ------------ -------- ----------- ------------- ----------- -------------
David L. Kalkbrenner....    4,917      27,068    12,307       32,894       161,550      255,302
C. Donald Allen.........      --          --     22,291        3,000       375,135        7,875
Steven C. Smith.........      --          --     20,022       10,489       274,109       61,728
David R. Hood...........      --          --     15,083        5,500       210,358       14,438
Murray B. Dey...........    1,203       6,623     6,550        7,366        89,916       47,554
Hall Palmer.............      --          --     15,083        3,000       210,358        7,875

--------
(1) Based on the closing price of GBB Stock on December 31, 1996, the last trading day in 1996, which was $24.375.

 Compensation Committee Interlocks and Insider Participation

  The Executive Committee acts as the Executive Compensation Committee of GBB. The members of the Executive Committee are Messrs. Gatto, Matteson, Kalkbrenner, Lindsay and van Bronkhorst. None of these persons serves or has served as an officer or employee of GBB, MPB or CNB, except for Mr. Kalkbrenner, who serves as the Chief Executive Officer and President of GBB and MPB. Mr. Matteson has an interest in a building leased by MPB. See "-- Certain Relationships and Related Transactions."

  During 1996, the Executive Committee of Mid-Peninsula served as the Compensation Committee for Mid-Peninsula Bancorp and MPB. The members of the Executive Committee were Messrs. Kalkbrenner, Matteson, Seiler, Thoits and van Bronkhorst. No person who served as a member of the Executive Committee of Mid-Peninsula during 1996 has ever been an officer or employee of Mid-Peninsula Bancorp or MPB, except Mr. Kalkbrenner.

  During 1996, the Executive Committee of Cupertino served as the Compensation Committee of Cupertino and CNB. The members of the Executive Committee were Messrs. Gatto, Lindsay, McLaughlin and Randall. No person who served as a member of the Executive Committee of Cupertino during 1996 has ever been an officer or employee of Cupertino or CNB.

 Director Compensation

  Directors of MPB received $200 for each board meeting attended during 1996. Non-employee directors of MPB received $150 for each committee meeting attended in 1996. Each director of MPB was granted options to purchase 1,956 shares of stock in 1996. Non-employee directors of MPB's Loan Committee received a $500 per month retainer as well as $150 for each meeting attended during 1996. Total compensation for MPB directors in 1996 was $63,590.

  For 1996, the Chairman and Vice-Chairman of CNB received annual retainers of $15,000 and $12,500, respectively. All other directors received an annual retainer of $10,000. In addition, the Chairman and Vice-Chairman of the Directors' Loan Committee received annual retainers of $4,500, and other members received annual retainers of $4,000. The Chairman of the Audit Committee received an annual retainer of $2,000, and Audit Committee members each received an annual retainer of $1,500. The Trust Committee Chairman received an annual retainer of $2,000 and Trust Committee members each received $1,500. The Compensation Committee members each received an annual retainer of $1,000. Total compensation for CNB directors in 1996 was $158,374.

  For 1997, the Co-Chairmen of the GBB Board will receive annual retainers of $14,000. All other non-officer directors will receive annual retainers of $9,000. Loan Committee members will receive retainers of $6,000, Trust Oversight Committee members will receive retainers of $3,000, and Audit Committee and Investment/ALCO Committee members will receive retainers of $1,000. Members of the Boards of Directors of CNB and MPB will receive retainers of $1,800 each. Each nonofficer director of GBB was granted options to purchase 2,000 shares of GBB stock in 1996 with members of the Executive Committee receiving an additional 1,000 shares. The estimated total compensation for the GBB Board in 1997 is $189,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  GBB, through MPB and CNB, has had, and expects in the future to have, banking transactions in the ordinary course of its business with GBB's directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of GBB are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended.

  MPB leases its offices at 420 Cowper Street, Palo Alto, California 94301 from MPB Associates, a tenant-in-common arrangement in which three directors of GBB, Messrs. Matteson, Seiler and Thoits, and four other directors of MPB hold an approximate 51% interest. The acquisition of MPB's leased premises by MPB Associates in 1990 did not result in a change in the terms of MPB's lease.

  The lease, which originally expired in May 1993, has been extended through January 2000. MPB pays an annual rental of $560,000 for the entire leased space. Additionally, MPB pays real property taxes, utilities, and building insurance, to the extent they exceed, on an annual basis, $1.40 per rentable square foot, $1.60 per rentable square foot, and $0.17 per rentable square foot, respectively. The rent will be adjusted every twelve months beginning June 1, 1997 in accordance with the change in the immediately preceding year over 1992 in the Consumer Price Index for All Urban Consumers, San Francisco/Oakland Metropolitan Area, All-Items (1967 = 100) as published by the U.S. Department of Labor, Bureau of Labor Statistics. The lease also contains a provision granting MPB a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires GBB's executive officers and directors, and persons who own more than ten percent of a registered class of GBB's equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish to GBB copies of all Section 16(a) forms they file.

  Based solely on review of the copies of such forms furnished to GBB, or written representation that no Form 5 was required, GBB believes that during the fiscal year ended December 31, 1996 all executive officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except as follows: Following the consummation of the 1996 Merger, a Form 4 reporting the change in ownership as a result of the consummation of the 1996 Merger was filed late for each of the former directors of Cupertino and executive officers of Cupertino who became directors and executive officers of GBB after the 1996 Merger. These individuals included Messrs. Allen, Gatto, Hood, Jackson, Lindsay, McLaughlin, Palmer, Randall and Smith.

                                 BUSINESS--PBC

  In addition to the historical information contained herein, certain statements under this caption constitute "forward-looking statements" under
Section 27A of the Securities Act and Section 21E of the Exchange Act which involve risks and uncertainties. PBC's actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--PBC" as well as those discussed elsewhere in this Joint Proxy Statement/ Prospectus.

GENERAL

  PBC is a full service commercial bank formed in 1979 by a group of local business people to provide personalized commercial banking services to the San Francisco Bay Area's northern peninsula. PBC's main office is located in the central business district of Millbrae, California, approximately 25 miles south of San Francisco. It also maintains a branch office at #1 Bayhill Shopping Center, San Bruno, California. Its deposits are insured by the FDIC in accordance with applicable law. At June 30, 1997, it had total assets of $207.3 million, total loans of $74.4 million, total deposits of $190.5 million and shareholders' equity of $15.0 million.

  The address of PBC's headquarters and principal office is 1001 Broadway, Millbrae, California 94030, and its telephone number is (650) 687-4333.

MARKET AREA

  PBC concentrates on marketing services to small and medium-sized businesses, professionals and individuals in San Mateo and San Francisco Counties. San Mateo County encompasses the geographic area between Menlo Park to the south, South San Francisco to the north, the Pacific Ocean to the west and San Francisco Bay to the east, while San Francisco County encompasses the entire city of San Francisco.

  San Mateo County has a population of approximately 700,000, with a mean household income exceeding $78,000 and total bank deposits of approximately $1.6 billion. San Francisco County has a population in excess of 760,000, with a mean household income exceeding $59,000 and total bank deposits of approximately $32.5 billion.

  The commercial base of San Mateo and San Francisco Counties is diverse and includes hardware and software technology companies, biotech companies, the San Francisco International Airport and related service industries, professional services, printing, real estate construction and wholesale and retail trade. As a result of its geographic concentration, PBC's results depend largely upon economic conditions in these areas. While the economy in PBC's market areas has exhibited positive economic and employment trends, there is no assurance that such trends will continue. A deterioration in economic conditions could have material adverse impact on the quality of PBC's loan portfolio and the demand for its products and services, and accordingly its results of operations.

PRODUCTS AND SERVICES

  PBC strives to provide the highest-quality service available from a financial institution. Through such service, PBC attempts to create long-lasting customer relationships. Because of competition from brokerage firms, insurance companies and other nonbanks, PBC attempts to offer a variety of products that customers are seeking from their financial services providers rather than only those products and services that have traditionally been provided by banks. Its customers include the area's small businesses and professionals, the owners and employees of those businesses and individuals residing in the community. PBC provides a full range of banking services and flexible credit solutions, on a personalized basis, to business, professionals and individuals in the local community. It offers business loans and lines of credit, SBA loans, commercial real estate loans and standby letters of credit. Real estate loans include equity lines of credit, bridge loans, land development and construction loans and reverse mortgage loans. PBC does not make residential mortgage loans. Consumer loans to individuals include automobile loan and personal loans or lines of credit. PBC makes available a variety of checking, savings and money market accounts, certificates of deposit, and other banking services. PBC also provides courier service to many businesses. PBC officers often call on customers at their place of business.

LENDING ACTIVITIES

 Underwriting and Credit Administration

  The lending activities of PBC are guided by the basic lending policies established by PBC's Board of Directors. The credit policy is approved each year by the Board of Directors, and is managed through periodic reviews. Each loan must meet minimum underwriting criteria established in PBC's lending policy. Lending authority is granted to officers of PBC on a limited basis. Loan requests exceeding individual officer approval limits are approved by the Senior Vice President/Senior Lending Officer or the President/Chief Executive Officer. Loan requests exceeding these limits are submitted to the PBC Loan Committee, which consists of the President/Chief Executive Officer and the entire PBC Board.

  PBC's credit administration function includes the regular use of an outside loan review firm. In addition, the President/CEO, the Senior Vice President/Senior Lending Officer meet at least once a month and review delinquencies, nonperforming assets, classified assets and other pertinent information to evaluate credit risk within PBC's loan portfolio and to recommend general reserve percentages and specific reserve allocations. The information reviewed by this committee is submitted to the PBC Board on a monthly basis.

 Loan Portfolio

  Approximately 29.1% of PBC's gross loan portfolio was in commercial loans at December 31, 1996, and real estate construction and land loans represented approximately 17.9% of total loans, primarily for multi-family residential projects. In addition, 44.5% of PBC's loans were real estate term loans, which are primarily secured by commercial properties. The balance of the portfolio consists of consumer loans.

  The interest rates charged for the loans made by PBC vary with the degree of risk, size and maturity of the loans. Rates are generally affected by competition, associated factors stemming from the client's deposit relationship with PBC and PBC's cost of funds.

  Commercial Loans. In its commercial loan portfolio, PBC provides personalized financial services to the diverse commercial and professional businesses in its market areas. Commercial loans consist primarily of short-term loans (normally with a maturity of under one year) for working capital and business expansion. Commercial loans typically include revolving lines of credit collateralized by inventory, accounts receivable and equipment. Emphasis is placed on the borrower's earnings history, capitalization, secondary sources of repayment and, in some instances, third party guaranties or liquid collateral (such as time deposits and investment securities). Commercial loan pricing is generally at a rate tied to PBC's reference rates or the prime rate (as quoted in the Wall Street Journal).

  Real Estate Construction and Land Loans. PBC's real estate construction loan activity has focused on providing short-term (less than one year maturity) loans to individuals and developers with whom PBC has an established relationship for the construction primarily of multifamily residences in PBC's market areas. Residential real estate construction loans are typically secured by first deeds of trust and require guaranties of one or more third parties. The economic viability of the project and the borrower's creditworthiness are primary considerations in the loan underwriting decision. Generally, these loans provide an attractive yield, but may carry a higher than normal risk of loss or delinquency, particularly if general real estate values decline. PBC utilizes approved independent local appraisers and originates loans with loan-to-value ratios which generally do not exceed 65% to 75% of the appraised value of the property. PBC monitors projects during the construction phase through regular construction inspections and a disbursement program tied to the percentage of completion of each project.

  PBC also occasionally makes land loans to persons who intend to construct a single-family residence or multi-family residence project on the lot generally within 12 months. In addition, PBC has occasionally made commercial real estate construction loans to high net worth clients with adequate liquidity for construction of office and warehouse properties. Such loans are typically secured by first deeds of trust and require guaranties.

  Commercial Real Estate Term Loans. PBC provides medium-term commercial real estate loans secured by commercial or industrial buildings where the properties are either used by the owner for business purposes ("owner-user properties") or have income derived from tenants ("investment properties"). PBC's loan policies require the principal balance of the loan, generally between $400,000 and $3.0 million, to be no more than 70% of the stabilized appraised value of the underlying real estate collateral. The loans, which are typically secured by first deeds of trust only, generally have terms of no more than ten years and are amortized over 20 to 30 years. Most of these loans have rates tied to the prime rate, with many adjusting whenever the prime rate changes.

  Consumer and Other Loans. PBC's consumer and other loan portfolio is divided between installment loans secured by automobiles and home improvement loans and equity lines of credit, which are often secured by residential real estate. Installment loans tend to be fixed-rate and longer-term (one- to five-year maturity), while the equity lines of credit and home improvement loans are generally floating rate and are reviewed for renewal every five to ten years. PBC also has a minimal portfolio of overdraft lines of credit, provided as an additional service to its clients.

DEPOSITS

  PBC's deposits are obtained primarily from small and medium-sized businesses, business executives, professionals and other individuals. PBC offers the usual and customary range of depository products provided by commercial banks. PBC's core deposits are not received from a single depositor or group of affiliated depositors, the loss of any one of which would have a material adverse effect on PBC's core business. Rates paid on deposits vary among the categories of deposits due to different terms, the size of the individual deposit and rates paid by competitors on similar deposits.

  In late 1996, PBC received the Special Deposit, representing a proposed settlement of a class action lawsuit not involving PBC. PBC expects this deposit to be withdrawn in late 1997 or early 1998.

COMPETITION

  The banking and financial services business in California generally, and in PBC's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. PBC competes for loans, deposits and customers for financial services with other commercial banks, savings associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than PBC. In order to compete with the other financial services providers, PBC principally relies upon local promotional activities, personal relationships with its customers established by officers, directors and employees and specialized services tailored to meet PBC's customers' needs. In those instances where PBC is unable to accommodate a customer's needs, PBC arranges for those services to be provided by its correspondents. PBC has two offices located in San Mateo County. Neither the deposits nor loans of such offices exceed 1% of all financial services companies located in PBC's market areas.

EMPLOYEES

  At June 30, 1997 PBC had 51 full-time employees. None of the employees are covered by a collective bargaining agreement. PBC considers its employee relations to be satisfactory.

PROPERTIES

  PBC owns its main office and occupies its San Bruno office under a lease expiring (including options to renew) in 2019. PBC believes its present facilities are adequate for its present needs and anticipated future growth. PBC believes that, if necessary, it could secure suitable alternative facilities without adversely affecting operations.

LEGAL PROCEEDINGS

  There are no material legal proceedings pending other than ordinary routine litigation incidental to the business of PBC to which PBC is a party or of which any of its property is a subject.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS--PBC

  The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of PBC. The following discussion should be read in conjunction with the information under "Selected Consolidated Financial Data" and PBC's consolidated financial statements and notes thereto and other financial data included elsewhere in this Joint Proxy Statement/Prospectus. Certain statements under this caption constitute "forward-looking statements" under Section 27A of the Securities Act and
Section 21E of the Exchange Act which involve risks and uncertainties. PBC's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which PBC conducts its operations, fluctuations in interest rates, credit quality and government regulation and the timing of the withdrawal of the Special Deposit. For additional information concerning these and other factors, see "RISK FACTORS" and "BUSINESS--PBC."

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  PBC reported net income for the six months ended June 30, 1997 of $1.7 million, or $2.41 per share, compared to net income of $738,000, or $1.11 per share for the comparable period in 1996. Return on average assets annualized for the six months ended June 30, 1997 and 1996 was 1.63% and 1.48%, respectively, while the annualized return on average shareholders' equity was 23.75% for the first six months of 1997, compared with 11.65% for the first six months of 1996. Excluding the effect of the Special Deposit, net income for the six months ended June 30, 1997 would have been $1.1 million ($1.64 per share) and return on average assets and average shareholders' equity would have been 2.07% and 16.12%, respectively.

  Nonperforming assets, including nonaccrual loans, loans 90 days past due and still accruing and OREO, totaled $244,000 at June 30, 1997, a decrease of 1.4 million from June 30, 1996. The ratio of nonperforming assets to loans plus foreclosed properties was 0.32% at June 30, 1997, down from 4.19% at June 30, 1996. Classified assets totaled $2.6 million, or 1.28% of total assets, at June 30, 1997 compared to $3.7 million, or 3.71% of total assets, at June 30, 1996.

  The allowance for loan losses was $1.4 million at June 30, 1997 compared with $1.1 million at June 30, 1996. The provision for loan losses was $90,000 for each of the six month periods ended June 30, 1997 and June 30, 1996. Net charge-offs were $22,000 for the six months ended June 30, 1997 and $66,000 for the six months ended June 30, 1996. The ratio of the allowance for loan losses to nonperforming assets was 592.21% at June 30, 1997 compared with 41.59% at June 30, 1996.

  Shareholders' equity increased $1.7 million to $15.0 million, or 7.23% of assets, at June 30, 1997, from $13.3 million or 6.50% of assets at December 31, 1996. The increase was primarily due to net earnings and stock purchased by directors and employees through stock option plans.

  PBC's Tier 1 and total risk-based capital ratios were 14.15% and 15.40% at June 30, 1997, respectively, compared with 13.50% and 14.75% at December 31, 1996, respectively. The leverage ratio decreased to 7.20% at June 30, 1997 from 8.90% at December 31, 1996. At June 30, 1997, the PBC's risk-based capital and leverage ratios exceeded the ratios for a well capitalized financial institution as defined in FDICIA under the regulatory framework for prompt corrective action.

  PBC's book value per common share at June 30, 1997 was $22.22 compared with $19.78 at December 31, 1996.

 Net Interest Income

  The following tables present PBC's average balance sheet, interest income and expense and interest rates earned and paid for the six-month periods presented, as well as the analysis of variances due to rate and volume:

                               SIX MONTHS ENDED            SIX MONTHS ENDED
                                 JUNE 30, 1997               JUNE 30, 1996
                          --------------------------- ---------------------------
                                              AVERAGE                     AVERAGE
                           AVERAGE            YIELD/   AVERAGE            YIELD/
                          BALANCE(1) INTEREST  RATE   BALANCE(1) INTEREST  RATE
                          ---------- -------- ------- ---------- -------- -------
                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans(2)...............   $ 71,904   $4,011   11.16%  $58,352    $3,183   10.91%
 Investment securities,
  short-term investment
  and cash equivalents..    124,959    3,370    5.39%   32,504       893    5.49%
                           --------   ------   -----   -------    ------   -----
  Total interest-earning
   assets...............    196,863    7,381    7.50%   90,856     4,076    8.97%
Noninterest-earning
 assets.................      7,743      --              8,820       --
                           --------   ------           -------    ------
  Total assets..........   $204,606    7,381           $99,676     4,076
                           ========   ------           =======    ------
Interest-bearing
 liabilities:
 Deposits:
 NOW and MMDA...........   $140,834   $1,988    2.82%  $31,496    $  467    2.97%
 Savings deposits.......     17,165       54    0.63%   26,379        57    0.43%
 Time deposits..........     30,291      824    5.44%   27,493       757    5.51%
                           --------   ------   -----   -------    ------   -----
  Total deposits........    188,290    2,866    3.04%   85,368     1,281    3.00%
 Borrowings.............        --       --      --        --        --      --
                           --------   ------           -------    ------
  Total interest-bearing
   liabilities..........    188,290    2,866    3.04%   85,368     1,281    3.00%
                           --------   ------           -------    ------
Noninterest-bearing
 deposits...............        686                        577
Other noninterest-
 bearing liabilities....      1,583                      1,054
Shareholders' equity....     14,047                     12,677
                           --------                    -------
  Total liabilities and
   shareholders'
   equity...............   $204,606    2,866           $99,676     1,281
                           ========   ------           =======    ------
Net interest income.....              $4,515                      $2,795
                                      ======                      ======
Interest rate spread....                        4.65%                       5.97%
Net yield on interest-
 earnings assets(3)(4)..                        4.59%                       6.15%

--------
(1) Nonaccrual loans are included in the average balance; however, only collected interest is included in the interest column.
(2) Loan fees totaling $296,000 and $219,000 are included in loan interest income for the six months ending June 30, 1997 and June 30, 1996, respectively.
(3) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities (annualized), divided by
    (b) average interest-earning assets for the period.
(4) Net yield on interest-earning assets during the six months ended June 30, 1997 excluding $535,500 of net interest income related to the Special Deposit and excluding the $95.2 million of the Special Deposit from the average interest-earning assets for the period, annualized, would have been 7.83%.

  The following table presents the dollar amount of certain changes in interest income and interest expense for each major component of interest-earning assets and interest-bearing liabilities and the differences attributable to changes in average rates and volumes for the six-month periods indicated.

                                             SIX MONTHS ENDED JUNE 30, 1997
                                              COMPARED WITH JUNE 30, 1996
                                                  INCREASE (DECREASE)
                                             --------------------------------
                                               VOLUME      RATE      TOTAL
                                             ----------- --------- ----------
                                                     (IN THOUSANDS)
   INTEREST-EARNING ASSETS:
   Loans(1)(2).............................. $      739  $     89  $      828
   Investment securities, short-term
    investments and cash equivalents........      2,540       (63)      2,477
                                             ----------  --------  ----------
       Change in total interest income......      3,279        26       3,305
                                             ----------  --------  ----------
   INTEREST-BEARING LIABILITIES:
   Deposits:
     NOW and MMDA...........................      1,621      (100)      1,521
     Savings deposits.......................        (20)       17          (3)
     Time deposits..........................         77       (10)         67
                                             ----------  --------  ----------
   Total deposits...........................      1,678       (93)      1,585
   Borrowings...............................        --        --          --
                                             ----------  --------  ----------
   Change in total interest expense.........      1,678       (93)      1,585
                                             ----------  --------  ----------
   Increase (decrease) in net interest
    income.................................. $    1,601  $    119  $    1,720
                                             ==========  ========  ==========

--------
(1) Nonaccrual loans are included in the average balance; however, only collected interest is included in the interest income.
(2) Loan fees totaling $296,000 and $219,000 are included in loan interest income for the six months ended June 30, 1997 and June 30, 1996, respectively.

  For the six-month period ended June 30, 1997, PBC experienced an increase in net interest income of $1.7 million when compared to the first half of 1996. This increase was mainly due to the increased volume in short-term investment securities classified as cash equivalents, partially offset by the increased volume of interest-bearing deposits. For the six months ended June 30, 1997, the PBC's net interest spread of 4.46% reflected a decrease from 5.97% for the same period in 1996.

  In late 1996, PBC received the $94.0 million Special Deposit representing a proposed settlement of a class action lawsuit not involving PBC. PBC invested the funds in short-term government securities. For the six months ended June 30, 1997, PBC paid an average rate of approximately 3.25% on this deposit and earned an average rate of approximately 5.35% on the corresponding investments. Net interest income attributable to this deposit in the six months ended June 30, 1997 was approximately $535,500 net of tax effect. PBC expects this deposit to be withdrawn during the fourth quarter of 1997 or the first quarter of 1998.

 Provision for Loan Losses

  The provision for loan losses creates an allowance for future loan losses. The loan loss provision for each year is dependent on many factors, including loan growth, charge-offs, recoveries, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in PBC's market area. PBC performs a monthly assessment of the risks inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations, and specific reviews of assets classified with identified weaknesses, PBC makes provisions for potential loan losses. Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined, while the balance of the provisions for loan losses are based on historical data, delinquency trends, economic conditions in PBC's market area and industry averages. Annual fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses, and the ultimate loan losses may vary from current estimates.

  The provision for loan losses was $90,000 for each of the six-month periods ended June 30, 1997 and 1996.

  For further information on nonperforming and classified loans and the allowance for loan losses, see "Financial Condition--Nonperforming and Classified Assets."

 Operating Expenses

  Operating expenses totaled $1.9 million and $1.7 million for six-month periods ended June 30, 1997 and June 30, 1996, respectively. The ratio of operating expenses to average assets was 1.86% for the six months ended June 30, 1997 and 3.49% for the six months ended June 30, 1996.

  The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. PBC's efficiency ratio for the six-month period ended June 30, 1997 was 41.02%, compared to 58.17% for the six-month period ended June 30, 1996.

  The following table provides details of operating expense for the periods presented:

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                                                        (DOLLARS IN THOUSANDS)
   Compensation and benefits.......................... $     1,254  $     1,094
   Occupancy and equipment............................         218          225
   Professional services and legal costs..............          61           69
   FDIC insurance and regulatory assessments..........          26           11
   Other real estate, net.............................           0           (2)
   Other..............................................         373          347
                                                       -----------  -----------
     Total operating expenses......................... $     1,932  $     1,744
                                                       ===========  ===========
   Efficiency ratio...................................       41.02%       58.17%
   Total operating expenses to average assets.........        1.86%        3.49%

  The decrease in the efficiency ratio and in the ratio of total operating expenses to average assets were attributable to the Special Deposit, which resulted in the substantial increase in earning assets without any significant increase in operating expenses. Excluding the effect of the Special Deposit, the efficiency ratio for the six months ended June 30, 1997 and June 30, 1996 would have been 42.06% and 58.17%, respectively.

 Provision for Income Taxes

  The provision for income taxes for the first six months of 1997 of $1.0 million reflects an effective tax rate of approximately 38%, compared to a tax provision recorded for the first six months of 1996 of $425,000 with an effective tax rate of 37%.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  PBC reported net income of $1.8 million in 1996, unchanged from 1995 net income of $1.8. Net income in 1995 increased 30.40% over 1994 net income of $1.4 million. Net income per share was $2.65 in 1996, compared with $2.70 in 1995 and $2.14 in 1994. The return on average assets and return on average shareholders' equity were 1.62% and 14.12% in 1996, compared with 1.82% and 14.94% in 1995 and 1.47% and 12.54% in 1994, respectively.

  Net income for 1996 reflected a decrease in the provision for loan losses and an increase in interest earned on investments. These increases in income were offset by a decrease in loan interest income due to a decrease in the balance and the average yield on the loan portfolio.

  The increase in net income in 1995 over 1994 was the result of loan and deposit growth as well as an increase in the net interest margin which resulted in increased net interest income. An increase in the provision for loan losses partially offset the increase in net interest income.

 Net Interest Income

  Net interest income decreased slightly to $6.1 million in 1996 from $6.2 million in 1995 primarily due to the 103 basis point decrease in PBC's interest rate spread, which was partially offset by a $15.3 million or 17.19% increase in the volume of average interest-earning assets. Net interest income increased 11.40% in 1995 from $5.5 million in 1994 primarily due to the combined effects of the $4.8 million, or 5.15%, increase in average interest-earning assets and the 28 basis point increase in PBC's interest rate spread.

  The following table presents PBC's average balance sheet, interest income and expense and interest rates earned and paid for the periods presented, as well as the analysis of variances due to rate and volume.

                                                       YEARS ENDED DECEMBER 31,
                          -----------------------------------------------------------------------------------
                                     1996                        1995                        1994
                          --------------------------- --------------------------- ---------------------------
                                              YIELD/                      YIELD/                      YIELD/
                           AVERAGE             RATE    AVERAGE             RATE    AVERAGE             RATE
                          BALANCE(1) INTEREST AVERAGE BALANCE(1) INTEREST AVERAGE BALANCE(1) INTEREST AVERAGE
                          ---------- -------- ------- ---------- -------- ------- ---------- -------- -------
                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans(2)...............   $ 60,932   $6,670   10.95%  $62,507    $7,120   11.39%  $58,539    $5,982   10.22%
 Investment securities,
  short-term investment
  and cash equivalents..     43,682    2,391    5.47%   26,761     1,484    5.55%   25,739     1,230    4.78%
                           --------   ------   -----   -------    ------   -----   -------    ------   -----
  Total interest-earning
   assets...............    104,614    9,061    8.66%   89,268     8,604    9.64%   84,278     7,212    8.56%
 Noninterest-earning
  assets................      8,567      --              8,466       --              8,673       --
                           --------   ------           -------    ------           -------    ------
  Total assets..........   $113,181   $9,061           $97,734    $8,604           $92,951    $7,212
                           ========   ------           =======    ------           =======    ------
Interest-bearing
 liabilities:
 Deposits:
 NOW and MMDA...........   $ 33,221   $1,264    3.80%  $32,499    $  914    2.81%  $34,395    $  853    2.48%
 Savings deposits.......     37,046      113    0.31%   25,297       115    0.45%   26,788       129    0.48%
 Time deposits..........     28,020    1,535    5.48%   26,315     1,418    5.39%   18,856       703    3.73%
                           --------   ------           -------    ------           -------    ------
  Total deposits........     98,287    2,912    2.96%   84,111     2,447    2.91%   80,039     1,685    2.11%
 Borrowings.............        --       --                --        --                --        --
                           --------   ------           -------    ------           -------    ------
  Total interest-bearing
   liabilities..........     98,287    2,912    2.96%   84,111     2,447    2.91%   80,039     1,685    2.11%
                           --------   ------           -------    ------           -------    ------
Noninterest-bearing
 deposits...............        598                        557                         576
Other noninterest-
 bearing liabilities....      1,297                      1,139                       1,437
Shareholders' equity....     12,999                     11,927                      10,899
                           --------                    -------                     -------
  Total liabilities and
   shareholders'
   equity...............   $113,181   $2,912           $97,734    $2,447           $92,951    $1,685
                           ========   ------           =======    ------           =======    ------
Net interest income.....              $6,149                      $6,157                      $5,527
                                      ======                      ======                      ======
Interest rate spread....                        5.70%                       6.73%                       6.45%
Net yield on interest-
 earnings assets(3)(4)..                        5.88%                       6.90%                       6.56%

--------
(1) Nonaccrual loans are included in the average balance; however, only collected interest is included in the interest column.
(2) Loan fees totaling $474,000, $352,000 and $449,000 are included in loan interest income for the years 1996, 1995 and 1994, respectively.
(3) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.
(4) Net yield on interest-earning assets during the year ended December 31, 1996 excluding $117,300 of net interest income related to the Special Deposit and excluding the $94.0 million of the Special Deposit from the average interest-earning assets for the period would have been 6.23%.

  The most significant impact on PBC's net interest income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in average asset and liability balances (volume) and changes in average interest rate (rate). The changes in interest attributable to simultaneous volume and rate changes have been reflected as volume variances. Nonaccrual loans are included in average loans.

                            YEAR ENDED DECEMBER 31, 1996         YEAR ENDED DECEMBER 31, 1995
                           COMPARED WITH DECEMBER 31, 1995      COMPARED WITH DECEMBER 31, 1994
                                 INCREASE (DECREASE)                  INCREASE (DECREASE)
                          -----------------------------------  ----------------------------------
                            VOLUME        RATE        NET        VOLUME      RATE         NET
                          ------------ ----------  ----------  ---------------------- -----------
                                                    (IN THOUSANDS)
Interest-earning assets:
 Loans(1)(2)............  $     (179)  $     (271) $     (450)  $     405  $     733  $     1,138
 Investment securities,
  short-term investments
  and cash equivalents..         938          (31)        907          49        205          254
                          ----------   ----------  ----------   ---------  ---------  -----------
  Total interest
   income...............         759         (302)        457         454        938        1,392
                          ----------   ----------  ----------   ---------  ---------  -----------
Interest-bearing
 liabilities:
 Deposits:
 NOW and MMDA...........          20          330         350         (47)       108           61
 Savings deposits.......          53          (55)         (2)         (7)        (7)         (14)
 Time deposits..........          92           25         117         278        437          715
                          ----------   ----------  ----------   ---------  ---------  -----------
  Total deposits........         165          300         465         224        538          762
 Borrowings.............         --           --          --          --         --           --
                          ----------   ----------  ----------   ---------  ---------  -----------
  Total interest
   expense..............         165          300         465         224        538          762
                          ----------   ----------  ----------   ---------  ---------  -----------
Increase (decrease) in
 net interest income....  $      594   $     (602) $       (8)  $     230  $     400  $       630
                          ==========   ==========  ==========   =========  =========  ===========

--------
(1) Nonaccrual loans are included in the average balance; however, only collected interest is included in the interest income.
(2) Loan fees totaling $474,000, $352,000 and $449,000 are included in loan interest income for the years 1996, 1995 and 1994, respectively.

  Interest income in 1996 increased 5.31% to $9.1 million from $8.6 million in 1995. This was primarily due to an increase in short-term investment securities classified as cash equivalents. The increase in short-term securities volume was the result of the receipt of the Special Deposit ($94.0 million as of December 31, 1996), which was in turn invested in short-term securities. While average interest-earning assets increased $15.3 million, or 17.19% to $104.6 million in 1996, compared to $89.3 million in 1995, average investment securities, short-term investments and cash equivalents increased $16.9 million, or 63.23%, to $43.7 million, or 41.76% of average interest-earning assets, in 1996 from $26.8 million or 29.98% of average interest-earning assets, in 1995. Conversely, average loans decreased 2.52% to $60.9 million, or 58.24% of average interest-earning assets, in 1996 from $62.5 million, or 70.02% of average interest-earning assets, in 1995.

  The average yield on interest-earning assets declined 98 basis points to 8.66% in 1996 from 9.64% in 1995 primarily due to a change in the interest-earning assets portfolio mix from higher yielding loans to lower yielding short-term investments. The interest-earning assets portfolio mix was 58.24% loans and 41.76% investments in 1996, compared to 70.02% loans and 29.98% investments in 1995.

  Interest expense in 1996 increased 19.00% to $2.9 million from $2.4 million in 1995. This increase was due to greater volume and higher yielding interest-bearing liabilities. Average interest-bearing liabilities increased 16.85% to $98.3 million in 1996 from $84.1 million in 1995 due to the receipt of a short-term deposit of $96.0 million in fourth quarter 1996. During 1996, the average rate paid on interest-bearing liabilities increased 5 basis points to 2.96% from 2.91% in 1995 due to the repricing of deposit accounts.

  As a result of the foregoing, PBC's interest rate spread decreased to 5.70% in 1996 from 6.73% in 1995 and the net yield on interest-earning assets decreased in 1996 to 5.88% from 6.90% in 1995.

  Interest income increased 19.30% to $8.6 million in 1995 from $7.2 million in 1994, as a result of the combined effects of increases in average interest-earning assets and the yields earned on such assets. Average interest-earning assets increased 5.92% to $89.3 million in 1995 from $84.2 million as a result of increases in both loans and other interest-earning assets. The average yield on the higher volume of average interest-earning assets increased 108 basis points to 9.64% in 1995 from 8.56% in 1994, primarily as a result of increases in market rates of interest.

  Interest expense in 1995 increased 45.22% to $2.4 million from $1.7 million in 1994, primarily as a result of the combination of increases in rates paid on interest-bearing liabilities and the volume of interest-bearing liabilities. As a result of increases in market rates of interest, the average rate paid on average interest-bearing liabilities increased 80 basis points to 2.91% in 1995 from 2.11% in 1994. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities increased 5.09% to $84.1 million in 1995 from $80.0 in 1994.

  As a result of the foregoing, PBC's interest rate spread increased to 6.73% in 1995 from 6.45% in 1994 and the net yield on interest-earning assets increased to 6.90% in 1995 from 6.56% in 1994.

 Provision for Loan Losses

  The provision for loan losses in 1996 was $120,000 compared to $204,000 in 1995 and $120,000 in 1994. Nonperforming loans increased to $1.56 million or 2.37% of gross loans outstanding at December 31, 1996 from $592,000 or 0.99% of gross loans outstanding at December 31, 1995. The $204,000 provision for loan losses during 1995 reflected the higher level of nonperforming loans at the end of 1994. At December 31, 1994 nonperforming loans were $1.65 million or 2.66% of loans outstanding at such date.

  For further information on nonperforming and classified loans and the allowance for loan losses, see "Financial Condition--Nonperforming and Classified Assets."

 Other Income

  Total other income decreased to $420,000 in 1996, compared to $476,000 in 1995 and $460,000 in 1994. The decrease in 1996 was due primarily to a decrease in demand deposit services fees and a decrease in SBA loan sales. The increase in 1995 was due primarily to an increase in SBA loan sales from 1994 to 1995.

 Operating Expenses

  Operating expenses totaled $3.57 million for 1996, compared to $3.60 million for 1995 and $3.68 million for 1994. The ratio of operating expenses to average assets was 3.15% in 1996, 3.68% in 1995, and 3.95% in 1994.

  The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. PBC's efficiency ratio for 1996 was 56.91%, compared to 54.27% in 1995 and 61.39% in 1994. The decline in PBC's efficiency ratio was due, in part, to a reduction in FDIC insurance and regulatory assessments from 1994 to 1995 and from 1995 to 1996. In addition, PBC management has implemented a cost-cutting strategy in an effort to lower the general and administrative costs of PBC in order to increase net income.

  The following table represents the major components of operating expenses for the years indicated.

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
   Compensation and benefits..................... $  2,254  $  2,180  $  2,039
   Occupancy and equipment.......................      474       489       573
   Professional services and legal costs.........      120        96       145
   FDIC insurance and regulatory assessments.....       21       108       209
   Other real estate, net........................        0         9         8
   Other.........................................      699       718       702
                                                  --------  --------  --------
     Total operating expenses.................... $  3,568  $  3,600  $  3,676
                                                  ========  ========  ========
   Efficiency ratio..............................    56.91%    54.27%    61.39%
   Total operating expenses to average assets....     3.15%     3.68%     3.95%

  Compensation and benefits expenses increased in 1996 to $2.25 million, compared to $2.18 million in 1995 and $2.04 million in 1994, due to cost of living and merit increases in salaries for PBC employees.

  The decreases in occupancy and equipment expense in 1996 and 1995 were primarily due to the renegotiation of service contracts for PBC equipment.

  Expenses for professional services and legal costs, including audit services, increased to $120,000 in 1996, compared to $96,000 in 1995 and $145,000 in 1994. The increase in 1996 was due to increased legal fees due to loan collection effort in 1996. The decrease in 1995 was a combination of decreased legal fees due to loan collection effort and decreased audit fees resulting from PBC's change in independent accountants.

  FDIC deposit insurance and the DFI regulatory assessments decreased to $21,000 in 1996, compared to $108,000 in 1995, and $209,000 in 1994. The decline in FDIC insurance expense is a result of the lowering of deposit insurance premiums by the FDIC when the BIF was fully funded as of March 1995.

 Income Taxes

  PBC's marginal income tax rate for 1996 was 36.30%, compared to 37.00% in 1995 and 37.64% in 1994. The effective rate in 1996 and 1995 was lower due to an increase in PBC's net interest income deduction for enterprise zone loans for California Franchise Tax Board purposes.

FINANCIAL CONDITION

  Total assets increased 1.42% to $207.2 million at June 30, 1997 compared to $204.3 million at December 31, 1996. Total assets increased 106.90% to $204.3 million at December 31, 1996, compared to $98.75 million at December 31, 1995. Total assets increased 10.03% at December 31, 1995 from $89.75 million at December 31, 1994. The increase in 1996 was primarily a result of the receipt of the $94.0 million Special Deposit, which was invested in short-term investments. The increases in all other periods were primarily due to increases in PBC's loan portfolio funded by growth in deposits.

 Loans

  Total gross loans increased 15.05% to $76.0 million at June 30, 1997 compared to $65.8 million at December 31, 1996. Total gross loans at December 31, 1996 increased 9.60%, compared to $60.0 million at December 31, 1995. Total gross loans decreased 3.06% at December 31, 1995 from $61.9 million at December 31, 1994. The increase in loan volume in 1997 and 1996 was due to a lowering of loan rates by PBC in late 1996. The decrease in 1995 was due to the decrease in market loan rates which was not reflected in PBC's loan rates until 1996.

  PBC's loan portfolio is concentrated in real estate and commercial lending, with the balance in consumer loans. While no specific industry concentration is considered significant, PBC's lending operations are located in PBC's market areas that are fairly well diversified. However, PBC's borrowers could be adversely impacted by a downturn in certain sectors of the economy. A downturn could reduce the demand for loans and adversely impact borrowers' ability to repay their loans and the value of the collateral for such loans.

  The following table presents PBC's loan portfolio at the dates indicated.

                                                                        DECEMBER 31,
                            JUNE 30,       -----------------------------------------------------------------------------------
                              1997             1996              1995             1994             1993             1992
                          --------------   --------------   ---------------   --------------   --------------   --------------
                          AMOUNT     %     AMOUNT     %     AMOUNT     %      AMOUNT     %     AMOUNT     %     AMOUNT     %
                          -------  -----   -------  -----   -------  ------   -------  -----   -------  -----   -------  -----
                                                         (DOLLARS IN THOUSANDS)
Commercial..............  $16,713   22.6%  $15,950   24.9%  $17,537    29.8%  $15,433   25.5%  $14,818   25.4%  $14,698   25.3%
Real estate construction
 and land...............   12,868   17.4%   11,732   18.3%    8,663    14.7%    8,314   13.7%    9,948   17.1%   10,178   17.5%
Commercial real estate
 term...................   45,029   60.8%   36,891   57.5%   32,518    55.3%   36,759   60.8%   33,902   58.2%   33,467   57.5%
Consumer and other......    1,056    1.4%    1,194    1.9%    1,288     2.2%    1,394    2.3%      866    1.5%    1,012    1.7%
                          -------  -----   -------  -----   -------  ------   -------  -----   -------  -----   -------  -----
Total loans, gross......   75,666  102.2%   65,767  102.5%   60,006   102.0%   61,900  102.4%   59,534  102.2%   59,355  102.0%
Deferred fees and
 discounts..............     (208)  (0.3)%    (204)  (0.4)%    (144)   (0.2)%    (176)  (0.3)%    (199)  (0.4)%    (208)  (0.3)%
                          -------  -----   -------  -----   -------  ------   -------  -----   -------  -----   -------  -----
Total loans, net of
 deferred fees..........  $75,458  102.0%  $65,563  102.1%  $59,862   101.8%  $61,724  102.1%  $59,335  101.8%  $59,147  101.7%
                          =======  =====   =======  =====   =======  ======   =======  =====   =======  =====   =======  =====
Allowance for loan
 losses.................   (1,446)  (2.0)%  (1,378)  (2.1)%  (1,057)   (1.8)%  (1,246)  (2.1)%  (1,072)  (1.8)%    (984)  (1.7)%
                          -------  -----   -------  -----   -------  ------   -------  -----   -------  -----   -------  -----
Net loans...............  $74,012  100.0%  $64,185  100.0%  $58,805  100.00%  $60,478  100.0%  $58,263  100.0%  $58,163  100.0%
                          =======  =====   =======  =====   =======  ======   =======  =====   =======  =====   =======  =====
Loans held for sale.....        0    0.0%        0    0.0%        0     0.0%        0    0.0%        0    0.0%        0    0.0%
                          -------  -----   -------  -----   -------  ------   -------  -----   -------  -----   -------  -----
Total loans.............  $74,012  100.0%  $64,185  100.0%  $58,805   100.0%  $60,478  100.0%  $58,263  100.0%  $58,163  100.0%
                          =======  =====   =======  =====   =======  ======   =======  =====   =======  =====   =======  =====

  The following table presents the maturity distribution of PBC's loan portfolio and the sensitivity of such loans to changes in interest rates at June 30, 1997.

                                                                          TOTAL
                                                                          LOANS
                                                                         -------
      Loan due in:
      One year or less:
        Floating rate................................................... $20,925
        Fixed rate......................................................   1,218
      One to five years:
        Floating rate...................................................  21,631
        Fixed rate......................................................   3,768
      After five years:
        Floating rate...................................................  26,398
        Fixed rate......................................................   1,726
                                                                         -------
      Total loans....................................................... $75,666

 Nonperforming and Classified Assets

  Management generally places loans on nonaccrual when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where PBC has granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned consists of property acquired through foreclosure on the related collateral underlying defaulted loans.

  The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                  DECEMBER 31,
                               JUNE 30 --------------------------------------
                                1997    1996    1995    1994    1993    1992
                               ------- ------  ------  ------  ------  ------
                                         (DOLLARS IN THOUSANDS)
   Nonperforming loans
     Nonaccrual loans.........  $244   $1,561  $  592  $1,648  $2,583  $1,634
     Accruing loans past due
      90 days or more.........     0        0       0       0       0       0
     Restructured loans.......     0        0       0       0       0       0
                                ----   ------  ------  ------  ------  ------
       Total nonperforming
        loans.................   244    1,561     592   1,648   2,583   1,634
   Other real estate owned....     0        0   1,000       0      40   1,695
                                ----   ------  ------  ------  ------  ------
       Total nonperforming
        assets................  $244   $1,561  $1,592  $1,648  $2,623  $3,329
                                ====   ======  ======  ======  ======  ======
   Ratio of nonperforming
    assets to total loans and
    other real estate owned...  0.32%    2.37%   2.61%   2.66%   4.40%   5.45%

  The decrease in nonperforming loans at June 30, 1997 was due primarily to one loan with a balance of $1.4 million at December 31, 1996 that was delinquent on that date but has been current since January 1997. Interest income foregone on nonaccrual loans outstanding at June 30, 1997, December 31, 1996, 1995 and 1994 totaled $21,000, $185,000, $37,000 and $46,000, respectively in the period and years ending on those dates.

  PBC records other real estate owned at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from ongoing periodic valuation of these properties are charged to earnings with a provision for losses on foreclosed property in the period in which they are identified. At June 30, 1997 PBC held no properties as other real estate owned.

  The policy of PBC is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans:
"substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that PBC will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified loss is considered uncollectible and its continuance as an asset is not warranted.

  Total classified assets decreased to $2.6 million as of June 30, 1997 from $2.7 million at December 31, 1996.

  With the exception of these classified loans, management is not aware of any loans as of June 30, 1997 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in the non-performing asset table above at some future date. Management cannot, however, predict the extent to which economic conditions in PBC's market areas may worsen or the full impact such an environment would have on PBC's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on non-accrual or become restructured loans, in substance foreclosures or real estate owned in the future.

 Allowance for Loan Losses

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risks inherent in its loan portfolio and economic conditions in or affecting PBC's market areas. See "-- Provision for Loan Losses." The allowance is increased by provisions charged against earnings and recoveries and reduced by charge-offs. Loans are charged off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

  The following table sets forth information concerning PBC's allowance for loan losses at the dates and for the years indicated.

                         AT AND FOR THE
                           SIX MONTHS   AT AND FOR THE YEARS ENDED DECEMBER 31,
                         ENDED JUNE 30, ---------------------------------------------
                              1997       1996     1995      1994     1993      1992
                         -------------- -------  -------   -------  -------   -------
                                         (DOLLARS IN THOUSANDS)
AVERAGE LOANS
 OUTSTANDING............    $70,492     $60,932  $62,507   $58,539  $58,888   $61,418
ALLOWANCE FOR LOAN
 LOSSES:
Balance at beginning of
 period.................    $ 1,377     $ 1,057  $ 1,246   $ 1,072  $   984   $ 1,023
Charge-offs:
  Commercial............        (39)          0        0         0      (93)     (174)
  Real estate
   construction and
   land.................          0         (67)    (403)      (80)     (29)     (131)
  Commercial real estate
   term.................          0           0        0         0        0         0
  Consumer and other....         (8)         (2)      (5)        0       (3)        0
                            -------     -------  -------   -------  -------   -------
    Total charge-offs...        (47)        (69)    (408)      (80)    (125)     (305)
                            -------     -------  -------   -------  -------   -------
RECOVERIES:
  Commercial............          0           0       12       132        6         0
  Real estate
   construction and
   land.................          2         268        3         1       47         1
  Commercial real estate
   term.................         22           0        0         0        0         0
  Consumer and other....          1           1        0         1        0         0
                            -------     -------  -------   -------  -------   -------
    Total recoveries....         25         269       15       134       53         1
                            -------     -------  -------   -------  -------   -------
  Net (charge-offs)
   recoveries...........        (22)        200     (393)       54      (72)     (304)
Provision charged to
 income.................         90         120      204       120      160       265
                            -------     -------  -------   -------  -------   -------
Balance at end of
 period.................    $ 1,445     $ 1,377  $ 1,057   $ 1,246  $ 1,072   $   984
                            =======     =======  =======   =======  =======   =======
Net (charge-offs)
 recoveries to average
 loans outstanding
 during the period......      (0.03%)      0.33%   (0.64%)    0.09%   (0.12%)   (0.50%)
Allowance as a
 percentage of average
 loans outstanding......       2.05%       2.26%    1.69%     2.13%    1.82%     1.60%
Allowance as a
 percentage of end of
 period loans...........       1.91%       2.09%    1.76%     2.01%    1.80%     1.66%
Allowance as a
 percentage of
 nonperforming loans....     592.21%      88.21%  178.51%    75.61%   41.48%    60.22%

  Management considers changes in the size and character of the loan portfolio, changes in nonperforming and past due loans, historical loan loss experience, and the existing and prospective economic conditions when determining the adequacy of the allowance for loan losses. Although management believes that the allowance for loan losses is adequate to provide for both potential losses and estimated inherent losses in the portfolio, future provisions will be subject to continuing evaluations of the inherent risk in the portfolio, declines in the economy and asset quality deterioration.

  The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories and the amount of the allocation in each loan category as a percentage of the amount of loans in each category at the dates indicated. The allocations presented should not be interpreted as an indication that loans charged to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amount available for future losses that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire portfolio.

                                                           DECEMBER 31,
                                              ---------------------------------------
                             JUNE 30, 1997           1996                1995
                          ------------------- ------------------- -------------------
                                  % OF LOANS          % OF LOANS          % OF LOANS
                                   IN EACH             IN EACH             IN EACH
                                 CATEGORY TO         CATEGORY TO         CATEGORY TO
                                 TOTAL LOANS,        TOTAL LOANS,        TOTAL LOANS,
                          AMOUNT    GROSS     AMOUNT    GROSS     AMOUNT    GROSS
                          ------ ------------ ------ ------------ ------ ------------
                                            (DOLLARS IN THOUSANDS)
Commercial..............  $  202    22.09%    $  192    24.25%    $  161    29.23%
Real estate construction
 and land...............     439    17.01%       418    17.84%       349    14.44%
Commercial real estate
 term...................     344    59.51%       327    56.09%       198    54.19%
Consumer and other......     172     1.39%       165     1.82%       138     2.14%
                          ------              ------              ------
Total allocated.........   1,157               1,102                 846
Unallocated.............     289                 276                 211
                          ------              ------              ------
  Total.................  $1,446              $1,378              $1,057
                          ======              ======              ======
                                                 DECEMBER 31,
                          -----------------------------------------------------------
                                 1994                1993                1992
                          ------------------- ------------------- -------------------
                                  % OF LOANS          % OF LOANS          % OF LOANS
                                   IN EACH             IN EACH             IN EACH
                                 CATEGORY TO         CATEGORY TO         CATEGORY TO
                                 TOTAL LOANS,        TOTAL LOANS,        TOTAL LOANS,
                          AMOUNT    GROSS     AMOUNT    GROSS     AMOUNT    GROSS
                          ------ ------------ ------ ------------ ------ ------------
                                            (DOLLARS IN THOUSANDS)
Commercial..............  $  221    24.93%    $  198    24.89%    $  114    24.76%
Real estate construction
 and land...............     482    13.43%       396    16.71%       432    17.15%
Commercial real estate
 term...................     273    59.38%       245    56.95%       205    56.38%
Consumer and other......      21     2.26%        19     1.45%        36     1.71%
                          ------              ------              ------
Total allocated.........     997                 858                 787
Unallocated.............     249                 214                 197
                          ------              ------              ------
  Total.................  $1,246              $1,072              $  984
                          ======              ======              ======

 Investment Securities

  PBC's investment portfolio is managed to meet PBC's liquidity needs through proceeds from scheduled maturities. The portfolio is comprised of U.S. Treasury securities, U.S. government agencies securities, and obligations of states and political subdivisions. Federal funds sold are additional investments which are not classified as investment securities. Investment securities classified as available-for-sale are recorded at fair market value, while investment securities classified as held-to-maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity for available-for-sale securities.

  The amortized cost and estimated market value of investment securities at June 30, 1997 and December 31, 1996 is summarized below.

                                                      JUNE 30, 1997
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
                                                     (IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury obligations...............  $ 2,989     $12        $  0    $ 3,001
U.S. agency obligations:
  Fixed and variable rate notes.........   12,000       3         (38)    11,965
                                          -------     ---        ----    -------
  Total securities available-for-sale...   14,989      15         (38)    14,966
HELD-TO-MATURITY SECURITIES:
Tax exempt securities...................    6,850      72         (32)     6,890
                                          -------     ---        ----    -------
  Total securities held-to-maturity.....    6,850      72         (32)     6,890
                                          -------     ---        ----    -------
  Total investment securities...........  $21,839     $87        $(70)   $21,856
                                          =======     ===        ====    =======

                                                    DECEMBER 31, 1996
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
                                                     (IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury obligations...............  $ 2,980     $23       $   0    $ 3,003
U.S. agency obligations:
  Fixed and variable rate notes.........   12,405       5        (111)    12,299
                                          -------     ---       -----    -------
  Total securities available-for-sale...   15,385      28        (111)    15,302
HELD-TO-MATURITY SECURITIES:
Tax exempt securities...................    6,211      41         (12)     6,240
                                          -------     ---       -----    -------
  Total securities held-to-maturity.....    6,211      41         (12)     6,240
                                          -------     ---       -----    -------
  Total investment securities...........  $21,596     $69       $(123)   $21,542
                                          =======     ===       =====    =======

  The following table shows amortized cost and estimated market value of PBC's investment securities by year of maturity at June 30, 1997.

                                     1998         2002          2008
                          1997   THROUGH 2001 THROUGH 2007 AND THEREAFTER  TOTAL
                          -----  ------------ ------------ -------------- -------
                                      (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE SECU-
 RITIES:
U.S. Treasury obliga-
 tions..................  $ 996    $ 1,993       $    0        $    0     $ 2,989
U.S. agency obligations:
Fixed and variable rate
 notes(1)/(2)...........      0     11,000        1,000             0      12,000
                          -----    -------       ------        ------     -------
  Total securities
   available-for-sale...    996     12,993        1,000             0      14,989
    Market value........    999     12,966        1,001             0      14,966
HELD-TO-MATURITY SECURI-
 TIES:
Tax exempt securities...    900      3,426        1,144         1,380       6,850
                          -----    -------       ------        ------     -------
    Total securities
     held-to-maturity...    900      3,426        1,144         1,380       6,850
Market value............    902      3,448        1,174         1,366       6,890
Combined investment se-
 curities portfolio:
Total investment securi-
 ties...................  1,896     16,919        2,144         1,380      21,839
Total market value......  1,701     16,414        2,175         1,366      21,856
Weighted average yield-
 total portfolio(3).....   5.58%      5.82%        6.06%         5.12%       5.78%

--------
(1) Excludes $96.0 million of U.S. agency fixed and variable rate note obligations with remaining term to original maturities of less than 90 days from the date of purchase.
(2) Certain U.S. agency fixed and variable rate note obligations may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(3) Yields on tax exempt securities have been computed on a fully tax-equivalent basis.

 Deposits

  PBC emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached $190.5 at June 30, 1997, an increase of 1.05% compared to deposits of $188.5 million at December 31, 1996. Deposits increased 124.27% at December 31, 1996 from $84.1 million at December 31, 1995.

  Total average interest-bearing deposits increased 120.56% to $188.3 million for the six month period ended June 30, 1997, compared to an average of $85.4 for the same period in 1996. Total average interest-bearing deposits increased 16.85% to $98.3 million for 1996, compared to an average of $84.1 million for 1995. In 1995, average interest-bearing deposits increased 5.09% over average interest-bearing deposits of $80.04 million in 1994. The increase in deposits in 1997 and 1996 was due primarily to the receipt of the $94.0 million Special Deposit in fourth quarter 1996. The increase in 1995 was due to continued marketing efforts directed at commercial business clients in PBC's market areas.

  The following table sets forth the maturity distribution of time certificates of deposit of $100,000 or more at June 30, 1997 and December 31, 1996:

                                                           JUNE 30, DECEMBER 31,
                                                             1997       1996
                                                           -------- ------------
                                                              (IN THOUSANDS)
     Three months or less................................. $ 6,032    $ 6,516
     Three to six months..................................   1,566      3,525
     Six to twelve months.................................   2,807      1,027
     Over twelve months...................................     910      1,007
                                                           -------    -------
       Total.............................................. $11,315    $12,075
                                                           =======    =======

 Interest Rate Risk Management

  Interest rate risk sensitivity is a function of the repricing characteristics of PBC's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in PBC's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, three to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps. The following table shows interest sensitivity gaps for different intervals as of June 30, 1997.

                                                            1        3                  TOTAL      TOTAL
                          IMMEDIATE  2 DAYS TO  MONTHS   YEAR TO  YEARS TO              RATE     NON-RATE
                           ONE-DAY   6 MONTHS    7-12    3 YEARS  5 YEARS   5 YEARS   SENSITIVE  SENSITIVE  TOTAL
                          ---------  ---------  -------  -------  --------  --------  ---------  --------- --------
                                                        (DOLLARS IN THOUSANDS)
ASSETS:
Cash and due from
 banks..................  $    --    $    --    $   --   $   --   $   --    $    --   $    --     $ 6,282  $  6,282
Short term investments..     4,600     96,119       --       --       --         --    100,719        --    100,719
Investment securities...       --       1,896     3,713    3,210    2,145     10,852    21,816        --     21,816
Loans...................     3,580     17,345    10,263    7,205    4,164     33,110    75,667        --     75,667
Loan loss/unearned
 fees...................       --         --        --       --       --         --        --      (1,654)   (1,654)
Other assets............       --         --        --       --       --         --        --       4,385     4,385
                          --------   --------   -------  -------  -------   --------  --------    -------  --------
  Total assets..........  $  8,180   $115,360   $13,976  $10,415  $ 6,309   $ 43,962  $198,202    $ 9,013  $207,215
                          ========   ========   =======  =======  =======   ========  ========    =======  ========
LIABILITIES AND EQUITY:
 Deposits...............
 Demand.................  $  2,286   $    --    $   --   $   --   $   --    $ 20,600  $ 22,886    $   --   $ 22,886
 NOW, MMDA, and
  Savings...............    11,576     88,000       --       --       --      38,231   137,807        --    137,807
 Time deposits..........     6,167     11,647     8,367    1,439    1,171      1,035    29,826        --     29,826
 Other liabilities......       --         --        --       --       --         --        --       1,722     1,722
 Shareholders' equity...       --         --        --       --       --         --        --      14,974    14,974
                          --------   --------   -------  -------  -------   --------  --------    -------  --------
  Total liabilities and
   equity...............  $ 20,029   $ 99,647   $ 8,367  $ 1,439  $ 1,171   $ 59,866  $190,519    $16,696  $207,215
                          ========   ========   =======  =======  =======   ========  ========    =======  ========
Gap.....................   (11,849)    15,713     5,609    8,976    5,138    (15,904)    7,683     (7,683)      --
Cumulative Gap..........   (11,849)     3,864     9,473   18,449   23,587      7,683     7,683        --        --
Cumulative Gap/ Total
 assets.................    (5.72%)      1.86%     4.57%    8.90%   11.38%      3.71%     3.71%       --        --

  The foregoing table demonstrates that PBC had a positive cumulative one year gap of $9.5 million, or 4.57% of total assets, at June 30, 1997. In theory, this would indicate that at June 30, 1997, $9.5 million less in liabilities than assets would reprice if there was a change in interest rates over the next 360 days. If interest rates were to increase, the positive gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and generally relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

  Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest rate sensitivity analysis table. These prepayments may have significant effects on PBC's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of PBC's exposure to changes in interest rates.

 Liquidity and Cash Flow

  The objective of liquidity management is to maintain PBC's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. PBC must mange its liquidity position to meet the needs of its clients, while maintaining an appropriate balance between assets and liabilities to meet the return on investment requirements of its shareholders. PBC monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposit growth and repayments and maturities of loans and investments. PBC maintained $5.5 million inter-bank federal funds purchase lines. As of June 30, 1997 PBC had no outstanding federal funds purchased.

  Net cash used by operating activities, primarily representing a change in asset and liability accruals, totaled $698,000 million for six months ended June 30, 1997 as compared to $803,000 for the same period in 1996. Cash used in investing activities totaled $9.3 million for the six month period ended June 30, 1997, as compared to $6.0 million for the same period in 1996. These funds used in investing activities primarily represent the change in loans and investments for each period reported. Net cash provided by financing activities was $107.1 for the six month period ended June 30, 1997, compared to $10.4 million for the same period in 1996. The funds provided by financing activities represents the increase in deposits during each of the periods presented.

 Capital Resources

  Shareholders' equity at June 30, 1997 increased to $15.0 million from $13.3 million at December 31, 1996, from $12.3 million at December 31, 1995 and from $10.8 million at December 31, 1994. During 1996, PBC paid aggregate cash dividends of $1.35 per share and has paid no dividends during the first six months of 1997.

  A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, certain other capital instruments, and term subordinated debt. PBC's major capital components are shareholders' equity in core capital, and the allowance for loan loses in supplementary capital.

  At June 30, 1997, the minimum risk-based capital requirements to be considered adequately capitalized are 4.00% for core capital and 8.00% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.00%, although banking organizations are expected to exceed that amount by 1.00%--2.00% or more, depending on the circumstances.

  The following table shows PBC's Tier I capital ratios (Tier I capital divided by risk-weighted assets), total capital ratios (total capital divided by risk-weighted assets), and leverage ratios (Tier I capital divided by average assets) for the periods presented.

                                                                      TO BE
                                                                      WELL-
                                                                   CAPITALIZED
                                                                  UNDER PROMPT
                                                                   CORRECTIVE
                                                                     ACTION
                                                      ACTUAL       PROVISIONS
                                                   -------------  -------------
                                                   AMOUNT  RATIO  AMOUNT  RATIO
                                                   ------- -----  ------- -----
                                                     (DOLLARS IN THOUSANDS)
As of June 30, 1997
  Tier I Capital.................................. $15,025 14.15% $ 6,372  6.00%
  Total Capital...................................  16,354 15.40%  10,620 10.00%
  Tier I Capital--Leverage Ratio..................  15,025  7.20%  10,430  5.00%
As of December 31, 1996
  Tier 1 Capital.................................. $13,325 13.50% $ 5,913  6.00%
  Total Capital...................................  14,559 14.75%   9,855 10.00%
  Tier 1 Capital-Leverage Ratio...................  13,325  8.90%   7,490  5.00%

  PBC seeks to maintain capital ratios at levels that will maintain its status as a well-capitalized financial institution.

RECENT ACCOUNTING PRONOUNCEMENTS

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of APB 25 Accounting for Stock Issued to Employees. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. Companies may continue to apply the accounting provisions of APB 25 in determining net income; however, they must apply the disclosure requirements of SFAS 123. The recognition provisions and disclosure requirements of SFAS No. 123 were effective January 1, 1996. This statement did not have a material impact on PBC's financial statements at December 31, 1996 and was not disclosed.

  In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This statement also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair value at the date of the transfer. Furthermore, this statement requires that debtors reclassify financial assets pledged as collateral, and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Accordingly, a liability is not considered extinguished by an in-substance defeasance. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not believe that the application of this statement will have a material impact on PBC's financial statements.

  In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. SFAS 122 amends certain provisions of SFAS No. 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair value, if it is practicable to estimate those fair values. If it is not practicable to estimate those fair values, the entire cost of the acquisition should be allocated to the mortgage loans only. SFAS 122 is effective for years occurring after December 31, 1995. Adoption of this pronouncement did not have a material impact on the Company's financial statements.

  In March 1995, the FASB issued SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. After an impairment is recognized, the reduced carrying amount of the asset shall be accounted for as its new cost. SFAS No. 121 is effective for years occurring after December 31, 1995. Adoption of this pronouncement did not have a material impact on PBC's financial statements.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 is designed to improve the earnings per share ("EPS") information provided in the financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. PBC will implement SFAS 128 in its December 31, 1997 financial statements. The implementation of SFAS 128 is not expected to have a material impact on PBC's financial statements.

  In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure. This statement establishes standards for disclosing information about an entity's capital structure. PBC intends to comply with the disclosure requirements of this statement which is effective for periods ending after December 15, 1997.

  On June 30, 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The impact of adopting SFAS No. 130 has not yet been determined.

CHANGE IN ACCOUNTANT

  Prior to December 31, 1995 PBC's independent accountants were Arthur Andersen LLP. Arthur Andersen's report on the financial statements for 1994 and 1993 contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

                                PBC MANAGEMENT

  The following information concerns certain of PBC's directors and executive officers who will have director or officer positions with GBB.

  GEORGE R. COREY, 64, is Chairman of the PBC Board and has served as a director since 1981. He is an attorney and a partner in the law firm of Corey, Luzaich, Manos & Pliska of Millbrae, California. Mr. Corey is also a former mayor of Millbrae.

  MARK F. DOIRON, 39, has been President and Chief Executive Officer of PBC since January 1994. From December 1992 to December 1993, he served as Executive Vice President and Chief Operating Officer for PBC. He started his career with PBC in 1982 and has been employed by it in various capacities since then.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

 Summary of Cash and Certain Other Compensation

  The following table sets forth certain summary information concerning compensation paid or accrued by PBC to or on behalf of PBC's Chief Executive Officer (determined as of the end of the last fiscal year). In all cases, payment was for services in all capacities to PBC during the years ended December 31, 1996, 1995 and 1994.

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            -------------
                                       ANNUAL COMPENSATION
                                  ------------------------------ RESTRICTED  SECURITIES
                                                    OTHER ANNUAL   STOCK     UNDERLYING    LTIP    ALL OTHER
                                   SALARY   BONUS   COMPENSATION  AWARD(S)  OPTIONS/SAR'S PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR  ($)(1)   ($)(2)      ($)         ($)          (#)        ($)       ($)
---------------------------  ---- -------- -------- ------------ ---------- ------------- ------- ------------
Mark F. Doiron,.........     1996 $115,000 $100,919     --          --            --        --       $6,250
 President and Chief         1995  100,000   98,006     --          --            --        --        6,250
 Executive Officer           1994   90,000   68,324     --          --         20,000       --        3,370

--------
(1) Represents amounts contributed by PBC under its tax-deferred savings plan on behalf of such individual. Perquisites and other benefits provided to the named executive officers in each of the years indicated did not exceed the lesser of $50,000 or 10% of the officer's annual salary and bonus.
(2) Bonus compensation to executives is awarded at the discretion of the PBC Board. The PBC Board bases bonus awards on PBC's net income after taxes. In each of the years indicated, the PBC Board awarded to Mr. Doiron a bonus equal to 5.5% of PBC's net income after taxes.

DIRECTORS' FEES AND 1996 DIRECTORS' STOCK OPTION PLAN

  During 1996, nonemployee directors, including Mr. Corey, received $400 per meeting for their attendance at regular Board meetings and $300 per Loan and Discount Committee meeting. As Chairman, Mr. Corey received an additional $825 per month. PBC also provided medical, dental and vision care coverage to directors or a cash payment of $400 per month in lieu of such benefits. Total director's fees and benefits received by Mr. Corey in 1996 were $26,446.

  In May 1996, the PBC Board adopted, and the shareholders of PBC approved, the 1996 Directors' Stock Option Plan. Under this Plan, PBC granted to each director (including Mr. Corey) options to acquire 10,000 shares of PBC Stock. Twenty percent (20%) of such options were exercisable after May 10, 1997, and 20% were to vest each year on May 10 over the following four years. The exercise price for all options granted was the fair market value of PBC Stock at the time of the grant, or $23.25 per share. All such options expire on May 10, 2006.

1992 STOCK OPTION PLAN

  The Peninsula Bank of Commerce 1992 Stock Option Plan (the "1992 Plan") is intended to advance the interests of PBC by encouraging stock ownership on the part of key employees. The 1992 Plan provides for the issuance of both incentive stock options and nonstatutory stock options to full-time salaried officers and employees of PBC. All options must be granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant. Generally, the right to exercise options vests in installments as provided in individual stock option agreements. Each option granted under the 1992 Plan expires not later than 10 years from the date the option was granted.

  As of December 31, 1996, PBC had options outstanding to purchase a total of 50,865 shares of PBC Stock under the 1992 Plan, with an average exercise price of $12.12 per share with respect to all such options. No stock options were granted in 1996.

  The following table shows options exercised in 1996 and the value of unexercised options held by persons included in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF      VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS IN-THE-MONEY OPTIONS
                                                                 AT FYE               AT FYE
                         SHARES ACQUIRED                      EXERCISABLE/         EXERCISABLE/
          NAME             ON EXERCISE   VALUE REALIZED($)    UNEXERCISABLE       UNEXERCISABLE
          ----           --------------- ----------------- ------------------- --------------------
Mark F. Doiron..........      3,301           $46,360         14,322/12,705      $211,946/182,513

DEFERRED COMPENSATION PLAN

  PBC has a deferred compensation plan that allows any employee or director to defer payment of a portion of his or her salary, bonus or director's fees and earn interest on the amount deferred as determined by the PBC Board. Interest paid in 1996 on deferred amounts averaged 6.59%. The amount of Mr. Doiron's deferred compensation under this plan during 1996 was $25,000 and interest in 1996 on his cumulative deferred amounts in the plan was $1,698. The amount deferred by Mr. Doiron for 1996 are included as salary in the Summary Compensation Table above.

SALARY CONTINUATION AGREEMENT

  Effective May 1, 1996, PBC entered into a Salary Continuation Agreement with Mr. Doiron as PBC's President and Chief Executive Officer. Under the agreement, PBC has agreed to pay supplemental retirement benefits to Mr. Doiron or to his designated beneficiary if he dies while employed by PBC. The agreement further provides for payment of supplemental retirement benefits upon his normal retirement at age 65, his disability or a change in control that adversely affects Mr. Doiron. Partial retirement benefits will be paid to Mr. Doiron upon his early retirement (not earlier than age 55) based on an adjusted scale. Finally, the agreement prohibits any such payments that would be deemed an "excess parachute payment" under the Code or that would be made following a termination for cause, a suicide or a termination before Mr. Doiron reaches age 55.

CERTAIN TRANSACTIONS

  Some of the executive officers and directors of PBC and the companies with which they are associated have been customers of and have had banking transactions with PBC in the ordinary course of PBC's business since January 1, 1996, and PBC expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness and, in the opinion of management of PBC, have not involved more than the normal risk of repayment or presented any other unfavorable features.

  There are no other existing or proposed material transactions between PBC and any of its directors, executive officers or members of the immediate family or associates of any of the foregoing persons.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Members of the PBC Board will continue as the directors of PBC upon completion of the Merger and will continue to receive directors' fees and other benefits in accordance with the existing practices of PBC through December 31, 1998. See "--Directors' Fees and 1996 Directors' Stock Option Plan." GBB has agreed to appoint Mr. Corey to the GBB Board upon the Effective Time. As a director of GBB, Mr. Corey will be entitled to fees and other benefits in accordance with GBB's existing practices.

  GBB has agreed to retain Mr. Doiron as President and Chief Executive Officer of PBC. GBB has also agreed to appoint Mr. Doiron to its executive management committee upon the Effective Time.

  Directors and officers of PBC own in the aggregate 258,166 shares of PBC Stock, including shares that may be acquired upon options currently exercisable or exercisable within 60 days of September 30, 1997. The aggregate number of shares of GBB Stock that will be exchanged for such shares of PBC Stock upon consummation of the Merger is approximately 276,238, based on a Conversion Ratio of 1.07. Directors and officers of PBC hold options not exercisable currently or within 60 days of September 30, 1997 to acquire an additional 64,651 shares of PBC Stock. Under the Reorganization Agreement, these options will be converted into options to acquire approximately 69,177 shares of GBB Stock. Based on the market price of GBB Stock on September 30, 1997, the realizable value of these options on such date is $2,966,310, less the aggregate exercise price of such options.

                    INFORMATION CONCERNING GBB MEETING ONLY

AMENDMENT TO GBB'S ARTICLES OF INCORPORATION

  GBB's shareholders will consider and act upon a proposal to amend GBB's articles of incorporation to increase the authorized shares of GBB Stock from 6,000,000 to 12,000,000 shares.

  The amendment to GBB's articles of incorporation would increase to 12,000,000 the number of shares of GBB Stock which GBB is authorized to issue. GBB is currently authorized to issue 6,000,000 shares of GBB Stock and 4,000,000 shares of preferred stock. (GBB does not currently have any plans to issue preferred stock.) As of October 20, 1997, there were 3,338,038 shares of GBB Stock issued and outstanding and no shares of preferred stock issued and outstanding. In addition, if the Merger is consummated, 721,032 additional shares of GBB stock will be issued to PBC's shareholders at the Effective Time, assuming a Conversion Ratio of 1.07 and that Substitute Options are granted to replace all currently outstanding PBC options. Furthermore, as of September 30, 1997, 678,242 shares of GBB Stock were reserved for issuance under the 1996 Option Plan, 420,697 shares were reserved for issuance under the Greater Bay Bancorp 401(k) Profit Sharing Plan, and 167,233 shares were reserved for issuance under the Greater Bay Bancorp Employee Stock Purchase Plan. Accordingly, upon consummation of the Merger, GBB will have in excess of 5,300,000 shares of stock issued or reserved for issuance, with the possibility that additional shares would be issued if the Conversion Ratio increases or if PBC options are exercised prior to the Effective Time.

  GBB presently has no commitments or specific plans to issue additional shares of GBB Stock except as described above to the PBC shareholders upon consummation of the Merger. However, the additional shares of GBB Stock to be authorized, other than those to be issued pursuant to the Merger, would be available for possible future financing and acquisition transactions, stock dividends or splits and other corporate purposes. Having such shares available for issuance in the future would give GBB greater flexibility and allow shares of GBB Stock to be issued without the expense and delay of a special shareholders' meeting. The additional shares of GBB Stock would be available for issuance without further action by the shareholders unless shareholder approval is required by applicable law or the rules of any stock exchange on which GBB securities may be listed. Nasdaq, on which the issued shares of GBB Stock are listed, currently requires shareholder approval in certain instances, including in connection with acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares of GBB Stock outstanding by 20% or more.

  The shareholders of GBB do not have preemptive rights under GBB's articles of incorporation, and the shareholders of GBB will not have such rights with respect to the additional authorized shares of GBB Stock.

  The increase in the number of authorized shares of GBB Stock is not designed to deter or to prevent a change in control, nor is this proposal part of a plan by management to adopt a series of anti-takeover amendments; however, under certain circumstances, GBB could use additional shares to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control of GBB. GBB could also privately place such shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid, although management is not aware of any such bid being proposed or contemplated. Although the GBB Board is required to make any determination to issue shares of GBB Stock based on its judgment as to the best interests of shareholders, the GBB Board could act in a manner that could discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their stock above the then market price of such stock.

  The text of the proposed amendment to GBB's articles of incorporation is as follows:

    "RESOLVED THAT, the first paragraph of ARTICLE FOUR of the articles of incorporation of Greater Bay Bancorp be, and it hereby is, amended in full to read as follows:

      "(a) The Corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called "Common Stock"; the second class of shares to be called "Preferred Stock." The total number of shares of stock to which the Corporation shall have authority to issue is Sixteen Million (16,000,000), of which Twelve Million (12,000,000) shall be Common Stock and Four Million (4,000,000) shall be Preferred Stock.' "

  The GBB Board recommends to its shareholders that they approve the proposal to amend the articles of incorporation to increase from 6,000,000 to 12,000,000 the authorized number of shares of GBB Stock which may be issued by GBB. The affirmative vote of a majority of the outstanding shares of GBB Stock will be required to approve the amendment to the articles of incorporation.

                   THE GBB BOARD RECOMMENDS A VOTE "FOR" THE
               PROPOSAL TO AMEND GBB'S ARTICLES OF INCORPORATION

AMENDMENT TO 1996 OPTION PLAN

  In 1996, the GBB Board adopted and GBB's shareholders approved the 1996 Option Plan. The 1996 Option Plan provides for the granting of options to purchase shares of GBB Stock to directors, officers, key employees and consultants of GBB and its subsidiaries. The GBB Board proposes that the 1996 Option Plan be amended (the "Plan Amendment") upon consummation of the Merger, to increase by 456,326 the number of shares allocated and reserved for issuance thereunder, and to provide that all of the shares issuable under such plan may be issued pursuant to the exercise of either nonqualified stock options or incentive stock options granted under the 1996 Option Plan. The Plan Amendment requires approval of GBB shareholders. Even if approved by the shareholders, however, the Plan Amendment will not be effected unless the Merger is consummated.

  The Reorganization Agreement requires that GBB issue, at the Effective Time, substitute options ("Substitute Options") to purchase GBB Stock to the individuals who own options of PBC that will be canceled as of the Effective Time. The number of Substitute Options issued in substitution of each outstanding PBC option will be adjusted appropriately to reflect the Conversion Ratio.

  As of September 30, 1997, there were options outstanding to purchase a total of 48,227 shares of PBC Stock under the 1992 Plan, at an average exercise price of $12.12 per share. Additionally, as of September 30, 1997, there were options outstanding to purchase a total of 60,000 shares of PBC Stock under the 1996 Directors' Stock Option Plan at an exercise price of $23.25 per share. The aggregate value of the Substitute Options to be granted in substitution of all the outstanding PBC options depends upon the effective Conversion Ratio used in the Merger, which is, in turn, dependent on the Average Closing Price. Assuming a Conversion Ratio of 1.07 (which is based on the $42.88 closing price per share of GBB Stock on September 30, 1997), the value of the Substitute Options to be issued in the Merger would be approximately $3.0 million (i.e., the difference between the value of the GBB Stock issuable upon exercise of the Substitute Options and the aggregate exercise price of the Substitute Options).

  Currently, the 1996 Option Plan permits the granting of options for a total amount of 751,564 shares of GBB Stock and provides that only 519,896 shares may be issued pursuant to the exercise of incentive stock options granted under the plan. As of September 30, 1997, options for a total of 466,217 shares were outstanding and a total of 212,025 shares of GBB Stock were available for the granting of additional options. Assuming that Substitute Options are granted to replace all 108,227 options currently outstanding under PBC stock option plans, and assuming a Conversion Ratio of 1.07, a total of approximately 115,803 Substitute Options will be granted upon consummation of the Merger. Based on such calculation, only approximately 96,222 shares of GBB Stock will be available under the 1996 Option Plan for the granting of additional options in the future.

  Following the Merger, GBB will have approximately 4,059,115 shares outstanding (assuming a 1.07 Conversion Ratio and that Substitute Options are granted to replace all currently outstanding PBC options), which represents an increase of 21.60% in outstanding shares. The GBB Board believes that it is prudent to be able to provide incentives and rewards to the larger employee base of GBB and its new subsidiary, PBC, by increasing the number of shares available for options under the 1996 Option Plan by a sufficient number to be able to provide for the future grant of options beyond the immediate obligation to grant Substitute Options. The GBB Board also believes that the determination of the type of option granted under the 1996 Option Plan should be left to the discretion of the committee administering such plan and that the 1996 Option Plan should provide for maximum flexibility in this respect. If the Plan Amendment is effected, options to purchase additional shares will be subject to the same terms and provisions as provided in the 1996 Option Plan. The GBB Board believes that given the expected number of shares of GBB Stock to be outstanding after the Merger, an increase of 456,326 shares issuable under the 1996 Option Plan is appropriate, and that the provision for greater flexibility with respect to the type of option granted under such plan is in the best interests of GBB and its shareholders.

  Federal Income Tax Consequences

  The following discussion is only a summary of the principal federal income tax consequences of the options to be granted under the 1996 Option Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

  Generally under present law, when an option qualifies as an Incentive Stock Option under Section 422 of the Code: (a) an optionee will not realize taxable income either upon the grant or the exercise of the option, (b) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (c) no deduction will be allowed to the company for federal income tax purposes in connection with the grant or exercise of an Incentive Stock Option or a qualifying disposition of the shares. A disposition by an optionee of stock acquired upon exercise of an Incentive Stock Option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and more than one year after the transfer of the shares to the optionee. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income equal to the lesser of (a) the aggregate fair market value of the shares as of the date of exercise less the option price, or (b) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under federal and state law. Any gain in addition to the amount reportable as ordinary income from a "disqualifying disposition" generally will be capital gain.

  Upon the exercise of an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the option price is treated as an adjustment to taxable income for alternative minimum tax purposes. There are several other such adjustments potentially applicable to a particular taxpayer which, together with "tax preference items," are taken into account for purposes of computing alternative minimum taxable income. In the case of noncorporate taxpayers, the alternative minimum tax is imposed on alternative minimum taxable income (less the applicable exemption amount) at graduated rates with a top rate of 28%. In effect, the taxpayer pays the greater of the regular tax or the alternative minimum tax. Under certain circumstances, the amount of alternative minimum tax is allowed as a carryforward credit against regular tax liability in subsequent years.

  In the case of stock options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the Non-Qualified Stock Option is exercised equal to the aggregate fair market value of the shares acquired less the option price. However, if the shares received upon exercise of a Non-Qualified Stock Option are subject to certain restrictions, the taxable event is postponed until the restrictions lapse. For example, if a sale of the shares at a profit would subject an optionee to liability under Section 16(b) of the Exchange Act, the optionee generally will recognize taxable income on the date that the optionee is no longer subject to such liability in an amount equal to the fair market value of the shares on such date less the option price. Notwithstanding the foregoing, the optionee may make a special election within thirty days of receiving restricted shares to recognize taxable income as of the date of exercise. Income from the exercise of a Non-Qualified Stock Option will constitute compensation for which withholding may be required under federal and state law.

  Subject to special rules applicable when an optionee uses GBB Stock to exercise an option, shares acquired upon exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Under recent legislation, the maximum rate of tax on net long term capital gain of an individual is 20% for assets held for more than 18 months. The maximum rate is 28% for assets held for more than a year but not more than 18 months. For taxable years beginning after December 31, 2000, the maximum rate will be 18% for the sale or exchange of certain assets held more than five years.

  GBB will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) recognized by the optionee in the case of a "disqualifying disposition" of an Incentive Stock Option or upon the exercise of a Non-Qualified Stock Option provided the Company complies with withholding requirements of federal and state law.

  Approval requires the affirmative vote of a majority of the shares of GBB Stock present, or represented at the GBB Meeting (providing a quorum is present). Under applicable California law, an abstention will be counted in determining the presence of a quorum and will have the same effect as a vote "AGAINST" the proposal and a broker non-vote will not be counted in determining the presence of a quorum and will have no effect on the outcome of the proposal.

                   THE GBB BOARD RECOMMENDS A VOTE "FOR" THE
                    PROPOSAL TO AMEND THE 1996 OPTION PLAN

ACCOUNTANTS

  The GBB Board has appointed Coopers as its independent accountants for the fiscal year ending December 31, 1997. Representatives of Coopers will be present at the GBB Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

  Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the Proxy Statement for the GBB's 1998 Annual Meeting of Shareholders must be submitted by a shareholder prior to January 13, 1998, in a form that complies with applicable regulations.

  GBB WILL SUPPLY TO SHAREHOLDERS WITHOUT COST, UPON WRITTEN REQUEST, A COPY OF GBB'S MOST RECENT ANNUAL REPORT ON FORM 10-K AS AMENDED ON FORM 10-K/A INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF REASONABLE CHARGES. WRITTEN REQUESTS SHOULD BE DIRECTED TO STEVEN C. SMITH, CHIEF FINANCIAL OFFICER, GREATER BAY BANCORP, 2860 WEST BAYSHORE ROAD, PALO ALTO, CALIFORNIA 94303.

                    INFORMATION CONCERNING PBC MEETING ONLY

ACCOUNTANTS

  The PBC Board has appointed, and the shareholders of PBC have ratified, Coopers as its independent accountants for the fiscal year ending December 31, 1997. Representatives of Coopers will be present at the PBC Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of the GBB Stock in accordance with the terms of the Merger will be passed upon for GBB by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of GBB as of December 31, 1996, 1995 and 1994 and for the years then ended appearing in this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., as indicated in their report with respect thereto. Such consolidated financial statements are included herein in reliance upon the authority of said firm as independent auditors.

  The consolidated financial statements of PBC as of December 31, 1996, 1995 and 1994 and for the years then ended appearing in this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., as indicated in their report with respect thereto. Such consolidated financial statements are included herein in reliance upon the authority said firm as independent auditors.

                                 OTHER MATTERS

  GBB and PBC do not know of any business other than that described in this Joint Proxy Statement/Prospectus which will be presented for consideration at the respective Meetings. If any other business properly comes before the respective Meetings or at any and all adjournments or postponements thereof, the Proxy holders named in the accompanying Proxies will vote their respective shares represented by such Proxies in accordance with their best judgment and, as applicable, in accordance with said Proxies.

                         INDEX TO FINANCIAL STATEMENTS

GBB'S CONSOLIDATED FINANCIAL STATEMENTS

ANNUAL FINANCIAL DATA

Report of Coopers & Lybrand L.L.P.........................................  F-1
Consolidated Balance Sheets at December 31, 1996 and 1995.................  F-2
Consolidated Statements of Operations for the Years Ended December 31,
 1996, 1995 and 1994......................................................  F-3
Consolidated Statements of Shareholders' Equity for the Years Ended
 December 31, 1996, 1995 and 1994.........................................  F-4
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1995 and 1994......................................................  F-5
Notes to Consolidated Financial Statements................................  F-6

INTERIM FINANCIAL DATA

Consolidated Balance Sheet at June 30, 1997 (Unaudited)................... F-29
Consolidated Statements of Operations for the Three Months Ended June 30,
 1997 and 1996 (Unaudited) and for the Six Months Ended June 30, 1997 and
 1996 (Unaudited)......................................................... F-30
Consolidated Statement of Cash Flows for the Six Months Ended June 30,
 1997 and 1996 (Unaudited)................................................ F-31
Notes to Consolidated Condensed Financial Statements for the Period Ended
 June 30, 1997 and 1996 (Unaudited)....................................... F-32

PBC'S CONSOLIDATED FINANCIAL STATEMENTS

ANNUAL FINANCIAL DATA

Report of Coopers & Lybrand L.L.P......................................... F-34
Consolidated Statements of Condition at December 31, 1996 and 1995........ F-35
Consolidated Statements of Operations for the Years Ended December 31,
 1996, 1995 and 1994...................................................... F-36
Consolidated Statements of Shareholders' Equity for the Years Ended
 December 31, 1996, 1995 and 1994......................................... F-37
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1995 and 1994...................................................... F-38
Notes to Consolidated Financial Statements................................ F-39

INTERIM FINANCIAL DATA

Consolidated Statements of Condition for the Six Months Ended June 30,
 1997 (Unaudited)......................................................... F-49
Consolidated Statements of Operations for the Six Months Ended June 30,
 1997 and 1996 (Unaudited)................................................ F-50
Consolidated Statements of Cash Flows for the Six Months Ended June 30,
 1997 and 1996 (Unaudited)................................................ F-51
Notes to Consolidated Financial Statements for the Period Ended June 30,
 1997 and 1996 (Unaudited)................................................ F-52

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
 Greater Bay Bancorp:

  We have audited the accompanying consolidated balance sheets of Greater Bay Bancorp (formerly Mid-Peninsula Bancorp) and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

San Francisco, California
February 27, 1997

                      GREATER BAY BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1995*
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
                        ASSETS
Cash and due from banks...............................  $    39,896 $    29,511
Federal funds sold....................................       14,000      28,600
                                                        ----------- -----------
  Cash and cash equivalents...........................       53,896      58,111
Investment securities.................................      105,520     116,869
Total loans, net......................................      441,560     284,579
Premises and equipment, net...........................        4,688       2,912
Interest receivable and other assets..................       16,380      15,363
                                                        ----------- -----------
    Total assets......................................  $   622,044 $   477,834
                                                        =========== ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits........................................  $   559,283 $   431,789
Other borrowings......................................       12,000
Subordinated debt.....................................        3,000       3,000
Other liabilities.....................................        3,079       2,933
                                                        ----------- -----------
    Total liabilities.................................      577,362     437,722
Commitments (Note 13)
                 SHAREHOLDERS' EQUITY
Preferred stock, no par value: 4,000,000 shares
 authorized; none issued
Common stock, no par value: 6,000,000 shares
 authorized; shares outstanding: 3,238,887 in 1996 and
 3,046,320 in 1995....................................       34,884      33,105
Unrealized gain (loss) on available-for-sale
 securities, net of taxes.............................           71        (621)
Retained earnings.....................................        9,727       7,628
                                                        ----------- -----------
    Total shareholders' equity........................       44,682      40,112
                                                        ----------- -----------
    Total liabilities and shareholders' equity........  $   622,044 $   477,834
                                                        =========== ===========

--------
* Restated on an historical basis to reflect the merger with Cupertino National Bancorp on a pooling of interests basis.

                See notes to consolidated financial statements.

                      GREATER BAY BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1996     1995*     1994*
                                                 --------  --------  --------
                                                   (DOLLARS IN THOUSANDS,
                                                 EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME:
Interest on loans............................... $ 36,278  $ 28,397  $ 22,112
Interest on investment securities:
  Taxable.......................................    6,433     6,204     4,248
  Tax-exempt....................................      690       497       411
                                                 --------  --------  --------
    Total interest on investment securities.....    7,123     6,701     4,659
Other interest income...........................    1,636     2,135     1,030
                                                 --------  --------  --------
    Total interest income.......................   45,037    37,233    27,801
                                                 --------  --------  --------
INTEREST EXPENSE:
Interest on deposits............................   15,732    13,048     8,130
Interest on short-term borrowings...............      126       769       382
Interest on subordinated debt...................      355        75
                                                 --------  --------  --------
  Total interest expense........................   16,213    13,892     8,512
                                                 --------  --------  --------
    Net interest income.........................   28,824    23,341    19,289
Provision for loan losses.......................    2,036       956     1,823
                                                 --------  --------  --------
Net interest income after provision for loan
 losses.........................................   26,788    22,385    17,466
                                                 --------  --------  --------
OTHER INCOME:
Service charges and other fees..................    1,848     1,206     1,290
Trust fees......................................    1,426       710       593
Gain on sale of SBA loans.......................      519       366       685
Gain on sale of mortgage loans..................                137       993
Gains (losses) on investments, net..............     (263)     (113)     (266)
                                                 --------  --------  --------
  Total other income............................    3,530     2,306     3,295
                                                 --------  --------  --------
OPERATING EXPENSES:
Compensation and benefits.......................   11,773    10,146     8,505
Occupancy and equipment.........................    3,401     2,679     2,266
Merger and related non-recurring costs..........    2,791                 608
Other...........................................    5,923     6,861     4,852
                                                 --------  --------  --------
  Total operating expenses......................   23,888    19,686    16,231
                                                 --------  --------  --------
    Income before income tax expense............    6,430     5,005     4,530
  Income tax expense............................    2,927     1,971     1,966
                                                 --------  --------  --------
Net Income...................................... $  3,503  $  3,034  $  2,564
                                                 ========  ========  ========
Net income per common and common equivalent
 share.......................................... $   1.04  $   0.96  $   0.85
                                                 ========  ========  ========

--------
* Restated on an historical basis to reflect the merger with Cupertino National Bancorp on a pooling of interests basis.

                See notes to consolidated financial statements.

                      GREATER BAY BANCORP AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                            FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         -----------------------------------------------------------------
                            COMMON STOCK                                        TOTAL
                         -----------------------  UNREALIZED   RETAINED     SHAREHOLDERS'
                           SHARES      AMOUNT    GAIN (LOSS)   EARNINGS         EQUITY
                         ------------ ---------- ------------  ----------   --------------
                                 (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
Balances as of December
 31, 1993:
  Mid-Peninsula Bancorp
   prior to pooling.....    1,455,665 $   14,216   $      (48) $    3,672      $   17,840
  Shares issued to
   Cupertino National
   Bancorp
   shareholders.........    1,142,797     13,582                                   13,582
  Cupertino National
   Bancorp retained
   earnings prior to
   pooling..............                                            2,637           2,637
                         ------------ ----------   ----------  ----------      ----------
    Balance, December
     31, 1993, as
     restated to reflect
     pooling............    2,598,462     27,798          (48)      6,309          34,059
  Stock options
   exercised............      128,614      1,114                                    1,114
  Stock issued in
   Employee Stock
   Purchase Plan........        6,716         69                                       69
  Adoption of SFAS No.
   115 unrealized loss
   on available-for-sale
   securities...........                               (1,272)                     (1,272)
  Two 5% stock dividends
   fractional shares
   paid in cash.........       58,914        705                     (708)             (3)
  Cash dividend $0.18
   per share............                                             (491)           (491)
  Net Income............                                            2,564           2,564
                         ------------ ----------   ----------  ----------      ----------
    Balance, December
     31, 1994*..........    2,792,706     29,686       (1,320)      7,674          36,040
  Stock options
   exercised, including
   related tax benefit..      104,454      1,109                                    1,109
  Stock issued in
   Employee Stock
   Purchase Plan........        8,537         80                                       80
  401K Employee Stock
   Purchase.............        6,731         95                                       95
  Cash dividends of
   $0.30 per share......                                             (942)           (942)
  10% stock dividend
   fractional shares
   paid in cash.........      133,892      2,135                   (2,138)             (3)
  SFAS No. 115 change in
   unrealized loss on
   available-for-sale
   securities...........                                  699                         699
  Net Income............                                            3,034           3,034
                         ------------ ----------   ----------  ----------      ----------
    Balance, December
     31, 1995*..........    3,046,320     33,105         (621)      7,628      $   40,112
  Stock options
   exercised, including
   related tax benefit..      176,657      1,555                                    1,555
  Stock issued in
   Employee Stock
   Purchase Plan........       10,632        137                                      137
  401K Employee Stock
   Purchase.............        5,278         87                                       87
  Cash dividends of
   $0.44 per share......                                           (1,404)         (1,404)
  SFAS No. 115 change in
   unrealized loss on
   available-for-sale
   securities...........                                  692                         692
  Net Income............                                            3,503           3,503
                         ------------ ----------   ----------  ----------      ----------
    Balance, December
     31, 1996...........    3,238,887 $   34,884   $       71  $    9,727      $   44,682
                         ============ ==========   ==========  ==========      ==========

--------
* Restated on an historical basis to reflect the merger with Cupertino National Bancorp on a pooling of interests basis.

                See notes to consolidated financial statements.

                      GREATER BAY BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  1996      1995*      1994*
                                                ---------  --------  ---------
                                                   (DOLLARS IN THOUSANDS)
Cash Flows Operating Activities:
 Net Income.................................... $   3,503  $  3,034  $   2,564
 Reconciliation of net income to net cash from
  operations:
  Provision for loan losses....................     2,036       956      1,823
  Depreciation and leasehold amortization......     1,125       899        777
  Deferred income taxes........................    (1,145)      181         75
  Accrued interest receivables and other as-
   sets........................................      (128)   (1,234)    (1,828)
  Accrued interest payable and other liabili-
   ties........................................       146       909        807
  Deferred loan fees and discounts, net........       653        27       (105)
  Proceeds from sale of loans held for sale....              16,364    125,342
  Origination of loans for resale..............             (10,981)  (123,100)
Operating cash flows, net......................     6,190    10,155      6,355
                                                ---------  --------  ---------
Cash Flows Investing Activities:
 Maturities of investment securities and other
  short-term investments:
  Held-to-maturity.............................    24,956    29,130     13,048
  Available-for-sale...........................    28,737    10,441      1,510
 Purchase of investment securities and other
  short-term investments
  Held-to-maturity.............................   (26,439)  (54,561)   (36,504)
  Available-for-sale...........................   (39,389)   (8,388)    (2,000)
 Proceeds from sale of available-for-sale secu-
  rities.......................................    26,635                6,734
 Loans, net....................................  (161,845)  (48,195)   (14,556)
 Investment in other real estate owned.........                (476)      (485)
 Sale of other real estate owned...............       217     1,054      1,733
 Premises and equipment........................    (2,906)   (1,388)    (1,000)
 Purchase of insurance policies................      (240)   (6,004)
 Other, net....................................                             84
                                                ---------  --------  ---------
Cashflows, net.................................  (150,274)  (78,387)   (31,436)
                                                ---------  --------  ---------
Cash Flows Financing Activities:
 Net change in deposits........................   127,494    85,495     22,994
 Net change in short-term borrowings...........    12,000   (17,256)    17,256
 Subordinated debt issued......................               3,000
 Proceeds from the sale of stock...............     1,779     1,127      1,028
 Fractional shares paid in cash................                  (3)        (3)
 Cash dividends................................    (1,404)     (942)      (491)
                                                ---------  --------  ---------
Financing cash flows, net......................   139,869    71,421     40,784
                                                ---------  --------  ---------
Net increase in cash and cash equivalents......    (4,215)    3,189     15,703
Cash and cash equivalents at beginning of
 year..........................................    58,111    54,922     39,219
                                                ---------  --------  ---------
Cash and cash equivalents at end of year....... $  53,896  $ 58,111  $  54,922
                                                ---------  --------  ---------
Cash flows supplemental disclosures:
 Cash paid during the period for:
  Interest on deposits and other borrowings.... $  16,228  $ 13,827  $   8,278
                                                ---------  --------  ---------
  Income taxes................................. $   3,970  $  2,105  $   1,878
                                                ---------  --------  ---------
Non-cash transactions:
 Additions to other real estate owned.......... $     152  $    130  $   1,047
                                                =========  ========  =========

--------
* Restated on an historical basis to reflect the merger with Cupertino National Bancorp on a pooling of interests basis.

                See notes to consolidated financial statements.

                     GREATER BAY BANCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

  Greater Bay Bancorp ("GBB" or the "Company") is a California corporation and bank holding company that was incorporated on November 14, 1984 as San Mateo County Bancorp. The name was changed to Mid-Peninsula Bancorp on October 7, 1994 as a result of the merger between Mid-Peninsula Bank and San Mateo County Bancorp and its wholly owned subsidiary, WestCal National Bank. The name was further changed to Greater Bay Bancorp on November 27, 1996 as a result of the merger between Mid-Peninsula Bancorp and Cupertino National Bancorp (see Note
2). Upon consummation of the merger with Cupertino National Bancorp, GBB became a multi-bank holding company of two wholly owned bank subsidiaries, Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB"), collectively the "Banks." MPB commenced operations in October 1987 and is a state chartered bank regulated by the Federal Reserve Bank (FRB) and the California State Banking Department. CNB commenced operations in May 1985 and is a national banking association regulated by the Office of the Comptroller of Currency (OCC).

  The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers and property managers, business executives, professionals and other individuals. The Company operates through seven regional offices in Cupertino, Palo Alto, San Mateo, San Carlos and San Jose, California.

CONSOLIDATION AND BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of GBB and its wholly-owned subsidiaries, CNB and MPB. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1996 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to prevailing practices within the banking industry.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. CNB and MPB are required by the Federal Reserve System to maintain noninterest earning cash reserves against certain of their deposit accounts. At December 31, 1996, the required combined reserves totaled approximately $2.9 million.

INVESTMENT SECURITIES

  Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was adopted by the Company in 1994, requires that investment securities be classified into three portfolios, and be accounted for as follows: 1) debt and equity securities for which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at

                     GREATER BAY BANCORP AND SUBSIDIARIES
amortized cost; 2) debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and 3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

  A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  The required investment of 3% of capital stock and surplus in FRB stock, for both MPB and CNB, is recorded at cost.

LOANS

  Loans held for investment are carried at amortized cost. The Company's loan portfolio consists primarily of commercial and real estate loans generally collateralized by first and second deeds of trust on real estate as well as business assets and personal property.

  Interest income is accrued on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when full payment of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is reversed. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

  The Company charges loan origination and commitment fees. Net loan origination fees and costs are deferred and amortized to interest income over the life of the loan, using the effective interest method. Loan commitment fees are amortized to interest income over the commitment period.

SALES AND SERVICING OF SMALL BUSINESS ADMINISTRATION ("SBA") LOANS

  The Company originates loans to customers under SBA programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of each loan to an investor and retains the unguaranteed portion and servicing rights in its own portfolio. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

  Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The Company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method. The value assigned to the right to service is also amortized over the estimated life of the loan.

                     GREATER BAY BANCORP AND SUBSIDIARIES

ALLOWANCE FOR LOAN LOSSES

  The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, on January 1, 1995. Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under these standards, any allowance on impaired loans is generally based on one of three methods. It requires that impaired loans be measured at either, (1) the present value of expected cash flows at the loan's effective interest rate, (2) the loan's observable market price, or (3) the fair market value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage and/or consumer installment loans. Adoption of SFAS No. 114 and No. 118 did not have a material effect on the financial statements of the Company in 1995. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

  The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and unidentified losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, industry and geographic concentrations, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, specific problem loans and other relevant factors. Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for loan losses is based on estimates, ultimate losses may vary from the current estimates.

  When a loan is sold, unamortized fees and capitalized direct costs are recognized in the consolidated statements of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when earned.

OTHER REAL ESTATE OWNED

  Other real estate owned (OREO) consists of properties acquired through foreclosure and is stated at the lower of cost or fair value less estimated costs to sell. Development and improvement costs relating to the property are capitalized. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. The resulting allowance for OREO losses is decreased when the property is sold. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on disposition of OREO are included in other income.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the shorter of the lease terms or estimated useful lives of the assets, which are generally 3 to 10 years.

INCOME TAXES

  Deferred income taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

                     GREATER BAY BANCORP AND SUBSIDIARIES

PER SHARE DATA

  Net income per common and common equivalent share is based on the weighted average number of shares of common stock outstanding during the year plus the effect of dilutive stock options. All years presented include the effect of stock dividends declared in 1995 and 1994. The weighted average common and common equivalent shares outstanding for 1996, 1995 and 1994 were 3,359,700, 3,144,550 and 3,001,211, respectively.

  Fully diluted earnings per share were approximately equal to primary earnings per share in each of the years in the three-year period ended December 31, 1996.

  Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 1994 merger with San Mateo County Bancorp at a 1.0617 conversion ratio, and the 1996 merger with Cupertino National Bancorp at a 0.81522 conversion ratio.

NOTE 2 MERGERS

  On November 27, 1996, the Company consummated a merger between Mid-Peninsula Bancorp and Cupertino National Bancorp. As discussed in Note 1, concurrently with the merger the name of the holding company was changed to Greater Bay Bancorp. Following the terms of the merger agreement, the Company issued approximately 1,586,000 shares of its common stock in exchange for the outstanding common stock of Cupertino National Bancorp at an exchange ratio of
0.81522 of the Company's common stock for each share of Cupertino National Bancorp's common stock. The merger has been accounted for as a pooling of interests business combination and, accordingly, the consolidated financial statements and the financial data for the periods prior to the merger have been restated to include the accounts and results of operations of Cupertino National Bancorp.

  On October 7, 1994, San Mateo County Bancorp's wholly owned subsidiary, WestCal National Bank, was merged with and into Mid-Peninsula Bank, and San Mateo County Bancorp concurrently changed its name to Mid-Peninsula Bancorp. The merger was accounted for as a pooling of interests. All periods have been restated to reflect the results of the combination. The accompanying consolidated financial statements reflect the issuance of the Company's common stock in exchange for all of MPB's common stock outstanding as of October 7, 1994, based upon the exchange ratio of 1.0617 shares of the Company's common stock for each share of MPB's common stock.

                     GREATER BAY BANCORP AND SUBSIDIARIES

  In both mergers, certain reclassifications have been made to conform to the Company's presentation. The results of operations previously reported by the separate enterprises for the period before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below:

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,
                                              1996 (UNAUDITED)   1995    1994
                                              ----------------- ------- -------
                                                   (DOLLARS IN THOUSANDS)
Net Interest Income:
  Mid-Peninsula Bancorp......................      $ 8,878      $10,402 $ 8,207
  Cupertino National Bancorp.................       11,487       12,939  11,082
                                                   -------      ------- -------
  Combined...................................      $20,365      $23,341 $19,289
                                                   -------      ------- -------
Provision for Loan Losses:
  Mid-Peninsula Bancorp......................      $   427      $   275 $   203
  Cupertino National Bancorp.................          864          681   1,620
                                                   -------      ------- -------
  Combined...................................      $ 1,291      $   956 $ 1,823
                                                   -------      ------- -------
Net Income:
  Mid-Peninsula Bancorp......................      $ 2,373      $ 2,721 $ 1,201
  Cupertino National Bancorp.................        1,548          313   1,363
                                                   -------      ------- -------
  Combined...................................      $ 3,921      $ 3,034 $ 2,564
                                                   -------      ------- -------

  The following table sets forth the composition of the combined operations of San Mateo County Bancorp and its wholly-owned subsidiary, WestCal National Bank, and MPB for the nine months ended September 30, 1994 prior to the consummation of the merger on October 7, 1994.

                                              NET INTEREST PROVISION FOR  NET
                                                 INCOME     LOAN LOSSES  INCOME
                                              ------------ ------------- ------
                                              (DOLLARS IN THOUSANDS) UNAUDITED
Mid-Peninsula Bank...........................    $4,657        $235      $  867
San Mateo County Bancorp.....................     1,293         (32)        217
                                                 ------        ----      ------
                                                 $5,950        $203      $1,084
                                                 ======        ====      ======

  There were no significant transactions between Mid-Peninsula Bancorp and Cupertino National Bancorp, and between San Mateo County Bancorp and Mid-Peninsula Bank prior to the mergers. All intercompany transactions have been eliminated.

                      GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 3 INVESTMENT SECURITIES

  The amortized cost and estimated market value of investment securities is summarized below:

                                                  DECEMBER 31, 1996
                                       ----------------------------------------
                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
                                         COST      GAINS      LOSSES    VALUE
                                       --------- ---------- ---------- --------
Available-for-sale securities:
  U.S. Treasury obligations........... $ 19,841     $ 52      $  (6)   $ 19,887
  U.S. Agency obligations:
    Mortgage-backed obligations.......    3,604        5        (53)      3,556
    Fixed and variable rate notes.....   10,568       34        (13)     10,589
Mutual funds..........................    2,000                 (52)      1,948
Tax exempt securities.................    7,758      154        (11)      7,901
Corporate securities..................    3,216        7                  3,223
                                       --------     ----      -----    --------
    Total securities available-for-
     sale.............................   46,987      252       (135)     47,104
                                       --------     ----      -----    --------
Held-to-maturity securities:
  U.S. Treasury obligations...........    1,005        3                  1,008
  U.S. Agency obligations:
    Mortgage-backed obligations.......    7,086       87         (9)      7,164
    Fixed and variable rate notes.....   38,390       78       (100)     38,368
Other mortgage-backed obligations.....    3,959       54                  4,013
Tax exempt securities.................    6,525      219         (3)      6,741
FRB stock.............................      673                             673
Federal Home Loan Bank stock..........      778                             778
                                       --------     ----      -----    --------
    Total securities held-to-
     maturity.........................   58,416      441       (112)     58,745
                                       --------     ----      -----    --------
    Total investment securities....... $105,403     $693      $(247)   $105,849
                                       ========     ====      =====    ========

                     GREATER BAY BANCORP AND SUBSIDIARIES

  The tax effected net unrealized gain on available-for-sale securities was $71,000 for the year ended December 31, 1996.

                                                  DECEMBER 31, 1995
                                       ----------------------------------------
                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
                                         COST      GAINS      LOSSES    VALUE
                                       --------- ---------- ---------- --------
                                                (DOLLARS IN THOUSANDS)
Available-for-sale securities:
  U.S. Treasury obligations........... $  7,778    $   62    $    (3)  $  7,837
  U.S. Agency obligations:
    Mortgage-backed obligations.......    4,131        22        (58)     4,095
    Fixed and variable rate notes.....   19,431        54        (18)    19,467
Mutual funds..........................   16,458                 (929)    15,529
Tax exempt securities.................   11,662       462        (20)    12,104
Corporate securities..................    2,990        20                 3,010
                                       --------    ------    -------   --------
    Total securities available-for-
     sale.............................   62,450       620     (1,028)    62,042
                                       --------    ------    -------   --------
Held-to-maturity securities:
  U.S. Treasury obligations...........    5,987        24                 6,011
  U.S. Agency obligations:
    Mortgage-backed obligations.......    8,190       159                 8,349
    Fixed and variable rate notes.....   35,056       145        (19)    35,182
Other mortgage-backed obligations.....    4,195       102                 4,297
FRB stock.............................      660                             660
Federal Home Loan Bank stock..........      739                             739
                                       --------    ------    -------   --------
    Total securities held-to-
     maturity.........................   54,827       430        (19)    55,238
                                       --------    ------    -------   --------
    Total investment securities....... $117,277    $1,050    $(1,047)  $117,280
                                       ========    ======    =======   ========

  In November 1995, the FASB issued a special report, "A Guide to Implementation of Statement No. 115, on Accounting for Certain Investments in Debt and Equity Securities Questions and Answers" (the "Special Report"). The Special Report allowed companies to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value. Reclassifications from this one-time reassessment will not call into question the intent of an enterprise to hold other debt securities to maturity in the future, provided that reclassification was performed by December 31, 1995. The Company adopted the reclassification provision of the Special Report prior to December 31, 1995 and transferred $36.4 million of held-to-maturity securities into the available-for-sale category. The unrealized pretax gain upon transfer was $512,000 as of December 31, 1995.

                     GREATER BAY BANCORP AND SUBSIDIARIES

  The following table shows amortized cost and estimated market value of the Company's investment securities by year of maturity at December 31, 1996.

                                          1998     2002
                                         THROUGH  THROUGH   2007 AND
                                 1997     2001     2007    THEREAFTER  TOTAL
                                -------  -------  -------  ---------- --------
                                          (DOLLARS IN THOUSANDS)
Available-for-sale securities:
  U.S. Treasury obligations...  $15,003  $ 4,838                      $ 19,841
  U.S. Agency obligations:
    Mortgage-backed
     obligations(1)...........      599    3,005                         3,604
    Fixed and variable rate
     notes(2).................    1,500    9,068                        10,568
Mutual funds(3)...............    2,000                                  2,000
Tax exempt securities.........      453    1,567   3,623      2,115      7,758
Corporate securities..........    1,178    2,038                         3,216
                                -------  -------  ------     ------   --------
    Total securities
     available-for-sale.......   20,733   20,516   3,623      2,115     46,987
                                -------  -------  ------     ------   --------
Market value..................   20,708   20,524   3,672      2,200     47,104
                                -------  -------  ------     ------   --------
Held-to-maturity securities:
  U.S. Treasury obligations...      503      502                         1,005
  U.S. Agency obligations:
    Mortgage-backed
     obligations(1)...........                69   2,595      4,422      7,086
    Fixed and variable rate
     notes(2).................    3,000   17,999  15,391      2,000     38,390
Other mortgage-backed
 obligations(1)...............                                3,959      3,959
Tax exempt securities.........             1,040     256      5,229      6,525
FRB stock.....................                                  673        673
Federal Home Loan Bank stock..                                  778        778
                                -------  -------  ------     ------   --------
    Total securities held-to-
     maturity.................    3,503   19,610  18,242     17,061     58,416
                                -------  -------  ------     ------   --------
Market value..................    3,493   19,549  18,369     17,334     58,745
                                -------  -------  ------     ------   --------
Total investment securities...   24,236   40,126  21,865     19,176    105,403
                                -------  -------  ------     ------   --------
Total market value............   24,201   40,073  22,041     19,534    105,849
                                -------  -------  ------     ------   --------
Weighted average yield-total
 portfolio(4).................     5.32%    6.19%   7.04%      6.77%      6.29%
                                =======  =======  ======     ======   ========

--------
(1) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.
(2) Certain U.S. Agency fixed and variable rate note obligations may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(3) Mutual funds with no stated maturity total $2.0 million ($1.9 million market value).
(4) Yields on tax exempt securities have been computed on a fully tax-equivalent basis.

  Investment securities with a carrying value of $23.5 million and $16.5 million as of December 31, 1996 and 1995, respectively, were pledged to secure deposits and for other purposes as required by law or contract.

  The Company does not hold any investments of any one issuer where the aggregate with that issuer exceeds 10% of stockholders' equity. Investments in the FRB and the Federal Home Loan Bank are required in order to maintain membership and support activity levels.

                     GREATER BAY BANCORP AND SUBSIDIARIES

  Proceeds and realized losses and gains on sales of investment securities for the years ended December 31, 1996, 1995, and 1994 are presented below:

                                                     1996     1995    1994
                                                   --------  ------- -------
                                                   (DOLLARS IN THOUSANDS)
   Proceeds from sale of available-for-sale
    securities.................................... $ 26,635          $ 6,734
   Available-for-sale securities losses(1)........ $   (729) $ (113) $  (266)

--------
(1) Includes $466,000 of charges in 1996 to conform accounting practices, which is included in merger and related non-recurring costs.

NOTE 4 LOANS

  The following is a summary of loans by category as of December 31, 1996 and 1995:

                                                          1996         1995
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
   Commercial......................................... $   257,042  $   181,617
   Real estate construction and land..................      78,278       32,672
   Commercial real estate term and other..............      72,802       47,322
   Consumer and other.................................      42,702       28,666
   Total loans, gross.................................     450,824      290,277
     Deferred loan fees and discounts.................      (1,952)      (1,299)
   Total loans, net of deferred fees..................     448,872      288,978
     Allowance for loan losses........................      (7,312)      (4,399)
     Total loans, net................................. $   441,560  $   284,579

  The following summarizes the activity in the allowance for loan losses for the years ended December 31:

                                                        1996    1995     1994
                                                       ------  -------  -------
                                                       (DOLLARS IN THOUSANDS)
   Balance, January 1................................. $4,399  $ 4,344  $ 3,657
     Provision for loan losses(1).....................  2,836      956    1,823
     Loans charged off................................   (299)  (1,081)  (1,247)
     Recoveries.......................................    376      180      111
   Balance, December 31............................... $7,312  $ 4,399  $ 4,344

--------
(1) Includes $800,000 of charges in 1996 to conform accounting practices for the Banks' reserve methodologies which is included in merger and related costs.

  The following table sets forth nonperforming loans as of December 31, 1996, 1995 and 1994. Non-performing loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans outstanding at year-end totaled $215,000, $245,000 and $275,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Interest income recognized on the nonperforming loans approximated $95,000, $63,000 and $50,000 for the years ended December 31, 1996, 1995 and 1994, respectively. There were no restructured loans at December 31, 1996, 1995 and 1994.

                                                         1996    1995    1994
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
   Nonaccrual loans.................................... $ 1,875 $ 2,513 $ 3,668
   Accruing loans past due 90 days or more.............   1,237     830   1,371
                                                        ------- ------- -------
   Total nonperforming loans........................... $ 3,112 $ 3,343 $ 5,039
                                                        ======= ======= =======

                     GREATER BAY BANCORP AND SUBSIDIARIES

  At December 31, 1996 and 1995, the recorded investment in loans, for which impairment has been recognized in accordance with SFAS No. 114 and No. 118, was approximately $1.9 million and $2.5 million, respectively, with corresponding valuation allowances of $1.0 million and $0.5 million, respectively. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $2.2 million and $2.6 million, respectively. The Company did not recognize interest income on impaired loans during the twelve months ended December 31, 1996 and 1995.

NOTE 5 OTHER REAL ESTATE OWNED

  At December 31, 1996, other real estate owned consisted of one property acquired through foreclosure with a carrying value of $152,000 and is included in interest receivable and other assets in the accompanying consolidated balance sheets. There was no allowance for estimated losses. The Company had no other real estate owned at December 31, 1995.

  The following summarizes other real estate operations, which are included in operating expenses, for the years ended December 31, 1996, 1995 and 1994.

                                                     1996     1995      1994
                                                    -------  -------  --------
                                                     (DOLLARS IN THOUSANDS)
   Income (loss) from:
     Real estate operations, net................... $   (35) $   (45) $    (70)
     Provision for estimated losses................              (17)      (42)
     Net loss from other real estate operations.... $   (35) $   (62) $   (112)

NOTE 6 PREMISES AND EQUIPMENT

  Premises and equipment at December 31, 1996 and 1995 are comprised of the following:

                                                          1996         1995
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
   Leasehold improvements............................. $     2,774  $     1,613
   Furniture and equipment............................       6,510        4,988
   Automobiles........................................         134          157
                                                       -----------  -----------
     Total............................................       9,418        6,758
                                                       -----------  -----------
   Accumulated depreciation and amortization..........      (4,730)      (3,846)
                                                       -----------  -----------
     Premises and equipment, net...................... $     4,688  $     2,912
                                                       ===========  ===========

  Depreciation and amortization amounted to $1,125,000, $899,000 and $777,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.

                     GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 7 DEPOSITS

  Deposits as of December 31, 1996 and 1995 are as follows:

                                                                1996     1995
                                                              -------- --------
   Demand, noninterest-bearing............................... $139,940 $ 96,063
   NOW.......................................................   26,936   22,084
   Money market demand accounts..............................  271,749  211,654
   Savings...................................................   13,599   12,486
   Other time certificates...................................   38,889   25,716
   Time certificates, $100 and over..........................   68,170   63,786
                                                              -------- --------
     Total Deposits.......................................... $559,283 $431,789
                                                              ======== ========

NOTE 8 OTHER BORROWINGS

  Short-term borrowings are detailed as follows:

                                                      1996     1995     1994
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
   Federal funds purchased
     Balance at December 31......................... $12,000  $        $ 7,000
     Average balance................................     669    1,120    1,800
     Maximum amount outstanding at any month-end....  12,000    5,600   12,000
     Average interest rate:
       During the year..............................    5.42%    5.96%    4.18%
       At December 31...............................    6.63%             6.50%
   Securities sold under agreements to repurchase
     Balance at December 31......................... $        $        $10,256
     Average balance................................   1,556   11,486    5,908
     Maximum amount outstanding at any month-end....  14,994   26,994   24,153
     Average interest rate:
       During the year..............................    5.74%    6.12%    5.13%
       At December 31...............................                      6.29%

  Federal funds purchased generally mature the following day after the purchase while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale.

  In 1995, the Company consummated a private offering of $3.0 million of 11.5% subordinated notes. The notes, which will mature on September 15, 2005, were offered to members of the Board of Directors, bank officers and other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. The debentures are redeemable by the Company any time after September 30, 1998 at a premium ranging from 0% to 5%. The notes qualify as Tier 2 capital of the Company.

                     GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 9 INCOME TAXES

  Income tax expense was comprised of the following for the years ended December 31, 1996, 1995 and 1994:

                                                       1996     1995     1994
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
   Current:
     Federal......................................... $ 3,308  $ 1,227  $ 1,425
     State...........................................     764      563      466
     Total current expense (benefit).................   4,072    1,790    1,891
                                                      -------  -------  -------
   Deferred:
     Federal.........................................    (966)     221       71
     State...........................................    (179)     (40)       4
     Total deferred expense (benefit)................  (1,145)     181       75
                                                      -------  -------  -------
   Total expense..................................... $ 2,927  $ 1,971  $ 1,966
                                                      =======  =======  =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred income tax assets (liabilities) are as follows:

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
   Loan loss reserves................................ $     2,145  $     1,278
   Deferred compensation.............................         102           92
   State income taxes................................         653          339
   Unrealized gains..................................         (35)        (214)
   Other.............................................        (118)         (72)
   Net deferred tax asset............................ $     2,747  $     1,423

  A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31, 1996, 1995 and 1994:

                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------
                                                   (DOLLARS IN THOUSANDS)
   Statutory federal tax rate...................     35.0%     35.0%     35.0%
   California franchise tax expense, net of
    federal income tax benefit..................      7.6       6.9       5.7
   Tax exempt income............................     (4.9)     (3.2)     (3.3)
   Non-deductible merger and restructuring
    costs.......................................      3.9         0       3.8
   Other, net...................................      3.9       0.7      (4.8)
                                                 --------  --------  --------
   Effective income tax rate....................     45.5%     39.4%     36.4%
                                                 ========  ========  ========

                     GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 10 OPERATING EXPENSES

  Other operating expenses were comprised of the following:

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
   Professional and legal fees...................... $  1,270 $  2,968 $  1,176
   FDIC insurance and regulatory assessments........      102      551      858
   Other real estate, net...........................       35       62      112
   Supplies and postage.............................      592      356      269
   Telephone........................................      232      213      198
   Director fees....................................      227      207      236
   Insurance........................................      105      205      194
   Correspondent bank charges.......................       43      158      118
   Marketing........................................      859      289      118
   Client services..................................      411      337      376
   Other............................................    2,047    1,515    1,197
                                                     -------- -------- --------
   Total............................................ $  5,923 $  6,861 $  4,852
                                                     ======== ======== ========

  Merger and other related non-recurring costs incurred in connection with the merger consummated in November 1996 (see Note 2) totaling $2.8 million include $1.1 million of professional fees related to the transaction, $1.2 million of charges to conform accounting practices of the two merged entities, with the balance related to severance and compensation costs.

NOTE 11 EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

  Effective November 27, 1996, the Company's shareholders approved the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Plan") and authorized an increase in the number of shares available for issuance from 457,037 to 967,890 shares. Under the terms of the merger, all stock option plans of Cupertino National Bancorp and Mid-Peninsula Bancorp were terminated at the time of the merger and all outstanding options from these plans were assumed by the Bancorp Plan. Outstanding options from the Mid-Peninsula Bancorp plan of 216,326 and outstanding options from the Cupertino National Bancorp plan of 251,073 (converted at a ratio of 0.81522) were assumed by the Bancorp Plan.

  Options issued under the Bancorp Plan may be granted to employees and nonemployee directors and may be either incentive stock options or nonqualified stock options as defined under current tax laws. The exercise price of each option must equal the market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years.

STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123. "Accounting for Stock-Based Compensation." Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair market value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and earnings per share effects based on the SFAS No. 123 fair value

                     GREATER BAY BANCORP AND SUBSIDIARIES
methodology. The Company implemented the requirements of SFAS No. 123 in 1996 and has elected to adopt the disclosure provisions of this statement.

  At December 31, 1996, the Company had one stock option plan, which is described above. The Company applies Accounting Pronouncements Bulletin (APB) Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1995
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
   Net Income:
     As reported....................................... $     3,503 $     3,034
     Pro Forma......................................... $     3,351 $     2,979
   Primary earnings per share
     As reported....................................... $      1.04 $      0.96
     Pro Forma......................................... $      1.00 $      0.94

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996 and 1995, respectively; dividend yield of 2.0% for all years; expected volatility of 19.3% for both years; risk free rates of 6.0% and 6.9%. No adjustments have been made for forfeitures. The actual value, if any, that the option holder will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

  A summary of the Company's fixed stock option plan as of December 31, 1996, 1995, and 1994 and changes during the years ended on those dates is presented below:

                               1996            1995               1994
                          --------------- --------------- ---------------------
                                 WEIGHTED        WEIGHTED
                                 AVERAGE         AVERAGE            WEIGHTED
                          SHARES EXERCISE SHARES EXERCISE SHARES    AVERAGE
                          (000)   PRICE   (000)   PRICE   (000)  EXERCISE PRICE
                          ------ -------- ------ -------- ------ --------------
Outstanding at beginning
 of year................    558   $10.78    542   $ 9.55    463      $ 8.04
Granted.................    183    19.27    175    12.65    252       13.03
Exercised...............   (184)    7.78   (124)    8.49   (133)       8.14
Forfeited...............     (8)    8.58    (35)   10.30    (40)       8.98
                           ----   ------   ----   ------   ----      ------
Outstanding at end of
 year...................    549   $13.14    558   $10.78    542      $ 9.55
Options exercisable at
 year-end...............    284   $12.90    365   $ 9.30    378      $ 9.94
                           ----   ------   ----   ------   ----      ------
Weighted average fair
 value of options
 granted during the
 year...................          $ 4.20          $ 2.48                 NA
                                  ======          ======             ======

  All stock option information has been adjusted for stock dividends in 1995 and 1994.

401(K) SAVINGS PLAN

  The Company has a 401(K) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company matches the employee contributions at a rate set by the Board of Directors (currently 62.5% of the first 8% of deferral of an individual's

                     GREATER BAY BANCORP AND SUBSIDIARIES
total compensation). The matching contribution vests ratably over the first four years of employment. The Company contributed $282,000 to the plan in 1996, $212,000 in 1995, and $153,200 in 1994.

EMPLOYEE STOCK PURCHASE PLAN

  The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 15% of their compensation toward the purchase of the Company's stock for an aggregate total of 133,934 shares. Under the plan, the purchase price is 85% of the lower of the fair market value at the beginning or end of each three month offering period. During 1996, employees purchased 10,633 shares of common stock for an aggregate purchase price of $136,500 compared to the purchase of 8,536 shares of common stock for an aggregate purchase price of $80,400 in 1995. There are 82,318 shares remaining in the plan available for purchase by employees at December 31, 1996.

SALARY COMPENSATION PLAN

  During 1993 and 1995, the Company entered into salary continuation agreements with certain executive officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during a period of up to 40 years after the employee's death, disability or retirement, annual benefits ranging from $36,000 to $85,000. The estimated present value of future benefits to be paid is being accrued over the vesting period of the participants. Expenses accrued for this plan for the years ended December 31, 1996, 1995 and 1994 totaled $310,000, $173,000, and
$72,000, respectively. Depending on the agreement, the Company and the employees are the beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1996 and 1995, the Company's cash surrender value of these policies was $8.9 million and $8.3 million, respectively, and is included in other assets.

NOTE 12 RELATED PARTY TRANSACTIONS

  Loans made to executive officers, directors and their affiliates, are made subject to approval by the Directors' Loan Committee and the Board of Directors. An analysis of total loans to related parties for the years ended December 31, 1996 and 1995 is shown as follows:

                                                          1996         1995
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
   Balance, January 1................................. $     9,873  $     7,788
   Additions..........................................       1,346        4,694
   Repayments.........................................      (3,671)      (2,609)
   Balance, December 31............................... $     7,548  $     9,873
                                                       ===========  ===========
   Undisbursed commitments, at year end............... $     1,866  $       432
                                                       ===========  ===========

                     GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 13 COMMITMENTS AND CONTINGENT LIABILITIES

LEASE COMMITMENTS

  The Company leases the facilities from which it operates all of its activities. The main headquarters of MPB in Palo Alto is leased from a group of investors, which includes three of the Company's directors. Future minimum lease commitments under all non-cancelable operating leases as of December 31, 1996 are below:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
                                                        (DOLLARS IN THOUSANDS)
      1997.............................................        $ 2,146
      1998.............................................          2,154
      1999.............................................          2,068
      2000.............................................          1,482
      2001.............................................          1,457
      Thereafter.......................................          2,505
                                                               -------
      Total............................................        $11,812
                                                               =======

  The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 1996, 1995, and 1994 was $309,000, $398,000, and $447,000, respectively. Gross rental expense for the years ended December 31, 1996, 1995, and 1994 was $1.69 million, $1.43 million, and $1.26 million, respectively.

OTHER COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. At December 31, 1996, commitments to fund loans and outstanding standby letters of credit were approximately $202.8 million and $16.9 million, respectively. The Company's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, 1996, no losses are anticipated as a result of these commitments.

  Loan commitments which have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $60.0 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relate primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. Cupertino National Bank and Mid-Peninsula Bank evaluate each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

  Stand-by letters of credit are conditional commitments written by the Banks to guarantee the performance of a client to a third party. These guarantees are issued primarily relating to purchases of inventory by the Banks' commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Banks accordingly use evaluation and collateral requirements similar to those for loan commitments. Virtually all such commitments are collateralized.

  In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

                     GREATER BAY BANCORP AND SUBSIDIARIES

  In July 1995, the Company settled a lawsuit for $1.1 million (net of tax) which alleged that the Company did not perform its fiduciary duties and, as a result, the plaintiff incurred losses on real estate investments that were purchased. The Company believes that insurance coverage for this settlement is available to the Company under various insurance policies and the Company is currently in the process of pursuing recovery under these policies. However, due to the uncertainty associated with the recovery, the Company reflected the settlement expense in 1995 earnings.

NOTE 14 REGULATORY MATTERS

  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (as defined in the regulations) and are set forth in the table below. At December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.

  As of December 31, 1996, the most recent notification from all of the Company's and the Banks' regulators categorized the Company and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that determination that management believes have changed the institution's category. The Company and the Banks' actual 1996 and 1995 capital amounts and ratios are as follows:

                                       AS OF DECEMBER 31, 1996
                          ----------------------------------------------------
                                                               TO BE WELL
                                                            CAPITALIZED UNDER
                                            FOR CAPITAL     PROMPT CORRECTIVE
                             ACTUAL      ADEQUACY PURPOSES  ACTION PROVISIONS
                          -------------  ------------------ ------------------
                          AMOUNT  RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                          ------- -----  --------- -------- --------- --------
                                       (DOLLARS IN THOUSANDS)
Total Capital (To Risk
 Weighted Assets):
  Greater Bay Bancorp.... $53,638 10.54% > $40,720 >  8.00%       N/A
  Mid-Peninsula Bank.....  25,415 11.07  >  18,359 >  8.00  > $22,949 > 10.00%
  Cupertino National Bank
   and Trust.............  28,022 10.03  >  22,346 >  8.00  >  27,932 > 10.00
Tier 1 Capital (To Risk
 Weighted Assets):
  Greater Bay Bancorp.... $44,530  8.75% > $20,360  > 4.00%       N/A
  Mid-Peninsula Bank.....  22,810  9.94  >   9,179  > 4.00  > $13,769 >  6.00%
  Cupertino National Bank
   and Trust.............  21,515  7.70  >  11,173  > 4.00  >  16,759 >  6.00
Tier 1 Capital (To
 Average Assets):
  Greater Bay Bancorp.... $44,530  7.27% > $24,496  > 4.00%       N/A
  Mid-Peninsula Bank.....  22,810  8.23  >   8,312  > 3.00  > $13,853 >  5.00%
  Cupertino National Bank
   and Trust.............  21,515  6.42  >  13,412  > 4.00  >  16,765 >  5.00

>= Greater than or equal to.
-

                     GREATER BAY BANCORP AND SUBSIDIARIES

                                       AS OF DECEMBER 31, 1995
                          ----------------------------------------------------
                                                               TO BE WELL
                                                            CAPITALIZED UNDER
                                            FOR CAPITAL     PROMPT CORRECTIVE
                             ACTUAL      ADEQUACY PURPOSES  ACTION PROVISIONS
                          -------------  ------------------ ------------------
                          AMOUNT  RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                          ------- -----  --------- -------- --------- --------
                                       (DOLLARS IN THOUSANDS)
Total Capital (To Risk
 Weighted Assets):
  Greater Bay Bancorp.... $47,369 13.43% >  28,208  > 8.00%       N/A
  Mid-Peninsula Bank.....  22,280 14.90  >  11,959  > 8.00  > $14,949 > 10.00%
  Cupertino National Bank
   and Trust.............  23,088 11.35  >  16,267  > 8.00  >  20,334 > 10.00
Tier 1 Capital (To Risk
 Weighted Assets):
  Greater Bay Bancorp.... $40,112 11.38% > $14,104  > 4.00%       N/A
  Mid-Peninsula Bank.....  20,564 13.76  >   5,979  > 4.00  >  $8,969 >  6.00%
  Cupertino National Bank
   and Trust.............  17,546  8.62  >   8,134  > 4.00  >  12,201 >  6.00
Tier 1 Capital (To
 Average Assets):
  Greater Bay Bancorp.... $40,112  8.69% > $18,464  > 4.00%       N/A
  Mid-Peninsula Bank.....  20,564  9.31  >   6,628  > 3.00  >  11,046 >  5.00%
  Cupertino National Bank
   and Trust.............  17,546  7.32  >   9,591  > 4.00  >  11,989 >  5.00

>= Greater than or equal to.
_


NOTE 15 RESTRICTIONS ON SUBSIDIARY TRANSACTIONS

  One of the principal sources of cash for the Company is dividends from its subsidiary Banks. Total dividends which may be declared by the Banks without receiving prior approval from regulatory authorities are limited to the lesser of the Banks' retained earnings or the net income of the Banks for the latest three fiscal years, less dividends previously declared during that period. Under these restrictions and considering minimum regulatory capital requirements, the Banks are able to declare combined dividends of up to approximately $6.3 million as of December 31, 1996.

  The Banks are subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Banks are prohibited from lending to the Company unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Banks are limited to 10% of the Banks' shareholders' equity, or a maximum of $4.4 million at December 31, 1996. No such advances were made during 1996 or exist as of December 31, 1996.

                      GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 16 PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

  The financial statements of Greater Bay Bancorp (parent company only) follow:

PARENT COMPANY ONLY BALANCE SHEETS

                                                    YEAR ENDED DECEMBER 31,
                                                    -----------------------
                                                       1996        1995
                                                    ----------- -----------
                                                    (DOLLARS IN THOUSANDS)
   Assets:
     Cash and cash
      equivalents..............................     $       567 $     1,848
     Investment in
      subsidiaries.............................          44,475      38,214
     Subordinated debentures
      purchased by
      subsidiary...............................           3,000       3,000
     Other assets..............................              69         209
                                                    ----------- -----------
   Total assets................................     $    48,111 $    43,271
                                                    =========== ===========
   Liabilities and
    shareholders' equity:
     Subordinated debt.........................           3,000       3,000
     Other liabilities.........................             429         159
                                                    ----------- -----------
   Total liabilities...........................           3,429       3,159
     Shareholders' equity
     Common stock..............................          34,884      33,105
     Unrealized gain (loss)....................              71        (621)
     Retained earnings.........................           9,727       7,628
                                                    ----------- -----------
   Total shareholders'
    equity.....................................          44,682      40,112
                                                    ----------- -----------
   Total liabilities and
    shareholders' equity.......................     $    48,111 $    43,271
                                                    =========== ===========

PARENT COMPANY ONLY STATEMENTS OF OPERATIONS

                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------
                                                   (DOLLARS IN THOUSANDS)
   Income:
     Interest income............................ $    531  $     61  $     24
     Other income...............................      142       631       949
                                                 --------  --------  --------
   Total........................................      673       692       973
                                                 --------  --------  --------
   Expenses:
     Occupancy and equipment....................      460       441       410
     Less rentals received from the Banks.......     (460)     (441)     (409)
   Other expenses...............................    1,436        75       689
                                                 --------  --------  --------
   Total........................................    1,436        75       690
                                                 --------  --------  --------
   Income before taxes and equity in
    undistributed net income of subsidiaries....     (763)      617       283
   Income tax expense...........................       20
                                                 --------  --------  --------
   Income (loss) before equity in undistributed
    net income of subsidiaries..................     (783)      617       283
   Equity in undistributed net income of
    subsidiaries................................    4,286     2,417     2,281
                                                 --------  --------  --------
   Net income................................... $  3,503  $  3,034  $  2,564
                                                 ========  ========  ========

                      GREATER BAY BANCORP AND SUBSIDIARIES

PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
   Cash flows operating activities:
    Net income..................................  $  3,503  $  3,034  $  2,564
    Reconciliation of net income to net cash
     from operations:
     Equity in undistributed net income of
      subsidiaries..............................    (4,286)   (2,417)   (2,281)
     Net change in other assets.................      (140)       28      (205)
     Net change in other liabilities............       270        25        91
                                                  --------  --------  --------
   Operating cash flows, net....................      (653)      670       169
                                                  --------  --------  --------
   Cash flows investing activities:
    Principal repayment of loans receivable.....                 150
    Purchase of subordinated debentures from
     CNB........................................              (3,000)
    Capital contribution to the subsidiaries....    (1,003)     (402)     (415)
                                                  --------  --------  --------
   Investing cash flows, net....................    (1,003)   (3,252)     (415)
                                                  --------  --------  --------
   Cash flows financing activities:
    Proceeds from issuance of subordinated
     debt.......................................               3,000
    Proceeds from exercise of stock options and
     employee stock purchases...................     1,779     1,127     1,028
    Cash paid in lieu of fractional shares on
     stock dividends............................                  (3)       (4)
   Payment of cash dividends....................    (1,404)     (942)     (491)
                                                  --------  --------  --------
   Financing cash flows, net....................       375     3,182       533
                                                  --------  --------  --------
   Net increase in cash and cash equivalents....    (1,281)      600       287
   Cash and cash equivalents at the beginning of
    the year....................................     1,848     1,248       961
                                                  --------  --------  --------
   Cash and cash equivalents at the end of the
    year........................................  $    567  $  1,848  $  1,248
                                                  ========  ========  ========

                     GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 17 FAIR VALUE OF FINANCIAL INSTRUMENTS

  Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. The estimated fair value of financial instruments of the Company as of December 31, 1996 and 1995 are as follows:

                                                  1996              1995
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
   Financial assets:
     Cash and cash equivalents............. $ 53,896 $ 53,896 $ 58,111 $ 58,111
     Investment securities.................  105,520  105,849  116,869  117,280
     Loans, net............................  441,560  445,718  284,579  286,090
   Financial liabilities:
     Deposits:
     Demand, noninterest-bearing........... $139,940 $139,940 $ 96,063 $ 96,063
     NOW...................................   26,936   26,936   22,084   22,084
     Money market demand accounts..........  271,749  271,749  211,654  211,654
     Savings...............................   13,599   13,599   12,486   12,486
     Other time certificates...............   38,889   39,104   25,716   25,789
     Time certificates, $100 and over......   68,170   68,227   63,786   64,032
                                            -------- -------- -------- --------
     Total deposits........................ $559,283 $559,555 $431,789 $432,108
                                            -------- -------- -------- --------
   Subordinated debt....................... $  3,000 $  3,000 $  3,000 $  3,000
   Short term borrowings................... $ 12,000 $ 12,000

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND CASH EQUIVALENTS

  The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.

INVESTMENT SECURITIES

  The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, as such fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

LOANS

  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

  The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in

                     GREATER BAY BANCORP AND SUBSIDIARIES
the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classifications, modified, as required, by an estimate of the effect of current economic and lending conditions. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

  Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

DEPOSIT LIABILITIES AND BORROWINGS

  The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits and subordinated debt are estimated by discounting future cash flows using interest rates currently offered on time deposits or subordinated debt with similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTER OF CREDIT

  The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table.

LIMITATIONS

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

                      GREATER BAY BANCORP AND SUBSIDIARIES

NOTE 18 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                           MARCH 31,      JUNE 30,      SEPT. 30,       DEC. 31
                         ------------- -------------- -------------- ---------------
                          1996   1995   1996    1995   1996    1995   1996     1995
                         ------ ------ ------- ------ ------- ------ -------  ------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income......... $9,964 $8,657 $10,367 $9,312 $11,577 $9,448 $13,129  $9,816
Net interest income.....  6,292  5,452   6,680  5,768   7,393  5,926   8,459   6,195
Provision for loan
 losses.................    320    506     365    165     606    145     745     140
Noninterest income......    811    587     904    554     872    602     943     563
Noninterest expense.....  4,691  4,349   5,072  6,151   5,328  4,544   8,797   4,642
Income before taxes.....  2,092  1,184   2,147      6   2,331  1,839    (140)  1,976
Net income..............  1,250    730   1,308     23   1,363  1,098    (418)  1,183
Net income per share.... $ 0.35 $ 0.22 $  0.36 $ 0.01 $  0.37 $ 0.32 $ (0.13) $ 0.37

                               ----------------

                      GREATER BAY BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                        JUNE 30,   DECEMBER 31,
                                                          1997         1996
                                                       ----------- ------------
                                                       (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)
                        ASSETS
Cash and due from banks...............................  $ 33,428     $ 39,896
Federal funds sold....................................    42,200       14,000
                                                        --------     --------
  Cash and cash equivalents...........................    75,628       53,896
Investment securities:
  Held to maturity (Market value $48,072 at June 30,
   1997; $57,294 at December 31, 1996)................    47,111       56,965
  Available for sale (Amortized cost $53,977 at June
   30, 1997; $46,987 at December 31, 1996)............    54,169       47,104
  Other securities....................................     2,115        1,451
                                                        --------     --------
    Total investment securities.......................   103,395      105,520
Loans:
  Commercial..........................................   282,159      257,042
  Real estate-construction............................   100,422       78,278
  Real estate-other...................................    99,509       72,802
  Consumer and other..................................    44,908       42,702
  Deferred loan fees and discounts....................    (2,257)      (1,952)
                                                        --------     --------
  Total Loans.........................................   524,741      448,872
  Allowance for loan losses...........................   (10,895)      (7,312)
                                                        --------     --------
  Net Loans...........................................   513,846      441,560
Premises and equipment, net...........................     4,799        4,688
Accrued interest receivable and other assets..........    21,383       16,380
                                                        --------     --------
TOTAL ASSETS..........................................  $719,051     $622,044
                                                        ========     ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand, non interest-bearing........................  $135,797     $139,940
  NOW.................................................    31,272       26,936
  Money Market Demand Accounts........................   287,427      271,749
  Savings.............................................    46,997       13,599
  Other time certificates.............................    36,110       38,889
  Time certificates, $100 and over....................   102,134       68,170
                                                        --------     --------
    Total deposits....................................   639,737      559,283
Accrued interest payable and other liabilities........     7,818       15,079
Subordinated debentures...............................     3,000        3,000
Company obligated mandatorily redeemable preferred
 securities of subsidiary trust holding solely junior
 subordinated debentures..............................    20,000          --
                                                        --------     --------
TOTAL LIABILITIES.....................................   670,555      577,362
Shareholders' equity:
  Preferred stock, no par value: 4,000,000 shares
   authorized; none issued............................       --           --
  Common stock, no par value: 6,000,000 shares
   authorized; shares outstanding: 3,328,450 at June
   30, 1997 and 3,238,887 at December 31, 1996........    35,957       34,884
  Unrealized gain on available-for-sale securities,
   net of taxes.......................................       112           71
  Retained earnings...................................    12,427        9,727
                                                        --------     --------
Total shareholders' equity............................    48,496       44,682
                                                        --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............  $719,051     $622,044
                                                        ========     ========

                See notes to consolidated financial statements.

                      GREATER BAY BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                      JUNE 30,                JUNE 30,
                               ----------------------- -----------------------
                                  1997        1996        1997        1996
                               ----------- ----------- ----------- -----------
                               (UNAUDITED) (UNAUDITED) (UNAUDITED) (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest on loans...........   $13,051     $8,318      $24,304     $16,253
  Interest on investment
   securities:
  Taxable.....................     1,425      1,336        2,709       2,836
  Non-taxable.................       197        138          385         294
                                 -------     ------      -------     -------
  Total investment
   securities.................     1,622      1,474        3,094       3,130
  Other interest income.......       714        575        1,070         948
                                 -------     ------      -------     -------
    Total interest income.....    15,387     10,367       28,468      20,331
INTEREST EXPENSE:
  Interest on deposits........     5,322      3,600        9,846       7,168
  Other interest expense......       764         87        1,056         191
                                 -------     ------      -------     -------
    Total interest expense....     6,086      3,687       10,902       7,359
                                 -------     ------      -------     -------
    Net interest income.......     9,301      6,680       17,566      12,972
Provision for loan losses.....     2,130        365        4,078         685
                                 -------     ------      -------     -------
Net interest income after
 provision for loan losses....     7,171      6,315       13,488      12,287
OTHER INCOME:
  Trust fees..................       481        344          935         653
  Gain on sale of SBA loans...       181        123          339         253
  Depositor service fees......       180        277          443         506
  Other loan fees.............        16         34           22          49
  Investment gains (losses)...         2       (110)         (49)        (97)
  Other.......................       254        236          385         351
                                 -------     ------      -------     -------
    Sub-total other income....     1,114        904        2,075       1,715
Warrant income................     1,115        --         1,115         --
                                 -------     ------      -------     -------
    Total other income........     2,229        904        3,190       1,715
OPERATING EXPENSES:
  Compensation and benefits...     3,632      2,976        7,329       5,630
  Occupancy and equipment.....     1,040        777        2,102       1,534
  Professional services.......       362        334          712         606
  Marketing...................       232        187          464         349
  Client services.............        72         95          154         215
  FDIC insurance and
   regulatory assessments.....        60         27          101          54
  Data Processing.............        53         65          118         146
  Other real estate, net......         3          6            5          30
  Other.......................       815        605        1,421       1,199
                                 -------     ------      -------     -------
    Sub-total operating
     expenses.................     6,269      5,072       12,406       9,763
Legal settlement recovery.....       --         --        (1,700)
                                 -------     ------      -------     -------
    Total operating expenses..     6,269      5,072       10,706       9,763
                                 -------     ------      -------     -------
Income before income tax
 expense......................     3,131      2,147        5,972       4,239
  Income tax expense..........     1,180        839        2,282       1,681
                                 -------     ------      -------     -------
Net income....................   $ 1,951     $1,308      $ 3,690     $ 2,558
                                 =======     ======      =======     =======
Net income per common and
 common equivalent share......   $  0.55     $ 0.40      $  1.05     $  0.78
                                 =======     ======      =======     =======

                 See notes to consolidated financial statement.

                      GREATER BAY BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                      -------------------------
                                                         1997          1996
                                                      -----------   -----------
                                                       UNAUDITED     UNAUDITED
                                                      (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income......................................... $     3,690   $     2,558
  Reconciliation of net income to net cash from
   operations:
    Provision for loan losses........................       4,078           685
    Depreciation and amortization....................         429           416
    Accrued interest receivable and other assets.....      (3,224)       (1,462)
    Accrued interest payable and other liabilities...       4,739          (180)
    Net change in deferred loan fees.................         350            70
    Stock dividends on other securities..............         (24)          (48)
    Accrued deferred income taxes....................      (1,639)         (148)
    Loss on sale of securities.......................          49            97
                                                      -----------   -----------
      Cash provided by operating activities..........       8,448         1,988
INVESTING ACTIVITIES:
  Maturities and principle reductions on investment
   securities:
    Held-to-maturity.................................      12,379         8,293
    Available-for-sale...............................      25,009        18,570
  Purchase of investment securities:
    Held-to-maturity.................................      (2,472)       (4,534)
    Available-for-sale...............................     (34,554)      (11,366)
  Net change in loans................................     (76,887)      (44,858)
  Sale of available-for-sale securities..............       1,948         5,490
  Purchase of life insurance policies................         --           (297)
  Purchase of premises and equipment, net............        (676)       (1,894)
                                                      -----------   -----------
    Cash used in investing activities................     (75,253)      (30,596)
FINANCING ACTIVITIES:
  Net change in deposits.............................      80,454        45,571
  Net change in short-term borrowings................     (12,000)          --
  Proceeds from issuance of Trust Preferred
   Securities........................................      20,000           --
  Stock purchased by employees and stock options
   exercised.........................................       1,077         1,596
  Cash dividends.....................................        (994)         (827)
                                                      -----------   -----------
    Cash provided by financing activities............      88,537        46,340
                                                      -----------   -----------
Net increase in cash and cash equivalents............      21,732        17,732
Cash and cash equivalents at beginning of period.....      53,896        58,111
                                                      -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........... $    75,628   $    75,843
                                                      ===========   ===========
CASH FLOWS--SUPPLEMENTAL DISCLOSURES:
  Cash paid during the period for:
    Interest on deposits and other borrowings........ $     5,621   $     7,612
    Income taxes.....................................       3,300         1,630
  Non-cash transactions:
    Additions to other real estate owned.............         173           217

                See notes to consolidated financial statements.

                       GREATER BAY BANCORP SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                 JUNE 30, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  Greater Bay Bancorp (referred to as the "Company" when such reference includes Greater Bay Bancorp and its subsidiaries, collectively, or "Greater Bay" when referring only to the parent company) is a California corporation and bank holding company that was incorporated on November 14, 1984 as San Mateo County Bancorp. The name was changed to Mid-Peninsula Bancorp on October 7, 1994 as a result of the merger between San Mateo County Bancorp and Mid-Peninsula Bancorp. Subsequently, the name was changed to Greater Bay Bancorp on November 27, 1996, as a result of the merger between Mid-Peninsula Bancorp and Cupertino National Bancorp. Upon consummation of the merger with Cupertino National Bancorp, the Company became a multi-bank holding company with wholly owned bank subsidiaries, Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB"), collectively the "Banks". MPB commenced operations in October 1987 and is a state chartered bank regulated by the Federal Reserve Bank (FRB) and the California State Banking Department. CNB commenced operations in May 1985 and is a national banking association regulated by the Office of the Comptroller of Currency (OCC). The mergers were accounted for as a pooling of interests. Accordingly, all of the financial information for the Company for the periods prior to the merger have been restated to reflect the pooling of interests as if it occurred at the beginning of the earliest reporting period presented. The accompanying unaudited consolidated financial statements include the accounts of the Company. These financial statements reflect, in management's opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and the results of its operations and cash flows for the periods presented. Certain amounts for prior periods have been reclassified to conform to current period presentation. The results of operations for the quarter and year-to-date periods ended June 30, 1997 are not necessarily indicative of the results expected for any subsequent quarter or for the entire year ending December 31, 1997. These financial statements should be read in conjunction with the financial statements included in the 1996 Annual Report to Shareholders.

2. CONSOLIDATION AND BASIS OF PRESENTATION

  The consolidation financial statements include the accounts of GBB and its wholly-owned subsidiaries, CNB and MPB. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidation financial statements to conform to the 1996 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to prevailing practices within the banking industry.

3. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. COMPANY OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES OF GBB CAPITAL
I

  On March 30, 1997, GBB Capital I (the "Trust"), a Delaware business trust wholly-owned by Greater Bay completed a public offering of 800,000 shares of 9.75% cumulative trust preferred securities ("TPS"). The Trust used the proceeds from the offering to purchase a like amount of 9.75% Junior Subordinated Deferrable Interest Debentures (the "Debentures") of Greater Bay. The Debentures are the sole assets of the Trust and are eliminated along with the related income statement effects, in the consolidated financial statements. Greater Bay

                       GREATER BAY BANCORP SUBSIDIARIES
invested approximately 58.5% of the proceeds in CNB and MPB to increase their capital levels to support future growth. The remaining proceeds will be used for general corporate purposes.

  The TPS accrue and pay distributions quarterly at an annual rate of 9.75% of the liquidation amount of $25 per TPS share. Greater Bay has fully and unconditionally guaranteed all of the obligations of the Trust.

  The TPS are mandatory redeemable, in whole or in part, upon repayment of the Debentures at the stated maturity or their earlier redemption. The Debentures are redeemable prior to maturity (April 1, 2027) at the option of Greater Bay, on or after April, 2002, in whole at any time or in part from time to time.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Capital Resources" for discussion of Tier I Capital.

5. SHARE AND PER SHARE AMOUNTS

  Earnings per common and common equivalent shares are calculated based upon the weighted average number of shares outstanding during the period, plus equivalent shares representing the effect of dilutive stock options. The number of shares used to compute earnings per share were 3,555,992 and 3,262,295 for the three months ended June 30, 1997 and 1996, respectively. The number of shares used to compute earnings per share were 3,526,140 and 3,267,000 for the six months ended June 30, 1997 and 1996, respectively.

  Earnings per share are based on the weighted average shares of common stock outstanding plus common equivalent shares using the treasury stock method. The treasury stock method calculation assumes all dilutive common stock equivalent are exercised and the funds generated by the exercise are used to buy back outstanding common stock at the average market price during the reporting period, for primary earnings per share, or at the end of period market price if higher, for fully diluted earnings per share.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earning Per Share" ("SFAS 128"). SFAS 128 is designed to improve the earnings per share ("EPS") information provided in the financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Company will implement SFAS 128 in its December 31, 1997 financial statements. The Company believes the impact of SFAS 128 will not have a material effect on its earnings per share calculation.

6. CASH DIVIDEND

  The Company paid a quarterly cash dividend of $.15 per share on April 21, 1997 to shareholders of record on April 7, 1997 and a quarterly cash dividend of $.15 per share on July 15, 1997 to shareholders of record on June 30, 1997.

                    REPORT OF INDEPENDENT ACCOUNTANTS--PBC

To the Shareholders and the Board of Directors of Peninsula Bank of Commerce and Subsidiary:

  We have audited the accompanying consolidated statements of condition of Peninsula Bank of Commerce (the Bank) and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Peninsula Bank of Commerce management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peninsula Bank of Commerce and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

San Francisco, California
October 2, 1997

                           PENINSULA BANK OF COMMERCE
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION

                           DECEMBER 31, 1996 AND 1995

                                                          1996         1995
                                                      ------------  -----------
                       ASSETS
Cash and due from banks.............................. $  5,552,006  $ 5,771,860
Federal funds sold...................................   13,100,000    9,800,000
Short term agency securities.........................   96,332,635          --
                                                      ------------  -----------
  Cash and cash equivalents..........................  114,984,641   15,571,860
                                                      ------------  -----------
Investment securities:
Held-to-maturity.....................................    6,210,549    6,447,892
Available-for-sale...................................   15,301,858   13,291,712
                                                      ------------  -----------
  Total investment securities........................   21,512,407   19,739,604
                                                      ------------  -----------
Loans, net...........................................   64,185,198   58,805,088
Premises and equipment, net..........................    1,801,004    1,943,657
Other real estate owned..............................          --     1,000,000
Interest receivable and other assets.................    1,837,380    1,694,282
                                                      ------------  -----------
  Total assets....................................... $204,320,630  $98,754,491
                                                      ============  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand............................................. $ 21,543,048  $19,207,186
  Interest-bearing demand............................  131,939,061   31,761,303
  Savings............................................    5,492,003    5,735,258
  Time...............................................   29,560,431   27,360,758
                                                      ------------  -----------
  Total deposits.....................................  188,534,543   84,064,505
                                                      ------------  -----------
Interest payable and other liabilities...............    2,512,919    2,418,614
                                                      ------------  -----------
  Total liabilities..................................  191,047,462   86,483,119
                                                      ------------  -----------
Common stock, no par value; 2,000,000 shares
 authorized; 670,924 and 658,928 shares issued and
 outstanding in 1996 and 1995, respectively..........    7,141,148    7,003,592
Net unrealized gain (loss) on available-for-sale
 securities..........................................      (53,078)      11,836
Retained earnings....................................    6,185,098    5,255,944
                                                      ------------  -----------
  Total shareholders' equity.........................   13,273,168   12,271,372
                                                      ------------  -----------
    Total liabilities and shareholders' equity....... $204,320,630  $98,754,491
                                                      ============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           PENINSULA BANK OF COMMERCE
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                  1996       1995       1994
                                               ---------- ---------- ----------
Interest income:
  Interest and fees on loans.................. $6,669,950 $7,119,654 $5,981,985
  Interest on federal funds sold..............    585,020    418,668    341,091
  Interest on investment securities:
    U.S. Treasury securities..................    150,676    258,985    351,622
    U.S. government and agency securities.....  1,355,464    574,812    358,757
    Obligations of states and political
     subdivisions.............................    299,745    231,553    178,892
                                               ---------- ---------- ----------
      Total interest income...................  9,060,855  8,603,672  7,212,347
                                               ---------- ---------- ----------
Interest expense:
  Interest on interest-bearing transaction
   accounts...................................  1,264,285    913,808    853,415
  Interest on savings deposits................    113,013    114,899    128,655
  Interest on time deposits...................  1,534,869  1,418,310    702,623
                                               ---------- ---------- ----------
      Total interest expense..................  2,912,167  2,447,017  1,684,693
                                               ---------- ---------- ----------
      Net interest income.....................  6,148,688  6,156,655  5,527,654
Provision for loan losses.....................    120,000    204,000    120,000
                                               ---------- ---------- ----------
      Net interest income after provision for
       loan losses............................  6,028,688  5,952,655  5,407,654
                                               ---------- ---------- ----------
Noninterest income:
  Service charges on deposit accounts.........    248,217    253,126    287,013
  Rental income and other.....................    171,909    222,897    172,773
                                               ---------- ---------- ----------
      Total noninterest income................    420,126    476,023    459,786
                                               ---------- ---------- ----------
Noninterest expense:
  Salaries and related benefits...............  2,254,146  2,180,534  2,039,462
  Occupancy and equipment.....................    473,563    489,310    573,191
  Other.......................................    840,754    930,531  1,063,550
                                               ---------- ---------- ----------
    Total noninterest expense.................  3,568,463  3,600,375  3,676,203
                                               ---------- ---------- ----------
    Income before income taxes................  2,880,351  2,828,303  2,191,237
Provision for income taxes....................  1,045,450  1,046,379    824,750
                                               ---------- ---------- ----------
    Net income................................ $1,834,901 $1,781,924 $1,366,487
                                               ========== ========== ==========
Earnings per share............................ $     2.65 $     2.70 $     2.14
                                               ========== ========== ==========
Weighted-average shares outstanding...........    692,091    659,532    639,535
                                               ========== ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                           PENINSULA BANK OF COMMERCE
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                  NET
                                              UNREALIZED
                            COMMON STOCK    GAIN (LOSS) ON
                         ------------------ AVAILABLE-FOR-   RETAINED
                         SHARES    AMOUNT   SALE SECURITIES  EARNINGS      TOTAL
                         ------- ---------- --------------- ----------  -----------
Balance, January 1,
 1994................... 629,197 $6,687,553                 $3,628,470  $10,316,023
Net income..............                                     1,366,487    1,366,487
Effect of change in
 accounting for
 investment securities..                       $  72,190                     72,190
Cash dividends
 declared...............                                      (631,384)    (631,384)
Stock options
 exercised..............   2,287     22,870                                  22,870
Change in unrealized,
 net of tax.............                        (356,125)                  (356,125)
                         ------- ----------    ---------    ----------  -----------
Balance, December 31,
 1994................... 631,484  6,710,423     (283,935)    4,363,573   10,790,061
Change in unrealized
 gain (loss), net of
 tax....................                         295,771                    295,771
Net income..............                                     1,781,924    1,781,924
Cash dividends
 declared...............                                      (889,553)    (889,553)
Stock options
 exercised..............  27,444    293,169                                 293,169
                         ------- ----------    ---------    ----------  -----------
Balance, December 31,
 1995................... 658,928  7,003,592       11,836     5,255,944   12,271,372
Change in unrealized
 gain (loss), net of
 tax....................                         (64,914)                   (64,914)
Net income..............                                     1,834,901    1,834,901
Cash dividends
 declared...............                                      (905,747)    (905,747)
Stock options
 exercised..............  11,996    137,556                                 137,556
                         ------- ----------    ---------    ----------  -----------
Balance, December 31,
 1996................... 670,924 $7,141,148    $ (53,078)   $6,185,098  $13,273,168
                         ======= ==========    =========    ==========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                           PENINSULA BANK OF COMMERCE
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996         1995          1994
                                        ------------  -----------  ------------
Cash flows from operating activities:
  Net income..........................  $  1,834,901  $ 1,781,924  $  1,366,487
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
  Deferred income taxes...............      (237,000)      96,287      (180,010)
  Loss on sale of other real estate
   owned..............................           --           --          8,100
  Depreciation and amortization.......       214,554      218,699       249,891
  Provision for loan losses...........       120,000      204,000       120,000
  Accretion and amortization of (dis-
   counts) premiums, net..............      (509,847)      12,106           --
Change in assets and liabilities:
    Net change in interest payable and
     other liabilities................        94,902      175,475       239,700
    Net change in interest receivable
     and other assets.................        78,111     (207,054)     (126,485)
                                        ------------  -----------  ------------
      Net cash provided by operating
       activities.....................     1,595,621    2,281,437     1,677,683
                                        ------------  -----------  ------------
Cash flows from investing activities:
  Net change in loans.................    (5,766,319)     469,503    (2,512,258)
  Purchase of investment securities--
   available-for-sale.................    (6,033,563   (6,779,688)  (10,248,652)
  Proceeds from maturities of
   investment securities--available-
   for-sale...........................     4,500,000    9,800,000     6,500,000
  Purchase of investment securities--
   held-to-maturity...................      (815,307)  (3,368,301)   (1,634,088)
  Proceeds from maturities of
   investment securities--held-to-
   maturity...........................     1,020,000      810,000       686,092
  Purchase of premises and equipment..       (71,901)    (188,521)      (89,976)
  Proceeds from sales of other real
   estate owned.......................     1,266,209          --         32,054
                                        ------------  -----------  ------------
    Net cash (used in) provided by
     investing activities.............    (5,900,881)     742,993    (7,266,828)
                                        ------------  -----------  ------------
Cash flows from financing activities:
  Net change in deposits..............   104,470,038    6,891,553    (5,684,505)
  Payment of dividends................      (889,553)    (631,384)     (314,599)
  Exercise of stock options...........       137,556      293,169        22,870
                                        ------------  -----------  ------------
    Net cash provided by financing ac-
     tivities.........................   103,718,041    6,553,338    (5,976,234)
                                        ------------  -----------  ------------
    Net change in cash and cash equiv-
     alents...........................    99,412,781    9,577,768   (11,565,379)
Cash and cash equivalents at beginning
 of year..............................    15,571,860    5,994,092    17,559,491
                                        ------------  -----------  ------------
Cash and cash equivalents at end of
 year.................................  $114,984,641  $15,571,860  $  5,994,092
                                        ============  ===========  ============
Supplemental schedule of cash flow in-
 formation:
  Interest paid.......................  $  2,882,441  $ 2,278,647  $  1,667,289
                                        ============  ===========  ============
  Income taxes paid, net of refunds...  $  1,216,644  $   933,510  $  1,004,760
                                        ============  ===========  ============
  Loans converted to other real estate
   owned..............................           --   $ 1,000,000           --
                                        ============  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The accompanying consolidated financial statements include the accounts of Peninsula Bank of Commerce (the Bank) and its wholly owned subsidiary, Peninsula Real Estate Corporation (PREC). The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry.

  Significant accounting policies are as follows:

  PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements of the Bank include the accounts of its wholly owned subsidiary, PREC. All material intercompany accounts and transactions have been eliminated in consolidation.

  NATURE OF OPERATIONS:

    The Bank primarily operates two branches in suburban communities in Northern and Central San Mateo County. The Bank's primary source of revenue is providing commercial and real estate loans to customers, who are predominantly small and middle-market businesses.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS:

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, certificates of deposit, and agency securities with original maturities of less than ninety days, and any federal funds sold. Substantially all due from banks and federal funds are held at five banks and exceed existing deposit insurance coverage.

    As discussed in Note 5, the Bank holds $94,437,180 from one demand deposit account. The depositor's account is comprised of proceeds from a lawsuit settlement. Due to the uncertainty of the time this deposit will remain with the Bank, management invested the proceeds from this deposit account in agency securities with maturities of less than ninety days.

  INVESTMENT SECURITIES:

    The Bank designates all investment securities at time of purchase as follows:

  (P) HELD-TO-MATURITY. Debt securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts.

   (P) TRADING SECURITIES. Debt and equity securities that are bought and held principally for the purposes of selling them in the near term are classified as trading securities and reported at market value, with unrealized gains and losses included in earnings.

(P) = diamond

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

  (P) AVAILABLE-FOR-SALE. Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available-for-sale. These assets are carried at market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.


(P) = diamond

    The amortized cost of investment securities is adjusted for amortization of premiums and accretion of discount to maturity or, in the case of mortgage-backed securities, over the estimated life of the security using a method which approximates the interest method. Such amortization and interest are included in interest income. Realized gains and losses are recognized using the specific identification method and are included in other income or expenses in the accompanying statements of income.

  LOANS:

    Loans are carried at cost, less payments collected and the allowance for loan losses. Interest income is accrued daily using the simple interest method, which approximates the effective rate method. Loans are placed on nonaccrual status when management believes that there is serious doubt as to the collection of principal or interest or when they become 90 days past-due as to interest or principal payments, unless the loan is both well-secured and in the process of collection. At that time, any accrued but uncollected interest is generally reversed, and additional income is recorded only as payments are received.

    Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment.

  ALLOWANCE FOR LOAN LOSSES:

    The Bank adopted SFAS 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS 118, on January 1, 1995. Under the standard, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the schedule payments of interest when due according to the contractual terms of the loan agreement. Since most of the Bank's loans are collateral dependent, the calculation of the impaired loans is generally based on fair value of the collateral.

    These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. Income recognition on SFAS 114, impaired loans, conforms to the method the Bank uses for income recognition on nonaccrual loans.

    The allowance for loan losses is based on estimates and is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to income and reduced by net charge-offs. In evaluating the adequacy of the allowance, the Bank performs credit reviews of the loan portfolio which consider the borrower's ability to repay, the value of any underlying collateral, the seriousness of the loan's delinquency status and other factors which affect the collectibility of the loan. A specific amount of loss is then determined as a result of this evaluation process. The aggregate of these specific allocations comprises the majority of the required allowance for loan losses. In addition, management may from time to time set aside additional allowances for the inherent risk in the portfolio based on general risk characteristics of the loan portfolio.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

  PREMISES AND EQUIPMENT:

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset--generally from 5 to 40 years. Leasehold improvements are amortized over the remaining term of the lease or their useful lives, whichever is shorter. Maintenance and repair costs are expensed as incurred.

  OTHER REAL ESTATE OWNED:

    Other real estate owned (OREO) consists of properties acquired through foreclosure. Properties acquired by foreclosure are stated at the lower of cost or fair market value including estimated selling costs at the time of foreclosure. Subsequent to foreclosure, the Bank charges current earnings with a provision for estimated losses on real estate acquired in settlement of loans when the carrying value of the property exceeds its fair value. All estimated selling costs to the anticipated date of disposition of the real estate are considered in the determination of estimated fair market value. Operating expenses of such properties, net of related income, are included in other expenses.

  INCOME TAXES:

    Deferred income taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

  NET INCOME PER COMMON SHARE:

    Net income per common share was computed using the daily average number of shares of common stock outstanding and common stock equivalents outstanding during the year. The number of shares outstanding was increased by the number of shares issuable on the exercise of outstanding options. This increase in the number of common shares was reduced by the number of common shares which are assumed to have been purchased by the Bank using the proceeds from the exercise of these options. These treasury stock purchases were assumed to have been made at the average price of the common stock during the year. The amount of shares which will be assumed to be purchased from the proceeds of exercised options will vary up or down, depending on the current market value of the Bank's stock as compared to the exercise price of the outstanding options.

  RECLASSIFICATIONS:

    Certain amounts previously reported in the 1995 financial statements have been reclassified to conform to the 1996 presentation. These reclassifications do not affect previously reported net income or shareholders' equity.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

2. INVESTMENT SECURITIES:

  At December 31, 1996 and 1995, the cost and estimated fair values of investment securities by type are shown below:

                                        DECEMBER 31, 1996
                         ------------------------------------------------
                                       GROSS      GROSS
                          AMORTIZED  UNREALIZED UNREALIZED AGGREGATE FAIR
                            COST        GAIN       GAIN        VALUE
                         ----------- ---------- ---------- --------------
SECURITIES AVAILABLE-
 FOR-SALE:
U.S. Treasuries......... $ 2,980,139  $23,141         --    $ 3,003,280
Agency securities.......  12,405,044    4,809     111,275    12,298,578
                         -----------  -------    --------   -----------
                         $15,385,183  $27,950    $111,275   $15,301,858
                         ===========  =======    ========   ===========
                                        DECEMBER 31, 1996
                         ------------------------------------------------
                                       GROSS      GROSS
                          AMORTIZED  UNREALIZED UNREALIZED AGGREGATE FAIR
                            COST        GAIN       GAIN        VALUE
                         ----------- ---------- ---------- --------------
SECURITIES HELD-TO-
 MATURITY:
Municipal bonds......... $ 6,210,549  $41,496    $ 11,519   $ 6,240,526
                         ===========  =======    ========   ===========
                                        DECEMBER 31, 1996
                         ------------------------------------------------
                                       GROSS      GROSS
                          AMORTIZED  UNREALIZED UNREALIZED AGGREGATE FAIR
                            COST        GAIN       GAIN        VALUE
                         ----------- ---------- ---------- --------------
U.S. Treasuries......... $ 2,998,756  $   309         --    $ 2,999,065
Agency securities....... $10,278,864  $13,783         --    $10,292,647
                         -----------  -------    --------   -----------
                         $13,277,620  $14,092         --    $13,291,712
                         ===========  =======    ========   ===========
                                        DECEMBER 31, 1996
                         ------------------------------------------------
                                       GROSS      GROSS
                          AMORTIZED  UNREALIZED UNREALIZED AGGREGATE FAIR
                            COST        GAIN       GAIN        VALUE
                         ----------- ---------- ---------- --------------
SECURITIES HELD-TO-
 MATURITY:
Municipal bonds......... $ 6,447,892  $48,571    $ 17,669   $ 6,478,794
                         ===========  =======    ========   ===========

  The amortized cost and aggregate fair value of investment securities at December 31, 1996 by type and contractual maturity are shown below:

CONTRACTUAL MATURITIES:

                                    HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                  --------------------- -----------------------
                                  AMORTIZED              AMORTIZED
                                     COST    FAIR VALUE    COST     FAIR VALUE
                                  ---------- ---------- ----------- -----------
Due within one year.............  $1,175,851 $1,177,945 $ 1,396,093 $ 1,381,708
Due one through five years......   3,437,149  3,448,213  13,989,090  13,920,150
Due after five years through ten
 years..........................   1,027,103  1,041,121         --          --
Due after ten years.............     570,446    573,247         --          --
                                  ---------- ---------- ----------- -----------
                                  $6,210,549 $6,240,526 $15,385,183 $15,301,858
                                  ========== ========== =========== ===========

  At December 31, 1996 and 1995, the Bank had $2,000,000 of investment securities pledged to secure government deposits.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

3. LOANS AND ALLOWANCE FOR LOAN LOSSES:

  At December 31, 1996 and 1995, loans consisted of the following:

                                                          1996         1995
                                                       -----------  -----------
   Commercial......................................... $15,950,479  $17,537,125
   Real estate........................................  36,687,173   32,373,311
   Construction.......................................  11,731,854    8,663,444
   Installment........................................     854,640      877,155
   Leases.............................................     338,920      411,071
                                                       -----------  -----------
                                                        65,563,066   59,862,106
   Less allowance for loan losses.....................  (1,377,868)  (1,057,018)
                                                       -----------  -----------
                                                       $64,185,198  $58,805,088
                                                       ===========  ===========

  The Bank's lending activities are concentrated primarily in Northern
California.

  In 1996, 1995, and 1994, the changes in the allowance for loan losses were as follows:

                                                1996        1995        1994
                                             ----------  ----------  ----------
   Balance at January 1:                     $1,057,018  $1,245,750  $1,072,086
     Provision for loan losses..............    120,000     204,000     120,000
     Loans charged off......................    (68,538)   (408,229)    (79,836)
     Recoveries.............................    269,388      15,497     133,500
                                             ----------  ----------  ----------
   Balance at December 31................... $1,377,868  $1,057,018  $1,245,750
                                             ==========  ==========  ==========

  At December 31, 1996 and 1995, the recorded investments in loans for which impairment has been recognized in accordance with SFAS 114 totaled $1,611,812 and $779,985, respectively, with a corresponding valuation allowance of $282,815 and $199,518, respectively. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $1,195,899 and $766,703, respectively. During 1996 and 1995, the Bank recognized interest on impaired loans during the portion of the year that they were impaired of $95,878 and $16,395, respectively.

  As of December 31, 1996, 1995 and 1994, loans on a nonaccrual status totaled $1,560,625, $591,712 and $1,647,741, respectively. Foregone interest on nonaccrual loans for the years 1996, 1995, and 1994 was approximately $184,804, $37,080, and $46,157, respectively.

4. BANK PREMISES AND EQUIPMENT:

  At December 31, 1996 and 1995, bank premises and equipment consisted of the following:

                                                         1996         1995
                                                      -----------  -----------
     Land............................................ $   416,667  $   416,667
     Premises........................................   1,377,241    1,377,241
     Furniture and equipment.........................   1,494,668    1,532,645
     Building improvement............................     542,171      542,171
                                                      -----------  -----------
                                                        3,830,747    3,868,724
   Less accumulated depreciation and amortization....  (2,029,743)  (1,925,067)
                                                      -----------  -----------
                                                      $ 1,801,004  $ 1,943,657
                                                      ===========  ===========

  Depreciation expense was $214,554, $218,699 and $249,891 in 1996, 1995 and
1994, respectively.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

5. DEPOSITS:

  Time deposits in denominations of $100,000 or more were $13,332,902 and $11,056,065 at December 31, 1996 and 1995, respectively. Interest paid on these deposits was $548,091, $555,078 and $175,067 for the years ended December 31, 1996, 1995 and 1994, respectively.

  At December 31, 1996, total time deposits of approximately $29,560,000 mature $25,243,000 in the next 12 months and the remaining $4,317,000 mature over 1 year through 5 years.

  At December 31, 1996, the Bank held $94,437,180 from one interest-bearing demand deposit account. Management anticipates these funds will be withdrawn in the next three to six months, and has invested the proceeds in agency securities with maturities of less than 90 days.

6. COMMITMENTS AND CONTINGENCIES:

  The Bank is required by federal regulations to maintain certain minimum average cash balances with the Federal Reserve Bank equal to a percentage of reservable deposits.

  At December 31, 1996, the Bank maintained a federal funds credit line with Community Bank in the amount of $3,000,000 which expires April 30, 1997. The Bank did not borrow from this line of credit in 1996 or 1995.

  At December 31, 1996, minimum fixed lease commitments under noncancelable operating leases having an original term of more than one year are as follows:

            YEAR ENDED DECEMBER 31                AMOUNT
            ----------------------               --------
              1997.............................. $ 46,872
              1998..............................   46,872
              1999..............................   23,436
                                                 --------
                                                 $117,180
                                                 ========

  Rental expense was $46,872 in 1996, 1995 and 1994.

7. INCOME TAXES:

  The components of the provision for federal and state income taxes are as follows:

                                                 1996        1995       1994
                                              ----------  ---------- ----------
   Currently payable......................... $1,282,450  $1,003,168 $1,004,760
   Deferred..................................   (237,000)     43,211   (180,010)
                                              ----------  ---------- ----------
                                              $1,045,450  $1,046,379 $  824,750
                                              ==========  ========== ==========

  A reconciliation of the statutory tax rates to the effective tax rates is as follows:

                            1996   1995   1994
                            ----   ----   ----
   Statutory federal tax
    rate................... 34.0 % 34.0 % 34.0 %
   State tax, net of fed-
    eral income tax ef-
    fect...................  5.8 %  5.8 %  6.3 %
   Tax-exempt interest in-
    come................... (3.2)% (2.8)% (2.6)%
   Other, net.............. (0.3)%  --    (0.1)%
                            ----   ----   ----
                            36.3 % 37.0 % 37.6 %
                            ====   ====   ====

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

  The components of deferred income tax assets and liabilities are as follows:

                                                         DEFERRED TAX ASSETS/
                                                              LIABILITIES
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
   Allowance for loan losses............................ $  364,000  $  272,000
   Depreciation.........................................   (188,000)   (156,000)
   Deferred compensation................................    346,000     271,000
   State taxes, net of federal effect...................    235,000      26,000
   Unrealized (gains) losses on investments.............    (30,000)     (2,000)
   All others...........................................    (46,000)     61,000
                                                         ----------  ----------
                                                         $  681,000  $  472,000
                                                         ==========  ==========

8. TRANSACTIONS WITH RELATED PARTIES:

  The Bank has, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates. These transactions, including loans and deposits, are granted on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features. Such loans amounted to $2,826,191 and $3,299,002 at December 31, 1996 and 1995,
respectively.

  One of the directors of the Bank occupies a small amount of office space in the San Bruno Branch for nonbanking business at an annual rent of approximately $10,100, $16,200 and $16,200 in 1996, 1995 and 1994,
respectively.

9. PROFIT SHARING PLAN:

  The Bank offers a 401(k) tax-deferred savings plan (the Plan) under which eligible employees may elect to have a portion of their salary deferred and contributed to the Plan. Employees become eligible to participate in the Plan after one full year of service. The amount of salary deferred is not subject to federal income tax at the time of deferral. The Bank matches up to 100% of the employees' contributions up to 3.5% of their annual salary. The Bank contributed $96,655, $72,063 and $41,492 to the Plan in 1996, 1995 and 1994,
respectively. Included in the current year contribution is $39,000 of discretionary profit sharing contribution.

  The Bank has a deferred compensation plan that allows eligible employees to defer a portion of their salaries and bonus and earn interest calculated annually based on short-term interest rates. As of December 31, 1996 and 1995, deferred compensation of approximately $1,005,248 and $873,813, respectively, is included in interest payable and other liabilities.

10. REGULATORY CAPITAL REQUIREMENTS:

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                                                   FOR CAPITAL        TO BE WELL-CAPITALIZED
                                                     ADEQUACY        UNDER PROMPT CORRECTIVE
                                ACTUAL               PURPOSES           ACTION PROVISIONS
                         --------------------  --------------------  ---------------------------
                             AMOUNT     RATIO      AMOUNT     RATIO       AMOUNT       RATIO
                         -------------- -----  -------------- -----  ---------------- ----------
                         (IN THOUSANDS)        (IN THOUSANDS)         (IN THOUSANDS)
As of December 31, 1996
Total Capital (to Risk
 Weighted Assets).......    $14,559     14.8%     >$7,884     >8.0%     >$     9,855       >10.0%
Tier 1 Capital (to Risk
 Weighted Assets).......    $13,325     13.5%     >$3,942     >4.0%     >$     5,913        >6.0%
Tier 1 Capital (to
 Average Assets)........    $13,325      8.9%     >$5,992     >4.0%     >$     7,490        >5.0%

> = greater than or equal to
_

  As of December 31, 1996, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratio as set forth in the table, and not subject to a capital directive.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

  The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, regular and standby letters of credit. These instruments involve elements of credit risk in excess of the amount recognized in the statement of condition. The contract amounts of these instruments reflect the Bank's maximum exposure to accounting loss to particular classes of financial instruments. The Bank uses the same credit standards and credit monitoring procedures for these contracts as it uses in its lending process.

  At December 31, 1996 and 1995, the contractual amount of each significant class of off-balance sheet financial instrument or contract outstanding consisted of the following:

                                                           1996        1995
                                                        ----------- -----------
   Construction loan commitments....................... $ 6,603,155 $ 5,110,098
   Real estate loan commitments........................   5,566,559   6,798,496
   Commercial loan commitments.........................  10,454,074   9,812,893
   Home equity lines...................................   4,271,966   3,564,221
   Letters of credit...................................     395,000     538,600
   Loan guarantees.....................................     378,349     196,500
                                                        ----------- -----------
     Total off-balance sheet commitments............... $27,699,103 $26,020,808
                                                        =========== ===========

COMMITMENTS TO EXTEND CREDIT:

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon commitments to extend credit, is based on management's credit evaluation of the counter-party. Collateral held varies but usually consists of residential and commercial property, and business assets.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

STANDBY LETTERS OF CREDIT:

  Standby letters of credit are performance assurances made on behalf of customers who have a contractual obligation to produce or deliver goods or services or otherwise perform. Credit risk arises in these transactions from the possibility that a customer may not be able to repay the Bank if the letter of credit is drawn upon. As with commitments to extend credit, the Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the counter-party.

COMMERCIAL LETTERS OF CREDIT:

  Through commercial letters of credit, the Bank guarantees a customer's foreign or domestic trade transaction to a third party, generally to finance a commercial contract for the purchase of goods. The Bank's credit risk in these transactions is limited since the contracts are supported and collateralized by the merchandise being purchased and are generally of short duration.

  The Bank does not anticipate that any significant losses will result from any of the above off-balance sheet commitments.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS:

  Fair value estimates are determined as of a specific date in time utilizing quoted market prices, where available, or various assumptions and estimates. As the assumptions underlying these estimates change, the fair value of the financial instruments will change. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Additionally, the Bank has not disclosed highly subjective values of other nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent and should not be construed to represent the full underlying value of the Bank.

  The methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

  CASH AND CASH EQUIVALENTS:

    The carrying value of cash and cash equivalents approximates fair value due to the relatively short-term nature of these instruments.

  INVESTMENT SECURITIES:

    Fair value of securities and investments is based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  LOANS RECEIVABLE:

    In order to determine the fair values for loans, the loan portfolio was segmented based on loan type, credit quality, and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on origination rates for similar loans of comparable credit quality.

  DEPOSITS:

    The fair values for deposits, subject to immediate withdrawal such as interest and noninterest-bearing and savings deposit accounts, are equal to the amount payable on demand at the reporting date (i.e., their carrying amount on the balance sheet). Fair values for fixed rate certificates of deposits are estimated by

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

                                                        CARRYING
                                                         AMOUNT     FAIR VALUE
                                                      ------------ ------------
     Financial assets:
       Cash and cash equivalents..................... $114,984,641 $114,984,641
       Investments securities
         Available-for-Sale..........................   15,301,858   15,301,858
         Held-to-Maturity............................    6,210,549    6,240,526
       Loans receivable, net.........................   64,185,198   63,794,407
       Accrued interest receivable...................      658,158      658,158
     Financial liabilities:
       Time deposits.................................   29,560,431   29,637,802
       Other deposits................................  158,974,112  158,974,112
       Accrued interest payable......................      345,639      345,639

13. SHAREHOLDERS' EQUITY:

  The Bank adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," on January 1, 1996. Under this new standard, stock compensation costs are measured at the grant date based on the fair value of the award and disclosed on a pro forma basis in the footnote to the financial statements. Since the Bank is not an SEC registrant, the Bank elected to calculate option compensation expense using the minimum pricing model. The calculated compensation expense using the minimum pricing model was not material to reported net income.

  The Bank has stock option plans for directors, full-time salaried officers and employees who have substantial responsibility for the successful operation of the Bank. Options are issued at the fair market value of the stock at the date of the grant. The options may be granted in accordance with terms determined by the Board of Directors until expiration of the Plan.

  Options for 229,108 shares have been granted through December 31, 1996, including 60,000 options granted in 1996 and 3,500 options granted in 1995. Options for 111,265 shares at prices ranging from $10.00 to $23.25 are outstanding as of December 31, 1996, of which options for 28,048 shares are exercisable. Options for 6,897, 22,093 and 2,287 shares at $10.00 and 2,149, 5,351 and 0 shares at $13.50 and 1,000, 0, and 0 shares at $13.25 were exercised during 1996, 1995, and 1994, respectively. Options for 3,745, 23,965 and 10,370 shares were canceled during 1996, 1995, and 1994, respectively.

  Under California state banking laws, payment of dividends is restricted to the lesser of retained earnings or the amount of undistributed net profits for the three most recent years. At December 31, 1996, approximately $2,556,628 was available for dividends.

14. SUBSEQUENT EVENTS:

  The Bank signed an Agreement and Plan of Reorganization (the Plan) with Greater Bay Bancorp (GBB) dated September 5, 1997, whereby the Bank will be acquired by GBB. The Bank will thereafter operate as a wholly-owned banking subsidiary of GBB. As a result of the proposed transaction, each share of the Bank's common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive shares of GBB stock based on a conversion ratio as defined in the Plan. This merger is expected to be completed by the end of the fourth quarter of 1997 or early in the first quarter of 1998 after shareholder and regulatory approval.

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                      JUNE 30,    DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
                                                    (UNAUDITED)
ASSETS
Cash and due from banks............................ $  6,281,962  $  5,552,006
Federal funds sold.................................    4,600,000    13,100,000
Agency securities..................................   96,119,438    96,332,635
                                                    ------------  ------------
  Cash and cash equivalents........................  107,001,400   114,984,641
Investment securities:
  Held-to-maturity.................................    6,849,597     6,210,549
  Available-for-sale...............................   14,966,050    15,301,858
                                                    ------------  ------------
    Total investment securities....................   21,815,647    21,512,407
Loans, net.........................................   74,012,421    64,185,198
Premises and equipment, net........................    1,959,030     1,801,004
Interest receivable and other assets...............    2,426,038     1,837,380
                                                    ------------  ------------
    Total assets................................... $207,214,536  $204,320,630
                                                    ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand........................................... $ 22,885,870  $ 21,543,048
  Interest-bearing demand..........................  132,392,299   131,939,061
  Savings..........................................    5,414,685     5,492,003
  Time.............................................   29,826,167    29,560,431
                                                    ------------  ------------
    Total deposits.................................  190,519,021   188,534,543
                                                    ------------  ------------
  Interest payable and other liabilities...........    1,721,570     2,512,919
                                                    ------------  ------------
Total liabilities..................................  192,240,591   191,047,462
                                                    ------------  ------------
Common stock, no par value; 2,000,000 shares
 authorized; 670,924 and 666,707 shares issued and
 outstanding in 1997 and 1996, respectively........    7,361,458     7,141,148
Net unrealized gain (loss) on available-for-sale
 securities........................................      (51,185)      (53,078)
Retained earnings..................................    7,663,672     6,185,098
                                                    ------------  ------------
  Total shareholders' equity.......................   14,973,945    13,273,168
                                                    ------------  ------------
  Total liabilities and shareholders' equity....... $207,214,536  $204,320,630
                                                    ============  ============

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      SIX MONTHS ENDED JUNE 30,
                                                      --------------------------
                                                          1997          1996
                                                      ------------  ------------
                                                      (UNAUDITED)   (UNAUDITED)
Interest income:
  Interest and fees on loans......................... $  4,011,420  $  3,183,417
  Interest on federal funds sold.....................      187,255       289,989
  Interest on investment securities:
    U.S. Treasury securities.........................       91,730        55,258
    Securities of U.S. government agencies...........    2,938,050       396,976
    Obligations of states and political subdivi-
     sions...........................................      152,333       150,255
                                                      ------------  ------------
      Total interest income..........................    7,380,788     4,075,895
                                                      ------------  ------------
Interest expense:
  Interest on interest-bearing transaction accounts..    1,987,728       466,710
  Interest on savings deposits.......................       54,073        56,817
  Interest on time deposits..........................      824,456       757,649
                                                      ------------  ------------
      Total interest expense.........................    2,866,257     1,281,176
                                                      ------------  ------------
      Net interest income............................    4,514,531     2,794,719
Provision for loan losses............................       90,000        90,000
                                                      ------------  ------------
      Net interest income after provision for loan
       losses........................................    4,424,531     2,704,719
                                                      ------------  ------------
Noninterest income:
  Service charges on deposit accounts................      120,872       115,498
  Rental income and other............................       74,567        87,275
                                                      ------------  ------------
      Total noninterest income.......................      195,439       202,773
                                                      ------------  ------------
Noninterest expense:
  Salaries and related benefits......................    1,253,538     1,094,129
  Occupancy and equipment............................      218,337       225,143
  Other..............................................      460,206       424,938
                                                      ------------  ------------
      Total noninterest expense......................    1,932,081     1,744,210
                                                      ------------  ------------
      Income before income taxes.....................    2,687,889     1,163,282
Provision for income taxes...........................    1,019,680       424,950
                                                      ------------  ------------
      Net income.....................................    1,668,209       738,332
                                                      ============  ============
Earnings per share................................... $       2.41  $       1.11
                                                      ============  ============
Weighted-average shares outstanding..................      692,379       662,811
                                                      ============  ============

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    SIX MONTHS ENDED JUNE 30,
                                                    ---------------------------
                                                        1997           1996
                                                    -------------  ------------
                                                     (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
 Net income.......................................  $   1,668,209  $    738,332
 Adjustments to reconcile net income to net cash
  used in operating activities:
  Depreciation and amortization...................         90,887       111,197
  Provision for loan losses.......................         90,000        90,000
  Amortization of discount on investments.........     (1,121,780)      (17,409)
  Change in assets and liabilities:
   Net change in interest payable and other lia-
    bilities......................................       (832,295)   (1,087,049)
   Net change in interest receivable and other as-
    sets..........................................       (588,658)     (589,170)
   Net change in deferred loan fees...............         (4,099)      (48,943)
                                                    -------------  ------------
    Net cash used in operating activities.........       (697,736)     (803,042)
                                                    -------------  ------------
Cash flows from investing activities:
 Net change in loans..............................     (9,913,124)   (1,002,918)
 Purchase of investment securities--available-for-
  sale............................................     (1,000,000)   (8,844,975)
 Proceeds from maturities of investment securi-
  ties--available-for-sale........................      2,500,000     4,000,000
 Purchase of investment securities--held-to-matu-
  rity............................................     (1,188,626)     (348,239)
 Proceeds from maturities of investment securi-
  ties--held-to-maturity..........................        550,000       295,000
 Purchase of premises and equipment...............       (248,913)      (68,173)
 Retirement of premises and equipment.............                        5,891
                                                    -------------  ------------
    Net cash used in investing activities.........     (9,300,663)   (5,963,414)
                                                    -------------  ------------
Cash flows from financing activities:
 Net change in deposits...........................      1,984,478     1,547,981
 Exercise of stock options........................         30,680        89,345
                                                    -------------  ------------
    Net cash provided by financing activities.....      2,015,158     1,637,326
                                                    -------------  ------------
     Net change in cash and cash equivalents......     (7,983,241)   (5,129,130)
Cash and cash equivalents at beginning of period..    114,984,641    15,571,860
                                                    -------------  ------------
Cash and cash equivalents at end of period........  $ 107,001,400  $ 10,442,730
                                                    =============  ============
Supplemental cash flow information:
 Interest paid....................................  $   2,889,108  $  1,345,905
                                                    =============  ============
 Income taxes paid, net of refunds................  $     879,360  $    660,644
                                                    =============  ============

                   PENINSULA BANK OF COMMERCE AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The accompanying consolidated financial statements include the amounts of Peninsula Bank of Commerce and Subsidiary (the Bank). The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry.

  Significant accounting policies are as follows:

  PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements of the Bank include the accounts of its wholly owned subsidiary, PREC. All material intercompany accounts and transactions have been eliminated in consolidation.

  NATURE OF OPERATIONS:

    The Bank primarily operates two branches in suburban communities in Northern and Central San Mateo County. The Bank's primary source of revenue is providing commercial and real estate loans to customers, who are predominantly small and middle-market businesses.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS:

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, certificates of deposit with original maturities of less than ninety days, and any federal funds sold. Substantially all cash and cash equivalents held in other financial institutions are held at five banks and exceed existing deposit insurance coverage.

  NET INCOME PER COMMON SHARE:

    Net income per common share was computed on the basis of the daily average number of shares of common stock outstanding during the year.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              GREATER BAY BANCORP,

                             GBB ACQUISITION CORP.

                                      AND

                           PENINSULA BANK OF COMMERCE

                               September 5, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AGREEMENT AND PLAN OF REORGANIZATION.......................................   1

ARTICLE I DEFINITIONS......................................................   1
  "Affiliate" of, or a person "Affiliated".................................   1
  "Agreement of Merger"....................................................   1
  "Average Closing Price"..................................................   1
  "Banks"..................................................................   1
  "Benefit Arrangements"...................................................   1
  "BHC Act"................................................................   1
  "Business Day"...........................................................   1
  "C&L"....................................................................   1
  "CFC"....................................................................   1
  "CGCL"...................................................................   1
  "Certificates"...........................................................   2
  "Classified Credits".....................................................   2
  "Closing"................................................................   2
  "Closing Date"...........................................................   2
  "CNB"....................................................................   2
  "Code"...................................................................   2
  "Commissioner"...........................................................   2
  "Competing Transaction"..................................................   2
  "Comptroller"............................................................   2
  "Conversion Ratio".......................................................   2
  "Covered Person".........................................................   2
  "DFI"....................................................................   2
  "Effective Time of the Merger"...........................................   2
  "Employee Plans".........................................................   2
  "Encumbrance"............................................................   2
  "Environmental Regulations"..............................................   2
  "ERISA"..................................................................   2
  "Exchange Act"...........................................................   2
  "Exchange Agent".........................................................   2
  "Exchange Fund"..........................................................   2
  "FDIC"...................................................................   2
  "Financial Statements of GBB"............................................   2
  "Financial Statements of PBC"............................................   3
  "FRB"....................................................................   3
  "GBB 401(k) Plan"........................................................   3
  "GBB Conflicts and Consents List"........................................   3
  "GBB Dissenting Shares"..................................................   3
  "GBB Filings"............................................................   3
  "GBB Perfected Dissenting Shares"........................................   3
  "GBB Shareholders' Meeting"..............................................   3
  "GBB Stock"..............................................................   3
  "GBB Stock Option Plan"..................................................   3
  "GBB Supplied Information"...............................................   3
  "Governmental Entity"....................................................   3
  "Hazardous Materials"....................................................   3

                                                                            PAGE
                                                                            ----
  "Hoefer Agreement".......................................................   3
  "Immediate Family".......................................................   3
  "Investment Security"....................................................   3
  "IRS"....................................................................   3
  "Joint Proxy Statement and Prospectus"...................................   3
  "Merger".................................................................   3
  "MPB"....................................................................   4
  "Newco"..................................................................   4
  "Operating Loss".........................................................   4
  "PBC 401(k) Plan"........................................................   4
  "PBC Conflicts and Consents List"........................................   4
  "PBC Contract List"......................................................   4
  "PBC Dissenting Shares"..................................................   4
  "PBC Employee Plan List".................................................   4
  "PBC Environmental Compliance List"......................................   4
  "PBC Filings"............................................................   4
  "PBC Filings List".......................................................   4
  "PBC Fully Diluted Book Value Per Share".................................   4
  "PBC Indemnification List"...............................................   4
  "PBC Insurance List".....................................................   4
  "PBC Investment Securities List".........................................   4
  "PBC List"...............................................................   4
  "PBC Litigation List"....................................................   4
  "PBC Loan List"..........................................................   4
  "PBC Offices List".......................................................   4
  "PBC Option List"........................................................   4
  "PBC Operating Losses List"..............................................   4
  "PBC Perfected Dissenting Shares"........................................   4
  "PBC Personal Property List".............................................   4
  "PBC Real Property List".................................................   4
  "PBC Shareholders' Meeting"..............................................   5
  "PBC Stock"..............................................................   5
  "PBC Stock Option".......................................................   5
  "PBC Stock Option Plans".................................................   5
  "PBC Supplied Information"...............................................   5
  "PBC Tax List"...........................................................   5
  "Person".................................................................   5
  "PREC"...................................................................   5
  "Related Group of Persons"...............................................   5
  "Registration Statement on Form S-4".....................................   5
  "Scheduled Contracts"....................................................   5
  "SEC"....................................................................   5
  "Securities Act".........................................................   5
  "Surviving Corporation"..................................................   5
  "Tanks"..................................................................   5
  "Top Up Option"..........................................................   5
  "Transaction Expenses"...................................................   5
  "Understanding"..........................................................   5

ARTICLE II  TERMS OF MERGER................................................   5
  2.1 Effect of Merger and Surviving Corporation...........................   5

                                                                            PAGE
                                                                            ----
  2.2  Stock of Newco......................................................   6
  2.3  Conversion of PBC Stock.............................................   6
  2.4  Effect on GBB Stock.................................................   6
  2.5  Fractional Shares...................................................   7
  2.6  Exchange Procedures.................................................   7
  2.7  Directors of Surviving Corporation and GBB..........................   8
  2.8  Executive Officers of Surviving Corporation and GBB.................   8

ARTICLE III THE CLOSING....................................................   9
  3.1  Closing Date........................................................   9
  3.2  Execution of Agreements.............................................   9
  3.3  Further Assurances..................................................   9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PBC...........................   9
  4.1  Incorporation, Standing and Power...................................   9
  4.2  Capitalization......................................................  10
  4.3  Subsidiaries........................................................  10
  4.4  Financial Statements................................................  10
  4.5  Reports and Filings.................................................  10
  4.6  Authority of PBC....................................................  11
  4.7  Insurance...........................................................  11
  4.8  Personal Property...................................................  11
  4.9  Real Estate.........................................................  11
  4.10 Litigation..........................................................  11
  4.11 Taxes...............................................................  12
  4.12 Compliance with Laws and Regulations................................  13
  4.13 Performance of Obligations..........................................  14
  4.14 Employees...........................................................  14
  4.15 Brokers and Finders.................................................  14
  4.16 Material Contracts..................................................  14
  4.17 Certain Material Changes............................................  16
  4.18 Licenses and Permits................................................  16
  4.19 Undisclosed Liabilities.............................................  16
  4.20 Employee Benefit Plans..............................................  17
  4.21 Corporate Records...................................................  18
  4.22 Accounting Records..................................................  18
  4.23 Offices and ATMs....................................................  18
  4.24 Operating Losses....................................................  18
  4.25 Loan Portfolio......................................................  18
  4.26 Investment Securities...............................................  19
  4.27 Power of Attorney...................................................  19
  4.28 Facts Affecting Regulatory Approvals................................  19
  4.29 Accounting and Tax Matters..........................................  19
  4.30 Indemnification.....................................................  19
  4.31 Community Reinvestment Act..........................................  19
  4.32 Derivative Transactions.............................................  19
  4.33 Trust Administration................................................  19
  4.34 Disclosure Documents and Applications...............................  20
  4.35 Accuracy and Currentness of Information Furnished...................  20


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ARTICLE VREPRESENTATIONS AND WARRANTIES OF GBB............................  20
  5.1   Incorporation, Standing and Power.................................  20
  5.2   Capitalization....................................................  20
  5.3   Financial Statements..............................................  21
  5.4   Reports and Filings...............................................  21
  5.5   Authority.........................................................  21
  5.6   Subsidiaries......................................................  22
  5.7   Brokers and Finders...............................................  22
  5.8   Certain Material Changes..........................................  22
  5.9   Licenses and Permits..............................................  23
  5.10  Corporate Records.................................................  23
  5.11  Accounting Records................................................  23
  5.12  Facts Affecting Regulatory Approvals..............................  23
  5.13  Accounting and Tax Matters........................................  23
  5.14  Disclosure Documents and Applications.............................  23
  5.15  Nasdaq Listing....................................................  23
  5.16  Accuracy and Currentness of Information Furnished.................  26

ARTICLE VI COVENANTS OF PBC PENDING EFFECTIVE TIME OF THE MERGER..........  24
  6.1   Limitation on PBC's Conduct Prior to Effective Time of the Merger.  24
  6.2   Affirmative Conduct of PBC Prior to Effective Time of the Merger..  26
  6.3   Access to Information.............................................  27
  6.4   Review by Accountants.............................................  28
  6.5   Filings...........................................................  28
  6.6   Notices; Reports..................................................  28
  6.7   PBC Shareholders' Meeting.........................................  28
  6.8   Certain Loans and Other Extensions of Credit......................  29
  6.9   Applications......................................................  29
  6.10  Affiliates and Five Percent Shareholder Agreements................  29
  6.11  Coordination of Dividends.........................................  29
  6.12  D&O Coverage......................................................  30

ARTICLE VII COVENANTS OF GBB PENDING EFFECTIVE TIME OF THE MERGER.........  30
  7.1   Limitation on GBB's Conduct Prior to Effective Time of the Merger.  30
  7.2   Affirmative Conduct of GBB and Subsidiaries Prior to Effective
        Time of the Merger................................................  30
  7.3   Access to Information.............................................  31
  7.4   Filings...........................................................  31
  7.5   Applications......................................................  31
  7.6   Blue Sky..........................................................  32
  7.7   GBB Shareholders' Meeting.........................................  32
  7.8   Notices; Reports..................................................  32
  7.9   Removal of Conditions.............................................  32
  7.10  Stock Options.....................................................  32

ARTICLE VIII ADDITIONAL COVENANTS.........................................  33
  8.1   Best Efforts......................................................  33
  8.2   Public Announcements..............................................  33
  8.3   Appointment of Directors..........................................  33
  8.4   Environmental Assessment and Remediation..........................  33


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ARTICLE IX CONDITIONS PRECEDENT TO THE MERGER..............................  34
  9.1   Shareholder Approval...............................................  34
  9.2   No Judgments or Orders.............................................  34
  9.3   Regulatory Approvals...............................................  34
  9.4   Securities Laws....................................................  34
  9.5   Listing............................................................  34
  9.6   Tax Opinions.......................................................  34
  9.7   Pooling of Interests...............................................  34
ARTICLE X CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PBC...................  34
  10.1  Legal Opinion......................................................  34
  10.2  Representations and Warranties; Performance of Covenants...........  35
  10.3  Authorization of Merger............................................  35
  10.4  Absence of Certain Changes.........................................  35
  10.5  Officers' Certificate..............................................  35
  10.6  Fairness Opinion...................................................  35
  10.7  Appointment of Directors...........................................  35

ARTICLE XI CONDITIONS PRECEDENT TO OBLIGATIONS OF GBB AND NEWCO............  36
  11.1  Legal Opinion......................................................  36
  11.2  Representations and Warranties; Performance of Covenants...........  36
  11.3  Authorization of Merger............................................  36
  11.4  Third Party Consents...............................................  36
  11.5  Absence of Certain Changes.........................................  36
  11.6  Officers' Certificate..............................................  36
  11.7  Fairness Opinion...................................................  36
  11.8  Shareholder's Agreements...........................................  37
  11.9  Agreements Not to Compete..........................................  37
  11.10 Affiliates Agreements..............................................  37
  11.11 Employee Benefit Plans.............................................  37
  11.12 Dissenting Shares..................................................  37
  11.13 Remediation........................................................  37
  11.14 Execution of Stock Option Agreement................................  37
  11.15 PBC Fully Diluted Book Value Per Share.............................  37
  11.16 Termination of PBC Stock Option Plans..............................  37

ARTICLE XII EMPLOYEE BENEFITS..............................................  38
  12.1  Employee Benefits..................................................  38

ARTICLE XIII TERMINATION...................................................  38
  13.1  Termination........................................................  39
  13.2  Termination Date...................................................  39
  13.3  Effect of Termination..............................................  39
  13.4  Force Majeure......................................................  39

ARTICLE XIV MISCELLANEOUS..................................................  39
  14.1  Expenses...........................................................  39
  14.2  Competing Transaction Fee..........................................  40
  14.3  Notices............................................................  41
  14.4  Successors and Assigns.............................................  41


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  14.5   Counterparts......................................................  41
  14.6   Effect of Representations and Warranties..........................  41
  14.7   Third Parties.....................................................  41
  14.8   Lists; Exhibits; Integration......................................  41
  14.9   Knowledge.........................................................  41
  14.10  Governing Law.....................................................  41
  14.11  Captions..........................................................  41
  14.12  Severability......................................................  41
  14.13  Waiver and Modification; Amendment................................  41
  14.14  Attorneys' Fees...................................................  41

EXHIBIT LIST...............................................................  44

                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 5th day of September, 1997, by and among GREATER BAY BANCORP, a California corporation ("GBB"), GBB ACQUISITION CORP., a California corporation and wholly-owned subsidiary of GBB ("Newco"), and PENINSULA BANK OF COMMERCE, a California state chartered bank ("PBC").

  WHEREAS, the Boards of Directors of GBB, Newco and PBC deem advisable and in the best interests of their respective shareholders the merger of Newco with and into PBC (the "Merger") upon the terms and conditions set forth herein and in accordance with the California General Corporation Law (the "CGCL") (PBC, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"); and

  WHEREAS, the Boards of Directors of GBB, Newco and PBC have approved the Merger pursuant to this Agreement and pursuant to the Agreement of Merger by and between Newco and PBC (the "Agreement of Merger"), in substantially the form of Exhibit A attached hereto, pursuant to which Newco will merge with and into PBC and each outstanding share of PBC common stock, no par value ("PBC Stock"), excluding any PBC Perfected Dissenting Shares (as defined below), will be converted into the right to receive a specified amount of GBB common stock, no par value ("GBB Stock"), upon the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

  "Affiliate" of, or a person "Affiliated"of, or a person Affiliated with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

  "Agreement of Merger" means the Agreement of Merger substantially in the form attached hereto as "Exhibit A."

  "Average Closing Price" means the average of the daily closing price of a share of GBB Stock reported on the Nasdaq National Market System during the 15 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time of the Merger.

  "Banks" means CNB and MPB.

  "Benefit Arrangements" has the meaning set forth in Section 4.20(b).

  "BHC Act" means the Bank Holding Company Act of 1956, as amended.

  "Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

  "C&L" means Coopers & Lybrand LLP, GBB's and PBC's independent accountants.

  "CFC" means California Financial Code.

  "CGCL" means California General Corporation Law.

  "Certificates" has the meaning set forth in Section 2.5(b).

  "Classified Credits" has the meaning set forth in Section 6.8.

  "Closing" means the consummation of the Merger provided for in Article II of this Agreement on the Closing Date (as defined herein) at the offices of Greater Bay Bancorp, 2860 West Bayshore Road, Palo Alto, California, or at such other place as the parties may agree upon.

  "Closing Date" means the date which is the first Friday which follows the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of GBB and PBC, (ii) the receipt of all permits, authorizations, approvals and consents specified in Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under the law,
(iv) the expiration of the 30 day periods following the mailing by PBC and GBB to their respective shareholders of a notice of approval of the Merger by the outstanding shares pursuant to Section 1301 of the CGCL; provided, however, that the Closing Date shall not be prior to January 10, 1998, unless otherwise agreed to by a majority of the Boards of Directors of each of the parties hereto.

  "CNB" means Cupertino National Bank & Trust, a national banking association and wholly-owned subsidiary of GBB.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commissioner" means the Commissioner of the Department of Financial Institutions of the State of California.

  "Competing Transaction" has the meaning set forth in Section 6.1(n).

  "Comptroller" means the Comptroller of the Currency.

  "Conversion Ratio" has the meaning set forth in Section 2.3(a).

  "Covered Person" has the meaning set forth in Section 4.30.

  "DFI" means the Department of Financial Institutions of the State of California.

  "Effective Time of the Merger" means the date upon which the Merger is consummated and the Agreement of Merger is filed with the Secretary of State of the State of California.

  "Employee Plans" has the meaning set forth in Section 4.20(a).

  "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

  "Environmental Regulations" has the meaning set forth in Section 4.12(b).

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Agent" means U.S. Stock Transfer Corporation.

  "Exchange Fund" has the meaning set forth in Section 2.5(a) hereof.

  "FDIC" means the Federal Deposit Insurance Corporation

  "Financial Statements of GBB" means the audited consolidated financial statements of GBB consisting of the consolidated statements of condition as of December 31, 1992, 1993, 1994, 1995 and 1996, the related consolidated statements of income, stockholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and GBB's unaudited consolidated statements of financial condition and consolidated statement of income and cash flows as of and for the six month period ended June 30, 1997.

  "Financial Statements of PBC" means the audited consolidated financial statements of PBC consisting of the consolidated statements of condition as of December 31, 1992, 1993, 1994, 1995 and 1996, the related statements of operations, stockholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and PBC's unaudited consolidated statements of financial conditions and statements of operations and cash flows as of and for the six month period ended June 30, 1997.

  "FRB" means the Board of Governors of the Federal Reserve System.

  "GBB 401(k) Plan" means the Greater Bay Bancorp 401(k) Profit Sharing Plan.

  "GBB Conflicts and Consents List" has the meaning set forth in Section 5.5.

  "GBB Dissenting Shares" means shares of GBB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

  "GBB Filings" has the meaning set forth in Section 5.4.

  "GBB Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as GBB Dissenting Shares.

  "GBB Shareholders' Meeting" means the meeting of GBB's shareholders referred to in Section 7.7.

  "GBB Stock" means the common stock, no par value, of GBB.

  "GBB Stock Option Plan" means the Greater Bay Bancorp 1996 Stock Option
Plan.

  "GBB Supplied Information" has the meaning set forth in Section 5.26.

  "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

  "Hazardous Materials" has the meaning set forth in Section 4.12(b).

  "Hoefer Agreement" means the letter agreement dated April 15, 1997 between Hoefer & Arnett Incorporated and PBC.

  "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

  "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

  "IRS" means the Internal Revenue Service.

  "Joint Proxy Statement and Prospectus" means the Joint Proxy Statement and Prospectus that is included as part of the Registration Statement on Form S-4 (as defined herein) and used to solicit proxies for the GBB Shareholders' Meeting and the PBC Shareholders' Meeting (as defined herein) and to offer and sell the shares of GBB Stock to be issued in connection with the Merger.

  "Merger" means the merger of Newco with and into PBC pursuant to this Agreement and the Agreement of Merger.

  "MPB" means Mid-Peninsula Bank, a California state chartered bank and wholly-owned subsidiary of GBB.

  "Newco" means GBB Acquisition Corp., the California corporate subsidiary of GBB formed for the sole purpose of facilitating the acquisition of PBC by GBB by means of the Merger.

  "Operating Loss" has the meaning set forth in Section 4.24.

  "PBC 401(k) Plan" means the Peninsula Bank of Commerce 401(k) Plan.

  "PBC Conflicts and Consents List" has the meaning set forth in Section 4.6.

  "PBC Contract List" has the meaning set forth in Section 4.16.

  "PBC Dissenting Shares" means any shares of PBC Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

  "PBC Employee Plan List" has the meaning set forth in Section 4.20.

  "PBC Environmental Compliance List" has the meaning set forth in Section
4.12.

  "PBC Filings" has the meaning set forth in Section 4.5.

  "PBC Filings List" has the meaning set forth in Section 4.5.

  "PBC Fully Diluted Book Value Per Share" means the sum of (a) shareholders' equity as reflected on the financial statements to be provided by PBC to GBB pursuant to Section 11.15, plus (b) the consideration to be paid upon the exercise of any PBC Stock Option then issued and outstanding, divided by the sum of (y) the number of shares of PBC Stock then issued and outstanding, plus
(z) such number of shares of PBC Stock issuable upon the exercise of any PBC Stock Option.

  "PBC Indemnification List" has the meaning set forth in Section 4.30.

  "PBC Insurance List" has the meaning set forth in Section 4.7.

  "PBC Investment Securities List" has the meaning set forth in Section 4.26.

  "PBC List" means any list required to be furnished by PBC to GBB herewith.

  "PBC Litigation List" has the meaning set forth in Section 4.10.

  "PBC Loan List" has the meaning set forth in Section 4.25.

  "PBC Offices List" has the meaning set forth in Section 4.23.

  "PBC Option List" has the meaning set forth in Section 4.2.

  "PBC Operating Losses List" has the meaning set forth in Section 4.24.

  "PBC Perfected Dissenting Shares" means PBC Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as PBC Dissenting Shares.

  "PBC Personal Property List" has the meaning set forth in Section 4.8.

  "PBC Real Property List" has the meaning set forth in Section 4.9.

  "PBC Shareholders' Meeting" means the meeting of PBC's shareholders referred to in Section 6.7.

  "PBC Stock" means the common stock, no par value, of PBC.

  "PBC Stock Option" means any option issued pursuant to the PBC Stock Option Plan.

  "PBC Stock Option Plans" means the Peninsula Bank of Commerce 1992 Stock Option Plan and the Peninsula Bank of Commerce 1996 Directors Stock Option Plan.

  "PBC Supplied Information" has the meaning set forth in Section 4.30.

  "PBC Tax List" has the meaning set forth in Section 4.11.

  "Person" means any individual, corporation, association, partnership, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

  "PREC" means Peninsula Real Estate Corporation, a wholly-owned subsidiary of PBC.

  "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

  "Registration Statement on Form S-4" means the Registration Statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of GBB Stock to be issued in the Merger under the Securities Act and to clear use of the Joint Proxy Statement and Prospectus in connection with the GBB Shareholders' Meeting and PBC Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

  "Scheduled Contracts" has the meaning set forth in Section 4.16.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Surviving Corporation" means the California state chartered bank created by the Merger of Newco with and into PBC.

  "Tanks" has the meaning set forth in Section 4.12(b).

  "Top Up Option" means, in the event that the Average Closing Price is less than $30.00, the right of GBB to elect to issue that number of shares of GBB Stock equal to the quotient obtained by dividing $37.50 by the Average Closing Price.

  "Transaction Expenses" means expenses incurred by PBC in connection with the Merger consisting of PBC's (i) legal fees up to $90,000; (ii) investment banking fees payable pursuant to the Hoefer Agreement; and (iii) normal and customary accounting and printing expenses.

  "Understanding" means any contract, agreement, understanding, commitment or offer, whether oral or written, which may become a binding obligation if accepted by another Person.

                                  ARTICLE II

                                TERMS OF MERGER

  2.1 Effect of Merger and Surviving Corporation. At the Effective Time of the Merger, Newco will be merged with and into PBC under the charter of PBC pursuant to the terms, conditions and provisions of the

Agreement of Merger and in accordance with the applicable provisions of the CGCL. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of Newco and PBC shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the interests of every kind of Newco and PBC, including all debts due to either of them on whatever account, shall be the property of the Surviving Corporation as they were of Newco and PBC and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either Newco or PBC shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Newco and PBC shall be preserved unimpaired and all debts, liabilities and duties of Newco and PBC shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

  2.2 Stock of Newco. Each share of common stock, no par value, of Newco issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Newco or the holder of such shares, be converted pursuant to the terms of the Agreement of Merger. From and after the Effective Time of the Merger, each certificate that, prior to the Effective Time of the Merger, represented shares of Newco shall evidence ownership of shares of the Surviving Corporation on the basis set forth above.

  2.3 Conversion of PBC Stock. (a) On the Effective Time of the Merger, pursuant to the Agreement of Merger, each outstanding share of PBC Stock excluding any PBC Perfected Dissenting Shares or shares of PBC Stock held by GBB or the Banks (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall, without any further action on the part of PBC or the holders of any such shares, be converted into shares of GBB Stock (the "Conversion Ratio") as follows:

      (i)If the Average Closing Price is greater than $36.67, a number of shares of GBB Stock equal to the quotient obtained by dividing (A) $44.00 plus the product of .3333 times the difference between the Average Closing Price and $36.67, by (B) the Average Closing Price.

      (ii)If the Average Closing Price is between $33.33 and $36.67, 1.2 shares of GBB Stock.

      (iii)If the Average Closing Price is $32.01 or more and less than $33.33, a number of shares of GBB Stock equal to the quotient obtained by dividing $40.00 by the Average Closing Price.

      (iv)If the Average Closing Price is less than $32.01, 1.25 shares of GBB Stock; provided, however, if the Average Closing Price is less than $30.00, GBB may exercise the Top Up Option, in which case the Conversion Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $37.50 by the Average Closing Price. If GBB does not elect to exercise the Top Up Option, PBC may terminate the Agreement pursuant to Section 13.1(j) or may proceed with the Merger, in which case the Conversion Ratio will be 1.25 shares of GBB Stock.

    (b) PBC Perfected Dissenting Shares shall not be converted into shares of GBB Stock, but shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his shares of PBC Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

    (c) Each outstanding share of PBC Stock held by GBB or the Banks (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall be canceled.

    (d) If, prior to the Effective Time of the Merger, GBB shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the GBB Stock, or make a distribution on the GBB Stock in any security convertible into GBB Stock, as of a record date prior to the Effective Time of the Merger, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Conversion Ratio.

  2.4 Effect on GBB Stock. On the Effective Time of the Merger, each outstanding share of GBB Stock shall remain an outstanding share of GBB Stock and shall not be converted or otherwise affected by the Merger, except that any GBB Perfected Dissenting Shares shall remain outstanding subject to the right of the holder of such shares to receive payment for such shares in an amount as determined pursuant to Chapter 13 of the CGCL.

  2.5 Fractional Shares. No fractional shares of GBB Stock shall be issued in the Merger. In lieu thereof, each holder of PBC Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying
(a) the Average Closing Price times (b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

  2.6 Exchange Procedures.

    (a) As of the Effective Time of the Merger, GBB shall have deposited with the Exchange Agent for the benefit of the holders of shares of PBC Stock, for exchange in accordance with this Section 2.6 through the Exchange Agent, certificates representing the shares of GBB Stock issuable pursuant to Section 2.3 in exchange for shares of PBC Stock outstanding immediately prior to the Effective Time of the Merger, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of GBB Stock which would otherwise be payable in connection with Section 2.3 hereof but for the operation of Section 2.5 of this Agreement (collectively, the "Exchange Fund").

    (b) GBB shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of PBC Stock (the "Certificates") whose shares were converted into the right to receive shares of GBB Stock pursuant to Section 2.3 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GBB and PBC may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of GBB Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GBB, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash and a certificate representing that number of whole shares of GBB Stock which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a certificate is surrendered representing PBC Stock, the transfer of ownership which is not registered in the transfer records of PBC, a certificate representing the proper number of shares of GBB Stock may be issued to a transferee if the Certificate representing such PBC Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
  Section 2.6, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of GBB Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of PBC should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof such bond in form and substance and with surety reasonably satisfactory to GBB and shall be entitled to receive the certificate representing the proper number of shares of GBB Stock and cash in lieu of fractional shares in accordance with Sections 2.3 and 2.5 hereof.

    (c) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to GBB Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GBB Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of GBB Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of GBB Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of

  GBB Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of GBB Stock.

    (d) All shares of GBB Stock issued upon the surrender for exchange of PBC Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PBC Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PBC Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to GBB for any reason, they shall be canceled and exchanged as provided in this Agreement.

    (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of PBC following the passage of six months after the Effective Time of the Merger shall be delivered to GBB, upon demand, and any shareholders of PBC who have not theretofore complied with this Section 2.6 shall thereafter look only to GBB for payment of their claim for GBB Stock, any cash in lieu of fractional shares of GBB Stock and any dividends or distributions with respect to GBB Stock.

    (f) Neither GBB nor PBC shall be liable to any holder of shares of PBC Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of GBB Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of GBB Stock for the account of the Persons entitled thereto.

  2.7 Directors of Surviving Corporation and GBB. Immediately after the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of PBC immediately prior to the Effective Time of the Merger and David L. Kalkbrenner, or, if unable to serve, such other person designated by GBB and reasonably acceptable to PBC. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. Immediately after the Effective Time of the Merger, the Board of Directors of GBB shall be comprised of the persons serving as directors of GBB immediately prior to the Effective Time of the Merger and George R. Corey, or, if unable to serve, such other person designated by PBC and reasonably acceptable to GBB. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

  2.8 Executive Officers of Surviving Corporation and GBB. Immediately after the Effective Time of the Merger, the executive officers of GBB shall be comprised of the persons serving as executive officers of GBB immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or removal. Immediately after the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of PBC immediately prior to the Effective Time of the Merger.

                                  ARTICLE III

                                  THE CLOSING

  3.1 Closing Date. The Closing shall take place on the Closing Date.

  3.2 Execution of Agreements. As soon as practicable after execution of this Agreement, the Agreement of Merger together with all other agreements necessary to consummate the transactions described herein shall be executed by GBB, Newco and PBC. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the Secretary of State of the State of California as required by applicable law and regulations.

  3.3 Further Assurances. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to more effectively carry out the intent and purpose of this Agreement and the Agreement of Merger.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF PBC

  PBC represents and warrants to GBB as follows:

  4.1 Incorporation, Standing and Power. PBC is a California state chartered bank duly organized, validly existing and in good standing and is authorized by the DFI to conduct a general banking business. PREC has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California. PBC's deposits are insured by the FDIC in the manner and to the extent provided by law. Each of PBC and PREC has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of PBC or PREC nor the location of any of their respective properties requires that either PBC or PREC be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of PBC. PBC has delivered to GBB true and correct copies of its and PREC's Articles of Incorporation and Bylaws, as amended, and in effect as of the date hereof.

  4.2 Capitalization.

    (a) As of the date of this Agreement, the authorized capital stock of PBC consists of 2,000,000 shares of PBC Stock, of which 673,862 shares are outstanding and 1,000,000 shares of preferred stock, no par value, none of which are outstanding. All of the outstanding shares of PBC Stock are duly authorized, validly issued, fully paid and nonassessable (except for assessments that may be ordered by the Commissioner under the authority of
  Section 662 of the CFC). Except for PBC Options covering 108,427 shares of PBC Stock granted pursuant to the PBC Stock Option Plans, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of PBC Stock nor any securities convertible into such stock, and PBC is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. PBC has furnished GBB a list (the "PBC Option List") setting forth the name of each holder of a PBC Option, the number of shares of PBC Stock covered by each such option, the vesting schedule of such option, the exercise price per share and the expiration date of each such PBC Option.

    (b) As of the date of this Agreement, the authorized capital stock of PREC consists of 2,000,000 shares of common stock, of which 500 shares are outstanding and owned of record and beneficially by PBC. All of the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and PREC is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

  4.3 Subsidiaries. Other than PREC, PBC does not own, directly or indirectly (except as pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity. Other than serving as trustee on deeds of trust, PREC has conducted no business or activities subsequent to December 31, 1992 and, as of the date hereof, has no material assets or liabilities.

  4.4 Financial Statements. PBC has previously furnished to GBB a copy of the Financial Statements of PBC. The Financial Statements of PBC: (a) present fairly the consolidated financial condition of PBC as of the respective dates indicated and its consolidated results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies and (d) are based upon the books and records of PBC.

  4.5 Reports and Filings. Except as set forth in a list (the "PBC Filings List"), since January 1, 1994, each of PBC and PREC has filed all reports, returns, registrations and statements (such reports and filings referred to as "PBC Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the DFI and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of PBC. No administrative actions have been taken or orders issued in connection with such PBC Filings. As of their respective dates, each of such PBC Filings
(y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such PBC Filings fairly presented the financial position of PBC on a consolidated basis and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. PBC has furnished GBB with true and correct copies of all PBC Filings filed by PBC since January 1, 1994.

  4.6 Authority of PBC. The execution and delivery by PBC of this Agreement and of the Agreement of Merger and, subject to the requisite approval of the shareholders of PBC of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of PBC, and this Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of PBC enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by PBC to GBB (the "PBC Conflicts and Consents List"), neither the execution and delivery by PBC of this Agreement or the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by PBC with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its or PREC's Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which PBC or PREC is a party, or by which PBC or PREC or any of their respective properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of PBC or PREC; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PBC or PREC or any of their respective properties or assets. Except as set forth in the PBC Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of PBC or PREC, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by PBC of this Agreement, the Agreement of Merger or the consummation by PBC of the Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of PBC; (ii) such approvals as may be required by the FDIC, the FRB and the DFI;
(iii) the filing of the Joint Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC; and (iv) the filing of the Agreement of Merger with the Secretary of State.

  4.7 Insurance. Each of PBC and PREC has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in a list furnished by PBC to GBB (the "PBC Insurance List"), no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Except as set forth in the PBC Insurance List, neither PBC nor PREC is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the PBC Insurance List is a list of all policies of insurance carried and owned by either PBC or PREC showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to GBB a copy of each such policy of insurance.

  4.8 Personal Property. Each of PBC and PREC has good and marketable title to all its material properties and assets, other than real property, owned or stated to be owned by PBC or PREC, free and clear of all Encumbrances except:
(a) as set forth in the Financial Statements of PBC; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of PBC; or (e) as set forth in a list furnished by PBC to GBB (the "PBC Personal Property List.")

  4.9 Real Estate. PBC has furnished GBB a list of real property, including leaseholds and all other interests in real property (other than security interests), owned by PBC or PREC (the "PBC Real Property List"). Each of PBC and PREC has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property. Either PBC or PREC has good and marketable title to the real property, and valid leasehold interests in the leaseholds, described in the PBC Real Property List, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for Encumbrances of public record; (d) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (e) as described in the PBC Real Property List. PBC has furnished GBB with true and correct copies of all leases included in the PBC Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the PBC Real Property List.

  4.10 Litigation. Except as set forth in the PBC Filings or in a list furnished by PBC to GBB (the "PBC Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to PBC's knowledge threatened, against PBC or PREC or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of PBC or PREC which, if adversely determined, would have a material adverse effect upon the business, financial condition or results of operations of PBC or the transactions contemplated hereby, or which may involve a judgment against PBC or PREC in excess of $25,000. Also, except as disclosed in the PBC Filings or in the PBC Litigation List, there are no material judgments, decrees, stipulations or orders against PBC or PREC or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

  4.11 Taxes.

    (a) Except as set forth in the PBC Tax List: (i) all Tax Returns required to be filed by or on behalf of PBC or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material aspects; (ii) PBC and its subsidiaries have paid all Taxes (whether or not shown on any Tax Return) for any period ending on or before the Effective Time of the Merger or adequate provision has been made for any such Taxes in the financial statements of PBC and its subsidiaries (in accordance with generally accepted accounting principles); (iii) there is no audit examination, deficiency assessment, or refund litigation currently pending with respect to any Taxes of PBC or any of its subsidiaries; (iv) all Taxes due with respect to completed and settled examinations or concluded litigation relating to PBC or any of its subsidiaries have been paid in full or adequate provision has been made for any such amounts in the financial statements of PBC and its subsidiaries (in accordance with generally accepted accounting principles); (v) no extensions or waivers of statutes of limitations have been given by or requested with respect to any Taxes of PBC or any of its subsidiaries; and (vi) there are no liens for Taxes upon the assets or property of any of PBC or its subsidiaries except for statutory liens for current Taxes not yet due.

    (b) Except for the affiliated group among PBC and its subsidiaries, PBC has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes. PBC has not filed a consent pursuant to the collapsible corporation provisions of
  Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it. PBC has not made or will not make a consent dividend election under Section 565 of the Code.

    (c) Except as set forth in the PBC Tax List, PBC has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. PBC has taken no action that is not in accordance with prudent banking practice that could defer a liability for Taxes of PBC from any taxable period ending on or before the Effective Time of the Merger to any taxable period ending after such date.

    (d) PBC is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the Merger, any change of control of PBC or any other transaction contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (e) PBC is not, and has not been, a United States real property holding corporation (as defined in Section 897(C)(2) of the Code) during the applicable period specified in Section 897(C)(1)(A)(ii) of the Code.

    (f) Except as set forth in the PBC Tax List, to the knowledge of PBC, as of the date hereof, no shareholder of PBC is other than a United States person within the meaning of the Code.

    (g) PBC does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and, except as set forth in the PBC Tax List, PBC has not engaged in a trade or business within any foreign country.

    (h) PBC is not party to any joint venture, partnership, or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income tax purposes.

    (i) All outstanding options to acquire equity of PBC that purport to be or were otherwise intended (when issued) to be treated as "incentive stock options"("ISOs") within the meaning of Section 422 of the Code (and any predecessor provision and any similar provision applicable state, local or other Tax law) were issued in compliance with such section. All such outstanding options currently qualify for treatment as ISOs, and are held by persons who are employees of PBC.

    (j) As used in this Agreement, (i) the term "Tax" or "Taxes" means taxes and other impost, levies, assessments, duties, fees or charges imposed or required to be collected by any federal, state, county, local, municipal, territorial or foreign governmental authority or subdivision thereof, including, without limitation, income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangible, franchise, personal property, and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon, and (ii) the term "Tax Return" shall mean any return, report, information return or other document (including elections, declarations, disclosures, schedules, estimates. and other returns or supporting documents) with respect to Taxes.

  4.12 Compliance with Laws and Regulations.

    (a) Neither PBC nor PREC is in default under or in breach of any provision its Articles of Incorporation, as amended, or Bylaws, as amended, or law, ordinance, rule or regulation promulgated by any Governmental Entity, where such default or breach would have a material adverse effect on the business, financial condition, results of operations or prospects of PBC.

    (b) Without limiting Section 4.12(a), to the best of PBC's knowledge and except as set forth on a list furnished by PBC to GBB (the "PBC Environmental Compliance List") (i) each of PBC and PREC is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about PBC Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from PBC Property; (iv) neither PBC nor PREC has loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against PBC or PREC or concerning property securing PBC loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting PBC Property or property securing PBC or PREC loans, relating to the foregoing representations (i)--
  (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of PBC. For purposes of this Section 4.12(b), the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "PBC Property" shall mean real estate currently owned, leased, or otherwise used by PBC, or in which PBC has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, properties under foreclosure and properties held by PBC in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C.
  Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C.
  Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the
  California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

    (c) PBC has provided to GBB phase I environmental assessments with respect to each interest in real property set forth on the PBC Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of PBC or PREC. The PBC Real Property list shall disclose each such property as to which such an assessment has not been prepared on behalf of PBC or PREC.

  4.13 Performance of Obligations. Each of PBC and PREC has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the business, financial condition, results of operations or prospects of PBC. Except for loans and leases made by PBC or PREC in the ordinary course of business, to PBC's knowledge, no party with whom PBC or PREC has an agreement that is of material importance to the business of PBC is in default thereunder.

  4.14 Employees. There are no controversies pending or threatened between either PBC or PREC and any of its employees that are likely to have a material adverse effect on the business, financial condition, results of operations or prospects of PBC. Neither PBC nor PREC is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

  4.15 Brokers and Finders. Except for the obligation to Hoefer & Arnett Incorporated as set forth in the Hoefer Agreement, a copy of which has been delivered to GBB, PBC is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

  4.16 Material Contracts. Except as set forth in a list furnished by PBC to GBB (the "PBC Contract List") hereto (all items listed or required to be listed in such PBC Contract List being referred to herein as "Scheduled Contracts"), neither PBC nor PREC is a party or otherwise subject to:

    (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of PBC or PREC and is not terminable by PBC or PREC within one year without penalty or (ii) requires payment by PBC or PREC of $25,000 or more per annum;

    (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by PBC or PREC of $25,000 or more per annum;

    (c) any contract or agreement that restricts PBC or PREC (or would restrict any Affiliate of PBC or PREC or the Surviving Corporation (including GBB and its subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

    (d) any lease of real or personal property providing for annual lease payments by or to PBC or PREC in excess of $25,000 per annum other than (A) financing leases entered into in the ordinary course of business in which PBC or PREC is lessor and (B) leases of real property presently used by PBC as banking offices;

    (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of PBC or PREC (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property having a value of $25,000 or more;

    (f) other than as described in the PBC Filings or as set forth in the PBC Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of PBC or PREC;

    (g) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

    (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which PBC or PREC has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

    (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of its banking business and reflected in the financial records of PBC or PREC);

    (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by PBC or PREC (as lessee) that materially restricts the use, transferability or value of such property;

    (k) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

    (l) any supply, maintenance or landscape contracts not terminable by PBC or PREC without penalty on 30 days' or less notice and which provides for payments in excess of $25,000 per annum;

    (m) other than as disclosed with reference to subparagraph (k) of this
  Section 4.16, any material agreement which would be terminable other than by PBC or PREC as a result of the consummation of the transactions contemplated by this Agreement;

    (n) any contract of participation with any other bank in any loan in excess of $25,000 or any sales of assets of PBC or PREC with recourse of any kind to PBC or PREC except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

    (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

    (p) any contract relating to the provision of data processing services to PBC or PREC; or

    (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $25,000 or more to or by PBC or PREC other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

  True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to GBB.

  4.17 Certain Material Changes. Except as specifically required, permitted or effected by this Agreement, since December 31, 1996, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

    (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of PBC or PREC or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of PBC;

    (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of PBC or that may involve a loss of more than $25,000 in excess of applicable insurance coverage;

    (c) Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of PBC;

    (d) Any disposition by PBC or PREC of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of PBC; or

    (e) Any direct or indirect redemption, purchase or other acquisition by PBC or PREC of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment of a cash dividend, as disclosed in the Financial Statements of PBC) or other distribution on or in respect of PBC Stock whether consisting of money, other personal property, real property or other things of value.

  4.18 Licenses and Permits. Each of PBC and PREC has all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of PBC. The respective properties, assets, operations and businesses of PBC and PREC are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The respective properties and operations of PBC and PREC are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

  4.19 Undisclosed Liabilities. Neither PBC nor PREC has any liabilities or obligations, either accrued or contingent, that are material to PBC and that have not been: (a) reflected or disclosed in the Financial Statements of PBC;
(b) incurred subsequent to December 31, 1996 in the ordinary course of business; or (c) disclosed in a list furnished by PBC to GBB (the "Undisclosed Liabilities List") or on any other PBC List. PBC does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition, results of operations or prospects of PBC that is not fairly reflected in the Financial Statements of PBC or otherwise disclosed in this Agreement.

  4.20 Employee Benefit Plans.

    (a) PBC has previously made available to GBB copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provision of ERISA and covers any employee, whether active or retired, of PBC, together with all amendments thereto, all related summary plan descriptions (to the extent one is required by law), the determination letter from the IRS, and the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." PBC does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA that would subject PBC to a material amount of liability with respect to any such plan. Each Employee Plan which is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made. Except as disclosed in a list furnished by PBC to GBB (the "PBC Employee Plan List"), all Employee Plans were in effect for substantially all of 1996, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits thereunder on or after January 1, 1997.

    (b) PBC has previously made available to GBB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by PBC which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of PBC (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). Except as disclosed in the PBC Employee Plan List hereto, all Benefit Arrangements which are in effect were in effect for substantially all of 1996. There has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 1997. Except as set forth in the PBC Employee Plan List, there has been no material increase in the compensation of or benefits payable to any senior executive employee of PBC since December 31, 1996, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1996. There is no contract, agreement or benefit arrangement covering any employee of PBC which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280G of the Code.

    (c) With respect to all Employee Plans and Benefit Arrangements, PBC is in material compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All material government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. PBC has performed all of its obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the knowledge of PBC, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement which could result in a material amount of liability to such Employee Plan. To the knowledge of PBC, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by PBC which is covered by Title I of ERISA, which could subject any person (other than a person for whom PBC is not directly or indirectly responsible) to a material amount of liability under Title I of ERISA or to the imposition of a material amount of tax under Section 4975 of the Code which could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of PBC; nor has any

  Employee Plan subject to Part III of Subtitle B of Title I of ERISA or
  Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has PBC failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. To the knowledge of PBC, PBC has not incurred nor expects to incur, directly or indirectly, a material amount of liability under Title IV or ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of GBB or of any of its affiliates (including PBC) at or after the Effective Time of the Merger.

    (d) Except for Scheduled Contracts set forth in the PBC Contract List or as set forth in the PBC Employee Plan List, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by PBC within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

    (e) All group health plans of PBC have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects.

  4.21 Corporate Records. The minute books of each of PBC and PREC accurately reflect all material actions taken to this date by the respective shareholders, board of directors and committees of each of PBC and PREC and contain true and complete copies of their respective Articles of Incorporation, Bylaws and other charter documents, and all amendments thereto.

  4.22 Accounting Records. Each of PBC and PREC maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures. Such records, to the extent they contain important information pertaining to PBC or PREC which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

  4.23 Offices and ATMs. PBC has furnished to GBB a list (the "PBC Offices List") setting forth the headquarters of each of PBC and PREC (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by PBC or PREC (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the PBC Offices List, neither PBC nor PREC maintains any other office or ATM or conducts business at any other location, and neither PBC nor PREC has applied for or received permission to open any additional branch or operate at any other location.

  4.24 Operating Losses. PBC has furnished to GBB a list (the "PBC Operating Losses List") setting forth any Operating Loss (as herein defined) which has occurred at PBC during the period after December 31, 1996 to the date of the Agreement. To the knowledge of PBC, no action has been taken or omitted to be taken by any employee of PBC that has resulted in the incurrence by PBC of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $50,000 on an individual basis or in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs, civil money penalties, fines, litigation, claims or other similar acts or occurrences.

  4.25 Loan Portfolio. PBC has furnished to GBB a list (the "PBC Loan List") that sets forth (a) as of April 30, 1997, a description of, by type and classification, if any, each loan, lease, other extension of credit or commitment to extend credit by PBC; (b) sets forth as of July 31, 1997, by type and classification, all loans, leases, other extensions and commitments to extend credit of PBC that have been classified by its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans due to PBC as to which any payment of principal, interest or any other amount is 90 days or more past due.

  4.26 Investment Securities. PBC has furnished to GBB a list (the "PBC Investment Securities List") setting forth a description of each Investment Security held by PBC or PREC on July 31, 1997. The PBC Investment Securities List sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. Neither PBC nor PREC has any Investment Security classified as trading.

  4.27 Power of Attorney. Neither PBC nor PREC has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

  4.28 Facts Affecting Regulatory Approvals. To the best knowledge of PBC, there is no fact, event or condition applicable to PBC or PREC which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

  4.29 Accounting and Tax Matters. To the best knowledge of PBC, neither PBC nor PREC has through the date hereof taken or agreed to take any action that would prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a tax-free reorganization under the Code.

  4.30 Indemnification. Other than pursuant to the provisions of their respective Articles of Incorporation or Bylaws, and the Hoefer Agreement, neither PBC nor PREC is a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of PBC or PREC (a "Covered Person"), and to the best knowledge of PBC, there are no claims for which any Covered Person would be entitled to indemnification by PBC or PREC if such provisions were deemed in effect, except as set forth in a list furnished by PBC to GBB (the "PBC Indemnification List").

  4.31 Community Reinvestment Act. PBC has received rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. PBC has not been advised of any supervisory concerns regarding PBC's compliance with the Community Reinvestment Act.

  4.32 Derivative Transactions. Neither PBC nor PREC is a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

  4.33 Trust Administration. PBC does not presently exercise trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.33 includes (i) any and all common law or other trusts between an individual, corporation or other entities and PBC or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where PBC or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where PBC or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which PBC or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

  4.34 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of PBC ("PBC Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus and (b) any other documents to be filed with the SEC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Joint Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.35 Accuracy and Currentness of Information Furnished. The representations and warranties made by PBC hereby or in the PBC Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF GBB

  GBB represents and warrants to PBC as follows:

  5.1 Incorporation, Standing and Power. GBB has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. Newco has been duly organized, is validly existing and in good standing as corporation under the laws of the State of California. GBB and Newco have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. GBB and Newco are duly qualified and in good standing as foreign corporations, and are authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of each of GBB and Newco have been delivered to PBC. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof. Newco has not engaged in any business nor has it incurred any liabilities or obligations since it was incorporated other than relating to this Agreement and the transactions contemplated hereby.

  5.2 Capitalization.

    (a) As of the date of this Agreement, the authorized capital stock of GBB consists of 6,000,000 shares of common stock, of which 3,335,284 shares are outstanding and 4,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of GBB Stock are duly authorized, validly issued, fully paid and nonassessable. The GBB Stock to be used in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

    (b) As of the date of this Agreement, the authorized capital stock of Newco consists of 10,000 shares of common stock, of which 100 shares are outstanding and owned of record and beneficially by GBB. All the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Newco is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

  5.3 Financial Statements. GBB has previously furnished to PBC a copy of the Financial Statements of GBB. The Financial Statements of GBB: (a) present fairly the consolidated financial condition of GBB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (d) are based upon the books and records of GBB.

  5.4 Reports and Filings. Since January 1, 1994, GBB has filed all reports, returns, registrations and statements (such reports and filings referred to as "GBB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB, and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. No administrative actions have been taken or orders issued in connection with such GBB Filings. As of their respective dates, each of such GBB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance; and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such GBB Filings that was intended to present the financial position of GBB on a consolidated basis fairly presented the financial position of GBB on a consolidated basis and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. GBB has furnished or made available to PBC true and correct copies of all GBB Filings filed by GBB since January 1, 1994.

  5.5 Authority.

    (a) Of GBB. The execution and delivery by GBB of this Agreement, and subject to the requisite approval of the shareholders of GBB of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of GBB, and this Agreement will be upon execution and delivery by the respective parties hereto, a valid and binding obligation of GBB enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by GBB to PBC (the "GBB Conflicts and Consents List"), neither the execution and delivery by GBB of this Agreement, the consummation of the transactions contemplated herein, nor compliance by GBB with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which GBB or any subsidiary of GBB is a party, or by which GBB, or any subsidiary of GBB or any of its respective properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of GBB or any subsidiary; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBB or any subsidiary of GBB or any of their respective properties or assets. Except as set forth in the "GBB Conflicts and Consents List," no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of GBB, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by GBB of this Agreement or the Agreement of Merger, or the consummation by GBB of the Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of GBB; (ii) such approvals as may be required by the SEC, the FRB, the FDIC and the DFI; (iii) filing of the Agreement of Merger with the Secretary of State of the State of California; and (iv) such approvals as may be required by NASD to approve for inclusion on the Nasdaq National Market System the GBB Stock to be issued in the Merger.

    (b) Of Newco. The execution and delivery by Newco of this Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholder of Newco, the consummation of the transactions contemplated thereby, will be duly and validly authorized by all necessary corporate action on the part of Newco, and this Agreement and the Agreement of Merger will be, upon due execution and delivery by the respective parties, a valid and binding obligation of Newco enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the consummation of the transactions contemplated by this Agreement and the Agreement of Merger, nor compliance by Newco with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, or Bylaws; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Newco is a party, or by which Newco or any of its properties or assets is bound:
  (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Newco; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Newco or any of its properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Newco, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Newco of this Agreement or the Agreement of Merger or the consummation by Newco of the transactions contemplated hereby or thereby, except (i) the approval of the Agreement of Merger and the transactions contemplated hereby by the shareholder and directors of Newco, (ii) such approvals as may be required by the SEC, the FRB, the FDIC, the DFI or any other Governmental Authority; and (iii) filing of the Agreement of Merger with the Secretary of State of the State of California.

  5.6 Subsidiaries. As of the date of this Agreement, GBB owns 100% of the outstanding stock of each of CNB, MPB and Newco. As of the date of this Agreement, and except for its investments in the Banks, GBB Capital I and Newco, GBB does not own, directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any other corporation, partnership, joint venture or other entity.

  5.7 Brokers and Finders. Except for the obligation to Hovde Financial, Inc., as set forth in a letter agreement dated July 30, 1997, a copy of which has been delivered to PBC, GBB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

  5.8 Certain Material Changes. Except as specifically required, permitted or effected by this Agreement or as disclosed in any GBB Filings, since June 30, 1997, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

    (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of GBB or its subsidiaries or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

    (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

    (c) Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis; or

    (d) Any disposition by GBB of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis.

  5.9 Licenses and Permits. GBB and each subsidiary of GBB have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. The respective properties, assets, operations and businesses of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

  5.10 Corporate Records. The minute books of GBB and its subsidiaries accurately reflect all material actions taken to this date by the respective shareholders, boards of directors and committees of GBB and its subsidiaries and contain true and complete copies of their respective Articles of Incorporation, Bylaws and other charter documents, and all amendments thereto.

  5.11 Accounting Records. GBB and its subsidiaries maintain accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and
(ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures. Such records, to the extent they contain important information pertaining to GBB and its subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

  5.12 Facts Affecting Regulatory Approvals. To the best knowledge of GBB, there is no fact, event or condition applicable to GBB or any of its subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and transactions contemplated by this Agreement.

  5.13 Accounting and Tax Matters. To the best of GBB's knowledge, GBB has not through the date hereof taken or agreed to take any action that would prevent it from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a tax-free reorganization under the Code.

  5.14 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of GBB or any of its subsidiaries ("GBB Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus to be mailed to the shareholders of PBC and GBB in connection with obtaining the approval of the shareholders of PBC and GBB of this Agreement, the Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Joint Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.15 Nasdaq Listing. As of the date hereof, GBB Stock is listed on the Nasdaq National Market System.

  5.16 Accuracy and Currentness of Information Furnished. The representations and warranties made by GBB and Newco hereby or in the GBB Lists or Schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                  ARTICLE VI

                               COVENANTS OF PBC
                     PENDING EFFECTIVE TIME OF THE MERGER

  PBC covenants and agrees with GBB and Newco as follows:

  6.1 Limitation on PBC's Conduct Prior to Effective Time of the
Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to California state chartered banks, PBC agrees to conduct its business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and PBC shall not, without the prior written consent of GBB:

    (a) issue, sell or grant any PBC Stock (except pursuant to the exercise of PBC Options outstanding as of the date hereof), any other securities (including long term debt) of PBC, or any rights, options or securities to acquire any PBC Stock, or any other securities (including long term debt) of PBC;

    (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of PBC, provided, however, that subject to Section 6.11, PBC may pay to its shareholders its regular cash dividend in amounts consistent with past practices but in no event in an aggregate amount greater than 65% of net income, exclusive of Transaction Expenses, for the period beginning January 1, 1997 through the earlier of (i) the last day of the month of the month prior to Closing, or (ii) December 31, 1997;

    (c) purchase, redeem or otherwise acquire any capital stock or other securities of PBC or any rights, options, or securities to acquire any capital stock or other securities of PBC;

    (d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or Bylaws;

    (e) grant any general or uniform increase in the rate of pay of employees or employee benefits;

    (f) grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, except for salary increases of not more than 5% granted in the ordinary course of business and consistent with past practices or as required by an existing written employment agreement or pursuant to the 1997 PBC Bonus Plan as approved by the C Board of Directors; provided, however, that payment of the Transaction Expenses shall not be considered in the determination of bonus payments pursuant to the 1997 PBC Bonus Plan;

    (g) make any capital expenditure or commitments with respect thereto in excess of $25,000 in the aggregate, except for ordinary repairs, renewals and replacements;

    (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

    (i) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $100,000 on an unsecured basis, or $750,000 if secured by a lien on real estate or cash (consent shall be deemed granted if within two Business Days of written notice delivered to GBB's Chief Credit Officer, written notice of objection is not received by PBC);

    (j) change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or a Governmental Entity;

    (k) [reserved];

    (l) close any offices at which business is conducted or open any new offices;

    (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

    (n) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and PBC shall promptly notify GBB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving PBC: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of PBC representing ten percent (10%) or more of the assets of PBC; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing ten percent (10%) or more of the voting power of PBC; a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares; a solicitation of proxies in opposition to approval of the Merger by PBC's shareholders; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.1(n) or elsewhere in this Agreement, the obligations of PBC in this Agreement are subject to the continuing fiduciary duties of the Board of Directors of PBC to the shareholders of PBC. In the event the Board of Directors of PBC receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of PBC, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle GBB to terminate this Agreement pursuant to Section 13.1(h) hereof, but in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of PBC under Section
  14.1 hereof;

    (o) change any of PBC's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of PBC's business or operations, except such changes as may be required in the opinion of PBC's management to respond to economic or market conditions or as may be required by any Governmental Entity;

    (p) grant any Person a power of attorney or similar authority;

    (q) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

    (r) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16 (consent shall be deemed granted if within two Business Days of written notice delivered to GBB's designee, written notice of objection is not received by
  PBC);

    (s) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

    (t) knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of GBB or PBC to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect PBC's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or PBC's obligations hereunder, as set forth in Articles IX or X herein not being satisfied;

    (u) [reserved];

    (v) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

    (w) sell any security other than in the ordinary course of business, or engage in gains trading;

    (x) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

    (y) agree or make any commitment to take any actions prohibited by this
  Section 6.1;

    (z) knowingly take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

    (aa) notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses, except as a result of chargeoffs;

    (bb) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

    (cc) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on June 30, 1997; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

    (dd) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
  (ii) short-term borrowings made at prevailing market rates and terms; or

    (ee) permit PREC to conduct any business or activities, other than serving as trustee under deeds of trust for loans originated by PBC.

  6.2  Affirmative Conduct of PBC Prior to Effective Time of the
Merger. Between the date hereof and the Effective Time of the Merger, PBC shall:

     (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with PBC;

     (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of PBC;

     (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which it is responsible and on its business operations;

     (d) perform its material contractual obligations and not become in material default on any such obligations;

     (e) duly observe and conform in all material respects to all lawful requirements applicable to its business;

     (f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;


     (g) promptly upon learning of such information, advise GBB in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding PBC Stock prior to the record date fixed for the PBC Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

     (h) promptly notify GBB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of PBC, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of PBC;

    (i) make available to GBB monthly unaudited balance sheets and income statements of PBC within twenty-five (25) days after the close of each calendar month;

    (j) not later than the 30th day of each calendar month, amend or supplement the PBC Lists prepared and delivered pursuant to Article IV to ensure that the information set forth in the PBC Lists accurately reflects the then-current status of PBC. PBC shall further amend or supplement the PBC Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the PBC Lists;

    (k) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of PBC or that is contemplated in this Agreement as required in connection with the Merger;

    (l) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement; and

    (m) furnish to GBB, as soon as practicable, and in any event within 15 days after it is prepared, a copy of any report submitted to the PBC Board of Directors or any committee thereof, provided, however, that PBC need not furnish to GBB communications of PBC's legal counsel regarding PBC's rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product.

  6.3 Access to Information.

    (a) PBC will afford, upon reasonable notice, to GBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable GBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of PBC and the condition thereof and to update such examination at such intervals as GBB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of PBC and in such a manner as to minimize any disruption of, or interference with, the normal business operations of PBC. Upon the request of GBB, PBC will request C&L to provide reasonable access to representatives of C&L working on behalf of GBB to auditors' work papers with respect to the business and properties of PBC, including tax accrual work papers prepared for PBC during the preceding sixty (60) months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that PBC is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of GBB of the right to rely upon the representations and warranties made by PBC herein; provided, that GBB shall disclose to PBC any fact or circumstance it may discover which GBB believes renders any representation or warranty made by PBC hereunder incorrect in any respect. GBB covenants and agrees that it, its subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning PBC so obtained from any of them so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Joint Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to PBC.

    (b) A representative of GBB, selected by GBB in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by PBC after the date hereof, and all information associated with such loan, lease or other credit within three Business Days of such funding or renewal, such review to take place, if possible, on PBC's premises.

    (c) A representative of GBB, selected by GBB in its sole discretion, shall be permitted by PBC to attend all regular and special Board of Directors' and committee meetings of PBC from the date hereof until the Effective Time of the Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of PBC under this Agreement.

  6.4 Review by Accountants. Promptly upon request of GBB, PBC will request C&L to permit representatives of C&L working on behalf of GBB to review and examine the work papers of C&L relating to PBC and the Financial Statements of PBC and to review and examine the work papers of C&L relating to any future completed audits or completed reviews of PBC.

  6.5 Filings. PBC agrees that through the Effective Time of the Merger, each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

  6.6 Notices; Reports. PBC will promptly notify GBB of any event of which PBC obtains knowledge which has had or may have a materially adverse effect on the financial condition, operations, business or prospects of PBC or in the event that PBC determines that it is unable to fulfill any of the conditions to the performance of GBB's and Newco's obligations hereunder, as set forth in Articles IX or XI herein, and PBC will furnish GBB (i) as soon as available, and in any event within one (1) Business Day after it is mailed or delivered to the Board of Directors of PBC or committees thereof, any report by PBC for submission to the Board of Directors of PBC or committees thereof, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by PBC to its shareholders or other security holders, and all reports filed by PBC with the FRB, the FDIC or the DFI, and (iii) such other existing reports as GBB may reasonably request relating to PBC.

  6.7 PBC Shareholders' Meeting. Promptly after the execution of this Agreement, PBC will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of PBC shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of PBC shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding PBC Stock to approve this Agreement and the transactions contemplated hereby.

  6.8 Certain Loans and Other Extensions of Credit. PBC will promptly inform GBB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of PBC or by any other Person as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). PBC will furnish GBB, as soon as practicable, and in any event within 20 days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories;
(e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by PBC to any PBC director, officer at or above the senior vice president level, or shareholder holding ten percent (10%) or more of the capital stock of PBC, including with respect to each such loan or lease the identity and, to the knowledge of PBC, the relation of the borrower to PBC, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

  6.9 Applications. Subject to Section 7.5, PBC will promptly prepare or cause to be prepared the portions of the Joint Proxy Statement and Prospectus as it pertains to PBC and any other applications necessary to consummate the transactions contemplated hereby, and further agrees to provide any information requested by GBB for the preparation of any applications necessary to consummate the transactions contemplated hereby. PBC shall afford GBB a reasonable opportunity to review the portions of the Joint Proxy Statement and Prospectus pertaining to PBC and all such applications and all amendments and supplements thereto before the filing thereof. PBC covenants and agrees that, with respect to the information relating to PBC, the Joint Proxy Statement and Prospectus will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. PBC will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger and the transactions contemplated herein.

  6.10 Affiliates and Five Percent Shareholder Agreements. Concurrently with the execution of this Agreement, (a) PBC shall deliver to GBB a letter identifying all persons who are then "affiliates" of PBC for purposes of Rule 145 under the Securities Act and (b) PBC shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit B. PBC shall use reasonable efforts to obtain from any person who becomes an affiliate of PBC after PBC's delivery of the letter referred to above, and on or prior to the date of the PBC Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit B hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in
Section 9.6, PBC shall use its commercially reasonable efforts to cause each person or group of persons who holds more than five percent (5%) of the PBC Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to Manatt, Phelps & Phillips, LLP a letter stating that such shareholder(s) has no present plan or intention to dispose of GBB Stock that the shareholder(s) will receive in the Merger, and committing that such shareholder(s) will not dispose of such GBB Stock in a manner as to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

  6.11 Coordination of Dividends. PBC shall coordinate with GBB the declaration of any dividends that may be allowed pursuant to Section 6.1(b) hereof, and the record date and the payment dates relating thereto, it being the intention of the parties that holders of PBC Stock shall not receive two dividends, or fail to receive one dividend, for any applicable dividend period with respect to their shares of PBC Stock and any shares of GBB Stock any such holder will receive in exchange therefor in the Merger.

  6.12 D&O Coverage. In the event that GBB is unable to have PBC's directors and officers added to GBB's directors' and officers' liability insurance policy pursuant to Section 7.2(f) hereof and upon GBB's request, PBC shall use commercially reasonable efforts to obtain (i) coverage for a period of at least 36 months following the Effective Time of the Merger for the directors and officers of PBC under a directors' and officers' liability insurance policy which is no less protective in terms of coverage or limitations then now possessed by PBC covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement, and (ii) coverage for a period of at least 36 months following the Effective Time of the Merger under a bankers' blanket bond which is no less protective in terms of coverage or limitations then now possessed by PBC covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement.

                                  ARTICLE VII

                               COVENANTS OF GBB
                     PENDING EFFECTIVE TIME OF THE MERGER

  GBB covenants and agrees with PBC as follows:

  7 .1 Limitation on GBB's Conduct Prior to Effective Time of the
Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, and each of GBB and its subsidiaries shall not, without prior written consent of PBC (which consent shall not be unreasonably withheld and which consent (except with respect to subparagraphs (f) of this Section 7.1) shall be deemed granted if within five (5) Business Days of PBC's receipt of written notice of a request for prior written consent, written notice of objection is not received by GBB):

    (a) take any action which would or is reasonably likely to (i) adversely affect the ability of GBB or Newco to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect GBB's or Newco's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or Newco's obligations hereunder, as set forth in Articles IX or XI herein not being satisfied;

    (b) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

    (c) amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the GBB Stock; or

    (d) agree or make any commitment to take any actions prohibited by this
  Section 7.1.

  7.2 Affirmative Conduct of GBB and Subsidiaries Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, GBB shall:

    (a) use commercially reasonable efforts consistent with this Agreement, and cause each of its subsidiaries to use its commercially reasonable efforts consistent with this Agreement, to maintain and preserve intact their respective present business organizations and to maintain and preserve the relationships and goodwill with account holders, borrowers, employees and others having business relationships with GBB or any subsidiary of GBB;

    (b) duly observe and conform in all material respects to all lawful requirements applicable to the business of GBB or any subsidiary of GBB;

    (c) make available to PBC monthly unaudited consolidated balance sheets and consolidated income statements of GBB within twenty-five (25) days after the close of each calendar month;

    (d) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of GBB on a consolidated basis or that is contemplated in this Agreement as required in connection with the Merger;

    (e) not later than the 20th day of each calendar month, amend or supplement the GBB Lists prepared and delivered pursuant to Article V to ensure that the information set forth in the GBB Lists accurately reflects the then-current status of GBB and its subsidiaries. GBB shall further amend or supplement the GBB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the GBB Lists; and

    (f) use its commercially reasonable efforts to have PBC's directors and officers added to GBB's directors' and officers' liability insurance policy, providing for coverage for a period of at least 36 months following the Effective Time of the Merger and covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement.

  7.3 Access to Information. Upon reasonable request by PBC, GBB shall (i) make its Chief Operating Officer/Chief Financial Officer and Controller available to discuss with PBC and its representatives GBB's operations, (ii) shall provide PBC with written information which is (a) similar to the written information that PBC reviewed in connection with this Agreement, and (b) related to GBB's business condition, operations and prospects; and (iii) make available to PBC the minutes of meetings of the Board of Directors of GBB (except to the extent that such minutes contain communications of GBB's legal counsel regarding GBB's rights and obligations under this Agreement or the transactions contemplated hereby, or matters covered by confidentiality agreements or the attorney-client privilege or which contain attorney's work product). No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of PBC of the right to rely upon the representations and warranties made by GBB herein; provided, that PBC shall disclose to GBB any fact or circumstance it may discover which PBC believes renders any representation or warranty made by GBB hereunder incorrect in any respect. PBC covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning GBB so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Joint Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GBB.

  7.4 Filings. GBB agrees that through the Effective Time of the Merger, each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

  7.5 Applications. GBB will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Merger with the FRB; (ii) an application for approval of the Merger with the FDIC; (iii) an application for approval of the Merger with the DFI; (iv) in conjunction with PBC, the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus as it pertains to GBB; and (v) any other applications necessary to consummate the transactions contemplated hereby. GBB shall afford PBC a reasonable opportunity to review the Joint Proxy Statement and Prospectus and all such applications and all amendments and supplements thereto before the filing thereof. GBB covenants and agrees that the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus and all applications to the appropriate regulatory agencies for approval or consent to the Merger, with respect to information relating to GBB or its subsidiaries, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. GBB will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger.

  7.6 Blue Sky. GBB agrees to use commercially reasonable efforts to have the shares of GBB Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of PBC reside.

  7.7 GBB Shareholders' Meeting. Promptly after the execution of this Agreement, GBB will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of GBB shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of GBB shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding GBB Stock to approve this Agreement and the transactions contemplated hereby.

  7.8 Notices; Reports. GBB will promptly notify PBC of any event of which GBB obtains knowledge which has had or may have a material adverse affect on the financial condition, operations, business or prospects of GBB on a consolidated basis or in the event that GBB determines that it is unable to fulfill any of the conditions to the performance of PBC's obligations hereunder, as set forth in Articles IX or X herein, and GBB will furnish PBC
(i) as soon as available, and in any event within ten (10) days after it is prepared, any report by GBB for submission to the Board of Directors of GBB or committees thereof, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by GBB to its shareholders or other security holders, and all reports filed by GBB with the SEC, the FRB, the FDIC, the DFI, the O.C., and (iii) such other existing reports as PBC may reasonably request relating to GBB.

  7.9 Removal of Conditions. In the event of the imposition of a condition to any regulatory approvals which GBB deems to materially adversely affect it or to be materially burdensome as provided in Section 11.4 hereof, GBB shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

  7.10 Stock Options.

    (a) At and as of the Effective Time of the Merger, GBB shall assume each and every outstanding option to purchase shares of PBC Stock ("PBC Stock Option") and all obligations of PBC under the PBC Stock Option Plans. Each and every PBC Stock Option so assumed by GBB under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the PBC Stock Option Plans and in the other documents governing such PBC Stock Option immediately prior to the Effective Time of the Merger, except that: (i) such PBC Stock Option shall be exercisable for that number of whole shares of GBB Stock equal to the product of (A) the number of shares of PBC Stock that were purchasable under such PBC Stock Option immediately prior to the Effective Time of the Merger multiplied by
  (B) the Conversion Ratio, rounded down to the nearest whole number of shares of GBB Stock; and (ii) the per share exercise price for the shares of GBB Stock issuable upon exercise of such PBC Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of PBC Stock at which such PBC Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio. Prior to the Effective Time of the Merger, GBB shall issue to each holder of an outstanding PBC Stock Option a document evidencing the assumption of such PBC Stock Option by GBB pursuant to this Section 7.10.

    (b) GBB shall comply with the terms of the PBC Stock Option Plans and insure, to the extent required by, and subject to the provisions of, such Plans, that PBC Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger qualify as incentive stock options of GBB after the Effective Time of the Merger.

    (c) At or prior to the Effective Time of the Merger, GBB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GBB Stock for delivery upon exercise of GBB Stock Options assumed by it in accordance with this Section 7.10.

                                 ARTICLE VIII

                             ADDITIONAL COVENANTS

  The parties hereto hereby mutually covenant and agree with each other as follows:

  8.1 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

  8.2 Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by GBB or PBC unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

  8.3 Appointment of Directors. GBB agrees to take all necessary action including, if necessary, increasing the authorized number of its directors, to appoint George R. Corey to the Board of Directors of GBB effective at and after the Effective Time of the Merger.

  PBC agrees to take all necessary action including, if necessary, increasing the authorized number of its directors, to appoint David L. Kalkbrenner to the Board of Directors of PBC, effective at and after the Effective Time of the Merger.

  8.4 Environmental Assessment and Remediation. GBB may cause to be prepared at GBB's sole cost and expense within 45 days of the date of this Agreement one or more phase I environmental investigations with respect to the Real Property set forth on the PBC Real Property List. In the event any such phase I environmental investigation report, or any such report which PBC has already obtained on any of the Real Property set forth on PBC's Real Property List, discloses facts which, in the sole discretion of GBB, warrant further investigation, GBB shall provide written notice to PBC, and PBC shall be required to cause to be completed within 60 days of such written notice, at the sole cost and expense of GBB, a phase II environmental investigation and report with respect to such property. The consultant engaged by PBC to conduct such investigation and provide such report shall be acceptable to GBB. GBB shall have ten days from the receipt of such investigation report to object thereto, which objection shall be by written notice. In the event of any such objection, GBB shall engage an environmental consultant satisfactory to PBC who shall provide an estimate of the cost of taking any remedial action recommended or suggested in such phase II environmental investigation report, or which is required by law, or which is determined to be prudent by GBB, in its sole discretion, and, unless the estimated cost of such Remediation is in excess of $100,000 or is not reasonably determinable by such consultant (and written notice thereof provided by PBC to GBB) PBC shall immediately commence such Remediation, all at the sole cost and expense of PBC. In the event such environmental consultant determines that the estimated cost of such remediation is in excess of $100,000 or is not reasonably determinable, GBB shall have the right to terminate the Agreement pursuant to Section 13.1(i) hereof before the expiration of 21 days from the date of such written notice.

  GBB agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the PBC Real Property List, except as required by law.

                                  ARTICLE IX

                      CONDITIONS PRECEDENT TO THE MERGER

  The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

  9.1 Shareholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of GBB and PBC.

  9.2 No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

  9.3 Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the FDIC, the FRB and the DFI shall have been obtained or granted for the Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

  9.4 Securities Laws. The Registration Statement on Form S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. GBB shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the GBB Stock to consummate the Merger.

  9.5 Listing. The GBB Stock issuable in the Merger shall have been included for listing on the Nasdaq National Market System.

  9.6 Tax Opinions. GBB and PBC shall have received from Manatt, Phelps & Phillips, LLP an opinion reasonably satisfactory to GBB and PBC to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to GBB or PBC, nor shall the issuance of the GBB Stock result in the recognition of gain or loss by the holders of PBC Stock who receive such stock in connection with the Merger, dated prior to the date the Joint Proxy Statement and Prospectus is first mailed to the shareholders of PBC and GBB and such opinions shall not have been withdrawn or modified in any material respect.

  9.7 Pooling of Interests. Prior to the Effective Time of the Merger, C&L shall have delivered a written opinion to GBB that the Merger will qualify for pooling-of-interests accounting treatment. In making its determination that the Merger will qualify for such treatment, C&L shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares.

                                   ARTICLE X

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PBC

  All of the obligations of PBC to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by PBC:

  10.1 Legal Opinion. PBC shall have received the opinion of Manatt, Phelps & Phillips, LLP, attorneys for GBB and Newco, dated as of the Closing Date, and in form and substance satisfactory to the counsel of

PBC, to the effect that: (i) each of GBB and Newco is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) all corporate proceedings on the part of GBB and Newco necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; (iv) this Agreement has been duly and validly authorized, executed and delivered on behalf of GBB and Newco and constitutes (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of each of GBB and Newco; and (v) the shares of GBB Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

  10.2 Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by GBB and Newco on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of GBB contained in Article V hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the GBB Lists in accordance with
Section 7.2(e).

  10.3 Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement by GBB and Newco and the Agreement of Merger by Newco and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the respective Boards of Directors and shareholders of GBB and Newco, as required by applicable law, and Newco shall have full power and right to merge pursuant to the Agreement of Merger.

  10.4 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis, whether or not such event, change or effect is reflected in the GBB Lists as amended or supplemented after the date of this Agreement.

  10.5 Officers' Certificate. There shall have been delivered to PBC on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of GBB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.2, 10.3 and 10.4.

  10.6 Fairness Opinion. PBC shall have received a letter from Hoefer & Arnett Incorporated dated as of a date within five (5) Business Days of the mailing of the Joint Proxy Statement and Prospectus to the shareholders of PBC, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of PBC.

  10.7 Appointment of Directors. All necessary action shall have been taken to have George R. Corey elected or appointed to serve, from and after the Effective Time of the Merger, as a director of GBB.

                                  ARTICLE XI

                            CONDITIONS PRECEDENT TO
                         OBLIGATIONS OF GBB AND NEWCO

  All of the obligations of GBB and Newco to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by GBB:

  11.1 Legal Opinion. GBB shall have received the opinion of McCutchen, Doyle, Brown & Enersen, LLP, attorneys for PBC, and in form and substance satisfactory to the counsel of GBB, to the aggregate effect that: (i) PBC is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (ii) all corporate proceedings on the part of PBC necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of PBC and constitutes (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of PBC; and
(iv) the execution of the Agreement of Merger by PBC has been duly and validly authorized.

  11.2 Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by PBC at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of PBC contained in Article IV hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the PBC Lists in accordance with Section 6.2(k).

  11.3 Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by PBC and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of PBC, and PBC shall have full power and right to merge pursuant to the Agreement of Merger.

  11.4 Third Party Consents. PBC shall have obtained all consents of other parties to its respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

  11.5 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of PBC, whether or not such event, change or effect is reflected in the PBC Lists as amended or supplemented after the date of this Agreement.

  11.6 Officers' Certificate. There shall have been delivered to GBB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of PBC certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4, 11.5 and 11.16.

  11.7 Fairness Opinion. GBB shall have received a letter from Hovde Financial, Inc. dated as of a date within five (5) Business Days of the mailing of the Joint Proxy Statement and Prospectus to the shareholders of GBB, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of GBB.

  11.8 Shareholder's Agreements. Concurrently with the execution of this Agreement, each director of PBC shall have executed and delivered to GBB agreements substantially in the form of Exhibit D hereto.

  11.9 Agreements Not to Compete. Concurrently with the execution of this Agreement, the directors of PBC shall have executed and delivered to GBB agreements substantially in the form of Exhibit C hereto.

  11.10 Affiliates Agreements. Concurrently with the execution of this Agreement, GBB shall have received from each person named in the letter or otherwise referred to in Section 6.10 an executed copy of an agreement substantially in the form on Exhibit B hereto.

  11.11 Employee Benefit Plans. GBB shall have received satisfactory evidence that all of PBC's employee benefit plans, programs and arrangements, including, without limitation, the PBC 401(k) Plan, have been treated as provided in Article XII of this Agreement.

  11.12 Dissenting Shares. Holders of five percent (5%) or more of the outstanding shares of PBC Stock shall not be PBC Perfected Dissenting Shares. In addition, holders of five percent (5%) or more of the outstanding shares of GBB Stock shall not be GBB Perfected Dissenting Shares have made demand for payment of the fair market value thereof in accordance with Section 1301 of the CGCL in connection with the Merger.

  11.13 Remediation. All remediation of environmental contamination or conditions on any PBC Property shall have been completed to the satisfaction of GBB.

  11.14 Execution of Stock Option Agreement. Concurrently with the execution of this Agreement and as a condition thereto, PBC shall have executed and delivered a stock option agreement (the "PBC Stock Option Agreement") which grants to GBB an option to acquire up to 19.9% of the issued and outstanding shares of PBC Stock upon the occurrence of certain circumstances, substantially in the form of Exhibit E hereto.

  11.15 PBC Fully Diluted Book Value Per Share. At least five Business Days prior to the Effective Time of the Merger, PBC shall provide GBB with PBC's financial statements as of the close of business on the last day of the month prior to the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with generally accepted accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time of the Merger, after giving effect to any dividends paid pursuant to
Section 6.1(b) hereof, the PBC Fully Diluted Book Value Per Share, as determined in accordance with such financial statements, shall be not less than $20.25.

  11.16 Termination of PBC Stock Option Plans. GBB shall have received satisfactory evidence that the PBC Stock Option Plans have been terminated prior to the Effective Time of the Merger.

                                  ARTICLE XII

                               EMPLOYEE BENEFITS

  12.1 Employee Benefits. GBB intends to merge the PBC 401(k) Plan with and into the GBB 401(k) Plan as soon as administratively feasible after the Effective Time of the Merger. In no event shall the PBC 401(k) Plan be merged with and into the GBB 401(k) Plan, however, unless GBB determines, in its sole discretion, that: (i) the PBC 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the PBC 401(k) Plan and as to its operation; and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the PBC 401(k) Plan. This analysis shall be made prior to the Effective Time of the Merger and, if the above determinations are made, the PBC 401(k) Plan shall be merged with and into the GBB 401(k) Plan as soon as administratively feasible after the Effective Time of the Merger. If it is determined that the PBC 401(k) Plan is not a qualified plan as described above, PBC agrees to use its best efforts to have the PBC 401(k) Plan qualified prior to the Effective Time of the Merger.

  As soon as practicable after the Effective Time of the Merger, all other PBC employee benefit plans will be discontinued or merged into GBB plans, in the discretion of GBB, and employees of PBC shall become eligible for the employee benefit plans of GBB on the same terms as such plans and benefits are generally offered from time to time to employees of GBB and its subsidiaries in comparable positions with GBB or its subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of GBB, GBB shall recognize such employees years of service with PBC beginning on the date such employees commenced employment with PBC through the Effective Time of the Merger.

                                 ARTICLE XIII

                                  TERMINATION

  13.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger upon the occurrence of any of the following:

    (a) By mutual agreement of the parties, in writing;

    (b) By PBC or GBB immediately upon the failure of the shareholders of PBC or GBB to give the requisite approval of this Agreement;

    (c) By PBC immediately upon expiration of twenty (20) days from delivery of written notice by PBC to GBB of GBB's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by PBC from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by PBC or cured by GBB, as the case may be, prior to expiration of such twenty (20) day period);

    (d) By GBB immediately upon expiration of twenty (20) days from delivery of written notice by GBB to PBC of PBC's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by GBB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by GBB or cured by PBC, as the case may be, prior to expiration of such twenty (20) day period);

    (e) By PBC or GBB upon the expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, all parties hereto agree to submit the application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

    (f) By PBC or GBB if any conditions set forth in Article IX shall not have been met by March 31, 1998;

    (g) By PBC if any of the conditions set forth in Article X shall not have been met, or by GBB if any of the conditions set forth in Article XI shall not have been met, by March 31, 1998, or such earlier time as it becomes apparent that such condition shall not be met;

    (h) By GBB if PBC shall have failed to act or refrain from doing any act pursuant to Section 6.1(n); or

    (i) By GBB under the circumstances set forth in Section 8.4.

    (j) By PBC if the Average Closing Price is less than $30.00 and GBB has not, within two Business Days from the date of calculation of the Average Closing Price, provided written notice to PBC of GBB's election to exercise the Top Up Option.

  13.2 Termination Date. This Agreement shall be terminated if the Closing Date shall not have occurred by March 31, 1998 unless extended in writing by the parties.

  13.3 Effect of Termination. In the event of termination of this Agreement by either PBC or GBB as provided in Section 13.1 or pursuant to Section 13.2, neither PBC, GBB nor Newco shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of
Section 6.3(a), Section 7.3 and Section 8.4, (b) with respect to Sections 14.1 and 14.2, and (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

  13.4 Force Majeure. PBC, GBB and Newco agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                  ARTICLE XIV

                                 MISCELLANEOUS

  14.1 Expenses.

    (a) GBB hereby agrees that if this Agreement is terminated by PBC pursuant to Section 13.1(b) with respect to the failure of GBB shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to Section 13.1(c), GBB shall promptly and in any event within 10 days after such termination pay PBC all Expenses (as defined in Section 14.1(d) below) of PBC, but not to exceed $150,000.

    (b) PBC hereby agrees that if the Agreement is terminated by GBB pursuant to Section 13.1(b) with respect to the failure of PBC shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to Section 13.1(d) or Section 13.1(h), PBC shall promptly and in any event within 10 days after such termination pay GBB all Expenses of GBB, but not to exceed $200,000.

    (c) Except as otherwise provided herein, all Expenses incurred by GBB or PBC in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, GBB and PBC shall share the cost of printing the Joint Proxy Statement and Prospectus on a basis proportionate to the number of shareholders of each corporation.

    (d) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

  14.2 Competing Transaction Fee. As an inducement to PBC to enter into this Agreement, in the event this Agreement is terminated by PBC because of a failure by GBB to comply with its obligations under Section 7.1(a) because GBB entered into an agreement to acquire, merge or consolidate with another entity, which by its terms requires that the transactions contemplated by this Agreement shall not be completed or shall be delayed until after March 31, 1998, or which transaction any Governmental Entity advised GBB in writing would result in the disapproval of the transactions contemplated in this Agreement or the delay thereof until after March 31, 1998, if such transaction is consummated prior to termination of this Agreement or during the twelve-month period following termination of this Agreement, GBB shall pay or cause the third party to such a transaction to pay to PBC the sum of $750,000 promptly upon the consummation of a such a transaction, which sum represents
(i) PBC's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants, and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including PBC's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) PBC's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) PBC's loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by GBB pursuant to Section 14.1(a) hereof shall be credited against any amount due under this Section.

  14.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

  To GBB or Newco:
                     Greater Bay Bancorp
                     2860 West Bayshore Road
                     Palo Alto, California 94303
                     Attention: Steven C. Smith
                     Facsimile Number: (415) 494-9220

  With a copy to:
                     Manatt, Phelps & Phillips, LLP
                     11355 West Olympic Boulevard
                     Los Angeles, California 90064
                     Attention: T. Hale Boggs, Esq.
                     Facsimile Number: (310) 312-4224

  To PBC:
                     Peninsula Bank of Commerce
                     1001 Broadway
                     Millbrae, California 94030
                     Attention: Mark F. Doiron
                     Facsimile Number: (415) 697-4032

  With a copy to:
                     McCutchen, Doyle, Brown & Enersen, LLP
                     3 Embarcadero Center, #1800
                     San Francisco, California 94111
                     Attention: Thomas G. Reddy, Esq.
                     Facsimile Number: (415) 393-2286

  Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third business day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

  14.4 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

  14.5 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

  14.6 Effect of Representations and Warranties. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Merger.

  14.7 Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to GBB, Newco or PBC as the context may require.

  14.8 Lists; Exhibits; Integration. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

  14.9 Knowledge. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

  14.10 Governing Law. This Agreement is made and entered into in the State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

  14.11 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

  14.12 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

  14.13 Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of GBB, Newco or PBC without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

  14.14 Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

  IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.


                                          Greater Bay Bancorp

                                                 /s/ David L. Kalkbrenner
                                          By:__________________________________
                                                   David L. Kalkbrenner
                                               President and Chief Executive
                                                          Officer

ATTEST:

         /s/ Steven C. Smith
_____________________________________
Steven C. Smith
Assistant Secretary

                                          GBB Acquisition Corp.

                                                 /s/ David L. Kalkbrenner
                                          By:__________________________________
                                                   David L. Kalkbrenner
                                                         President

ATTEST:

         /s/ Steven C. Smith
_____________________________________
Steven C. Smith
Assistant Secretary

                                          Peninsula Bank of Commerce

                                                    /s/ George R. Corey
                                          By:__________________________________
                                                      George R. Corey
                                                   Chairman of the Board


                                                    /s/ Mark F. Doiron
                                          By:__________________________________
                                                      Mark F. Doiron
                                               President and Chief Executive
                                                          Officer


ATTEST:

          /s/ Michael Vano
_____________________________________
Secretary

                                                                     APPENDIX B

                            STOCK OPTION AGREEMENT

  This AGREEMENT is dated as of September 5, 1997, between Greater Bay Bancorp ("GBB"), a California corporation, and Peninsula Bank of Commerce, a California corporation ("PBC").

                             W I T N E S S E T H:

  WHEREAS, the Boards of Directors of GBB and PBC have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of the date hereof which contemplates the acquisition by GBB of PBC by means of the merger of GBB Acquisition Corp., a California corporation and wholly-owned subsidiary of GBB ("GAC"), with and into PBC, with PBC as the entity surviving the merger;

  WHEREAS, as a condition to GBB 's entry into the Reorganization Agreement and to induce such entry, PBC has agreed to grant to GBB the option set forth herein to purchase shares of PBC's authorized but unissued common stock, no par value per share ("Common Stock");

  Unless otherwise provided in this Agreement, capitalized terms shall have the meanings ascribed to such terms in the Reorganization Agreement.

  NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

  1. Grant of Option. Subject to the terms and conditions set forth herein, PBC hereby grants to GBB an option (the "Option") to purchase up to 134,099 shares of Common Stock (the "Option Shares"), at a price of $32.00 per share (the "Exercise Price"); provided, however, that in the event PBC issues or agrees to issue any shares of Common Stock to an Acquiring Person (as that term is defined in Section 6 herein) at a price less than $32.00 per share, the Exercise Price shall be equal to such lesser price.

  2. Exercise of Option.

    (a) GBB may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined in Paragraph (b) below of this section); provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of (i) the termination of the Reorganization Agreement pursuant to Section 13.1 (a) or (j) thereof; (ii) the date of termination pursuant to Section 13.1 (b), (c), (e), (f) or (i) thereof if such date is prior to a Purchase Event; (iii) the effective time of the acquisition of PBC by GBB pursuant to the Reorganization Agreement, or (iv) twelve months following the occurrence of the earliest to occur of (A) the date of any termination of the Reorganization Agreement other than as described in (i) or (ii) above or (B) the date of first occurrence of a Purchase Event. Notwithstanding the foregoing, PBC shall not be obligated to issue the Option Shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent or approval necessary for PBC to issue such Option Shares or for GBB or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

    (b) As used herein, a "Purchase Event" shall have occurred when: (i) PBC or any subsidiary of PBC, (without the prior written consent of GBB) enters into an agreement with any person (other than GBB or any of its subsidiaries) pursuant to which such person would: (x) merge or consolidate with, or enter into any similar transaction with PBC or any subsidiary of PBC, (y) purchase, lease or otherwise acquire all or substantially all of the assets of PBC or (z) purchase or otherwise acquire (by merger, consolidation, share exchange or any similar transaction) securities representing 10 percent or more of the voting shares of PBC (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition

  Transaction"); (ii) any person or group of persons acting in concert (other than GBB or any of its subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 24.99 percent or more of the voting shares of PBC (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder); (iii) the shareholders of PBC fail to approve the business combination between PBC and GBB contemplated by the Reorganization Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Reorganization Agreement, or the withdrawal or modification (in a manner adverse to GBB) of the recommendation of PBC's Board of Directors of the Merger and Reorganization Agreement that the shareholders of PBC approve the Merger and the Reorganization Agreement, in each case, after there shall have been a public announcement that any person (other than GBB or any of its subsidiaries), shall have (A) made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a tender offer, as defined herein, or filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an exchange offer, as defined herein, or (C) filed an application (or given a notice), whether in draft or final form, with the Department of Financial Institutions of the State of California or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; (iv) any person (other than GBB or other than in connection with a transaction which GBB has given its prior written consent), shall have filed an application or notice with the Department of Financial Institutions of the State of California or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction, exchange offer or tender offer; (v) PBC shall have willfully breached any covenant or obligation contained in the Reorganization Agreement in anticipation of engaging in a Purchase Event, and following such breach GBB would be entitled to terminate the Reorganization Agreement (whether immediately or after the giving of notice or passage of time or both); or (vi) a public announcement by PBC of the authorization, recommendation or endorsement by PBC of an Acquisition Transaction, exchange offer or tender offer or a public announcement by PBC of an intention to authorize, recommend or announce an Acquisition Transaction, exchange offer or tender offer. If a Purchase Event has occurred, the Option shall continue to be exercisable until its termination in accordance with Section 2(a) hereof. PBC shall notify GBB promptly in writing upon learning of the occurrence of a Purchase Event, it being understood that the giving of such notice by PBC shall not be a condition to the right of GBB to transfer or exercise the Option. As used in this Agreement, "person" shall have the same meaning set forth in the Reorganization Agreement. As used in this paragraph "tender offer" or "exchange offer" shall mean, respectively, the commencement (as such term is defined in Rule 14d-2 promulgated under the Exchange Act) by any person (other than GBB or any subsidiary of GBB) of, or the filing by any person (other than GBB or any subsidiary of GBB) of a registration statement under the Securities Act with respect to, a tender offer or exchange offer, respectively, to purchase shares of PBC Stock such that, upon consummation of such offer, such person would own or control 10 percent or more of the then-outstanding shares of PBC Stock.

    (c) In the event a Purchase Event occurs, GBB may elect to exercise the Option. If GBB wishes to exercise the Option, it shall send to PBC a written notice (the date of which shall be referred to herein as the "Notice Date") which specifies (i) the total number of Option Shares to be purchased, and (ii) a place and date not earlier than two business days nor later than ten business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, however, that if prior notification to or approval of the Department of Financial Institutions of the State of California or any other regulatory agency is required in connection with such purchase, the Holder, as defined below, shall promptly file the required notice or application for approval, shall promptly notify PBC of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  3. Payment and Delivery of Certificates; GBB Representation.

    (a) If GBB elects to exercise the Option, then at the Closing, GBB shall pay to PBC the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by PBC.

    (b) At such Closing, simultaneously with the delivery of the purchase price for the Option Shares as provided in Paragraph (a) hereof, PBC shall deliver to GBB a certificate or certificates, registered in the name of GBB or its designee, representing the number of Option Shares purchased by GBB. Such certificates may be endorsed with any legend required pursuant to any permit or exemption granted by the Department of Financial Institutions of the State of California or any other regulatory agency, as well as the following legend:

      THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A REQUEST THEREFOR.

  Any such legend shall be removed by delivery of a substitute certificate without such legend if GBB shall have delivered to PBC an opinion of counsel, in form and substance satisfactory to PBC, that such legend is not required for purposes of assuring compliance with applicable securities or other law or with this Agreement.

    (c) Except as otherwise provided herein, GBB hereby represents and warrants to PBC that the Option is being, and any Option Shares issued upon exercise of the Option will be, acquired by GBB for its own account and not with a view to any distribution thereof, and GBB will not sell any Option Shares purchased pursuant to exercise of the Option except in compliance with applicable securities and other laws.

  4. Representations. PBC hereby represents and warrants to GBB as follows:

    (a) PBC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PBC. This Agreement has been duly executed and delivered by PBC and constitutes a valid and binding agreement of PBC, enforceable against PBC in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

    (b) The execution and delivery by PBC of this Agreement and the consummation of the transactions herein contemplated do not and will not violate or conflict with PBC's Articles of Incorporation or Bylaws, any statute, regulation, judgment, order, writ, decree or injunction applicable to PBC (other than as may be effected by GBB's ownership of PBC Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of PBC under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which PBC is a party, or by which PBC or any of its properties or assets may be bound or affected.

    (c) PBC has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option a number of shares of Common Stock sufficient to satisfy the exercise of the Option in full, all of which Common Stock, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable (except for assessments that may be ordered by the Commissioner under the authority of Section 662 of the CFC), and shall be delivered free and clear of all claims, liens, encumbrances, security interests and preemptive rights.

  5. Adjustment Upon Changes in Capitalization.

    (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to Common Stock, the type and number of shares or securities subject to the Option and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that GBB shall receive, upon exercise of the Option, the number and class of shares or other securities or property that GBB would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date thereof, as applicable. If any shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5(a)), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued to GBB pursuant hereto, equals 19.9 percent of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option.

    (b) In the event that PBC, shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any person, other than GBB or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than GBB or one of its subsidiaries, to merge into PBC and PBC shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of PBC or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50 percent of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than GBB or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of GBB, of either (x) the Succeeding Corporation (as defined below), (y) any person that controls the Succeeding Corporation, or (z) in the case of a merger described in clause (ii), PBC (in each case, such person being referred to as the "Substitute Option Issuer.")

    (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to GBB. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of the Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

    (e) The following terms have the meanings indicated:

      (i) "Succeeding Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with PBC (if other than PBC), (y) PBC in a merger in which PBC is the continuing or surviving person, and (z) the transferee of all or any substantial part of PBC assets (or the assets of its subsidiaries).

      (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

      (iii) "Assigned Value" shall mean the highest of (x) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than GBB or its subsidiaries) (y) the price per share of Common Stock to be paid by any person (other than GBB or any of its subsidiaries) pursuant to an agreement with PBC, and (z) the highest closing sales price per share of Common Stock as quoted on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by GBB) within the six-month period immediately preceding the agreement referred to in (y); provided, that in the event of a sale of less than all of PBC's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of PBC as determined by a nationally recognized investment banking firm selected by GBB and reasonably acceptable to PBC, divided by the number of shares of Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by GBB and PBC (or if applicable, the Succeeding Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by GBB.

      (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided that if PBC is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by PBC, the person merging into PBC or by any company which controls or is controlled by such merging person, as GBB may elect.

    (f) In no event pursuant to any of foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9 percent of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9 percent of the aggregate of the shares of Substitute Common Stock but for this clause
  (f), the Substitute Option Issuer shall make a cash payment to GBB equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by GBB and the Substitute Option Issuer.

    (g) PBC shall not enter into any transaction described in subsection (b) of this Section 5 unless the Succeeding Corporation and any person that controls the Succeeding Corporation assume in writing all the obligations of PBC hereunder and take all other actions that may be necessary so that the provisions of this Agreement, including but not limited to this Section 5, are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

  6. Purchase of Option Shares and Options by PBC.

    (a) From and after the first date a transaction specified in Section 5(b) herein is consummated (the "Repurchase Event"), and subject to applicable regulatory restrictions, GBB or a holder or former holder of any Options (a "Holder") who has exercised the Options in whole or in part shall have the right to require PBC to purchase some or all of the Option Shares at a purchase price per share (the "Purchase Price") equal to the highest of (i) 100 percent of the Exercise Price, (ii) the highest price paid or agreed to be paid for shares of Common Stock by an Acquiring Person (as defined in Paragraph (b) of this Section) in any tender offer, exchange offer or other transaction or series of related transactions involving the acquisition of 10 percent or more of the outstanding shares of Common Stock during the one-year period immediately preceding the Purchase Date (as defined in Paragraph (d) of this Section) and (iii) in the event of a sale of all or substantially all of PBC's assets, (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of PBC as determined by a recognized investment banking firm jointly selected by such Holder and PBC, each acting in good faith, divided by (y) the number of shares of Common Stock then outstanding, provided, however, that the amount calculated pursuant to clauses (ii) and (iii) of this
  Section 6(a) shall not exceed $1.5 million. In the event that any of the consideration paid or agreed to be paid by an Acquiring Person for any shares of Common Stock or for any of PBC's assets consists in whole or in part of securities, the value of such securities for purposes of determining the Purchase Price shall be determined (i) if there is an existing public trading market therefor, by the average of the last sales prices for such securities on the ten trading days ending three trading days prior to the payment of such consideration (if such consideration has been paid) or prior to the date of determination (if such consideration has not yet been paid) and (ii) if there is no existing public trading market for such securities, by a recognized investment banking firm jointly selected by the Holder and PBC, each acting in good faith. The Holder's right to require PBC to purchase some or all of the Option Shares under this Section shall expire on the day which is one year following the Repurchase Event; provided, that if PBC is prohibited under applicable regulations from purchasing Common Stock as to which a Holder has given notice hereunder, then the Holder's right to require PBC to purchase such shares shall expire on the date which is one year following the date on which PBC no longer is prohibited from purchasing such shares: provided further, that PBC shall use its best efforts to obtain any consent or approval and make any filing required for PBC to consummate as quickly as possible the purchase of the Common Stock contemplated hereunder.

    (b) For purposes of this Agreement, "Acquiring Person" shall mean a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than GBB or a subsidiary of GBB who on or after the date of this Agreement engages in a transaction which gives rise to a Purchase Event.

    (c) Subject to applicable regulatory restrictions, from and after a Repurchase Event or after GBB receives official notice that an approval of the Department of Financial Institutions of the State of California, or any other regulatory authority, required for the exercise of the Option and purchase of the Option Shares will not be issued or granted, a Holder shall have the right to require PBC to purchase some or all of the Options held by such Holder at a price equal to the Purchase Price minus the Exercise Price on the Purchase Date (as defined in Paragraph (d) of this Section) multiplied by the number of shares of Common Stock that may be purchased on the Purchase Date upon the exercise of the Options elected to be purchased, provided, however, that the amount calculated pursuant to this Section 6(c) shall not exceed $1.5 million. Notwithstanding the termination date of the Options, the Holder's right to require PBC to purchase some or all of the Options under this Section shall expire on the day which is one year following the Repurchase Event; provided, that if PBC is prohibited under applicable regulations from purchasing the Options as to which an Holder has given notice hereunder, then the Holder's right to require PBC to purchase such Options shall expire on the day which is one year following the date on which PBC no longer is prohibited from purchasing such Options; provided further, that PBC shall use its best efforts to obtain any consent or approval and make any filing required for PBC to consummate as quickly as possible the purchase of the Options contemplated hereunder.

    (d) A Holder may exercise its right to require PBC to purchase the Common Stock or Options (collectively, "Securities") pursuant to this Section by surrendering for such purpose to PBC, at its principal office or at such other office or agency maintained by PBC for that purpose, within the period specified above, the certificates or other instruments representing the Securities to be purchased accompanied by a written notice stating that it elects to require PBC to purchase all or a specified number of such Securities. Within five business days after the surrender of such certificates or instruments and the receipt of such notice relating thereto, to the extent it is legally permitted to do so, PBC shall deliver or cause to be delivered to the Securities Holder (i) a bank cashier's or certified check payable to the Securities Holder in an amount equal to the applicable purchase price therefor, and (ii) if less than the full number of Securities evidenced by the surrendered instruments are being purchased, a new certificate or instrument, for the number of Securities evidenced by such surrendered certificates or other instruments less the number of Securities purchased. Such purchases shall be deemed to have been made at the close of business on the date (the "Purchase Date") of the receipt of such notice and of such surrender of the certificates or other instruments representing the Securities to be purchased and the rights of the Securities Holder, except for the right to receive the applicable purchase price therefor in accordance herewith, shall cease on the Purchase Date.

  7. Demand Registration Rights. As promptly as practicable upon GBB's request after a Purchase Event, PBC agrees to prepare and file not more than two registration statements, prospectuses or permit or exemption applications ("Registration Event") as appropriate, under federal and any applicable state securities laws, with respect to any proposed sale of any warrants, options or other securities representing any of GBB's rights under this Agreement or proposed dispositions by GBB of any or all of the Option Shares, if such registrations or filings are required by law or regulation, and to use its best efforts to cause any such registration statements or prospectuses to become effective, or to have any permit or exemption granted, as expeditiously as possible and to keep such registration statement, prospectus, permit or exemption effective for a period of not less than 180 days unless, in the written opinion of counsel to PBC, addressed to GBB and satisfactory in form and substance to GBB and its counsel, registration (or filing of a prospectus, or grant of a permit or exemption) is not required for such proposed transactions. All fees, expenses and charges of any kind or nature whatsoever incurred in connection with any registration of, or the preparation of any registration statement, prospectus or permit or exemption application relating to, the Options or the Option Shares pursuant to this Section 7 shall be borne and paid by PBC; provided, however, that in no event shall this Section 7 be construed to require PBC to bear the expense of any change of control notice or similar regulatory filing made by any purchaser or acquiror of Option Shares issued to GBB pursuant to this Agreement. In the event GBB exercises its registration rights under this Section 7, PBC shall provide GBB, its affiliates, each of their respective officers and directors and any underwriters used by GBB, with indemnifications, representations and warranties and shall cause its attorneys and accountants to deliver to GBB and any such underwriters attorneys' opinions and "comfort letters", all of a type customarily provided or delivered in connection with public underwritten offerings of securities. In the event PBC effects a registration of Common Stock for its own account or for any other shareholder of PBC, it shall allow GBB to participate in such registration. Notwithstanding the foregoing, PBC shall have the right to delay (a "Delay Right") a Registration Event for a period of up to thirty (30) days, in the event it receives a request from GBB to effect a Registration Event, if PBC (i) is involved in a material transaction, or (ii) determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide material financing plans of PBC or would require disclosure of information, the premature disclosure of which could materially adversely affect PBC or any transaction under active consideration by PBC. For purposes of this Agreement, the term "material transaction" shall mean a transaction which, if PBC were subject to the reporting requirements under the Exchange Act, would require PBC to file a current report on Form 8-K with the Securities Exchange Commission. PBC shall have the right to exercise two Delay Rights in any eighteen (18) month period.

  8. Listing

  If Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or automated quotation system, PBC, or any successor thereto, upon the request of the holder of the Option, will promptly file an application, if required, to authorize for listing or trading or quotation the shares of Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or automated quotation system and will use its best efforts to obtain approval, if required, of such listing or quotation as soon as possible.

  9. Total Profit

  Notwithstanding any other provision of this Agreement to the contrary, in no event shall GBB purchase under the terms of this Agreement that number of Option Shares which have a Spread Value, as defined below, in excess of $1.5 million. In the event the Spread Value exceeds $1.5 million, the number of Option Shares which GBB is entitled to purchase at the Closing Date shall be reduced to the extent required such that the Spread Value following such reduction is equal to or less than $1.5 million. "Spread Value" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares GBB (x) intends to purchase at a Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing price of PBC Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date, and (ii) the product of (1) the total number of Option Shares GBB (x) intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Option Price of such Option Shares.

  10. Miscellaneous.

    (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    (c) Assignment. At any time after a Purchase Event occurs, GBB may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, by issuing Options or otherwise, to any person or group of persons, subject to applicable law, rule or regulation. In order to effectuate the foregoing, GBB (or any direct or indirect assignee or transferee of GBB) shall be entitled to surrender this Agreement to PBC in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder.

    (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by confirmed facsimile transmission or sent by registered or certified mail or overnight courier, postage prepaid, with return receipt requested, addressed as follows:

  If to GBB:
                     Greater Bay Bancorp
                     2860 West Bayshore Road
                     Palo Alto, California 94303
                     Attention: Steven C. Smith
                     Facsimile Number: (415) 494-9220

  With a copy to:
                     Manatt, Phelps & Phillips, LLP
                     11355 West Olympic Boulevard
                     Los Angeles, California 90064
                     Attention: T. Hale Boggs, Esq.
                     Facsimile Number: (310) 312-4224

  If to PBC:
                     Peninsula Bank of Commerce
                     1001 Broadway
                     Millbrae, California 94030
                     Attention: Mark F. Doiron
                     Facsimile Number: (415) 697-4032

  With a copy to:
                     McCutchen, Doyle, Brown & Enersen, LLP
                     3 Embarcadero Center, #1800
                     San Francisco, California 94111
                     Attention: Thomas G. Reddy, Esq.
                     Facsimile Number: (415) 393-2286

  A party may change its address for notice purposes by written notice to the other party hereto.

    (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    (f) Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or conditions or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

    (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

    (h) Best Efforts. Each of GBB and PBC will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Department of Financial Institutions of the State of California for approval to acquire or issue the shares issuable hereunder.

    (i) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           [The remainder of this page is intentionally left blank.]

  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, as of the day and year first written above.

                                          Greater Bay Bancorp

                                                 /s/ David L. Kalkbrenner
                                          By___________________________________
                                                   David L. Kalkbrenner,
                                               President and Chief Executive
                                                          Officer


                                          Peninsula Bank Of Commerce

                                                    /s/ George R. Corey
                                          By___________________________________
                                                     George R. Corey,
                                                   Chairman of the Board


                                                    /s/ Mark F. Doiron
                                          By___________________________________
                                                      Mark F. Doiron,
                                               President and Chief Executive
                                                          Officer

                                                                     APPENDIX C

                         CALIFORNIA CORPORATIONS CODE

                                  CHAPTER 13
                              DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
              SHAREHOLDER" DEFINED

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph
        (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph
        (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of
Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE--TIME FOR PAYMENT

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with he secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determined, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT--PAYMENT--COSTS

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and the interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price for the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

                                                                      APPENDIX D

                             HOVDE FINANCIAL, INC.
                    INVESTMENT BANKERS & FINANCIAL ADVISORS

                               September 5, 1997

Board of Directors
Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, California 94303

Members of the Board:

  Greater Bay Bancorp ("Greater Bay") has proposed to enter into an Agreement and Plan of Reorganization ("Agreement"), by and among Greater Bay and Peninsula Bank of Commerce ("Peninsula Bank"). Pursuant to the Agreement, shareholders of Peninsula Bank shall be entitled to receive consideration, in the form of Greater Bay stock, as outlined in the Agreement. Greater Bay has requested our opinion as to the fairness to Greater Bay's shareholders, from a financial point of view, of the terms of the transaction.

  Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial banks and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to the Agreement dated July 30, 1997, between Greater Bay and Hovde, Hovde was engaged to assist Greater Bay in evaluating the definitive agreement and rendering a fairness opinion for presentation to Greater Bay's board of directors, and for inclusion in various materials to be presented to the shareholders of Greater Bay.

  As part of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Greater Bay and Peninsula Bank, and material prepared in connection with the transaction, including: (i) the Agreement and Plan of Reorganization; (ii) certain publicly available information concerning Greater Bay and Peninsula Bank; (iii) internal reports and financial projections for each of the companies; (iv) the nature and terms of recent sale and merger transactions involving banks and bank holding companies that we consider relevant; and (v) financial and other confidential information provided to us by the management of Greater Bay.

  Furthermore, we conducted due diligence with respect to Peninsula Bank for the purpose of reviewing the current condition and future prospects of Peninsula Bank. We have also taken into account our assessment of general economic, market and financial conditions, and our experience in other similar transactions, as well as our overall knowledge of the banking industry and our general experience in securities valuations.

  In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Greater Bay and in the discussions with Greater Bay's management.

  As part of our review, we completed a sensitively analysis on the pricing matrix and conversion ratios presented in the Agreement. We also evaluated the impact of potential changes of the price per share of D-1

    1826 Jefferson Place, N.W. . Washington, DC 20036 . Telephone (202) 775-
                        8109 . Facsimile (202) 775-8365
       1629 Colonial Parkway . Inverness, IL 60067 . Telephone (847) 991-
                        6622 . Facsimile (847) 991-5928
 1801 Oakland Boulevard . Suite 250 . Walnut Creek, CA 94596 . Telephone (510)
                      256-4008 . Facsimile (510) 256-4017

Greater Bay's stock, from a low of $30.00 per share to a potential high of $52.00 per share, on the conversion ratios and effective price to shareholders of Peninsula Bank. Based upon our review of these values in comparison to pricing levels offered for community banks with comparable characteristics located in California and the remainder of the United States, we concluded that the expected price to book, price to tangible book price to earnings ratios contemplated in this transaction were reasonable and supportable.

  Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the transaction is fair, from a financial point of view, to the shareholders of Greater Bay Bancorp.

                                Very truly yours,

                                /s/ Hovde Financial, Inc.

                                HOVDE FINANCIAL, INC.

                                                                     APPENDIX E

                                HOEFER & ARNETT
                                 INCORPORATED
                             383 SACRAMENTO STREET
                                  TENTH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                (415) 362-7111

September 19, 1997

Members of the Board of Directors
Peninsula Bank of Commerce
1001 Broadway
Milbrae, CA 94303

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common shares of Peninsula Bank of Commerce ("Peninsula") of the consideration to be paid by Greater Bay Bancorp ("Greater Bay"), in the proposed merger (the "Merger") of Peninsula with and into Greater Bay. Pursuant to the Agreement and Plan of Reorganization (the "Agreement") and subject to the terms and conditions therein, each holder of common shares of Peninsula will receive, in exchange for common shares of Peninsula, the right to receive the number of Greater Bay shares determined by the Conversion Ratio as defined in Section 2.3(a) of the Agreement, which definition includes certain possible adjustments as described in the Agreement.

We have acted for Peninsula and for the Board of Directors as financial advisor in connection with this transaction and will receive a fee for our services. We have not previously provided investment banking or financial services to Greater Bay or Peninsula. We currently are a maker in both Greater Bay and Peninsula common shares.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Peninsula and Greater Bay, including consolidated financial statements for recent years and interim periods to June 30, 1997; (iv) certain other publicly available financial and other information concerning Greater Bay and Peninsula and the trading markets for the publicly traded securities of Greater Bay and Peninsula; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Peninsula or a committee thereof in connection with the Merger. We have held discussions with senior management of Greater Bay and of Peninsula concerning their past and current operations, financial condition and prospects.

We have reviewed with the senior management of Peninsula earnings projections for 1997 for Peninsula as a stand-alone entity, assuming the Merger does not occur and Greater Bay's five year projection through the year 2001 for Greater Bay as a stand-alone entity, assuming the Merger does not occur. We have also reviewed with the senior management of Greater Bay the projected operating cost savings expected by Greater Bay to be achieved in each such year resulting from the Merger with Peninsula. Certain financial projections for the combined companies and for Peninsula and Greater Bay as stand-alone entities were derived by us based partially upon the projections described above, as well as our own assessment of general economic, market and financial conditions.

                                                                HOEFER & ARNETT
                                                                  INCORPORATED

Peninsula Bank of Commerce
September 19, 1997
Page 2

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Greater Bay and Peninsula as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Greater Bay and Peninsula are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Greater Bay or Peninsula, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interests) described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of Peninsula of the consideration to be paid by Greater Bay in the Merger and does not address Peninsula's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Greater Bay and Peninsula, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Greater Bay and for Peninsula; (ii) the assets and liabilities of Greater Bay and Peninsula, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based only upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

                                                                HOEFER & ARNETT
                                                                 INCORPORATED

Peninsula Bank of Commerce
September 19, 1997
Page 3

It is understood that this letter is for the information of the Board of Directors of Greater Bay and may not be relied upon by any other person or used for any other purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of Greater Bay with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the number of Greater Bay shares determined by the Conversion Ratio to be paid by Greater Bay in the Merger is fair, from a financial point of view, to the holders of the common shares of Peninsula.

Very truly yours,

/s/ HOEFER & ARNETT INCORPORATED

HOEFER & ARNETT INCORPORATED

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  GBB's articles of incorporation provide that the liability of the directors of GBB for monetary damages shall be eliminated to the fullest extent permissible under California law and that GBB is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

  Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same can be made in certain circumstances by action of GBB through: (1) a majority vote of a quorum of GBB's Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or
(3) such court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, an agent can be indemnified, even when found liable. Indemnification is mandatory where the agent's defense is successful on the merits. The law allows GBB to make advances of expenses for certain actions upon the receipt of an undertaking that the agent will reimburse the corporation if the agent is found liable.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GBB, pursuant to the foregoing provisions or otherwise, GBB understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GBB of expenses incurred or paid by a director, officer or controlling person of GBB in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GBB will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  Provisions regarding indemnification of officers and directors of GBB are contained in GBB's Bylaws (Exhibit 3.2 to this Registration Statement).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
   2.0   Agreement and Plan of Reorganization by and among Greater Bay Bancorp,
         GBB Acquisition Corp., and Peninsula Bank of Commerce, dated September
         5, 1997, and exhibits thereto.+
   3.1   Articles of Incorporation of Greater Bay Bancorp, as amended.++
   3.2   Bylaws of Greater Bay Bancorp, as amended.++
   4.1   Junior Subordinated Indenture dated as of March 31, 1997 between
         Greater Bay Bancorp and Wilmington Trust Company, as Trustee.++
   4.2   Officers' Certificate and Company Order, dated March 31, 1997.++
   4.3   (Reserved.)
   4.4   Certificate of Trust of GBB Capital I.+++
   4.5   Trust Agreement of GBB Capital I dated as of February 28, 1997.+++
   4.6   Amended and Restated Trust Agreement of GBB Capital I, among Greater
         Bay Bancorp, Wilmington Trust Company and the Administrative Trustees
         named therein dated as of March 31, 1997.++
   4.7   Trust Preferred Certificate of GBB Capital I.++
   4.8   Common Securities Certificate of GBB Capital I.++
   4.9   Guarantee Agreement between Greater Bay Bancorp and Wilmington Trust
         Company, dated as of March 31, 1997.++
   4.10  Agreement as to Expenses and Liabilities, dated as of March 31,
         1997.++
   4.11  Form of Subordinated Debentures; incorporated herein by reference from
         Exhibit 1 of Cupertino National Bancorp's Form 8-K (File No. 0-18015),
         filed with the Commission on October 25, 1995.
   4.12  Supplemental Debenture Agreement of Cupertino National Bancorp dated as of November 22, 1996.+++
   4.13  Supplemental Debenture Agreement dated November 27, 1996 between
         Cupertino National Bancorp and Mid-Peninsula Bancorp.+++
   4.14  Supplemental Debenture Agreement, dated as of March 27, 1997.++
   5.1   Opinion and Consent of Manatt, Phelps & Phillips, LLP.
   8.1   Opinion and Consent of Manatt, Phelps & Phillips, LLP, as to certain federal income tax matters.
  10.0   Stock Option Agreement dated September 5, 1997 between Greater Bay
         Bancorp and Peninsula Bank of Commerce.+
  10.1   David L. Kalkbrenner Employment Agreement, dated March 3, 1992;
         incorporated herein by reference from Exhibit 10.15 to Mid-Peninsula
         Bancorp's Annual Report on Form 10-K for the year ended December 31,
         1994 (File No. 0-25034), filed with the Commission on March 30,
         1995.**
  10.2   Form of Mid-Peninsula Bank Indemnification Agreement for directors and executive officers; incorporated herein by reference from Exhibit
         10.16 to Mid-Peninsula Bancorp's Annual Report on Form 10-K for the
         year ended December 31, 1994 (File No. 0-25034), filed with the
         Commission on March 30, 1995.

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
  10.3   Salary Continuation Agreement entered into with David L. Kalkbrenner dated April 26, 1995; incorporated herein by reference from Exhibit
         10.20 to Mid-Peninsula Bancorp's Annual Report on Form 10-K for the
         year ended December 31, 1995, filed with the Commission on March 29,
         1996.**
  10.4   Salary Continuation Agreement entered into with Murray B. Dey dated
         April 26, 1995; incorporated herein by reference from Exhibit 10.21 to
         Mid-Peninsula Bancorp's Annual Report on Form 10-K for the year ended
         December 31, 1995, filed with the Commission on March 29, 1996.**
  10.5   Greater Bay Bancorp 1996 Stock Option Plan.**
  10.6   Employment Agreement with C. Donald Allen dated July 1, 1990;
         incorporated herein by reference from Exhibit 10.9 to Cupertino
         National Bancorp's Annual Report on Form 10-K for the year ended
         December 31, 1990 (File No. 0-18015), filed with the Commission on
         March 30, 1991.**
  10.7   Salary Continuation Agreement with C. Donald Allen dated August 1,
         1993; incorporated herein by reference from Exhibit 10.10 to Cupertino
         National Bancorp's Annual Report on Form 10-K for the year ended
         December 31, 1993 (File No. 0-18015), filed with the Commission on
         March 25, 1994.**
  10.8   Cupertino National Bancorp 401(k) Profit Sharing Plan; incorporated herein by reference from Exhibit 10.15 to Cupertino National Bancorp's
         Registration Statement on Form S-8 (Registration No. 33-62429), filed with the Commission on September 8, 1995.**
  10.9   Amendment to the Cupertino National Bancorp 401(k) Profit Sharing
         Plan.**+++
  10.10  Amendment Number 2 to the Cupertino National Bancorp 401(k) Profit
         Sharing Plan.**+++
  10.11  Greater Bay Bancorp Employee Stock Purchase Plan; incorporated herein by reference from Greater Bay Bancorp's Proxy Statement for Annual
         Meeting of Shareholders (File No. 000-25034), filed with the
         Commission on May 13, 1996.**
  10.12  Salary Continuation Agreement with David Hood dated July 31, 1995.**+
  10.13  Salary Continuation Agreement with Hall Palmer dated July 31, 1995.**+
  10.14  Salary Continuation Agreement with Steven C. Smith dated July 31,
         1995.**+
  10.15  Form of Indemnification Agreement between Greater Bay Bancorp and with directors and certain executive officers.+++
  21.1   Subsidiaries of the registrant.*
  23.1   Consent of Coopers & Lybrand L.L.P.--GBB
  23.2   Consent of Coopers & Lybrand L.L.P.--PBC
  23.3   Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 above).
  23.4   Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 above).
  99.1   Greater Bay Bancorp Proxy.
  99.2   Peninsula Bank of Commerce Proxy.

--------

   * Previously filed.
  ** Represents executive compensation plans and arrangements of Greater Bay
     Bancorp.
   + Incorporated by reference from Greater Bay Bancorp's current report on
     Form 8-K (File No. 000-25034) dated September 12, 1997.
  ++ Incorporated by reference from Greater Bay Bancorp's current report on
     Form 8-K (File No. 000-25034) dated June 5, 1997.
 +++ Incorporated by reference from Greater Bay Bancorp's Registration
     Statement on Form S-1 (Registration No. 333-22783) dated March 5, 1997.

  (b) Financial Statement Schedules.

  All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Registrant and the related notes.

  (c) Not applicable.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes as follows:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant or plan pursuant to
  Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated herein by reference;

    (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant or plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

    (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALO ALTO, STATE OF CALIFORNIA, ON OCTOBER 22, 1997.

                                          Greater Bay Bancorp

                                          By:   /s/ David L. Kalkbrenner
                                             ----------------------------------
                                                   DAVID L. KALKBRENNER
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON THE 22ND DAY OF OCTOBER, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.


               SIGNATURE                                  TITLE
               ---------                                  -----

      /s/ David L. Kalkbrenner              President and Chief Executive
-------------------------------------        Officer and Director (Principal
        DAVID L. KALKBRENNER                 Executive Officer)

         /s/ Steven C. Smith                Executive Vice President Operating
-------------------------------------        Officer and Chief Financial
           STEVEN C. SMITH                   Officer (Principal Financial and
                                             Accounting Officer)

                                            Director
-------------------------------------
            JOHN M. GATTO

      /s/ James E. Jackson                  Director
-------------------------------------
          JAMES E. JACKSON

         /s/ Rex D. Lindsay                 Director
-------------------------------------
           REX D. LINDSAY

       /s/ Duncan L. Matteson               Director
-------------------------------------
         DUNCAN L. MATTESON

               SIGNATURE                                  TITLE
               ---------                                  -----

         /s/ Glen McLaughlin                Director
-------------------------------------
           GLEN MCLAUGHLIN

         /s/ Dick J. Randall                Director
-------------------------------------
           DICK J. RANDALL

        /s/ Donald H. Seiler                Director
-------------------------------------
          DONALD H. SEILER

        /s/ Warren R. Thoits                Director
-------------------------------------
          WARREN R. THOITS

                                            Director
-------------------------------------
       EDWIN E. VAN BRONKHORST

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
   2.0   Agreement and Plan of Reorganization by and among Greater Bay Bancorp,
         GBB Acquisition Corp., and Peninsula Bank of Commerce, dated September
         5, 1997, and exhibits thereto.+
   3.1   Articles of Incorporation of Greater Bay Bancorp, as amended.++
   3.2   Bylaws of Greater Bay Bancorp, as amended.++
   4.1   Subordinated Indenture dated as of March 31, 1997 between Greater Bay
         Bancorp and Wilmington Trust Company, as Trustee.++
   4.2   Officers' Certificate and Company Order, dated March 31, 1997.++
   4.3   (Reserved.)
   4.4   Certificate of Trust of GBB Capital I.+++
   4.5   Trust Agreement of GBB Capital I dated as of February 28, 1997.+++
   4.6   Amended and Restated Trust Agreement of GBB Capital I, among Greater
         Bay Bancorp, Wilmington Trust Company and the Administrative Trustees
         named therein dated as of March 31, 1997.++
   4.7   Trust Preferred Certificate of GBB Capital I.++
   4.8   Common Securities Certificate of GBB Capital I.++
   4.9   Guarantee Agreement between Greater Bay Bancorp and Wilmington Trust
         Company, dated as of March 31, 1997.++
   4.10  Agreement as to Expenses and Liabilities, dated as of March 31,
         1997.++
   4.11  Form of Subordinated Debentures; incorporated herein by reference from
         Exhibit 1 of Cupertino National Bancorp's Form 8-K (File No. 0-18015),
         filed with the Commission on October 25, 1995.
   4.12  Supplemental Debenture Agreement of Cupertino National Bancorp dated as of November 22, 1996.+++
   4.13  Supplemental Debenture Agreement dated November 27, 1996 between
         Cupertino National Bancorp and Mid-Peninsula Bancorp.+++
   4.14  Supplemental Debenture Agreement, dated as of March 27, 1997.++
   5.1   Opinion and Consent of Manatt, Phelps & Phillips, LLP.
   8.1   Opinion and Consent of Manatt, Phelps & Phillips, LLP, as to certain federal income tax matters.
  10.0   Stock Option Agreement dated September 5, 1997 between Greater Bay
         Bancorp and Peninsula Bank of Commerce.+
  10.1   David L. Kalkbrenner Employment Agreement, dated March 3, 1992;
         incorporated herein by reference from Exhibit 10.15 to Mid-Peninsula
         Bancorp's Annual Report on Form 10-K for the year ended December 31,
         1994 (File No. 0-25034), filed with the Commission on March 30,
         1995.**
  10.2   Form of Mid-Peninsula Bank Indemnification Agreement for directors and executive officers; incorporated herein by reference from Exhibit
         10.16 to Mid-Peninsula Bancorp's Annual Report on Form 10-K for the
         year ended December 31, 1994 (File No. 0-25034), filed with the
         Commission on March 30, 1995.
  10.3   Salary Continuation Agreement entered into with David L. Kalkbrenner dated April 26, 1995; incorporated herein by reference from Exhibit
         10.20 to Mid-Peninsula Bancorp's Annual Report on Form 10-K for the
         year ended December 31, 1995, filed with the Commission on March 29,
         1996.**

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
  10.4   Salary Continuation Agreement entered into with Murray B. Dey dated
         April 26, 1995; incorporated herein by reference from Exhibit 10.21 to
         Mid-Peninsula Bancorp's Annual Report on Form 10-K for the year ended
         December 31, 1995, filed with the Commission on March 29, 1996.**
  10.5   Greater Bay Bancorp 1996 Stock Option Plan.**
  10.6   Employment Agreement with C. Donald Allen dated July 1, 1990;
         incorporated herein by reference from Exhibit 10.9 to Cupertino
         National Bancorp's Annual Report on Form 10-K for the year ended
         December 31, 1990 (File No. 0-18015), filed with the Commission on
         March 30, 1991.**
  10.7   Salary Continuation Agreement with C. Donald Allen dated August 1,
         1993; incorporated herein by reference from Exhibit 10.10 to Cupertino
         National Bancorp's Annual Report on Form 10-K for the year ended
         December 31, 1993 (File No. 0-18015), filed with the Commission on
         March 25, 1994.**
  10.8   Cupertino National Bancorp 401(k) Profit Sharing Plan; incorporated herein by reference from Exhibit 10.15 to Cupertino National Bancorp's
         Registration Statement on Form S-8 (Registration No. 33-62429), filed with the Commission on September 8, 1995.**
  10.9   Amendment to the Cupertino National Bancorp 401(k) Profit Sharing
         Plan.**+++
  10.10  Amendment Number 2 to the Cupertino National Bancorp 401(k) Profit
         Sharing Plan.**+++
  10.11  Greater Bay Bancorp Employee Stock Purchase Plan; incorporated herein by reference from Greater Bay Bancorp's Proxy Statement for Annual
         Meeting of Shareholders (File No. 000-25034), filed with the
         Commission on May 13, 1996.**
  10.12  Salary Continuation Agreement with David Hood dated July 31, 1995.**+
  10.13  Salary Continuation Agreement with Hall Palmer dated July 31, 1995.**+
  10.14  Salary Continuation Agreement with Steven C. Smith dated July 31,
         1995.**+
  10.15  Form of Indemnification Agreement between Greater Bay Bancorp and with directors and certain executive officers.+++
  21.1   Subsidiaries of the registrant.*
  23.1   Consent of Coopers & Lybrand L.L.P.--GBB
  23.2   Consent of Coopers & Lybrand L.L.P.--PBC
  23.3   Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 above).
  23.4   Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 above).
  99.1   Greater Bay Bancorp Proxy.
  99.2   Peninsula Bank of Commerce Proxy.

--------

   * Previously filed.
  ** Represents executive compensation plans and arrangements of Greater Bay
     Bancorp.
   + Incorporated by reference from Greater Bay Bancorp's current report on
     Form 8-K (File No. 000-25034) dated September 12, 1997.
  ++ Incorporated by reference from Greater Bay Bancorp's current report on
     Form 8-K (File No. 000-25034) dated June 5, 1997.
 +++ Incorporated by reference from Greater Bay Bancorp's Registration
     Statement on Form S-1 (Registration No. 333-22783) dated March 5, 1997.